Filed Pursuant to Rule 424(b)(4)
File Number 333-220020

Joint Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On March 29, 2017, Mid Penn Bancorp, Inc., or Mid Penn, Mid Penn Bank, and The Scottdale Bank & Trust Company, or Scottdale, entered into a merger agreement under which Scottdale will merge with and into Mid Penn Bank, with Mid Penn Bank remaining as the surviving entity. Before we complete the merger, the shareholders of Mid Penn and Scottdale must approve and adopt the merger agreement.

Mid Penn shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held at 9:00 a.m., local time, on November 17, 2017 at the Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032. Scottdale shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held at 2:00 p.m., local time, on November 17, 2017 at the Pleasant Valley Country Club, 440 Pleasant Valley Road, Connellsville, Pennsylvania 15425.

If the merger is completed, Scottdale shareholders will have the right to receive for each share of Scottdale common stock they own, at their election, (i) $1,166 in cash or (ii) a ratio of a share (the “Exchange Ratio”) of Mid Penn common stock determined by dividing (y) $1,166 by (z) the 10 trading day per share volume-weighted average price of the Mid Penn common stock on the date that is five business days prior to the closing of the merger (the “Average Price”), provided that in no event may the exchange ratio be less than 38.88 or greater than 44.86, respectively. Scottdale shareholders may also elect to receive a combination of cash and Mid Penn common stock. All such elections are subject to adjustment pursuant to the allocation and proration provisions described in this joint proxy statement/prospectus whereby at least 90% of the shares of Scottdale common stock outstanding as of the effective time of the merger (approximately 45,647 shares) will be exchanged for shares of Mid Penn common stock and up to 10% of the outstanding shares (approximately 5,071 shares) of Scottdale common stock will be exchanged for cash (however, the percentage could be adjusted down to 85% in the event that shareholders perfecting their dissenters’ rights reaches 15% of the outstanding shares of Scottdale common stock), as further described in the attached joint proxy statement/prospectus. Cash will be paid in lieu of any fractional shares. If the merger is completed Mid Penn will issue between 1,774,724 and 2,275,209 shares of common stock and pay up to approximately $5,913,719 in cash in exchange for the outstanding shares of common stock of Scottdale upon consummation of the merger, or an aggregate of approximately $59,137,188 in cash and stock. However, Mid Penn may adjust the merger consideration described above if Scottdale exercises its right to terminate the merger if both (a) average of the daily closing sale prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the later of (1) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (2) the date of the meeting of Scottdale shareholders is less than $19.50, and (b) the decrease in the price of Mid Penn common stock is more than 20% greater than the decrease in the SNL Small Cap Bank & Thrift Index during the same period.

Pursuant to the terms of the merger agreement, at least 90% of the total number of outstanding shares of Scottdale common stock will be converted into Mid Penn common stock, and the remaining outstanding shares of Scottdale common stock will be converted into cash. As a result, if more Scottdale shareholders make valid elections to receive cash than is available as merger consideration under the merger agreement, those Scottdale shareholders electing cash may have such over-subscribed consideration proportionately reduced and substituted with Mid Penn common stock. The material federal income tax consequences of the merger to Scottdale shareholders will depend on whether cash, Mid Penn common stock, or a combination of cash and Mid Penn common stock is received in exchange for shares of Scottdale common stock and are discussed in “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 86.

The common stock of Mid Penn trades on the Nasdaq Global Select Market under the symbol “MPB” and the common stock of Scottdale trades on the OTC Pink Markets under the symbol “SDLJ.” On March 28, 2017, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $27.25 per share. Based upon this price equaling the Average Price with respect to the stock consideration, upon completion of the merger, the exchange ratio would be 42.79. On September 29, 2017, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $29.40 per share, which would result in an exchange ratio of 39.92. If the Average Price of Mid Penn’s common stock is between $25.99 and $29.99 then each share of Scottdale common stock will be entitled to be exchanged for Mid Penn common stock worth $1,166 based on the Average Price. If the Average Price for Mid Penn’s common stock is below $25.99 then each share of Scottdale common stock will be entitled to be exchanged for 44.86 shares of Mid Penn common stock, valued at less than $1,166 based on the Average Price. The market price of both Mid Penn common stock and Scottdale common stock will fluctuate before the completion of the merger, including from the Average Price; therefore, you are urged to obtain current market quotations for Mid Penn common stock and Scottdale common stock.

The Mid Penn board of directors has determined that the merger is advisable and in the best interests of Mid Penn and the Mid Penn board of directors unanimously recommends that the Mid Penn shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The Scottdale board of directors has determined that the merger is advisable and in the best interests of Scottdale and the Scottdale board of directors unanimously recommends that the Scottdale shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 33. You can also obtain information about Mid Penn from documents that it has filed with the Securities and Exchange Commission.

/s/ Rory G. Ritrievi	/s/ Donald F. Kiefer
Rory G. Ritrievi	Donald F. Kiefer
President and Chief Executive Officer	President and Chief Executive Officer
Mid Penn Bancorp, Inc.	The Scottdale Bank & Trust Company

The shares of Mid Penn common stock to be issued to Scottdale shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the Mid Penn common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is October 4, 2017, and it is first being mailed or otherwise delivered to shareholders on or about October 11, 2017.

MID PENN BANCORP, INC.

349 UNION STREET

MILLERSBURG, PENNSYLVANIA 17061

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, NOVEMBER 17, 2017

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mid Penn Bancorp, Inc., or “Mid Penn,” will be held at 9:00 a.m., local time, on November 17, 2017, at the Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032, to consider and vote on:

1. adoption of the Agreement and Plan of Merger, dated March 29, 2017, by and among Mid Penn, Mid Penn Bank, a wholly-owned subsidiary of Mid Penn, and The Scottdale Bank & Trust Company, or “Scottdale,” which provides for, among other things, the merger of Scottdale with and into Mid Penn Bank; and

2. a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed October 3, 2017 as the record date for determining those Mid Penn shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Mid Penn and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director and executive officer of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares of Mid Penn common stock that you own. We cannot complete the merger unless Mid Penn’s shareholders approve the merger agreement.

Even if you plan to attend the special meeting in person, Mid Penn requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Mid Penn common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of Mid Penn common stock will not be counted and will have the same effect as a vote “against” the approval of the merger agreement.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Cindy L. Wetzel

Cindy L. Wetzel

Corporate Secretary

Millersburg, Pennsylvania

October 11, 2017

THE SCOTTDALE BANK & TRUST COMPANY

150 PITTSBURGH STREET

SCOTTDALE, PENNSYLVANIA 15683

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, NOVEMBER 17, 2017

TO THE SHAREHOLDERS OF SCOTTDALE BANK & TRUST COMPANY:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Scottdale Bank & Trust Company, or “Scottdale,” will be held at 2:00 p.m., local time, on November 17, 2017, at the Pleasant Valley Country Club, 440 Pleasant Valley Road, Connellsville, Pennsylvania 15425, to consider and vote on:

1. adoption of the Agreement and Plan of Merger, dated March 29, 2017, by and among Mid Penn Bancorp, Inc., or “Mid Penn,” Mid Penn Bank, a wholly-owned subsidiary of Mid Penn, and Scottdale, which provides for, among other things, the merger of Scottdale with and into Mid Penn Bank;

2. a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed September 29, 2017 as the record date for determining those Scottdale shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Scottdale and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director and executive officer of Scottdale has agreed to vote all shares of Scottdale common stock owned by him in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

Your vote is very important, regardless of the number of shares of Scottdale common stock that you own. We cannot complete the merger unless Scottdale’s shareholders approve the merger agreement.

Even if you plan to attend the special meeting in person, Scottdale requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope prior to the special meeting to ensure that your shares of Scottdale common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Scottdale common stock will not be counted and will have the same effect as a vote “against” the approval of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Robert B. Ferguson

Robert B. Ferguson

Corporate Secretary

Scottdale, Pennsylvania

October 11, 2017

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Mid Penn from other documents that Mid Penn has filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are contained in or incorporated by reference into this joint proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Mid Penn, without charge, by telephone or written request directed to:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

(717) 692-7105

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Scottdale, without charge, by telephone or written request directed to:

The Scottdale Bank & Trust Company

150 Pittsburgh Street

Scottdale, Pennsylvania 15683

Attention: Corporate Secretary

(724) 887-8330

To obtain timely delivery of these documents, you must request the information no later than November 8, 2017 in order to receive them before Mid Penn’s special meeting of shareholders and no later than November 8, 2017 in order to receive them before Scottdale’s special meeting of shareholders.

The joint proxy statement/prospectus is also available on Mid Penn’s website at www.midpennbank.com. The information on Mid Penn’s website is not part of this joint proxy statement/prospectus. References to Mid Penn’s and Scottdale’s websites in this joint proxy statement/prospectus are intended to serve as textual references only.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Mid Penn (File No. 333-220020, constitutes a prospectus of Mid Penn under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Mid Penn, which we refer to as “Mid Penn common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of March 29, 2017, by and among Mid Penn, Mid Penn Bank and Scottdale, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Mid Penn and Scottdale under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meetings, at which each of Mid Penn and Scottdale shareholders will be asked to vote to approve the merger agreement. Mid Penn has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Mid Penn, and Scottdale has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Scottdale.

i

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Mid Penn and Scottdale have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 4, 2017, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Scottdale shareholders nor the issuance by Mid Penn of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholder meetings. They may not include all the information that is important to the shareholders of Mid Penn and Scottdale. Shareholders of Mid Penn and Scottdale should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Mid Penn, Mid Penn Bank and Scottdale have entered into an Agreement and Plan of Merger, dated March 29, 2017, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mid Penn Bank and Scottdale. Under the merger agreement, Scottdale will merge with and into Mid Penn Bank, with Mid Penn Bank remaining as the surviving entity. We refer to this transaction as the “merger.”

Q:	Why am I receiving these materials?

A:	This document constitutes both a joint proxy statement of Mid Penn and Scottdale and a prospectus of Mid Penn. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because Mid Penn will issue shares of its common stock in exchange for shares of Scottdale common stock in the merger.

Mid Penn is sending these materials to its shareholders to help them decide how to vote their shares of Mid Penn common stock with respect to the proposed merger and the other matters to be considered at the Mid Penn special meeting described in “The Mid Penn Special Meeting,” beginning on page 90.

Scottdale is sending these materials to its shareholders to help them decide how to vote their shares of Scottdale common stock with respect to the proposed merger and the other matters to be considered at the Scottdale special meeting described in “The Scottdale Special Meeting,” beginning on page 170.

Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus. The merger cannot be completed unless shareholders of Mid Penn and Scottdale each approve the merger.

Q:	Why is Mid Penn proposing the merger?

A:	The Mid Penn board of directors, in unanimously determining that the merger is in the best interests of Mid Penn and its shareholders, considered a number of key factors that are described under the heading “The Merger—Mid Penn’s Reasons for the Merger,” beginning on page 56.

Q:	Why is Scottdale proposing the merger?

A:	The Scottdale board of directors, in unanimously determining that the merger is in the best interests of Scottdale and its shareholders, considered a number of key factors that are described under the heading “The Merger—Scottdale’s Reasons for the Merger,” beginning on page 43.

Q:	What will Scottdale shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?

A:

Upon completion of the merger, Scottdale shareholders will be entitled to elect to receive, for each share of Scottdale common stock, subject to the election and adjustment procedures described in this joint proxy statement/prospectus, (i) $1,166 in cash or (ii) a ratio of a share (the “exchange ratio”) of Mid Penn common stock determined by dividing (y) $1,166 by (z) the 10 trading day per share volume-weighted average price for Mid Penn common stock ending on the date that is five business days prior to the closing of the merger. At the closing of the merger, up to 10% of the outstanding shares of Scottdale common stock will be converted into the right to receive cash and the remaining outstanding shares of Scottdale common stock will be converted into the right to receive Mid Penn common stock. Because of the number of shares of Mid Penn common stock being issued in the merger, the percentage ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Mid Penn shareholders will not receive any merger consideration and will continue to own their existing shares of Mid Penn common stock after the merger.

Q:	What equity stake will Scottdale shareholders hold in Mid Penn immediately following the merger?

A:	Following completion of the merger, assuming Scottdale shareholders elect to convert 10% of the total outstanding shares of Scottdale common stock into cash and 90% of the total outstanding shares of Scottdale common stock into Mid Penn stock, current Mid Penn shareholders will own in the aggregate 69.9% of the outstanding shares of Mid Penn common stock and Scottdale shareholders will own approximately 30.1% of the outstanding shares of Mid Penn common stock.

Q:	What is the value of the per share merger consideration?

A:	On March 28, 2017, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $27.25 per share. Based on this price equaling the Average Price with respect to the stock consideration, upon completion of the merger, the exchange ratio would be 42.79. On September 29, 2017, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $29.40 per share, which would result in an exchange ratio of 39.92. If the Average Price of Mid Penn’s common stock is between $25.99 and $29.99 then each share of Scottdale common stock will be entitled to be exchanged for Mid Penn common stock worth $1,166 based on the Average Price. If the Average Price for Mid Penn’s common stock is below $25.99 then each share of Scottdale common stock will be entitled to be exchanged for 44.86 shares of Mid Penn common stock, valued at less than $1,166 based on the Average Price. The market price of both Mid Penn common stock and Scottdale common stock will fluctuate before the completion of the merger, including from the Average Price; therefore, you are urged to obtain current market quotations for Mid Penn common stock and Scottdale common stock.

The following table shows (i) hypothetical Average Prices of Mid Penn common stock with respect to the stock consideration, upon completion of the merger, (ii) the corresponding exchange ratio, (iii) the equivalent value of the merger consideration per share of Scottdale common stock, calculated by multiplying the applicable Average Price by an exchange ratio of Mid Penn common stock that Scottdale shareholders would receive in the merger for each share of Scottdale common stock, and (iv) the per share cash consideration.

Historical Average Price of Mid Penn Common Stock	Exchange Ratio	Stock Consideration Equivalent Value	Cash Consideration Per Share Value
$32.00	38.88	$1,244.16	$1,166.00
$31.00	38.88	$1,205.28	$1,166.00
$30.00	38.87	$1,166.00	$1,166.00
$29.00	40.21	$1,166.00	$1,166.00
$28.00	41.64	$1,166.00	$1,166.00
$27.00	43.19	$1,166.00	$1,166.00
$26.00	44.85	$1,166.00	$1,166.00
$25.00	44.86	$1,121.50	$1,166.00
$24.00	44.86	$1,076.64	$1,166.00

The market price of Mid Penn common stock will fluctuate prior to the merger and may be different from the hypothetical Average Price used in the above scenarios for calculating an exchange ratio. You should obtain current stock price quotations for the shares of Mid Penn common stock.

Q:	If I am a Scottdale shareholder, when must I elect the type of merger consideration that I prefer to receive?

A:	If you are a Scottdale shareholder and wish to elect the type of merger consideration you receive in the merger, you should carefully review and follow the instructions set forth in the election form, which is being separately mailed to Scottdale shareholders concurrently with or immediately following the mailing of this joint proxy statement/prospectus. You will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent, ComputerShare, at the address given in the materials. The election deadline will be the date that is no later than five business days prior to the closing date for the merger. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is still possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you may receive. If you hold shares in “street name,” you will have to follow your broker’s instructions to make an election.

Q:	If I am a Scottdale shareholder, am I guaranteed to receive the type of merger consideration that I elect?

A:	No. If Scottdale shareholders elect to convert more than 10% of the total outstanding shares of Scottdale common stock into cash, then the exchange agent will follow the proration procedures outlined under the heading “The Merger Agreement—Consideration to be Received in the Merger” and “The Merger Agreement—Proration Procedures” to ensure that at least 90% of the aggregate merger consideration is paid in shares of Mid Penn common stock and the remaining consideration is paid in cash. We have been advised that Lawrence Keister & Company, which holds 25,804 shares of Scottdale common stock, will elect to convert more than 90% of their holdings of Scottdale common stock into shares of Mid Penn common stock.

Q:	What happens if I am eligible to receive a fraction of a share of Mid Penn common stock as part of the stock merger consideration?

A:	If the aggregate number of shares of Mid Penn common stock that you are entitled to receive as part of the stock merger consideration includes a fraction of a share of Mid Penn common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Stock Election” beginning on page 74 of this joint proxy statement/prospectus.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. Additionally, Mid Penn will appoint Donald F. Kiefer, President and Chief Executive Officer and a director of Scottdale, or a mutually agreed upon qualified replacement candidate, to the board of directors of Mid Penn and Mid Penn Bank effective upon closing of the Merger.

Q:	When do you expect to complete the merger?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84 of this joint proxy statement/prospectus, including receipt of shareholder approvals at the respective special meetings of Mid Penn and Scottdale, and receipt of regulatory approvals, we currently expect to complete the merger by the fourth quarter of 2017. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What are the federal income tax consequences of the merger?

A:

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Mid Penn and Scottdale receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The federal tax consequences of the merger to shareholders of Scottdale will depend primarily on whether they exchange their Scottdale common stock solely for Mid Penn common stock, solely for cash or for a combination of Mid Penn common stock and cash. Scottdale shareholders who exchange their shares solely for Mid Penn common stock should not recognize gain or loss except with respect to the cash they receive in lieu of a fractional share. Scottdale shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Scottdale shareholders who exchange their shares for a combination of Mid Penn common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Scottdale shareholders of electing to receive cash, Mid Penn common stock or a combination of cash and stock will not be ascertainable at the time Scottdale shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Scottdale shareholders. Determining the actual tax consequences of the merger to Scottdale shareholders can be complicated. Scottdale shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 86.

Questions about the Mid Penn Special Meeting

Q:	What am I being asked to vote on at the Mid Penn special meeting?

A:	You are being asked to consider and vote on:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

Q:	How does the Mid Penn board of directors recommend that I vote my shares?

A:	The Mid Penn board of directors recommends that the Mid Penn shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the Mid Penn special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 320,789 shares of Mid Penn common stock, or 7.6% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Mid Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Mid Penn special meeting?

A:	Mid Penn shareholders of record as of the close of business on October 3, 2017, which is referred to as the “Mid Penn record date.”

Q:	How many votes do I have?

A:	Each outstanding share of Mid Penn common stock is entitled to one vote.

Q:	How do I vote my Mid Penn shares?

A:	You may vote your Mid Penn shares by completing and returning the enclosed proxy card, by internet or by voting in person at the Mid Penn special meeting.

Voting by Proxy. You may vote your Mid Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call (888) 497-9677 and then follow the instructions.

Voting in Person. If you attend the Mid Penn special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of a majority of the votes cast at the Mid Penn special meeting, every shareholder’s vote is important.

Q:	If my shares of Mid Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Mid Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Mid Penn special meeting. For determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. Any broker non-votes submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Mid Penn special meeting?

A:	As of the Mid Penn record date, 4,240,754 shares of Mid Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Mid Penn’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Mid Penn special meeting?

A:	The affirmative vote of a majority of the votes cast, in person or by proxy, at the Mid Penn special meeting is required to approve the proposals to approve and adopt the merger agreement and to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the special meeting. Therefore, abstentions and broker non-votes will not affect the outcome of the proposal to approve the merger or the adjournment proposal.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of Mid Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Can I attend the Mid Penn special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Mid Penn common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to Mid Penn’s Corporate Secretary, or (3) attending the special meeting in person and voting by ballot at the special meeting. Mid Penn’s Corporate Secretary’s mailing address is Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Corporate Secretary.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the Mid Penn special meeting?

A:	Mid Penn has engaged [Georgeson LLC] (“Georgeson”) to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay Georgeson approximately $6,500, plus reasonable out-of-pocket expenses, for such services and will also indemnify Georgeson against certain claims, costs, damages, liabilities, and expenses.

Mid Penn will bear the cost of preparing and assembling these proxy materials for the Mid Penn special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and Scottdale. The solicitation of proxies or votes for the Mid Penn special meeting may also be made in person, by telephone, or by electronic communication by Mid Penn’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Mid Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Can additional proposals be presented at the Mid Penn special meeting?

A:	No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and Scottdale?

A:	If you hold shares of both Mid Penn and Scottdale, you will receive two separate packages of proxy materials. A vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting will not constitute a vote as a Scottdale shareholder for the merger proposal or any other proposals to be considered at the Scottdale special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Scottdale, or submit separate proxies as both a Mid Penn shareholder and a Scottdale shareholder as instructed.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Mid Penn shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Mid Penn common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact Georgeson, the proxy solicitor for Mid Penn at (888) 497-9677. You may also contact:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Questions about the Scottdale Special Meeting

Q:	What am I being asked to vote on at the Scottdale special meeting?

A:	You are being asked to consider and vote on:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

2.	adjournment of the Scottdale special meeting, if necessary, to solicit additional proxies.

Q:	How does the Scottdale board of directors recommend that I vote my shares?

A:	The Scottdale board of directors recommends that the Scottdale shareholders vote their shares as follows:

“FOR” adoption of the merger agreement; and

“FOR” an adjournment of the Scottdale special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Scottdale and their affiliates had the right to vote 28,913 shares of Scottdale common stock, or 57% of the outstanding Scottdale common stock entitled to be voted at the Scottdale special meeting. Each of the directors and executive officers of Scottdale has agreed to vote all shares of Scottdale common stock owned by him in favor of adoption of the merger agreement.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Scottdale special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Scottdale special meeting?

A:	Scottdale shareholders of record as of the close of business on September 29, 2017, which is referred to as the “Scottdale record date,” are entitled to notice of, and to vote at, the Scottdale special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Scottdale common stock is entitled to one vote.

Q:	How do I vote my Scottdale shares?

A:	You may vote your Scottdale shares by completing and returning the enclosed proxy card or by voting in person at the Scottdale special meeting.

Voting by Proxy. You may vote your Scottdale shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the Scottdale special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Scottdale special meeting.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of two-thirds of the outstanding shares of Scottdale common stock, every shareholder’s vote is important.

Q:	If my shares of Scottdale common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Scottdale special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Scottdale special meeting. Because the affirmative vote of two-thirds of outstanding Scottdale shares is necessary to approve the merger, any broker non-votes submitted by brokers or nominees in connection with the special meeting will in effect be a vote against the merger.

Q:	What constitutes a quorum for the Scottdale special meeting?

A:	As of the Scottdale record date, 50,718 shares of Scottdale common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Scottdale’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Scottdale special meeting?

A:	The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Scottdale common stock is required to approve the merger agreement. Because the affirmative vote of at least two-thirds of the holders of outstanding shares of Scottdale is required to approve the merger agreement, abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal.

Q:	Do any of Scottdale’s directors or executive officers have interests in the merger that may differ from those of Scottdale shareholders?

A:	Scottdale’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Scottdale shareholders generally. The members of Scottdale’s board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Scottdale shareholders approve the merger agreement. For a description of these interests, refer to the section entitled “Interests of Scottdale’s Directors and Executive Officers in the Merger” beginning on page 72 of this joint proxy statement/prospectus.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under Pennsylvania law, Scottdale shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Scottdale common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “Scottdale Shareholders Have Dissenters’ Rights in the Merger” beginning on page 69.

Q:	Can I attend the Scottdale special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Scottdale common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Scottdale’s Corporate Secretary, or (3) attending the special meeting in person and voting by ballot at the special meeting. The mailing address for Scottdale’s Corporate Secretary is The Scottdale Bank & Trust Company, 150 Pittsburgh Street, Scottdale, Pennsylvania 15683, Attention: Robert B. Ferguson.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the Scottdale special meeting?

A:	Scottdale will bear the cost of preparing and assembling these proxy materials for the Scottdale special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and Scottdale. The solicitation of proxies or votes for the Scottdale special meeting may also be made in person, by telephone, or by electronic communication by Scottdale’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Scottdale may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Can additional proposals be presented at the Scottdale special meeting?

A:	No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and Scottdale?

A:	If you hold shares of both Mid Penn and Scottdale, you will receive two separate packages of proxy materials. A vote as a Scottdale shareholder for the merger proposal or any other proposals to be considered at the Scottdale special meeting will not constitute a vote as a Mid Penn shareholder for the merger proposal or any other proposals to be considered at the Mid Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Scottdale, or submit separate proxies as both a Mid Penn shareholder and a Scottdale shareholder as instructed.

Q:	Should I send in my Scottdale stock certificates now?

A:	No, please do NOT return your stock certificate(s) with your proxy. You will be provided separately an election form and instructions regarding the surrender of your stock certificates. You should then, prior to the election deadline, send your Scottdale stock certificates to the exchange agent, together with your completed and signed election form.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Scottdale shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Scottdale common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact:

The Scottdale Bank & Trust Company

150 Pittsburgh Street

Scottdale, Pennsylvania 15683

Attention: Corporate Secretary

Telephone: (724) 887-8330

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Mid Penn Bancorp, Inc.

Mid Penn is a Pennsylvania business corporation and bank holding company with its headquarters in Millersburg, Pennsylvania. At June 30, 2017, Mid Penn had total consolidated assets of $1.1 billion. Mid Penn is the parent company of Mid Penn Bank, serving the community since 1868, which operates twenty-two retail banking offices across six counties in Pennsylvania. Mid Penn common stock is traded on The Nasdaq Global Select Market under the symbol “MPB.”

The principal executive offices of Mid Penn are located at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 and its telephone number is (717) 692-2133.

The Scottdale Bank and Trust Company

Scottdale is a Pennsylvania bank and trust company with its headquarters in Scottdale, Pennsylvania. At June 30, 2017, Scottdale had total consolidated assets of $259.2 million. Scottdale common stock is traded on the OTC Pink Market under the symbol “SDLJ.”

The principal executive offices of Scottdale are located at 150 Pittsburgh Street, Scottdale, Pennsylvania 15683, and its telephone number is (724) 887-8330.

The Merger and the Merger Agreement (page 73)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Pursuant to the merger agreement, Scottdale will merge with and into Mid Penn Bank with Mid Penn Bank as the surviving corporation.

Mid Penn Will Hold Its Special Meeting on November 17, 2017 (page 90)

The Mid Penn special meeting will be held on November 17, 2017 at 9:00 a.m., local time, at the Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032. At the special meeting, Mid Penn shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Mid Penn common stock at the close of business on October 3, 2017 will be entitled to vote at the special meeting. Each share of Mid Penn common stock is entitled to one vote. As of the Mid Penn record date, there were 4,240,754 shares of Mid Penn common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote, in person or by proxy, of a majority of the votes cast at the special meeting is required to approve the merger agreement and the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies. The presence, in person or by proxy, of a majority of the outstanding shares of Mid Penn common stock is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 320,789 shares of Mid Penn common stock, or 7.6% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Scottdale Will Hold Its Special Meeting on November 17, 2017 (page 170)

The Scottdale special meeting will be held on November 17, 2017 at 2:00 p.m., local time, at the Pleasant Valley Country Club, 440 Pleasant Valley Road, Connellsville, Pennsylvania, 15425. At the special meeting, Scottdale shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Scottdale common stock at the close of business on September 29, 2017 will be entitled to vote at the special meeting. Each share of Scottdale common stock is entitled to one vote. As of the Scottdale record date, there were 50,718 shares of Scottdale common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Scottdale common stock is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast is required to approve the proposal to adjourn the Scottdale special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Scottdale and their affiliates had the right to vote 28,913 shares of Scottdale common stock, or 57% of the outstanding Scottdale common stock entitled to be voted at the special meeting. Each of the directors and the executive officers of Scottdale has agreed to vote all shares of Scottdale common stock owned by him or her in favor of adoption of the merger agreement.

Scottdale Shareholders Will Receive Shares of Mid Penn Common Stock and/or Cash in the Merger Depending on Their Election and Any Proration (page 73).

Upon completion of the merger, each outstanding share of Scottdale common stock outstanding immediately prior to the effective time of the merger, will be converted into the right to receive either (i) $1,166 in cash or (ii) a ratio of a share of Mid Penn common stock determined by dividing (y) $1,166 by (z) the 10 trading day per share volume-weighted average price for Mid Penn common stock ending on the date that is five business days prior to the closing of the merger provided that in no event may the exchange ratio be less than 38.88 or greater than 44.86, respectively, which we refer to as the “stock consideration.” Scottdale shareholders may elect to receive all cash, all stock or cash for some of their shares and stock for the remainder of the shares they own. The total number of shares of Scottdale common stock that will be converted into the cash consideration is up to 10% of the total number of shares of Scottdale stock outstanding immediately prior to the completion of the merger, and the remaining shares of Scottdale common stock will be converted into the stock consideration. As a result, if the aggregate number of shares with respect to which a valid cash election has been made exceeds these limits, shareholders who elected cash consideration that has been oversubscribed will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement.

The value of the cash consideration is fixed at $1,166. On March 28, 2017, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $27.25 per share. Based upon this price equaling the Average Price with respect to the stock consideration, upon completion of the merger, the exchange ratio would be 42.79. On September 29, 2017, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $29.40 per share, which would result in an exchange ratio of 39.92. If the Average Price of Mid Penn’s common stock is between $25.99 and $29.99 then each share of Scottdale common stock will be entitled to be exchanged for Mid Penn common stock worth $1,166 based on the Average Price. If the Average Price for Mid Penn’s common stock is below $25.99 then each share of Scottdale common stock will be entitled to be exchanged for 44.86 shares of Mid Penn common stock, valued at less than $1,166 based on the Average Price. The market price of both Mid Penn common stock and Scottdale common stock will fluctuate before the completion of the merger, including from the Average Price; therefore, you are urged to obtain current market quotations for Mid Penn common stock and Scottdale common stock. The value of the stock consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. The market price of Mid Penn common stock at closing will not be known at the time of the Scottdale special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the Scottdale special meeting or at the time an election is made.

The following table shows (i) hypothetical Average Prices of Mid Penn common stock with respect to the stock consideration, upon completion of the merger, (ii) the corresponding exchange ratio, (iii) the equivalent value of the merger consideration per share of Scottdale common stock, calculated by multiplying the applicable Average Price by an exchange ratio of Mid Penn common stock that Scottdale shareholders would receive in the merger for each share of Scottdale common stock, and (iv) the per share cash consideration.

Historical Average Price of Mid Penn Common Stock	Exchange Ratio	Stock Consideration Equivalent Value	Cash Consideration Per Share Value
$32.00	38.88	$1,244.16	$1,166.00
$31.00	38.88	$1,205.28	$1,166.00
$30.00	38.87	$1,166.00	$1,166.00
$29.00	40.21	$1,166.00	$1,166.00
$28.00	41.64	$1,166.00	$1,166.00
$27.00	43.19	$1,166.00	$1,166.00
$26.00	44.85	$1,166.00	$1,166.00
$25.00	44.86	$1,121.50	$1,166.00
$24.00	44.86	$1,076.64	$1,166.00

The market price of Mid Penn common stock will fluctuate prior to the merger and may be different from the hypothetical Average Price used in the above scenarios for calculating an exchange ratio. You should obtain current stock price quotations for the shares of Mid Penn common stock.

In Order To Make a Valid Election, Scottdale Shareholders Must Properly Complete and Deliver the Election Form that Will Be Sent Separately (page 74)

Scottdale shareholders will receive separately an election form, including transmittal materials, with instructions for making cash and stock elections. Scottdale shareholders must properly complete and deliver to the exchange agent an election form along with their stock certificates (or a properly completed notice of guaranteed delivery). The election form will also include delivery instructions with respect to any shares they may hold in book-entry form. Scottdale shareholders should NOT send their stock certificates with their proxy card.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 86)

The merger is structured to be treated as a reorganization for United States federal income tax purposes. Each of Mid Penn and Scottdale has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. The federal tax consequences of the merger to shareholders of Scottdale will depend primarily on whether they exchange their Scottdale common stock solely for Mid Penn common stock, solely for cash or for a combination of Mid Penn common stock and cash. Scottdale shareholders who exchange their shares solely for Mid Penn common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. Scottdale shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Scottdale shareholders who exchange their shares for a combination of Mid Penn common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Scottdale shareholders of electing to receive cash, Mid Penn common stock or a combination of cash and stock will not be ascertainable at the time Scottdale shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Scottdale shareholders. Determining the actual tax consequences of the merger to Scottdale shareholders can be complicated. Scottdale shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Exceptions to these conclusions or other considerations may apply, some of which are discussed beginning on page 86. Determining the actual tax consequences of the merger to a Scottdale shareholder can be complicated. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page 86. Scottdale shareholders should also consult their own tax advisors for a full understanding of the federal income tax and other tax consequences of the merger as they apply specifically to them.

Accounting Treatment of the Merger (page 86)

The merger will be treated as a “business combination” using the acquisition method of accounting with Mid Penn treated as the acquiror under accounting principles generally accepted in the United States of America, or “US GAAP.”

Market Prices and Share Information (page 203)

Mid Penn common stock is quoted on The Nasdaq Global Select Market under the symbol “MPB.” Scottdale common stock is quoted on the OTC Pink Market under the symbol “SDLJ.”

The following table shows the closing sale prices of Mid Penn common stock and Scottdale common stock as reported on the respective markets on March 28, 2017, the last trading day before announcement of the merger, and on September 29, 2017, the last practicable trading day prior to mailing this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Scottdale common stock on March 28, 2017, and September 29, 2017, calculated by multiplying the closing sale prices of Mid Penn common stock on those dates by an exchange ratio of Mid Penn common stock that Scottdale shareholders would receive in the merger for each share of Scottdale common stock if the closing of the merger would occur on such date.

	Mid Penn Common Stock	Scottdale Common Stock	Exchange Ratio	Equivalent Per Share Value: All Stock Consideration	Equivalent Per Share Value: All Cash Consideration
March 28, 2017	$27.25	$460	40.48	$1,103.08	$1,166
At September 29, 2017	$29.40	$1,170	39.92	$1,173.64	$1,166

The market price of Mid Penn common stock will fluctuate prior to the merger, including from the Average Price. You should obtain current stock price quotations for the shares.

Following completion of the merger, assuming Scottdale shareholders elect to convert 10% of the total outstanding shares of Scottdale common stock into cash and 90% of the total outstanding shares of Scottdale common stock into Mid Penn stock, current Mid Penn shareholders will own in the aggregate 69.9% of the outstanding shares of Mid Penn common stock and Scottdale shareholders will own approximately 30.1% of the outstanding shares of Mid Penn common stock. Scottdale shareholders’ ownership in Mid Penn would be proportionately greater if holders of more than 90% of Scottdale’s shares elected shares of Mid Penn common stock.

Opinion of Scottdale’s Financial Advisor (page 45)

At the March 29, 2017 meeting at which the Scottdale board of directors considered and approved the merger agreement, Scottdale’s financial advisor, Ambassador Financial Group, Inc., or Ambassador, delivered its oral opinion to Scottdale’s board of directors, which was subsequently confirmed in writing, to the effect that, as of March 29, 2017, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Ambassador’s opinion, the merger consideration was fair, from a financial point of view, to Scottdale shareholders.

The full text of Ambassador’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ambassador in rendering its opinion.

Scottdale shareholders should read the opinion and the summary description of Ambassador’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.

Ambassador’s opinion speaks only as of the date of the opinion. The opinion of Ambassador does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Scottdale does not expect that it will request an updated opinion from Ambassador. The opinion was directed to Scottdale’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to Scottdale shareholders. Ambassador’s opinion does not constitute a recommendation to any Scottdale shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Scottdale merger proposal. Ambassador’s opinion does not address the underlying business decision of Scottdale to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Scottdale or the effect of any other transaction in which Scottdale might engage. Ambassador did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Scottdale’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of Scottdale.

For further information, see “The Merger—Opinion of Scottdale’s Financial Advisor.”

Opinion of Mid Penn’s Financial Advisor (page 57)

At the March 29, 2017 meeting at which the Mid Penn board of directors considered and approved the merger agreement, Mid Penn’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler, delivered its oral opinion to Mid Penn’s board of directors, which was subsequently confirmed in writing, to the effect that, as of March 29, 2017, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler’s opinion, the merger consideration was fair, from a financial point of view, to Mid Penn.

The full text of Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion.

Mid Penn shareholders should read the opinion and the summary description of Sandler’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.

Sandler’s opinion speaks only as of the date of the opinion. The opinion of Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Mid Penn does not expect that it will request an updated opinion from Sandler. The opinion was directed to Mid Penn’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to Mid Penn. Sandler’s opinion does not constitute a recommendation to any Mid Penn shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Mid Penn merger proposal. Sandler’s opinion does not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Mid Penn’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of Mid Penn.

For further information, see “The Merger—Opinion of Mid Penn’s Financial Advisor.”

Board of Directors and Executive Officers of Mid Penn after the Merger (page 69)

Following completion of the merger, the then current directors and executive officers of Mid Penn will continue in office. Additionally, Mid Penn will appoint Donald F. Kiefer or a mutually agreed upon qualified replacement candidate to serve on the boards of directors of Mid Penn and Mid Penn Bank.

The Mid Penn Board of Directors Recommends That Mid Penn Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page 92)

The Mid Penn board of directors believes that the merger is in the best interests of Mid Penn and its shareholders and has unanimously approved the merger and the merger agreement. The Mid Penn board of directors recommends that Mid Penn shareholders vote “FOR” approval and adoption of the agreement and plan of merger. The Mid Penn board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

The Scottdale Board of Directors Recommends That Scottdale Shareholders Vote “FOR” Approval and Adoption of the Agreement and Plan of Merger (page 172)

The Scottdale board of directors believes that the merger is in the best interests of Scottdale and its shareholders and has unanimously approved the merger and the merger agreement. The Scottdale board of directors recommends that Scottdale shareholders vote “FOR” approval and adoption of the agreement and plan of merger. The Scottdale board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Scottdale’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of Scottdale Shareholders (page 72)

In addition to their interests as Scottdale shareholders, the directors and certain executive officers of Scottdale have interests in the merger that are different from or in addition to interests of other Scottdale shareholders. For purposes of the relevant Scottdale agreements and plans, the completion of the merger will constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Scottdale shareholder may view it. The financial interests of Scottdale’s directors and executive officers in the merger include the following:

•	the appointment, effective at the closing of the merger, of Donald F. Kiefer or a mutually agreed upon qualified replacement candidate to the board of directors of Mid Penn Mid Penn Bank and the payment of compensation to such individual in accordance with the policies of Mid Penn, which currently consists of the following payments to each of its non-employee directors: an annual retainer of $18,000, a fee of $500 for each board meeting attended, and between $500 and $300 for each committee meeting attended, depending on the committee;

•	the continued indemnification of current directors and executive officers of Scottdale and its subsidiaries pursuant to the terms of the merger agreement;

•	the retention of certain executive officers of Scottdale, and payment of compensation to such executive officers, pursuant to settlement agreements between Mid Penn and each of them that will become effective at the closing of the merger; and

•	certain of Scottdale’s named executive officers will be entitled to severance, change-in-control or other benefits and payments upon the closing of the merger.

Scottdale’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion on page 72 under the caption “The Merger—Interests of Scottdale’s Directors and Executive Officers in the Merger.” For more information concerning the closing conditions of the merger, please see the discussion on page 77 under the caption “The Merger Agreement—Covenants and Agreements.”

Scottdale Shareholders’ Dissenters Rights to Appraisal Rights

Shareholders of Scottdale will have appraisal or dissenters’ rights in connection with the merger. See “Scottdale Shareholders Have Dissenters’ Rights in the Merger” beginning on page 69.

The Rights of Scottdale Shareholders Will Change After the Merger (page 197)

The rights of Scottdale shareholders will change as a result of the merger due to differences in Mid Penn’s and Scottdale’s governing documents. The rights of Scottdale’s shareholders are governed by Scottdale’s articles of incorporation and bylaws. Upon completion of the merger, Scottdale shareholders will be governed under Pennsylvania law and Mid Penn’s articles of incorporation and bylaws. A description of shareholder rights under each of the Mid Penn and Scottdale governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 197.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 84)

Currently, we expect to complete the merger by the fourth quarter of 2017. In addition to the approval of the merger proposal by the requisite vote of Mid Penn and Scottdale shareholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described herein, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this joint proxy statement/prospectus, approval of the listing on the Nasdaq of the Mid Penn common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions and each of Mid Penn’s and Scottdale’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Scottdale nor Mid Penn can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page 81)

Scottdale has agreed that it will not, and Scottdale will cause its subsidiaries and each of their respective officers, directors, employees, representatives, agents, and affiliates not to, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal, or furnish or afford access to information or data to any person;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Scottdale is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit Scottdale from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of shareholder approval if specified conditions are met. Among those conditions is a good faith determination by Scottdale’s board of directors that the acquisition proposal constitutes or that could reasonably be expected to lead to a proposal that is more favorable, from a financial point of view, to Scottdale and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 81.

Termination of the Merger Agreement (page 84)

We may mutually agree to terminate the merger agreement before completing the merger, even after Scottdale or Mid Penn shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of Mid Penn or Scottdale fail to approve the merger at their respective special meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by March 31, 2018, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Mid Penn may terminate the merger agreement if the Scottdale board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the alternative acquisition proposal.

Scottdale may terminate the merger agreement if Scottdale receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal. Scottdale may also terminate the merger agreement within five days of the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Scottdale shareholders (the “Determination Date”), if Scottdale’s board determines that each of the following have occurred:

•	the average of the daily closing sale prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date (the “Determination Date Market Value”) is less than $19.50; and

•	the decrease in the price of Mid Penn common stock is more than 20% greater than the decrease in the SNL Small Cap Bank & Thrift Index during the same period.

However, if Scottdale chooses to exercise this termination right, Mid Penn has the option, within five business days of receipt of notice from Scottdale, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (page 85)

Scottdale will pay Mid Penn a termination fee of $2,365,500 if the merger agreement is terminated:

•	by Mid Penn because Scottdale has received an alternative acquisition proposal, and Scottdale (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the alternative acquisition proposal; or

•	by Scottdale, if Scottdale receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal in accordance with the terms of the merger agreement.

Expense Reimbursement Fee (page 85)

Scottdale will pay Mid Penn an expense reimbursement fee equal to the lesser of (i) the amount of Mid Penn’s actual and documented out-of-pocket expenses incurred in connection with the merger agreement or (ii) $500,000 if the merger is terminated by Mid Penn as a result of the failure of the shareholders of Scottdale to approve the transactions contemplated by the merger agreement and, prior to the Scottdale shareholders’ meeting, any person shall have proposed or publicly announced an acquisition proposal for Scottdale.

Regulatory Approvals Required for the Merger (page 71)

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including from the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “PDB”).

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Mid Penn and Scottdale have agreed to use their reasonable best efforts to obtain all required regulatory approvals. Mid Penn, Scottdale and Lawrence Keister & Company have filed applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Mid Penn after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in the section entitled The Merger—Regulatory Approvals Required for the Merger,” beginning on page 71.

Investigation by Scottdale’s Special Committee (page 71)

Shortly after the parties entered into the merger agreement, an employee and board member at Scottdale presented information to management of Scottdale and Mid Penn regarding a stock trade in the last quarter of 2016 by an individual who was alleged to have access to material inside information. This was relayed to the full Scottdale board of director which then took action by forming a committee, comprised solely of outside directors, which we refer to as the special committee, to investigate the allegations. The special committee was authorized to, and did, retain independent counsel, the Washington D.C. office of Murphy & McGonigle, which we refer to as M&M, to assist in the investigation. M&M had no prior relationship with Scottdale.

The special committee communicated to Scottdale and Mid Penn that two shares, acquired from a retiring Scottdale employee (not the trade that formed the basis of the original investigation), appeared to have been transacted in violation of applicable federal securities laws. As to that trade, the special committee report identified multiple mitigating circumstances including that this transaction was consistent with ordinary course of conduct for stock purchases from retiring employees and the purchaser, on its own volition, immediately after announcement of the merger, remitted additional cash to the seller to increase the amount paid to equal the stock value identified in the merger agreement.

This matter has been reported to the independent auditors of both Scottdale and Mid Penn and has been reported to the SEC by Scottdale. The special committee’s investigation is described in more detail in the section entitled The Merger—Investigation by Scottdale’s Special Committee,” beginning on page 71.

Risk Factors (page 33)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MID PENN

The following table provides historical consolidated summary financial data for Mid Penn. The data for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Mid Penn’s audited financial statements as of or for the periods then ended. The results of operations for the six months ended June 30, 2017 and 2016 are not necessarily indicative of the results of operations for the full year or any other interim period. Mid Penn’s management prepared the unaudited information on the same basis as it prepared Mid Penn’s audited consolidated financial statements. In the opinion of Mid Penn’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Six Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	June 30, 2017	June 30, 2016	2016	2015	2014	2013	2012
INCOME:
Total Interest Income	$21,438	$19,556	$40,212	$36,490	$30,627	$28,983	$30,366
Total Interest Expense	2,853	2,608	5,367	4,607	4,427	5,057	7,125
Net Interest Income	18,585	16,948	34,845	31,883	26,200	23,926	23,241
Provision for Loan and Lease Losses	225	735	1,870	1,065	1,617	1,685	1,036
Noninterest Income	2,798	2,630	5,924	4,113	3,284	3,290	3,683
Noninterest Expense	15,360	13,903	28,818	26,759	20,704	19,391	19,693
Income Before Provision for Income Taxes	5,798	4,940	10,081	8,172	7,163	6,140	6,195
Provision for Income Taxes	1,459	1,113	2,277	1,644	1,462	1,201	1,244
Net Income	4,339	3,827	7,804	6,528	5,701	4,939	4,951
Series A Preferred Stock Dividends and Discount Accretion	—	—	—	—	—	14	514
Series B Preferred Stock Dividends and Redemption Premium	—	—	—	473	350	309	—
Series C Preferred Stock Dividends	—	—	—	17	—	—	—
Net Income Available to Common Shareholders	4,339	3,827	7,804	6,038	5,351	4,616	4,437
COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$1.02	$0.91	$1.85	$1.47	$1.53	$1.32	$1.27
Earnings Per Common Share (Fully Diluted)	1.02	0.91	1.85	1.47	1.53	1.32	1.27
Cash Dividends Declared	0.36	0.34	0.68	0.44	0.45	0.25	0.25
Cash Dividends Paid	0.36	0.34	0.58	0.44	0.45	0.25	0.25
Book Value Per Common Share	17.86	17.61	16.65	16.58	15.48	13.71	13.57
Tangible Book Value Per Common Share(a)	16.82	16.54	15.59	15.49	15.13	13.35	13.19
AVERAGE SHARES OUTSTANDING (BASIC):	4,234,525	4,227,362	4,229,284	4,106,548	3,495,705	3,491,653	3,486,543
AVERAGE SHARES OUTSTANDING (DILUTED):	4,234,525	4,227,362	4,229,284	4,106,548	3,495,705	3,491,653	3,486,543
BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$111,353	$167,342	$133,625	$135,721	$141,634	$122,803	$154,295
Held-to-Maturity Investment Securities, at Amortized Cost	71,096	—	—	—	—	—	—
Loans and Leases, Net of Unearned Interest	862,307	769,153	813,924	736,513	571,533	546,462	484,220
Allowance for Loan and Lease Losses	7,713	6,912	7,183	6,168	6,716	6,317	5,509
Total Assets	1,111,876	1,012,884	1,032,599	931,638	755,657	713,125	705,200
Total Deposits	987,468	893,440	935,373	777,043	637,922	608,130	625,461
Short-term Borrowings	21,468	—	—	31,596	578	23,833	—
Long-term Debt	13,467	30,194	13,581	40,305	52,961	23,145	22,510
Subordinated Debt	7,419	7,409	7,414	7,414	—	—	—
Shareholders’ Equity	75,636	74,474	70,467	70,068	59,130	52,916	52,220

	Six Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	June 30, 2017	June 30, 2016	2016	2015	2014	2013	2012
RATIOS:
Return on Average Assets (annualized)	0.81%	0.82%	0.78%	0.74%	0.78%	0.71%	0.69%
Return on Average Shareholders’ Equity (annualized)	11.95%	10.45%	10.71%	9.16%	9.95%	9.37%	8.78%
Cash Dividend Payout Ratio	35.29%	37.36%	31.43%	29.93%	29.41%	18.94%	19.69%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.89%	0.90%	0.88%	0.83%	1.18%	1.16%	1.14%
Average Shareholders’ Equity to Average Assets	6.77%	7.58%	7.28%	8.06%	7.80%	7.56%	7.98%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SCOTTDALE

The following table provides historical consolidated summary financial data for Scottdale. The data for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Scottdale’s audited financial statements as of or for the periods then ended. The results of operations for the six months ended June 30, 2016 and 2017 are not necessarily indicative of the results of operations for the full year or any other interim period. Scottdale’s management prepared the unaudited information on the same basis as it prepared Scottdale’s audited consolidated financial statements. In the opinion of Scottdale’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Six Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	June 30, 2017	June 30, 2016	2016	2015	2014	2013	2012
INCOME:
Total Interest Income	$3,274	$3,366	$6,739	$6,589	$7,003	$7,438	$7,750
Total Interest Expense	253	258	520	689	862	860	1,188
Net Interest Income	3,021	3,108	6,219	5,900	6,141	6,578	6,562
Provision (Credit) for Loan and Lease Losses	—	—	(200)	—	—	—	—
Noninterest Income	273	190	487	549	631	458	485
Noninterest Expense	2,726	2,710	6,253	5,544	4,956	5,458	4,844
Income Before Provision for Income Taxes	568	588	653	905	1,816	1,578	2,203
Provision (Credit) for Income Taxes	37	(40)	103	29	(46)	94	88
Net Income	531	628	550	876	1,862	1,484	2,115

COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$10.47	$12.38	$10.84	$19.39	$36.71	$29.25	$41.71
Earnings Per Common Share (Fully Diluted)	10.47	12.38	10.84	19.39	36.71	29.25	41.71
Cash Dividends Declared	—	—	30.00	9.00	9.00	8.00	15.00
Cash Dividends Paid	—	—	30.00	9.00	9.00	8.00	15.00
Book Value Per Common Share	911.79	922.45	892.84	902.28	900.25	883.39	839.09
Tangible Book Value Per Common Share	911.79	922.45	892.84	902.28	900.25	883.39	839.09

AVERAGE SHARES OUTSTANDING (BASIC):	50,718	50,718	50,718	50,718	50,718	50,718	50,718
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	50,718	50,718	50,718	50,718	50,718	50,718	50,718

BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$79,309	$73,819	$77,282	$66,859	$55,226	$54,643	$50,221
Held-For-Sale Investment Securities, at Amortized Cost	92,697	101,951	100,558	101,683	115,260	121,291	107,546
Loans and Leases, Net of Unearned Interest	64,320	63,011	63,379	59,210	59,794	61,341	67,000
Allowance for Loan and Lease Losses	542	757	553	756	755	756	754
Total Assets	259,078	261,324	263,476	262,234	259,992	257,892	257,075
Total Deposits	210,899	212,813	215,985	214,390	212,196	212,373	211,668
Short-term Borrowings	—	—	—	—	—	—	—
Long-term Debt	—	—	—	—	—	—	—
Subordinated Debt	—	—	—	—	—	—	—
Shareholders’ Equity	46,244	46,785	45,283	45,762	45,659	44,804	42,557

RATIOS:
Return on Average Assets (annualized)	0.41%	0.48%	0.21%	0.33%	0.72%	0.58%	0.86%
Return on Average Shareholders’ Equity (annualized)	2.32%	2.72%	1.19%	1.88%	4.06%	3.40%	4.96%
Cash Dividend Payout Ratio	0.00%	0.00%	276.75%	46.42%	24.52%	27.35%	35.96%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.84%	1.20%	0.87%	1.28%	1.26%	1.23%	1.13%
Average Shareholders’ Equity to Average Assets	17.46%	17.64%	17.51%	17.78%	17.68%	16.98%	17.25%

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Mid Penn with Scottdale. The following unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Scottdale common stock outstanding immediately prior to the completion of the merger will be 50,718 and utilizes the exchange ratio of 44.86 for 90% of Scottdale’s outstanding shares and cash of $5.9 million for 10% of Scottdale’s outstanding shares, which will result in 2,047,679 shares of Mid Penn common stock being issued in the transaction.

The following unaudited pro forma combined consolidated financial statements as of and for the periods ended June 30, 2017 and December 31, 2016 combine the historical consolidated financial statements of Mid Penn and Scottdale. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on June 30, 2017 with respect to the consolidated balance sheet, and at the beginning of the applicable period, for the six months ended June 30, 2017 and for the year ended December 31, 2016, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT MID PENN WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

Certain reclassifications have been made to Scottdale historical financial information in order to conform to Mid Penn’s presentation of financial information.

The actual value of Mid Penn’s common stock to be recorded as consideration in the merger will be based on the closing price of Mid Penn’s common stock at the time of the merger completion date. The proposed merger is targeted for completion by the fourth quarter of 2017. There can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Mid Penn common stock to be issued in connection with the merger of Scottdale was based on Mid Penn’s closing stock price of $27.25 on March 28, 2017.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Scottdale at their respective fair values and represents the pro forma estimates by Mid Penn based on available fair value information as of the dates of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Mid Penn and Scottdale have included in or incorporated by reference in this joint proxy statement/prospectus as of and for the indicated periods.

Pro Forma Combined Consolidated Balance Sheets as of June 30, 2017

Unaudited (in thousands, except share and per share data)

	Mid Penn	Scottdale	Unadjusted Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$25,246	$10,218	$35,464	$(5,914)	A	$29,550
Interest-bearing balances with other financial institutions	2,813	—	2,813	—		2,813
Federal funds sold	1,120	7,232	8,352	—		8,352

Total cash and cash equivalents	29,179	17,450	46,629	(5,914)		40,715

Interest-bearing time deposits with other financial institutions	—	2,750	2,750	—		2,750
Investment securities available for sale, at fair value	111,353	79,309	190,662	92,951	B	283,613
Investment securities held to maturity, at amortized cost	71,096	92,697	163,793	(92,697)	B	71,096
Loans held for sale	2,369	—	2,369			2,369
Loans and leases, net of unearned interest	862,307	64,320	926,627	(1,286)	C	925,341
Less: Allowance for loan and lease losses	(7,713)	(542)	(8,255)	542	D	(7,713)

Net loans and leases	854,594	63,778	918,372	(744)		917,628

Cash surrender value of life insurance	12,911	—	12,911	—		12,911
Bank premises and equipment, net	11,190	1,254	12,444	150	E	12,594
Restricted investment in bank stocks	3,985	97	4,082	—		4,082
Foreclosed assets held for sale	—	385	385	(289)	F	96
Deferred income taxes	3,396	(134)	3,262	2,326	G	5,588
Goodwill	3,918	—	3,918	11,189	H	15,107
Core deposit and other intangibles, net	486	—	486	696	I	1,182
Accrued interest receivable and other assets	7,399	1,492	8,891	—		8,891

Total Assets	$1,111,876	$259,078	$1,370,954	$7,668		$1,378,622

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$140,837	$45,357	$186,194	$—		$186,194
Interest-bearing demand	339,057	19,197	358,254	—		358,254
Money market	240,107	9,996	250,103	—		250,103
Savings	63,232	130,852	194,084	—		194,084
Time	204,235	5,497	209,732	67	J	209,799

Total Deposits	987,468	210,899	1,198,367	67		1,198,434
Short-term borrowings	21,468	—	21,468	—		21,468
Long-term debt	13,467	—	13,467	—		13,467
Subordinated debt	7,419	—	7,419	—		7,419
Accrued interest payable and other liabilities	6,418	1,935	8,353	622	K	8,975

Total Liabilities	1,036,240	212,834	1,249,074	689		1,249,763
Shareholders’ Equity:
Common stock	4,235	135	4,370	1,913	L	6,283
Treasury stock	—	(1,770)	(1,770)	1,770	L	—
Additional paid-in capital	40,775	1,200	41,975	49,975	L	91,950
Retained earnings	31,637	44,661	76,298	(44,661)	L	31,637
Accumulated other comprehensive income (loss)	(1,011)	2,018	1,007	(2,018)	L	(1,011)

Total Shareholders’ Equity	75,636	46,244	121,880	6,979		128,859

Total Liabilities and Shareholders’ Equity	$1,111,876	$259,078	$1,370,954	$7,668		$1,378,622

Per Share Data:
Common shares outstanding	4,235,237	50,718		1,996,961		6,282,916	A, L
Book value per common share	$17.86	$911.79				$20.51
Tangible book value per common share:
Total equity	$75,636	$46,244				$128,859
Less: goodwill and intangibles	4,404	—				16,289
Total tangible equity	$71,232	$46,244				$112,570
Tangible book value per common share	$16.82	$911.79				$17.92

Pro Forma Combined Consolidated Statements of Income

For the Twelve Months Ended December 31, 2016

Unaudited (in thousands, except per share data)

	Mid Penn	Scottdale	Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$36,402	$3,271	$39,673	$90	C	39,763
Interest on interest-bearing balances	12	62	74	—		74
Interest and dividends on investment securities:						—
U.S. Treasury, government agency, and other taxable securities	1,650	1,391	3,041	—		3,041
State and political subdivision obligations, tax-exempt	2,066	1,973	4,039	—		4,039
Interest on federal funds sold	82	42	124	—		124

Total Interest Income	40,212	6,739	46,951	90		47,041

INTEREST EXPENSE
Interest on deposits	4,514	520	5,034	34	J	5,068
Interest on short-term borrowings	15	—	15	—		15
Interest on long-term and subordinated debt	838	—	838	—		838

Total Interest Expense	5,367	520	5,887	34		5,921

Net Interest Income	34,845	6,219	41,064	56		41,120
(PROVISION) CREDIT FOR LOAN AND LEASE LOSSES	(1,870)	200	1,670	—		(1,670)

Net Interest Income After Provision for Loan and Lease Losses	32,975	6,419	39,394	56		39,450

NONINTEREST INCOME
Income from fiduciary activities	481	9	490	—		490
Service charges on deposits	684	327	1,011	—		1,011
Net gain on sales of investment securities	1,046	84	1,130	—		1,130
Earnings from cash surrender value of life insurance	264	—	264	—		264
Mortgage banking income	922	—	922	—		922
ATM debit card interchange income	844	13	857	—		857
Merchant services income	317	—	317	—		317
Net gain on sales of SBA loans	470	—	470	—		470
Other income	896	54	950	—		950

Total Noninterest Income	5,924	487	6,411	—		6,411

NONINTEREST EXPENSE
Salaries and employee benefits	15,564	3,590	19,154	—		19,154
Occupancy expense, net	2,064	319	2,383	—		2,383
Equipment expense	1,689	98	1,787	—		1,787
Pennsylvania Bank Shares tax expense	648	36	684	—		684
FDIC Assessment	688	117	805	—		805
Legal and professional fees	711	154	865	—		865
Marketing and advertising expense	500	54	554	—		554
Software licensing and data processing	1,380	101	1,481	—		1,481
Telephone expense	548	26	574	—		574
Loss on sale/write-down of foreclosed assets	217	782	999	—		999
Intangible amortization	126	—	126	126	H, I	252
Merger and acquisition expense	—	—	—	1,253	M	1,253
Other expenses	4,683	976	5,659	—		5,659

Total Noninterest Expense	28,818	6,253	35,071	1,379		36,450

INCOME BEFORE PROVISION FOR INCOME TAXES	10,081	653	10,734	(1,323)		9,411
Provision for income taxes	2,277	103	2,380	(450)	N	1,930

NET INCOME	$7,804	$550	$8,354	$(873)		7,481

Weighted average common shares outstanding:
Basic	4,229,284	50,718		1,996,961		6,276,963	A, L
Diluted	4,229,284	50,718		1,996,961		6,276,963
Earnings per common share:
Basic	$1.85	$10.84				$1.19
Diluted	$1.85	$10.84				$1.19

Pro Forma Combined Consolidated Statements of Income

For the Six Months Ended June 30, 2017

Unaudited (in thousands, except per share data)

	Mid Penn	Scottdale	Combined	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Interest & fees on loans and leases	$19,651	$1,645	$21,296	$45	C	21,341
Interest on interest-bearing balances	7	28	35	—		35
Interest and dividends on investment securities:						—
U.S. Treasury, government agency, and other taxable securities	1,126	774	1,911	—		1,911
State and political subdivision obligations, tax-exempt	580	785	1,354	—		1,354
Interest on federal funds sold	74	42	116	—		116

Total Interest Income	21,438	3,274	24,712	45		24,757

INTEREST EXPENSE
Interest on deposits	2,481	253	2,734	17	J	2,751
Interest on short-term borrowings	13	—	13	—		13
Interest on long-term debt	359	—	359	—		359

Total Interest Expense	2,853	253	3,106	17		3,123

Net Interest Income	18,585	3,021	21,606	28		21,634
PROVISION FOR LOAN AND LEASE LOSSES	225	—	225	—		225

Net Interest Income After Provision for Loan and Lease Losses	18,360	3,021	21,381	28		21,409

NONINTEREST INCOME
Income from fiduciary activities	396	2	398	—		398
Service charges on deposits	379	120	499	—		499
Net gain on sales of investment securities	20	86	106	—		106
Earnings from cash surrender value of life insurance	131	—	131	—		131
Mortgage banking income	416	—	416	—		416
ATM debit card interchange income	456	7	463	—		463
Merchant services income	166	—	166	—		166
Net gain on sales of SBA loans	441	—	441	—		441
Other income	393	58	451	—		451

Total Noninterest Income	2,798	273	3,071	—		3,071

NONINTEREST EXPENSE
Salaries and employee benefits	8,389	1,836	10,225	—		10,225
Occupancy expense, net	1,241	166	1,407	—		1,407
Equipment expense	751	46	797	—		797
Pennsylvania Bank Shares tax expense	330	26	356	—		356
FDIC Assessment	388	39	427	—		427
Legal and professional fees	366	64	430	—		430
Marketing and advertising expense	238	25	263	—		263
Software licensing and data processing	699	67	766	—		766
Telephone expense	259	13	272	—		272
Loss on sale/write-down of foreclosed assets	88	—	88	—		88
Intangible amortization	53	—	53	63	H, I	116
Merger and acquisition expense	224	201	425	1,253	M	1,678
Other expenses	2,334	243	2,577	—		2,577

Total Noninterest Expense	15,360	2,726	18,086	1,316		19,402

INCOME BEFORE PROVISION FOR INCOME TAXES	5,798	568	6,366	(1,288)		5,078
Provision for income taxes	1,459	37	1,496	(438)	N	1,058

NET INCOME	$4,339	$531	$4,870	$(850)		4,020

Weighted average common shares outstanding:
Basic	4,234,525	50,718		1,996,961		6,282,916	A, L
Diluted	4,234,525	50,718		1,996,961		6,282,916
Earnings per common share:
Basic	$1.02	$10.47				$0.64
Diluted	$1.02	$10.47				$0.64

Explanatory Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

A.	Under Article 3.1 of the Definitive Merger Agreement, the shareholders of the 50,718 outstanding shares of Scottdale common stock will receive merger consideration valued at $1,166 per share for each share of Scottdale common stock, subject to an aggregate proration of no less than 90% of Mid Penn common stock, and no more than 10% cash. The actual final allocation of the merger consideration to be paid in Mid Penn common stock and cash is subject to the cumulative election of the Scottdale shareholders and the applicability of other relevant provisions of Article 3.1 of the Definitive Merger Agreement.

The unaudited pro forma combined consolidated financial statements assume that the Scottdale shareholders will collectively elect to receive the 10% maximum cash consideration as provided by the Definitive Merger Agreement, with the remaining 90% of acquisition consideration to be paid in MPB common shares, as follows:

Projected Allocation of Acquisition Purchase Price Consideration Between Cash and Mid Penn Common Stock

Total Acquisition Purchase Price Consideration:
Scottdale Common Shares Outstanding		50,718
Acquisition Consideration Value Per Scottdale Common Share	x $	1,166

Total Purchase Price Consideration:			$59,137,188
Projected Cash Consideration—Maximum of 10 Percent of Total Acquisition Consideration per the Definitive Merger Agreement, Article 3.1.(d):			$5,913,719
Projected Acquisition Consideration to be Fulfilled with Issuance of Mid Penn Bancorp, Inc. Common Shares (90% of Total Acquisition Consideration):			$53,223,469	*

*	90% of the acquisition consideration being paid in Mid Penn common stock would equate to the exchange of 45,646 Scottdale common shares for Mid Penn common stock. The maximum exchange rate as defined by the Definitive Merger Agreement Article 3.1.(e) is 44.86 Mid Penn shares for each share of Scottdale common stock (the actual final exchange rate will be dependent upon the price of the Mid Penn stock closer to the actual merger date). The unaudited pro forma consolidated financial information projects the issuance of 2,047,679 Mid Penn common shares (45,646 Scottdale shares multiplied by the 44.86 maximum exchange rate) to fulfill the assumed 90% stock consideration.

B.	The unaudited pro forma combined balance sheet reflects that, at the time of merger, Scottdale’s entire held-to-maturity investment portfolio will be designated as available-for-sale and recorded at fair value versus amortized cost. As of June 30, 2017, the amortized cost of this held-to-maturity portfolio was $92,697,000 and the estimated fair value was $92,951,000, which is consistent with the amortized cost and fair value for the portfolio as reported by Scottdale in its quarterly financial filing to bank regulatory agencies. The estimated fair value of the held-to-maturity securities was determined consistent with the Level II pricing inputs used to value Scottdale’s available-for sale securities, including matrix pricing, which is a method used to value debt securities without relying exclusively on quoted prices for specific securities, but rather, by relying on the securities’ relationship similar benchmark-quoted securities.

C.

The estimated adjustments to Scottdale loans to reflect acquisition fair value include nonaccretable specific credit discounts totaling $383,000 on certain nonaccrual, past-due, and other loans with higher credit risk. Additionally, a combined amount of estimated general credit marks and interest rate marks on the remainder of the loan portfolio were estimated at $903,000 based upon a preliminary evaluation of the general credit risk and interest rate risk profile of the loan portfolio, which includes a high volume of real estate collateralized credits, and over $12 million of outstanding credits as of June 30, 2017, extending beyond fifteen years to maturity. The earnings impact of the accretable general and interest rate adjustments are projected for the unaudited pro forma statement of income to be recognized over approximately 10 years, using an amortization method based upon the expected life of the loans, is projected to increase pre-tax interest income by $90,000 in the first year post-merger.

D.	This unaudited pro forma adjustment reflects the reversal of the Scottdale allowance for loan losses of $542,000 in accordance with the GAAP method of acquisition accounting requiring the recording of acquired loans at fair value.

E.	Scottdale’s five bank properties, including land and buildings as improved, have a net book value (depreciated cost) of just over $1,000,000 as of June 30, 2017. The fair value of the Scottdale real estate will be determined by certified appraisals performed closer to the actual merger date. However, based upon an interim evaluation of the location and condition of the land and facilities, and considering the continued income-generating capability of all the properties, the preliminary estimate of the aggregate fair value of the premises and land for these unaudited pro forma combined consolidated financial statements was established at $1,150,000 resulting in a preliminary value adjustment of $150,000.

F.	The foreclosed assets held for sale of Scottdale as of June 30, 2017, include two real estate properties with a recorded value of $385,000 with no near-term prospects for sale. One property accounts for approximately $360,000 of the total, and this property has been held for over five years. The estimated fair value of the foreclosed real estate will be determined by certified appraisals performed closer to the actual merger date. Given the likelihood for additional holding costs, and expectations that discounts to the carrying value would be probable in order to facilitate the sale of the real estate, an estimated fair value discount of $289,000 will be assumed for the unaudited combined consolidated financial statements.

G.	The unaudited pro forma adjustment to the combined-entity net deferred tax asset includes the following components:

•	Scottdale’s net deferred tax liability position, prior to the merger, includes a $1,878,000 valuation allowance representing a 100% reduction against two deferred tax asset components related to (i) a net operating loss (NOL) carryover of $1,075,000 that will begin to expire in 2030, and (ii) charitable contributions of $803,000 made by Scottdale in prior years that will expire if not used in 2017 and the coming tax years. The valuation allowance was recorded based upon Scottdale management’s uncertainty about Scottdale’s ability, as a standalone company, to generate sufficient federal taxable income to realize these expiring deferred tax benefits. Based upon Mid Penn’s level of reported earnings for the first six months of 2017, and the projected earnings of Mid Penn and Scottdale combined post-merger, Mid Penn believes it is probable that the combined entity will have sufficient federal taxable income to fully realize these deferred tax benefits.

•	Certain acquisition accounting adjustments are projected to have a net deferred tax asset impact of $448,000 using an assumed tax rate of 34%.

H.

For purposes of this unaudited pro forma combined consolidated balance sheet as of June 30, 2017, Goodwill of $11,189,000 is projected to result from the Mid Penn acquisition of Scottdale; however, the eventual amount actually recorded as Goodwill will be determined as part of the final acquisition accounting as of the merger date, and the Goodwill amount may be subject to change based on operations subsequent to June 30, 2017, as additional information becomes available and as additional analyses are performed. The Goodwill will not be amortized, but will be measured annually for impairment or more frequently if circumstances require. The unaudited pro forma combined consolidated statement of income projects no impairment in the first year post merger. The following reflects the unaudited pro forma calculation of

Goodwill based upon the estimated fair value adjustments to the Scottdale assets to be acquired and liabilities to be assumed:

Goodwill Resulting from Merger

(Dollars in Thousands)
Purchase Price Consideration: 50,718 Scottdale Common Shares x $1,166 Merger Consideration Per Share*		$59,137
Net Assets Acquired:
Scottdale Stockholders’ Equity	$46,244
Core Deposit Intangible	696
Adjustments to Scottdale Assets acquired to reflect fair value:
Transfer held-to-maturity investments to available-for-sale	254
Loans—general credit and interest rate marks	(903)
Loans—specific credit marks	(383)
Allowance for loan losses	542
Premises—land and buildings	150
Other real estate owned	(289)
Reversal of deferred tax asset valuation allowance	1,878
Deferred tax impact of fair value adjustments	448
Adjustments to Scottdale Liabilities assumed to reflect fair value:
Time Deposits	(67)
Other Liabilities	(622)

		47,948

Goodwill resulting from merger		$11,189

*	Per the Definitive Merger Agreement, no less than 90% of the consideration shall be paid in Mid Penn common stock and no more than 10% of the consideration shall be paid in cash.

I.	The unaudited consolidated combined consolidated balance sheet projects a core deposit intangible asset (premium) of $696,000 reflecting the long-term stability and low decay rate of Scottdale’s high volume of core deposits. The unaudited combined consolidated statement of income projects the core deposit intangible to be amortized over a ten-year period using a sum of the year’s digits basis, resulting in $126,000 of intangible amortization in the first year post merger.

J.	The unaudited pro forma combined consolidated financial statements reflect an adjustment of $67,000 to reflect the fair value adjustment for time deposit liabilities based on current interest rates for similar-maturing certificates of deposit as of June 30, 2017 (based upon national rates per the FDIC). The adjustment will be recognized using an amortization method based upon the estimated two-year average maturity of the Scottdale time deposits.

K.	The unaudited consolidated combined consolidated balance sheet include adjustments for liabilities assumed relating to (i) contingent liabilities for contractual commitments of $522,000 related to termination provisions of Scottdale’s core processing, internet banking, and debit card processing service agreements; and (ii) establishment of a $100,000 reserve for potential liabilities assumed by Mid Penn for historical Scottdale activities that occurred prior to the merger date but were not covered through third-party insurance policies (Scottdale was self-insured for errors, omissions, directors and officers insurance coverage, and had no related potential liability/claim reserves accrued).

L.

The unaudited pro form adjustments to the common stock and additional paid-in-capital accounts, and to the number of common shares outstanding, reflect the impact of projected acquisition consideration of

$53,223,000 to be paid in Mid Penn common stock (through the issuance of 2,047,679 $1.00 par value common shares), as the unaudited pro forma combined consolidated financial information assumes that the Scottdale shareholders will collectively elect to receive the 10% maximum cash consideration (as provided by the Definitive Merger Agreement), with the remaining 90% of consideration to be distributed in MPB common shares. As further discussed in note (1) above, the 90% of the acquisition consideration being paid in Mid Penn common stock would equate to the exchange of 45,646 Scottdale common shares for Mid Penn common stock. The maximum exchange rate as defined by the Definitive Merger Agreement Article 3.1.(e) is 44.86 Mid Penn shares for each share of Scottdale common stock (the actual final exchange rate will be dependent upon the price of the Mid Penn stock closer to the actual merger date). Therefore, the unaudited pro forma consolidated financial information projects the issuance of 2,047,679 Mid Penn common shares (45,646 Scottdale shares multiplied by the 44.86 maximum exchange rate) to fulfill the assumed 90% stock consideration. The adjustments to retained earnings, treasury stock, and accumulated other comprehensive income reflect the elimination of the respective balances in the Scottdale equity accounts.

M.	The unaudited consolidated combined statement of income reflects accruals for $1,253,000 of merger-related expenses relating to (i) $453,000 of projected severance and retention bonus benefits to be accrued for and paid to certain Scottdale employees expected to be displaced as of, or shortly after, the effective date of the merger; (ii) $510,000 for Scottdale’s investment banking fees not yet paid and contingent upon the successful closing of the merger; (iii) $175,000 for Mid Penn’s investment banking fees not yet paid and contingent upon the successful closing of the merger; and (iv) $115,000 for Mid Penn’s core processing, storage and imaging, internet banking, and debit card processing service amendments related to the expansion of existing systems and service agreement for the merger-related conversion and integration of Scottdale customer and account data.

N.	The unaudited pro forma income tax expense adjustment assumes a tax rate of 34% related to merger-related expense and fair value adjustments on pre-tax amounts in the unaudited pro forma combined consolidated statement of income.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Mid Penn and Scottdale per share data giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the date or at the beginning of the period indicated.

Mid Penn anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma combined information, while helpful in illustrating the financial characteristics of Mid Penn following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma combined information also does not necessarily reflect what the historical results of Mid Penn would have been had our companies been combined during this period.

This data should be read together with Mid Penn’s and Scottdale’s historical financial statements and notes thereto, included elsewhere in or incorporated by reference in this document. Please see “Selected Consolidated Historical Financial Data of Mid Penn” beginning on page 21, “Selected Consolidated Historical Financial Data of Scottdale” beginning on page 23 and “Where You Can Find More Information” beginning on page i. The per share data is not necessarily indicative of the operating results that Mid Penn would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

	As of and for the Year Ended December 31, 2016	As of and for the Six Months Ended June 30, 2017
	(In dollars)
Comparative Per Share Data:
Basic and diluted net income (loss) per common share:
Mid Penn historical	$1.85	$1.02
Scottdale historical	10.84	10.47
Pro forma combined[1,2]	1.19	0.64
Equivalent pro forma for one share of Scottdale common stock[3]	53.38	28.71

Book value per common share:
Mid Penn historical	$16.65	$17.86
Scottdale historical	892.84	911.79
Pro forma combined[1,2]	18.43	20.51
Equivalent pro forma for one share of Scottdale common stock[3]	826.89	920.09

Tangible book value per common share:
Mid Penn historical	$15.59	$16.82
Scottdale historical	892.84	911.79
Pro forma combined[1,2]	17.72	17.92
Equivalent pro forma for one share of Scottdale common stock[3]	794.85	803.89

Cash dividends declared per share:
Mid Penn historical	$0.68	$0.36
Scottdale historical	30.00	—
Pro forma combined[1,2]	0.70	0.24
Equivalent pro forma for one share of Scottdale common stock[3]	31.43	10.89

(1)	The pro forma combined basic earnings and diluted earnings of Mid Penn’s common stock is based on the pro forma combined net income per common share for Mid Penn and Scottdale divided by the pro forma common shares or diluted common shares of the combined entity, assuming 90% of the outstanding shares of Scottdale common stock are exchanged for Mid Penn common stock at an exchange ratio of 44.86 shares of Mid Penn common stock for each share of Scottdale common stock in accordance with the merger agreement. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.
(2)	The pro forma combined book value of Mid Penn’s common stock is based on pro forma combined common shareholders’ equity of Mid Penn and Scottdale divided by total pro forma common shares of the combined entities, assuming 90% of the outstanding shares of Scottdale common stock are exchanged for Mid Penn common stock at an exchange ratio of 44.86 shares of Mid Penn common stock for each share of Scottdale common stock in accordance with the merger agreement. The unaudited pro forma combined consolidated information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 44.86, assuming 90% of the outstanding shares of Scottdale common stock are exchanged for Mid Penn common stock at an exchange ratio of 44.86 shares of Mid Penn common stock for each share of Scottdale common stock in accordance with the merger agreement.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information we have incorporated by reference and the risk factors identified by Mid Penn with respect to its operations included in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q. See “Incorporation of Certain Documents by Reference.” In addition, you should consider the following risk factors.

Because the market price of Mid Penn shares of common stock will fluctuate, Scottdale shareholders cannot be sure of the value of the merger consideration they may receive.

Upon completion of the merger, each share of Scottdale common stock will be converted into the right to receive merger consideration consisting of shares of Mid Penn common stock and/or cash pursuant to the terms of the merger agreement, subject to the requirement that at least 90% of the outstanding shares of Scottdale common stock be exchanged for shares of Mid Penn common stock. The sale prices for shares of Mid Penn common stock may vary from the sale prices of Mid Penn common stock on the date we announced the merger, on the date this joint proxy statement/prospectus was mailed to Scottdale shareholders and on the date of the special meeting of the Scottdale shareholders and from the Average Price. Any change in the market price of Mid Penn shares of common stock prior to closing the merger may affect the value of the merger consideration that Scottdale shareholders will receive upon completion of the merger. Scottdale is not permitted to resolicit the vote of Scottdale shareholders solely because of changes in the market price of Mid Penn shares of common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Mid Penn common stock.

Scottdale shareholders may receive a form of consideration different from what they elect.

The consideration to be received by Scottdale shareholders in the merger is subject to the requirement that at least 90% of the shares of Scottdale common stock is exchanged for Mid Penn common stock and up to 10% is exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Mid Penn common stock.

Mid Penn may be unable to successfully integrate Scottdale’s operations and retain Scottdale’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Scottdale who are expected to be retained by Mid Penn. Mid Penn may not be successful in retaining these employees for the time period necessary to successfully integrate Scottdale’s operations with those of Mid Penn. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Mid Penn following the merger.

Additionally, Mid Penn may not be able to successfully achieve the level of cost savings and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of Scottdale to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on Mid Penn’s business, results of operation and stock price.

Scottdale shareholders who make elections may be unable to sell their shares in the market pending the completion of the merger.

Scottdale shareholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that shareholders turn in their Scottdale stock certificates. This means that during the time between when the election is made and the date the merger is completed, Scottdale shareholders will be unable to sell their Scottdale common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Scottdale shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The market price of Mid Penn shares of common stock after the merger may be affected by factors different from those currently affecting the shares of Scottdale.

The businesses of Mid Penn and Scottdale differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Mid Penn. For a discussion of the businesses of Mid Penn and Scottdale, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” on page 205.

Scottdale shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

Scottdale’s shareholders currently have the right to vote in the election of the board of directors of Scottdale and on certain other matters affecting Scottdale. When the merger occurs, each Scottdale shareholder that receives shares of Mid Penn common stock will become a shareholder of Mid Penn with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of Scottdale. Following completion of the merger, assuming Scottdale shareholders elect to convert 10% of the total outstanding shares of Scottdale common stock into cash and 90% of the total outstanding shares of Scottdale common stock into Mid Penn stock, current Mid Penn shareholders will own in the aggregate 69.9% of the outstanding shares of Mid Penn common stock and Scottdale shareholders will own approximately 30.1% of the outstanding shares of Mid Penn common stock. If the Scottdale shareholders elect to convert greater than 90% of their shares into stock, their percentage ownership would be proportionately higher, so that if 100% of the Scottdale shares were converted into stock the Scottdale shareholders would own approximately 32.3% of the outstanding shares of Mid Penn common stock.

Because of this, Scottdale’s shareholders will have less influence on the management and policies of Mid Penn than they now have on the management and policies of Scottdale.

Disclosures made to the U.S. Securities and Exchange Commission and other regulatory agencies may result in additional inquiry or proceedings, reputational damage and other negative consequences which could adversely affect the financial condition and future operating results of Mid Penn and Scottdale.

Shortly after the parties entered into the merger agreement, an employee and board member at Scottdale presented information to management of Scottdale and Mid Penn regarding a stock trade in the last quarter of 2016 by an individual who was alleged to have access to material inside information. This was relayed to the full Scottdale board of director which then took action by forming the special committee to investigate the allegations. The special committee was authorized to, and did, retain independent counsel, M&M, to assist in the investigation. M&M had no prior relationship with Scottdale.

During the course of the investigation, M&M reviewed written materials and records, electronic communications and conducted interviews with Scottdale employees, officers and directors. M&M also reviewed two trades in addition to the one described above. M&M then presented its findings to the special committee and worked with the special committee in preparing its report to the full Scottdale board of directors. Of the trades that were reviewed, the special committee communicated to Scottdale and Mid Penn that two shares, acquired from a retiring Scottdale employee (not the trade that formed the basis of the original investigation), appeared to have been transacted in violation of applicable federal securities laws. As to that trade, the special committee report identified multiple mitigating circumstances including that this transaction was consistent with ordinary course of conduct for stock purchases from retiring employees and the purchaser, on its own volition, immediately after announcement of the merger, remitted additional cash to the seller to increase the amount paid to equal the stock value identified in the merger agreement.

This matter has been provided to the independent auditors of both Scottdale and Mid Penn and has been reported to the SEC by Scottdale.

The SEC or any federal bank regulatory agencies may conduct their own inquiry into the matters investigated by the special committee and reported by Scottdale. An investigation by the SEC or any federal bank regulatory agencies could lead to the institution of civil or administrative proceedings against Scottdale or, as successor by merger, Mid Penn as well as against individuals currently or previously associated with Scottdale. Any such proceedings or threatened proceedings might result in the imposition of monetary fines or other sanctions against the named parties. Resulting sanctions could include remedial measures that might prove costly or disruptive to the business of Scottdale and Mid Penn. The pendency of any investigation by the SEC or any federal bank regulatory agencies and any resulting litigation or sanctions could harm our reputation, leading to a loss of existing and potential customers, or other developments which could adversely affect the financial condition and future operating results of Scottdale and Mid Penn. In addition, management time and resources will be diverted to address the investigation and any related litigation, and Scottdale and Mid Penn may incur significant legal and other expenses in defense of the investigation and any related litigation.

Future issuances of Mid Penn equity securities could dilute shareholder ownership and voting interest.

Mid Penn’s articles of incorporation authorize the issuance of up to 10 million shares of common stock, which is the maximum number of shares Mid Penn may have issued and outstanding at any one time. Mid Penn’s ability to issue additional shares is reduced by the number of shares that are currently outstanding and already reserved for future issuances. Any future issuance of equity securities by Mid Penn may result in dilution in the percentage ownership and voting interest of Mid Penn shareholders. Also, any securities Mid Penn sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Mid Penn shareholders.

The merger agreement limits Scottdale’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Scottdale’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Scottdale. In addition, a termination fee is payable by Scottdale under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Scottdale from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Scottdale than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.

Scottdale shareholders have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on Mid Penn.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, the FDIC and the PDB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Mid Penn following the merger, any of which might have an adverse effect on Mid Penn following the merger. In addition, neither Mid Penn nor Scottdale is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restriction that either of the boards of directors of Mid Penn or Scottdale reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of Mid Penn, Mid Penn Bank, or Scottdale or would materially impair the value of Scottdale to Mid Penn or of Mid Penn or Mid Penn Bank to Scottdale.

Scottdale’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Scottdale shareholders.

Scottdale’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Scottdale shareholders. For example, Donald F. Kiefer, or a mutually agreed upon qualified replacement candidate, will serve on the board of directors of Mid Penn and Mid Penn Bank after the merger and will receive compensation for his services as a director. In addition, certain officers or employees have entered into settlement agreements pursuant to which they will receive certain payments at the effective time of the merger. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of Scottdale’s Directors and Executive Officers in the Merger” on page 72.

The shares of Mid Penn common stock to be received by Scottdale shareholders as a result of the merger will have different rights from the shares of Scottdale common stock.

Upon completion of the merger, Scottdale shareholders who receive the stock consideration will become Mid Penn shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Mid Penn. The rights associated with Scottdale common stock are governed by the articles of incorporation and bylaws of Scottdale and are different from the rights associated with Mid Penn common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 197 for a discussion of the different rights associated with Mid Penn common stock.

Termination of the merger agreement could negatively affect Scottdale.

If the merger agreement is terminated, there may be various consequences, including the fact that Scottdale’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and Scottdale’s board of directors seeks another merger or business combination, Scottdale shareholders cannot be certain that Scottdale will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Mid Penn has agreed to provide in the merger.

If the merger agreement is terminated and a different business combination is pursued, Scottdale may be required to pay a termination fee of $2,365,500 to Mid Penn under certain circumstances. See “The Merger Agreement—Termination Fee” beginning on page 85.

The fairness opinions obtained by Scottdale and Mid Penn from their respective financial advisors will not reflect changes in circumstances subsequent to the date that such opinions were rendered.

Scottdale has obtained a fairness opinion dated as of March 29, 2017, from its financial advisor, Ambassador. Mid Penn has obtained a fairness opinion dated as of March 29, 2017, from its financial advisor, Sandler. Neither Scottdale nor Mid Penn has obtained, and neither will obtain, an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisor. Changes in the operations and prospects of Mid Penn or Scottdale, general market and economic conditions and other factors that may be beyond the control of Mid Penn and Scottdale may alter the value of Mid Penn or Scottdale or the price of shares of Mid Penn common stock or Scottdale common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Scottdale received from Ambassador, please see “The Merger—Opinion of Scottdale’s Financial Advisor” beginning on page 45 of this joint proxy statement/prospectus. For a description of the opinion that Mid Penn received from Sandler, please see “The Merger—Opinion of Mid Penn’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by Mid Penn and Scottdale shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Mid Penn common stock to be issued to Scottdale shareholders for listing on the Nasdaq Global Select Market, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 84 for a more complete discussion of the circumstances under which the merger agreement could be terminated. The conditions to closing of the merger may not be fulfilled and the merger may not be completed.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Mid Penn and Scottdale. However, to realize these anticipated benefits and cost savings, which include increased Mid Penn lending limits and access to stable core deposits, we must successfully combine the businesses of Mid Penn and Scottdale. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

Mid Penn and Scottdale have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Mid Penn or Scottdale during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Mid Penn’s greater variety of financial products, and from increased lending out of Mid Penn’s substantially larger capital base, to Scottdale’s existing customers and to new customers in Scottdale’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Mid Penn’s products to Scottdale’s customer base could cause the earnings of the combined company to be less than anticipated.

Failure to complete the merger could negatively affect the market price of Mid Penn’s and Scottdale’s common stock.

If the merger is not completed for any reason, Mid Penn and Scottdale will be subject to a number of material risks, including the following:

•	the market price of Scottdale common stock may decline to the extent that the current market prices of its common stock already reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

Unanticipated costs relating to the merger could reduce Mid Penn’s future earnings per share.

Mid Penn and Scottdale believe that they have reasonably estimated the likely incremental costs of the combined operations of Mid Penn and Scottdale following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of Scottdale’s loan portfolio, could have a material adverse effect on the results of operations and financial condition of Mid Penn following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Mid Penn’s earnings per share.

Scottdale will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Scottdale and consequently on Mid Penn. These uncertainties may impair Scottdale’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Scottdale to seek to change existing business relationships with Scottdale. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Mid Penn. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mid Penn, Mid Penn’s business following the merger could be harmed. In addition, the merger agreement restricts Scottdale from taking certain actions until the merger occurs without the consent of Mid Penn. These restrictions may prevent Scottdale from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 77 of this joint proxy statement/prospectus for a description of the restrictive covenants to which Scottdale is subject under the merger agreement.

If the merger is not completed, Scottdale and Mid Penn will have incurred substantial expenses without realizing the expected benefits of the merger.

Scottdale and Mid Penn have both incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of Mid Penn’s and Scottdale’s shareholders. Scottdale and Mid Penn cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on the financial condition and results of operations on a stand-alone basis for both Scottdale and Mid Penn.

The federal income tax consequences of the merger for Scottdale stockholders will be dependent upon the merger consideration received.

The federal income tax consequences of the merger to you will depend upon the merger consideration you receive. In general, if you exchange your shares of Scottdale common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Scottdale common stock. If you receive solely Mid Penn common stock in exchange for your Scottdale common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Mid Penn common stock. If you receive a combination of cash and Mid Penn common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see, “Material United States Federal Income Tax Consequences of the Merger” on page 86.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Neither Scottdale nor Mid Penn is currently able to predict the outcome of any suit arising out of or relating to the proposed transaction that may be filed in the future. If any letters or complaints are filed, absent allegations that are material, Scottdale and Mid Penn will not necessarily announce such additional filings.

Scottdale and Mid Penn could be subject to additional demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of the demand or any subsequent litigation, neither Scottdale nor Mid Penn believes that the resolution of such demands or any subsequent litigation will have a material adverse effect on its respective financial position, results of operations or cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Mid Penn, Scottdale and the potential combined company and may include statements for periods following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Mid Penn or Scottdale to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page 33 under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC and bank regulatory agencies made by Mid Penn and Scottdale;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in Mid Penn’s or Scottdale’s loan losses or in the level of nonperforming loans;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania;

•	a continued or unexpected decline in real estate values within Mid Penn’s and Scottdale’s market areas;

•	unanticipated reduction in Mid Penn’s or Scottdale’s respective deposit bases or funding sources;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate risk policies of the FRB;

•	legislative and regulatory actions could subject Mid Penn to additional regulatory oversight which may result in increased compliance costs and/or require Mid Penn to change its business model;

•	the integration of Scottdale’s business and operations with those of Mid Penn may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Scottdale’s or Mid Penn’s existing businesses; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mid Penn or Scottdale or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Mid Penn and Scottdale undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

The Scottdale board has periodically reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Pennsylvania in particular. The Scottdale board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as Scottdale. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. The most concerning of these factors has been the significant regulatory burden for smaller community banks.

Beginning in April 2016, Donald F. Kiefer, Scottdale’s President and Chief Executive Officer, Lawrence J. Kiefer, Scottdale’s Treasurer, and Lynn Kiefer Andras, Scottdale’s head of human resources, had discussions with representatives of multiple investment banking firms about the process of reviewing strategic alternatives. Messrs. D. Kiefer and L. Kiefer and Ms. Andras are siblings and collectively, directly and indirectly, control a majority of the shares of Scottdale’s common stock. Mr. D. Kiefer and Ms. Andras also serve as members of the Scottdale board of directors. The strategic alternatives considered included, among other things, continuing on-going operations as an independent institution, obtaining additional financing, acquiring other depository institutions and entering into a merger or acquisition transaction with a similarly sized or larger institution.

Between June 3, 2016 and November 14, 2016, Messrs. D. Kiefer and L. Kiefer and Ms. Andras held a number of conversations and meetings with representatives of Ambassador, an investment banking firm, to discuss Scottdale’s markets, customers and strategic plans. On October 17, 2016, Scottdale engaged Ambassador to serve as its financial advisor. On November 15, 2016, Scottdale’s board of directors met to discuss the banking environment and the strategic alternatives discussed above, including the universe of potential acquirors. Representatives of Ambassador and Scottdale’s outside counsel, Tucker Arensberg, were present. The Scottdale board of directors instructed Ambassador to contact potential buyers and to commence a process to determine interest in a potential combination with Scottdale.

Between November 17, 2016 and December 22, 2016, Ambassador contacted twenty-four potential acquirors, with seventeen of them entering into nondisclosure agreements with Scottdale. Simultaneously, between November 29, 2016 and December 7, 2016, representatives of Ambassador and Scottdale’s management had in-person visits with ten potential acquirors, including Mid Penn’s management on December 5, 2016. Between December 7, 2016 and December 22, 2016, representatives of Ambassador had conference calls or made inquires with the other seven potential acquirors who had entered into nondisclosure agreements.

Scottdale also had meetings with four potential acquirors that requested in-person meetings. On December 14, 2016, Messrs. D. Kiefer and L. Kiefer and Ms. Andras met with Rory G. Ritrievi, Mid Penn’s President and Chief Executive Officer, Michael D. Peduzzi, Mid Penn’s Executive Vice President and Chief Financial Officer, and Justin T. Webb, Mid Penn’s Executive Vice President and Chief Risk Officer, to discuss a potential business combination. Discussions centered around business models, culture and philosophies and potential deal structures and preliminary pricing. Messrs. D. Kiefer and L. Kiefer and Ms. Andras had similar meetings with representatives of Bank C on December 14, 2016, representatives of Bank D on December 16, 2016 and representatives of Bank B on December 19, 2016.

On December 30, 2016, representatives of Sandler, an investment banking firm, sent Mid Penn’s management its first analysis of a potential combination between Mid Penn and Scottdale.

On January 4, 2017, Ambassador circulated bid instructions pursuant to which interested parties could send non-binding letters of intent. On January 12, 2017, Mid Penn’s management discussed the terms of a potential letter of intent with representatives of Sandler. On January 16, 2017, the executive committee of the Mid Penn board of directors met to review the potential opportunity to combine with Scottdale and the terms of the letter of intent. Mid Penn’s management and representatives of Sandler were present. The executive committee of the Mid Penn board of directors instructed its management to submit a letter of intent valuing Scottdale between $54 million and $61 million. On January 17, 2017, Mid Penn submitted its initial letter of intent.

On January 24, 2017, the Scottdale board of directors met with management and representatives of Ambassador to review the five letters of intent received. Following a review and extensive discussion, the Scottdale board of directors instructed management to continue discussions with Mid Penn and Bank B. Bank B and Mid Penn were asked to submit revised non-binding letters of intent. Representatives of Ambassador notified the other three participants that they were no longer in the process.

On February 9, 2017 and February 10, 2017, Bank B conducted due diligence on Scottdale. On February 15, 2017, Mid Penn’s management conducted due diligence on Scottdale at an off-site location.

On February 22, 2017, the Mid Penn board of directors met with its management and representatives of Sandler to review a potential acquisition of Scottdale, including the terms of a revised letter of intent.

On February 23, 2017, Scottdale’s management and representatives of Ambassador visited Bank B to meet with its management to discuss a potential transaction. Messrs. D. Kiefer and L. Kiefer and Ms. Andras and their brother, Bruce Kiefer, who is a Scottdale shareholder and sibling of Messrs. D. Kiefer and L. Kiefer and Ms. Andras, and a representative of Ambassador visited Mid Penn on February 27, 2017 to meet with its management and some members of the Mid Penn board of directors to discuss a potential transaction.

On February 28, 2017, Mid Penn and Bank B submitted revised letters of intent. On March 3, 2017, the Scottdale board of directors met with management and representatives of Ambassador to review the both revised letters of intent. Following a review and extensive discussion, the Scottdale board of directors instructed management to continue discussions with Mid Penn. Representatives of Ambassador notified Bank B that it was no longer in the process. On March 10, 2017, Scottdale and Mid Penn entered into an exclusivity agreement.

On March 13, 2017, Mid Penn’s legal counsel, Stevens & Lee, circulated an initial draft of the merger agreement to Scottdale. From the initial delivery of a draft of the merger agreement on March 13, 2017 through March 29, 2017, Stevens & Lee, as counsel to Mid Penn, and Tucker Arensberg, as counsel to Scottdale, exchanged multiple drafts of the merger agreement. Throughout the course of negotiations, Stevens & Lee and Tucker Arensberg each had several conversations with management of their respective clients regarding the developments and progress of the negotiations and received input from management regarding the issues emerging from such negotiations.

On March 17, 2017, Scottdale’s management conducted on-site reverse due diligence on Mid Penn. Representatives of Ambassador were present.

On March 22, 2017, the Mid Penn board of directors met with management to review the status of the transaction, including the present terms of the merger and the merger agreement. Representatives of Sandler and Stevens & Lee were present.

On March 29, 2017, the Scottdale board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Scottdale and Mid Penn and their respective advisors. The Scottdale board received a presentation regarding the results of due diligence conducted on Mid Penn from Scottdale’s management. At the meeting, Ambassador reviewed with Scottdale’s board of directors the financial aspects of the proposed merger and rendered to the board an oral opinion (which was confirmed by a written opinion, dated March 29, 2017) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Ambassador as set forth in its written opinion, the merger consideration to be received by the holders of Scottdale common stock in the merger was fair to such holders from a financial point of view. After careful and deliberate consideration of the presentations as well as the interests of Scottdale’s shareholders, customers, employees and communities served by Scottdale, Scottdale’s board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Scottdale, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the board’s fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Scottdale’s shareholders.

Also on March 29, 2017, the Mid Penn board of directors held a special meeting to review the final draft of the merger agreement. Stevens & Lee reviewed the provisions of the merger agreement in detail with the board of directors. Sandler reviewed its financial analyses of the merger and delivered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the merger consideration in the merger was fair, from a financial point of view, to Mid Penn. After careful consideration of these presentations and further discussion, the Mid Penn board of directors unanimously approved the merger agreement and agreed to recommend that Mid Penn’s shareholders adopt and approve the merger agreement and the merger.

After the market closed on March 29, 2017, the parties exchanged signature pages for the merger agreement and voting agreements, and Scottdale and Mid Penn issued a joint press release announcing the execution of the merger agreement.

Scottdale’s Reasons for the Merger

In reaching its conclusion to approve the merger and the merger agreement and recommend that Scottdale’s shareholders vote FOR adoption of the merger agreement, Scottdale’s board of directors, at its meeting held on March 29, 2017, considered the merger agreement and determined it to be fair to, advisable and in the best interests of Scottdale, its shareholders and its other constituencies. Scottdale’s board of directors unanimously voted in favor of the merger agreement and the transactions it contemplates. In evaluating the merger, Scottdale’s board of directors consulted with management, as well as Scottdale’s legal and financial advisors, and considered a number of factors, including:

•	a review of Scottdale’s current business, operations, earnings, financial condition and prospects and of Mid Penn’s current business, operations, earnings, financial condition and prospects, taking into account its familiarity with Mid Penn, its management and the results of Scottdale’s due diligence review of Mid Penn;

•	knowledge of the current environment in the financial services industry, including economic conditions, the continuing consolidation, increasing operating costs resulting from federal and state regulatory initiatives and compliance mandates, increasing competition from larger regional institutions and current financial market conditions and the likely effects of these factors on Scottdale’s potential growth, productivity and strategic options;

•	the terms and conditions of the merger, including both the amount and nature of the consideration proposed to be paid in connection with the merger and Scottdale’s board’s assessment of the likelihood that the merger would be completed in a timely manner;

•	the fact that Scottdale shareholders will receive a significant premium;

•	the fact that Scottdale would continue to operate as a separate banking division of Mid Penn Bank for at least 3 years following completion of the merger;

•	the financial presentation of Ambassador, including its opinion, dated March 29, 2017, as more fully described below under the caption “Opinion of Scottdale’s Financial Advisor;”

•	the fact that Scottdale’s stock is not very liquid and that Mid Penn’s stock trades on The Nasdaq Global Select Market which provides greater liquidity;

•	the fact that the merger consideration, in the form of shares of Mid Penn common stock, will be tax-free to Scottdale shareholders;

•	the current Mid Penn cash dividend rate;

•	expansion of the Mid Penn and Mid Penn Bank boards or directors to include Donald F. Kiefer or a mutually agreed upon qualified replacement candidate;

•	the fact that the merger is not expected to result in significant employment loss for current Scottdale employees;

•	the fact that no Scottdale branch closings are anticipated;

•	the opportunity to offer Scottdale’s customers additional products and services, especially those related to loans and technology;

•	the increased ability to cope with cybersecurity demands;

•	the potential cost saving opportunities; and

•	the positive anticipated impact of the merger on Scottdale’s employees and the surrounding community.

Scottdale’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following factors:

•	the risk that potential benefits of the merger, including possible synergies, might not be realized;

•	the possibility that the consummation of the merger may be delayed, or not occur;

•	the incurrence of substantial expenses related to the merger, including transaction expenses and integration costs;

•	the time commitment of management to effectuate the merger; and

•	the other potential risks described under the heading “Risk Factors” in this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the board of directors of Scottdale is not intended to be exhaustive, but includes the material factors considered by the board of directors of Scottdale. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Scottdale did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of Scottdale considered all these factors as a whole, including discussions with, and questioning of Scottdale’s management and Scottdale’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Scottdale shareholders should be aware that Scottdale’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Scottdale shareholders. The board of directors of Scottdale was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Merger Proposal be approved by the shareholders of Scottdale. See “—Scottdale’s Directors and Executive Officers Have Financial Interests in the Merger.”

This summary of the reasoning of the Board of Directors of Scottdale and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Recommendation of Scottdale’s Board of Directors

Scottdale’s board of directors believes that the terms of the transaction are in the best interests of Scottdale and its shareholders and has unanimously approved the merger agreement. Accordingly, Scottdale’s board of directors unanimously recommends that Scottdale’s shareholders vote “FOR” adoption of the merger agreement and “FOR” an adjournment of the Scottdale special meeting, if necessary, to solicit additional proxies.

Opinion of Scottdale’s Financial Advisor

Scottdale retained Ambassador to act as Scottdale’s financial advisor in connection with the possible business combination of Scottdale with another party. Ambassador is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ambassador is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

On March 29, 2017, Ambassador delivered its opinion to Scottdale’s board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Scottdale common stock in the merger was fair to such holders from a financial point of view. Ambassador’s opinion was approved by Ambassador’s Fairness Opinion Committee. Ambassador has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of Ambassador’s written opinion to Scottdale, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of Scottdale common stock are encouraged to read the opinion carefully in its entirety. The following summary of Ambassador’s opinion is qualified in its entirety by reference to the full text of such opinion.

Ambassador’s opinion to Scottdale’s board of directors was rendered for the benefit of Scottdale’s board (in its capacity as such) in connection with its evaluation of the merger. Ambassador’s opinion is not intended and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Ambassador’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Scottdale might engage or the merits of the underlying decision by Scottdale to engage in the merger.

No limitations were imposed by Scottdale on the scope of Ambassador’s investigation or on the procedures followed by Ambassador in rendering its opinion.

In rendering the opinion, Ambassador:

•	Reviewed the merger agreement dated March 29, 2017;

•	Reviewed Scottdale’s audited financial statements as of or for the fiscal years ended December 31, 2015 and December 31, 2014;

•	Reviewed Mid Penn’s Form 10-K for the fiscal years ended December 31, 2016 and December 31, 2015, including the financial statements contained therein;

•	Reviewed Scottdale’s and Mid Penn Bank’s respective quarterly call reports for December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016;

•	Reviewed other publicly available information regarding Scottdale and Mid Penn;

•	Reviewed certain non-public information provided to Ambassador by or on behalf of Scottdale and Mid Penn, regarding Scottdale and Mid Penn (including financial projections and forecasts for Scottdale and Mid Penn provided to Ambassador by the respective managements of Scottdale and Mid Penn) and projected cost savings anticipated by the management of Mid Penn to be realized from the merger;

•	Reviewed recently reported stock prices and trading activity of Mid Penn common stock and Scottdale common stock;

•	Discussed the past and current operations, financial condition and future prospects of Scottdale and Mid Penn with senior executives of Scottdale and Mid Penn, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that Ambassador selected as relevant to Ambassador’s analysis of Scottdale and Mid Penn;

•	Reviewed and analyzed certain publicly available financial data of transactions that Ambassador selected as relevant to its analysis of Scottdale;

•	Considered Mid Penn’s financial and capital position and certain potential pro forma financial effects of the merger on Mid Penn;

•	Considered the results of the process conducted by or on behalf of Scottdale, with Ambassador’s assistance, to solicit indications of interest from third parties with respect to a possible sale of Scottdale;

•	Conducted other analyses and reviewed other information Ambassador considered necessary or appropriate; and

•	Incorporated Ambassador’s assessment of the overall economic environment and market conditions, as well as Ambassador’s experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering Ambassador’s opinion, Ambassador also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to Ambassador by or on behalf of Scottdale and Mid Penn and publicly available information used in Ambassador’s analyses. Ambassador did not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials provided to Ambassador and publicly available information or for the independent verification thereof. With respect to the financial projections and forecasts for Scottdale and Mid Penn reviewed by Ambassador and other non-public information related to projected cost savings referred to above, Ambassador assumed, with Scottdale’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Scottdale and Mid Penn, as the case may be, as to the future financial performance of Scottdale and Mid Penn and such cost savings and that the financial results reflected in such projections and forecasts as well as such cost savings would be realized in the amounts and at the times projected. Ambassador assumed no responsibility for and expressed no view as to any of the foregoing financial projections and forecasts, other non-public information reviewed by Ambassador or the assumptions on which they were based.

Ambassador is not an expert in the evaluation of deposit accounts or loans, mortgages or similar portfolios or allowances for losses with respect thereto and Ambassador was not requested to, and Ambassador did not, conduct a review of individual credit files or loans, mortgages or similar portfolios. Ambassador assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Ambassador assumed that each of Scottdale and Mid Penn had, and the pro forma combined company would have, appropriate reserves to cover any such losses. Ambassador did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Scottdale, Mid Penn or any other party, and Ambassador was not furnished with any such valuation or appraisal.

Ambassador’s opinion was based on conditions as they existed and the information Ambassador received, as of the date of Ambassador’s opinion. Ambassador does not have any obligation to update, revise or reaffirm its opinion. Ambassador expressed no opinion as to the actual value of Mid Penn common stock when issued in the merger or the prices at which Scottdale common stock or Mid Penn common stock might trade at any time.

In rendering its opinion, Ambassador assumed, with Scottdale’s consent, that the merger and related transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Ambassador also assumed, with Scottdale’s consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Scottdale, Mid Penn or the merger (including the contemplated benefits thereof). Ambassador also assumed, with Scottdale’s consent, that the final merger agreement would not differ from the draft reviewed by Ambassador in any respect material to Ambassador’s analyses or opinion. Ambassador further assumed, with Scottdale’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Ambassador expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Ambassador’s opinion) of the merger or any related transaction. Ambassador expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the merger, or any class of such persons, relative to the merger consideration or otherwise.

In performing its analyses, Ambassador made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Ambassador, Scottdale and Mid Penn. Any estimates contained in the analyses performed by Ambassador are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Ambassador’s opinion was among several factors taken into consideration by the Scottdale’s board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Scottdale board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Scottdale and Mid Penn and the decision to enter into the merger agreement was solely that of Scottdale’s board.

Selected Implied Transaction Ratios for the Merger

Based on Scottdale’s financial information as of December 31, 2016, for the twelve months ended December 31, 2016 or for the three months ended December 31, 2016 (annualized) or the closing price of Scottdale common stock on March 27, 2017, Ambassador calculated the following transaction ratios using an implied per share value of the merger consideration of $1,166, or an implied transaction value of approximately $59.1 million:

Transaction value / tangible book value	130%
Transaction value / last twelve months earnings	107.6	x
Transaction value / last three months earnings annualized	28.1	x
Core deposit premium[1]	6.4%
Market premium to average closing price[2]	153.5%

(1)	Calculated as follows: (implied transaction value—tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

(2)	Calculated as follows: (implied per share value of the merger consideration – average closing price) / average closing price; where the average closing price is defined as the 20 trading day average closing price as of March 27, 2017.

The following is a summary of the material financial analysis presented by Ambassador to Scottdale’s board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ambassador did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ambassador believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in Ambassador’s analyses for comparative purposes is identical to Scottdale, Mid Penn or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Comparable Institutions Analysis of Scottdale

Ambassador performed a comparable institutions analysis by comparing the financial and stock performance of Scottdale with those of the following nine selected publicly traded institutions that were headquartered in Pennsylvania, Ohio or West Virginia, were not mutual institutions or merger or acquisition targets and had assets between $200 million and $500 million, average one-year daily trading volume greater than 200, nonperforming assets to assets ratios less than 2%, and returns on equity less than 7%:

Description of Comparable Institutions

Institution	Assets[3] In Millions	City, State	Ticker	Exchange
Central Federal Corporation	$436	Worthington, OH	CFBK	NASDAQ
Commercial National Financial Corporation	366	Latrobe, PA	CNAF	OTCQX
Consumers Bancorp, Inc.	441	Minerva, OH	CBKM	OTC Pink
First West Virginia Bancorp, Inc.	335	Wheeling, WV	FWVB	OTCQX
MNB Corporation	373	Bangor, PA	MNBC	OTC Pink
Northumberland Bancorp	498	Northumberland, PA	NUBC	OTC Pink
Potomac Bancshares, Inc.	383	Charles Town, WV	PTBS	OTC Pink
Wayne Savings Bancshares, Inc.	455	Wooster, OH	WAYN	NASDAQ
WVS Financial Corp.	340	Pittsburgh, PA	WVFC	NASDAQ

(3)	Financial data as of December 31, 2016, or if unavailable, September 30, 2016.

Source: S&P Global Market Intelligence.

Ambassador compared the financial performance of Scottdale and the selected institutions as indicated in the following table:

Financial Performance of Scottdale and Comparable Institutions4

	Assets In Millions	Loans / Deposits	Tangible Equity/ Tang. Assets	Tangible Comm. Eq./ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity[5]
High	$498	100%	15.00%	15.00%	1.88%	1.09%	6.62%
75th Percentile	448	91	9.82	9.83	.99	.58	5.96
Median	383	68	9.42	9.42	.79	.49	5.46
25th Percentile	353	59	8.66	8.29	.24	.44	4.33
Low	335	35	7.93	6.40	.07	.40	3.95
Scottdale	$263	29%	17.28%	17.28%	.31%	.21%	1.23%

(4)	Financial data is as of December 31, 2016, or the twelve months ended December 31, 2016, or if unavailable, September 30 2016, or the twelve months ended September 30, 2016.
(5)	Commercial National Financial Corporation’s earnings were adjusted to remove impact of large one-time securities gains realized in the first half of 2016.

Source: S&P Global Market Intelligence.

Ambassador then compared the stock performance of Scottdale and the selected institutions as indicated in the following table:

Stock Performance of Scottdale and Comparable Institutions6

	Stock Price/					Dividend Yield	Shares Traded Daily
	Earnings per Share			Tang. Book	Assets
	LTM	MRQ		Per Share	Per Share
High	42.8X	59.6	X	128%	16.2%	5.01%	36,565
75th Percentile	22.4	45.6		121	11.1	3.38	1,948
Median	20.2	17.8		112	9.7	2.36	1,448
25th Percentile	16.0	15.4		90	8.2	1.80	489
Low	14.7	13.1		82	7.2	0.00	283
Scottdale	42.4X	11.1	X	51%	8.9%	1.96%[7]	1

(6)	Financial data as of December 31, 2016, or for the applicable period ended December 31, 2016, or if unavailable, September 30, 2016, or the applicable period ended September 30, 2016. Market data is as of March 27, 2017.
(7)	Assumes a normalized dividend per share for Scottdale per guidance from Scottdale.

Source: S&P Global Market Intelligence.

Ambassador also reviewed the historical stock price performance of Scottdale relative to the selected institutions and selected stock indices, as indicated in the following tables:

Scottdale Historical Stock Performance

Relative to Comparable Institutions and Selected Indices

One-Year Stock Performance
Date	Scottdale (SDLJ)	Comparable Institutions	S&P 500	NASDAQ Bank Index
March 27, 2017	104%	113%	115%	136%
March 24, 2016[8]	100	100	100	100

Three-Year Stock Performance
Date	Scottdale (SDLJ)	Comparable Institutions	S&P 500	NASDAQ Bank Index
March 27, 2017	101%	106%	127%	138%
March 27, 2014	100	100	100	100

(8)	March 27, 2016 was a Sunday. Most recent trade date prior to the 27th was used instead.

Discounted Dividend Analysis of Scottdale with Cost Savings

Ambassador performed a discounted divided analysis including cost savings to estimate a range for the implied equity value of Scottdale common stock to an acquirer. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 90% and 110% estimated tangible book value at the end of seven years. Ambassador used financial projections and forecasts for Scottdale provided to Ambassador by the management of Scottdale and projected cost savings anticipated by the management of Mid Penn to be realized from the merger. This analysis indicated an implied present value reference range of Scottdale common stock of $441 per share to $675 per share, which are 11.1X and 17.0X, respectively, of Scottdale’s 2016 adjusted earnings per share9 and 49% and 75%, respectively, of Scottdale’s tangible book value as of December 31, 2016.

Comparable Transactions Analysis of Scottdale

Ambassador performed a comparable transaction analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the merger:

•	Publicly available acquisition metrics of 415 selected transactions in the United States that were announced from January 1, 2014 through March 27, 2017 with announced deal values in excess of $10 million, excluding mergers of equals (“Nationwide M&A Pricing”).

•	Publicly available acquisition metrics of 13 selected transactions in which the selling bank was based in Pennsylvania that were announced from January 1, 2012 through March 27, 2017 with seller assets between $100 million to $400 million (“Pennsylvania Transactions”).

•	Publicly available acquisition metrics of 9 selected transactions in the United States that were announced from January 1, 2012 through March 27, 2017 with announced deal values in excess of $10 million, seller’s tangible equity to tangible assets over 12.0% and seller’s loans to assets under 40.0% (“Nationwide Comparable Transactions”).

(9)	Adjusted to exclude a one-time loss on sale of bank owned property and a one-time reversal of provision and inclusive of a 30% cost savings assumption as anticipated by Mid Penn’s management team. A marginal tax rate of 34% was assumed when making these adjustments.

The results of the analysis for Nationwide M&A Pricing are set forth in the following table:

Nationwide M&A Pricing10

Year	Number of Deals	Median Price/ Last 12 Months Earnings		Median Price/ Tangible Common Book (%)

Highest 3rd by Announced Price-to-Tangible Book

2017[11]	9	26.1	X	224%
2016	38	20.3		179
2015	47	23.7		181
2014	45	18.6		194

Middle 3rd by Announced Price-to-Tangible Book

2017[11]	9	19.9	X	162%
2016	39	20.0		141
2015	46	22.8		143
2014	44	24.1		144

Lowest 3rd by Announced Price-to-Tangible Book

2017[11]	9	21.2	X	126%
2016	39	18.2		116
2015	46	23.4		118
2014	44	24.2		110
Mid Penn / Scottdale		NM		130%

(10)	Median pricing data of the selected transactions in the sub-group indicated are shown.
(11)	Through March 27, 2017.

Source: S&P Global Market Intelligence.

The results of the analysis for the Pennsylvania Transactions are set forth in the following table with primary focus on the median values:

Pennsylvania Transactions

Acquirer/Seller	Deal Value (in mill.)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book
Univest Corporation of Pennsylvania / Valley Green Bank	$78	15.3	X	234%
Penns Woods Bancorp, Inc. / Luzerne National Bank Corporation	45	20.3		165
DNB Financial Corporation / East River Bank	49	22.1		161
NexTier Incorporated / Eureka Financial Corporation	35	22.7		151
Citizens Financial Services, Inc. / First National Bank of Fredericksburg	22	NM		144
S&T Bancorp, Inc. / Gateway Bank of Pennsylvania	22	34.2		140
ESSA Bancorp, Inc. / Eagle National Bancorp, Inc.	25	NM		112
Mid Penn Bancorp, Inc. / Phoenix Bancorp, Inc.	15	26.6		110
CB Financial Services, Inc. / FedFirst Financial Corporation	55	23.8		109
First Priority Financial Corp. / Affinity Bancorp, Inc.	13	NM		105
Prudential Bancorp, Inc. / Polonia Bancorp, Inc.	38	NM		101
Riverview Financial Corporation / Union Bancorp, Inc.	12	NM		94
ESSA Bancorp, Inc. / Franklin Security Bancorp, Inc.	16	30.5		87
Median	$25	23.3	X	112%
Mid Penn / Scottdale	$59	NM		130%

Source: S&P Global Market Intelligence.

The results of the analysis for the Nationwide Comparable Transactions are set forth in the following table with primary focus on the median values:

Nationwide Comparable Transactions

Acquirer/Seller	Deal Value (in mill.)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book
Adams Community Bank/ Lenox National Bank	$14	NM		171%
Cascade Bancorp/ Home Federal Bancorp, Inc.	266	NM		158
ESB Bancorp MHC/ Citizens National Bancorp, Inc.	51	20.2	X	126
Pacific Premier Bancorp, Inc./ First Associations Bank	54	17.7		118
Pontiac Bancorp, Inc./ Bluestem Financial Corp.	16	29.8		113
Bay Bancorp, Inc./ Hopkins Bancorp, Inc.	23	NM		107
S.Y. Bancorp, Inc./ Bancorp, Inc.	20	34.1		106
First Capital, Inc./ Peoples Bancorp Inc. of Bullitt County	30	17.1		103
Bank of the Ozarks, Inc./ Genala Banc, Inc.	27	16.7		95
Median		19.0	X	113%
Mid Penn / Scottdale	$59	NM		130%

Comparable Institutions Analysis of Mid Penn

Ambassador performed a comparable institutions analysis by comparing the financial and stock performance of Mid Penn with those of the following ten selected publicly traded institutions that were headquartered in Pennsylvania, were not mutual institutions, thrifts or merger or acquisition targets, and had assets between $750 million and $1.75 billion, average one-year daily trading volume greater than 500, nonperforming assets to assets ratios less than 2%, and returns on average equity greater than 8%:

Overview of Mid Penn and Comparable Institutions

Institution	Assets[12] In Millions	City, State	Ticker	Exchange
ACNB Corporation	$1,206	Gettysburg, PA	ACNB	NASDAQ
Citizens & Northern Corporation	1,242	Wellsboro, PA	CZNC	NASDAQ
Citizens Financial Services, Inc.	1,223	Mansfield, PA	CZFS	OTC Pink
Codorus Valley Bancorp, Inc.	1,612	York, PA	CVLY	NASDAQ
DNB Financial Corporation	1,071	Downingtown, PA	DNBF	NASDAQ
Embassy Bancorp, Inc.	889	Bethlehem, PA	EMYB	OTCQX
Fidelity D & D Bancorp, Inc.	793	Dunmore, PA	FDBC	OTC Pink
First Keystone Corporation	984	Berwick, PA	FKYS	OTC Pink
Penns Woods Bancorp, Inc.	1,349	Williamsport, PA	PWOD	NASDAQ
QNB Corp.	1,063	Quakertown, PA	QNBC	OTC Pink

(12)	Financial data as of December 31, 2016, or if unavailable, September 30, 2016.

Source: S&P Global Market Intelligence.

Ambassador compared the financial performance of Mid Penn and the selected institutions as indicated in the following table:

Financial Performance of Mid Penn and Comparable Institutions13

	Assets In Millions	Tangible Equity/ Tang. Assets	Tangible Comm. Eq./ Tang. Assets	NPAs/ Assets	Return on Average Assets	Return on Average Equity[14]
High	$1,612	14.15%	14.15%	1.58%	1.28%	10.24%
75th Percentile	1,269	9.66	9.66	1.39	1.03	9.90
Median	1,139	9.18	9.18	1.33	.93	9.31
25th Percentile	961	8.35	8.35	.93	.86	8.45
Low	793	7.51	7.51	.59	.59	8.23
Mid Penn	$1,033	6.43%	6.43%	.56%	.78%	10.71%

(13)	Financial data is as of December 31, 2016, or the twelve months ended December 31, 2016, or if unavailable, September 30 2016, or the twelve months ended September 30, 2016.
(14)	For DNB, since its 2016 earnings include one-time merger related expenses, the fourth quarter 2016 annualized return on average equity of 9.86% was used.

Source: S&P Global Market Intelligence.

Ambassador then compared the stock performance of Mid Penn and the selected institutions as indicated in the following table:

Stock Performance of Mid Penn and Comparable Institutions15

	Stock Price/						Dividend Yield	Shares Traded Daily
	Earnings per Share				Tang. Book	Assets
	LTM		MRQ		Per Share	Per Share
High	21.8	X	17.5	X	181%	22.4%	4.52%	24,450
75th Percentile	17.0		16.5		172	14.8	4.26	13,888
Median	15.6		14.3		158	14.0	3.09	3,672
25th Percentile	14.3		13.4		142	12.8	1.79	832
Low	13.4		12.7		128	11.7	0.83	616
Mid Penn	14.8	X	13.9	X	175%	11.2%	1.90%	2,459

(15)	Financial data as of December 31, 2016, or for the applicable period ended December 31, 2016, or if unavailable, September 30, 2016, or the applicable period ended September 30, 2016. Market data is as of March 27, 2017.

Source: S&P Global Market Intelligence.

Ambassador also reviewed the historical stock price performance of Mid Penn relative to the selected institutions and selected stock indices, as indicated in the following tables:

Mid Penn Historical Stock Performance

Relative to Comparable Institutions and Selected Indices

One-Year Stock Performance
Date	Mid Penn (MPB)	Comparable Institutions	S&P 500	NASDAQ Bank Index
March 27, 2017	183%	116%	115%	136%
March 24, 2016[16]	100	100	100	100

Three-Year Stock Performance
Date	Mid Penn (MPB)	Comparable Institutions	S&P 500	NASDAQ Bank Index
March 27, 2017	188%	107%	127%	138%
March 27, 2014	100	100	100	100

(16)	March 27, 2016 was a Sunday. Most recent trade date prior to the 27th was used instead.

Discounted Dividend Analysis of Mid Penn

Ambassador performed a discounted divided analysis to estimate a range for the implied equity value of Mid Penn common stock. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 14X and 16X estimated earnings per share at the end of seven years. Ambassador used financial projections and forecasts for Mid Penn provided to Ambassador by the management of Mid Penn. This analysis indicated an implied present value range of Mid Penn common stock of $20.24 per share to $28.81 per share, which are 11.0X and 15.6X, respectively, of Mid Penn’s 2016 earnings per share and 130% and 184%, respectively, of Mid Penn’s tangible book value per share as of December 31, 2016.

Contribution Analysis

Ambassador analyzed the relative contribution of Mid Penn and Scottdale to various pro forma balance sheet items and net income of the combined entity. This analysis excludes the impact of purchase accounting marks and one-time merger costs. The results of Ambassador’s analysis are set forth in the following table:

Mid Penn and Scottdale

Contribution Analysis17

	Percentage Contribution
	Mid Penn	Scottdale
Balance Sheet
Assets	79.7%	20.3%
Gross loans—held for investment	92.8	7.2
Deposits	81.2	18.8
Tangible common equity	59.2	40.8
Income statement
Net income[18]	89.3%	10.7%
Pro Forma Ownership[19]
Assuming 90% stock consideration	68.5%	31.5%
Assuming 100% stock consideration	66.1	33.9

(17)	Absent accounting marks. Balance sheet data is as of December 31, 2016. Income statement data is for the twelve months ended December 31, 2016.
(18)	Earnings are based on 2016 full year earnings adjusted to remove the one-time loss on sale of bank owned property and a one-time negative provision expense, using a 34% effective tax rate.
(19)	Shares to be issued in merger based on Mid Penn’s closing stock price on March 27, 2017.

Financial Impact Analysis on Mid Penn

Ambassador also conducted a financial impact analysis assuming that the merger will close at the end of the third quarter of 2017. Ambassador used historical financial data as of December 31, 2016, or for the twelve months ended December 31, 2016, estimated standalone earnings for Mid Penn and Scottdale, as provided by Mid Penn, and projected cost savings anticipated by the management of Mid Penn to be realized from the merger. Ambassador also incorporated other pro forma assumptions as provided by Mid Penn. The analysis indicated that the merger could be accretive to tangible book value per share as of September 30, 2017 and could be dilutive to earnings per share for the nine months ended September 30, 2017, annualized. Furthermore, Ambassador’s analysis indicated that, pro forma for the merger, Mid Penn’s tangible equity to tangible assets ratio as of September 30, 2017 could be higher. All of the results of Ambassador’s financial impact analysis may vary materially from the actual results achieved by Mid Penn.

Other Disclosures

Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Scottdale selected Ambassador to act as a financial advisor and to provide a fairness opinion based on Ambassador’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Scottdale has agreed to pay Ambassador a fee for its services totaling approximately $640,000, a portion of which fee became payable upon presentation of Ambassador’s opinion and approximately $510,000 of Ambassador’s fee is contingent upon the closing of the merger. In addition, portions of Ambassador’s fee became payable upon the signing of Ambassador’s engagement agreement, upon approval by Scottdale of a confidential information memorandum, upon the execution of an exclusivity agreement between Scottdale and Mid Penn, and a portion of Ambassador’s fee is payable upon the mailing of Scottdale’s proxy statement to its shareholders regarding the merger. Scottdale has also agreed to reimburse Ambassador’s out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

Over the two years preceding the date of Ambassador’s opinion, Ambassador did not provide investment banking or other consulting services to Scottdale or Mid Penn for which Ambassador received compensation from Scottdale or Mid Penn. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Scottdale and Mid Penn, but none have been discussed or contemplated.

Ambassador is an approved broker-dealer for Mid Penn Bank and periodically purchases securities from, and sells securities to, Mid Penn Bank.

Ambassador’s fairness committee approved the issuance of its opinion letter dated March 29, 2017.

Mid Penn’s Reasons for the Merger

The board of directors and senior management of Mid Penn periodically review and evaluate the economic and regulatory environments in which Mid Penn and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors, and consideration of competitive factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation as well as provide additional revenue opportunities and provide a platform to compete more effectively with larger financial institutions. In light of these observations, Mid Penn has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in Mid Penn’s market area or in contiguous market areas.

Mid Penn entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Mid Penn’s board of directors reviewed and discussed the transaction with senior management, as well as its financial and legal advisors, in unanimously determining that the merger was advisable and in the best interests of Mid Penn. In reaching its determination, the Mid Penn board of directors considered a number of factors, including:

•	the board’s understanding of the business operations, management, financial condition, asset quality, product offerings, and prospects of Scottdale based on, among other things, presentations by management and Mid Penn’s financial advisor;

•	the board’s concurrence with management that the merger provides Mid Penn with increased scale and stronger market concentration in markets that Mid Penn believes will be receptive to its services, strengthens Mid Penn’s retail banking network, and provides a broader platform to sell non-banking services;

•	the board’s view that Scottdale’s product offerings and business mix are compatible with those of Mid Penn and provide Mid Penn with opportunities to accelerate loan growth and to build upon the market share of secondary market loan generations, as well as opportunities to expand Mid Penn’s insurance, wealth management, and mortgage banking activities;

•	the results of the due diligence examination of Scottdale and its business operations, including asset quality and composition of its investment portfolio, undertaken by management with the assistance of Mid Penn’s financial advisor;

•	the board’s assessment of the compatibility of the respective employee and business cultures of Mid Penn and Scottdale;

•	the board’s view that the combined company will have the potential for a stronger competitive position in a market place where relatively greater size and scale may become increasingly more important factors for financial performance and success;

•	the board’s view that the combined company will increase shareholder value and enhance shareholder returns;

•	the financial information and analyses presented by Mid Penn’s financial advisor, Sandler, and the opinion of Sandler delivered to Mid Penn’s board of directors to the effect that, as of March 29, 2017, and based on and subject to the various factors, limitations, considerations, qualifications and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to Mid Penn; and

•	the review by the board of directors with, Stevens & Lee, its legal advisor, of the structure of the merger and the financial and other terms of the merger agreement.

The foregoing discussion of the information and factors considered by Mid Penn’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Mid Penn in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Mid Penn’s board of directors evaluated the factors described above, including asking questions of Mid Penn’s legal and financial advisors. In considering the factors described above, individual members of Mid Penn’s board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Mid Penn’s board of directors and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 40.

Recommendation of Mid Penn’s Board of Directors

Mid Penn’s board of directors believes that the terms of the transaction are in the best interests of Mid Penn and its shareholders and has unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” adoption of the merger agreement and “FOR” an adjournment of the Mid  Penn special meeting, if necessary to solicit additional proxies.

Opinion of Mid Penn’s Financial Advisor

By letter dated March 13, 2017, Mid Penn retained Sandler O’Neill to render a fairness opinion to the Mid Penn board of directors in connection with Mid Penn’s consideration of a possible business combination with Scottdale. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill rendered a fairness opinion in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 29, 2017 meeting at which Mid Penn’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the Mid Penn board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration provided for in the merger agreement was fair to Mid Penn from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Mid Penn common stockholders are urged to read the entire opinion carefully in connection with their consideration of the Mid Penn merger proposal.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Mid Penn’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to Mid Penn. Sandler O’Neill’s opinion does not constitute a recommendation to any Mid Penn stockholder as to how such Mid Penn stockholder should vote at any meeting of stockholders called to consider and vote upon the Mid Penn merger proposal. It does not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Mid Penn or Scottdale officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other stockholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated March 27, 2017;

•	certain publicly available financial statements and other historical financial information of Mid Penn and Mid Penn Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Scottdale that Sandler O’Neill deemed relevant;

•	internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn;

•	financial projections for Scottdale for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn;

•	the pro forma financial impact of the Merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn;

•	the publicly reported historical price and trading activity for Mid Penn common stock, including a comparison of certain stock market information for Mid Penn common stock and certain stock indices, as well as similar publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Mid Penn and Scottdale with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with certain members of the senior management of Scottdale regarding the business, financial condition, results of operations and prospects of Scottdale.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Mid Penn or Scottdale, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective managements of Mid Penn and Scottdale that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or Scottdale, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Mid Penn or Scottdale, or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or Scottdale, or the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Mid Penn or Scottdale. Sandler O’Neill assumed, with Mid Penn’s consent, that the respective allowances for loan losses for both Mid Penn and Scottdale were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn, as well as financial projections for Scottdale for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn. With respect to the foregoing information, the senior management of Mid Penn confirmed to Sandler O’Neill that such information reflected the best currently available projections, estimates and judgments of the senior management of Mid Penn and Sandler O’Neill assumed that the financial results reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Mid Penn’s or Scottdale’s (or any of their respective subsidiaries’) assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that Mid Penn and Scottdale would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Mid Penn’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Mid Penn, Scottdale or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Mid Penn’s consent, Sandler O’Neill relied upon the advice that Mid Penn received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Mid Penn common stock or Scottdale common stock at any time or what the value of Mid Penn common stock would be once it was actually received by the holders of Scottdale common stock.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which were beyond the control of Sandler O’Neill, Mid Penn and Scottdale. Any estimates contained in the analyses performed by Sandler O’Neill were not necessarily indicative of actual values or future results, which could be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities could actually be sold. Accordingly, these analyses and estimates were inherently subject to substantial uncertainty. In addition, Sandler O’Neill’s opinion was among several factors taken into consideration by the Mid Penn board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mid Penn board of directors with respect to the fairness of the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Mid Penn and Scottdale and the decision to enter into the merger agreement was solely that of the Mid Penn board of directors.

The following is a summary of the material financial analyses presented by Sandler O’Neill to the Mid Penn board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O’Neill to the Mid Penn board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed merger. Subject to the provisions of the merger agreement, at the Effective Time, each share of Scottdale common stock, except for certain shares as defined in the merger agreement, issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof into: (a) $1,166.00 in cash; or (b) a certain number of shares of Mid Penn common stock, par value $1.00 per share, equal to the Exchange Ratio. Based upon Mid Penn’s March 24, 2017 closing stock price of $26.35, an implied exchange ratio of 44.25x, and 50,718 shares of Scottdale common stock outstanding, Sandler O’Neill calculated an implied transaction value per share of $1,166 and an aggregate implied transaction value of approximately $59.1 million.

Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Last Twelve Months (“LTM”) Ended December 31, 2016 Earnings Per Share	NM
Transaction Price /Scottdale December 31, 2016 Tangible Book Value Per Share	130%
Transaction Price / Scottdale December 31, 2016 Adjusted Tangible Book Value Per Share[1]	125%
Transaction Price / Scottdale December 31, 2016 “Normalized” Tangible Book Value Per Share[2]	158%
Tangible Book Premium / Core Deposits[3]	6.4%
Adjusted Tangible Book Premium / Core Deposits[3]	5.5%

(1)	Adjusted tangible equity assumes a $1.9 million, or $37.02 per share, reversal of the valuation allowance against the deferred tax asset
(2)	Normalized tangible book value multiple assumes reduction in purchase price by capital in excess of 9% of tangible assets
(3)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of Mid Penn stock common stock for the one-year period ended March 24, 2017 and for the three-year period ended March 24, 2017. Sandler O’Neill then compared the relationship between the movements in the price of Mid Penn common stock to movements in its peer group (as described below) as well as certain stock indices.

Mid Penn’s One-Year Stock Performance

	Beginning Value March 24, 2016	Ending Value March 24, 2017
Mid Penn	100%	176.8%
Mid Penn Peer Group	100%	138.9%
NASDAQ Bank Index	100%	136.7%
S&P 500 Index	100%	115.1%

Mid Penn’s Three-Year Stock Performance

	Beginning Value March 24, 2014	Ending Value March 24, 2017
Mid Penn	100%	181.8%
Mid Penn Peer Group	100%	134.1%
NASDAQ Bank Index	100%	134.8%
S&P 500 Index	100%	126.2%

Mid Penn Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for Mid Penn with a group of financial institutions selected by Sandler O’Neill. The Mid Penn peer group consisted of banks and thrifts headquartered in Pennsylvania with total assets between $750 million and $3 billion, whose securities are publicly traded on the NYSE or NASDAQ Stock Market (the “Mid Penn Peer Group”). The Mid Penn Peer Group included the following companies:

ACNB Corporation	ESSA Bancorp, Inc.
AmeriServ Financial, Inc.	Malvern Bancorp, Inc.
CB Financial Services, Inc.	Norwood Financial Corp.
Citizens & Northern Corporation	Orrstown Financial Services, Inc.
CNB Financial Corporation	Penns Woods Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Peoples Financial Services Corp.
DNB Financial Corporation	Republic First Bancorp, Inc.

The analysis compared publicly available financial information for Mid Penn with the corresponding data for the Mid Penn Peer Group as of or for the twelve months ended December 31, 2016, with pricing data as of March 24, 2017. The table below sets forth the data for Mid Penn and the median, mean, high and low data for the Mid Penn Peer Group:

	Mid Penn	Mid Penn Peer Group Median	Mid Penn Peer Group Mean	Mid Penn Peer Group High	Mid Penn Peer Group Low
Total Assets ($ in millions)	1,033	1,295	1,440	2,574	846
Loans / Deposits (%)	87.0	93.3	89.9	103.4	57.5
Non-Performing Assets1 / Total assets (%)	0.56	0.95	0.94	1.80	0.14
Tangible Common Equity/Tangible Assets (%)	6.43	9.44	9.44	14.15	6.72
Tier 1 Leverage Ratio	6.80	9.75	10.15	14.27	7.85
Total RBC Ratio	11.00	14.09	15.08	23.60	12.48
CRE / Total RBC Ratio (%)	328.3	197.2	202.9	337.4	76.8
LTM Return on Average Assets (%)	0.78	0.87	0.79	1.49	0.20
LTM Return on Average Equity (%)	10.71	8.00	7.36	13.33	2.30
LTM Net Interest Margin (%)	3.82	3.44	3.40	3.89	2.63
LTM Efficiency Ratio (%)	68.1	65.1	69.1	85.9	58.0
Price/Tangible Book Value (%)	169	155	155	215	84
Price/LTM Earnings Per Share (x)	14.2	17.1	19.0	31.0	11.7
Current Dividend Yield (%)	2.0	2.6	2.3	4.6	0.0
LTM Dividend Ratio (%)	36.8	45.5	42.4	80.0	0.0
Market Value ($ in millions)	112	174	212	452	70

Note: Regulatory data as of December 31, 2016 used if SEC data not available

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Scottdale Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for Scottdale with a group of financial institutions selected by Sandler O’Neill (“the Scottdale Peer Group”). The Scottdale Peer Group consisted of banks and thrifts headquartered in Pennsylvania with total assets between $125 million and $400 million whose securities are publicly traded. The Scottdale Peer Group included the following companies:

Apollo Bancorp, Inc.	Mauch Chunk Trust Financial Corp.
Bucks County Bank	Mercersburg Financial Corporation
Clarion County Community Bank	MNB Corporation
Commercial National Financial Corporation	Muncy Bank Financial, Inc.
Community Bankers’ Corporation	Neffs Bancorp, Inc.
Enterprise Financial Services Group, Inc	Peoples Limited
First Resource Bank	Quaint Oak Bancorp, Inc.
Fleetwood Bank Corporation	Susquehanna Community Financial, Inc.
GNB Financial Services, Inc.	Turbotville National Bancorp, Inc.
HV Bancorp, Inc.	UNB Corporation
JTNB Bancorp, Inc.	Woodlands Financial Services Company
Landmark Bancorp, Inc.	WVS Financial Corp.
Mars National Bancorp, Inc.	York Traditions Bank

The analysis compared publicly available financial information for Scottdale with the corresponding data for the Scottdale Peer Group as of or for the twelve months ended December 31, 2016, with pricing data as of March 24, 2017. The table below sets forth the data for Scottdale and the median, mean, high and low data for the Scottdale Peer Group:

	Scottdale	Scottdale Peer Group Median	Scottdale Peer Group Mean	Scottdale Peer Group High	Scottdale Peer Group Low
Total Assets ($ in millions)	263	295	282	397	133
Loans / Deposits (%)	29.3	76.5	78.2	122.9	44.8
Non-Performing Assets1 / Total assets (%)	0.31	0.80	1.09	7.11	0.00
Tangible Common Equity/Tangible Assets[3] (%)	17.28	9.26	9.94	17.45	5.41
Tier 1 Leverage Ratio	16.58	9.41	10.10	18.39	6.60
Total RBC Ratio	31.34	14.50	16.85	35.84	11.51
CRE / Total RBC Ratio (%)	4.0	87.6	127.3	435.4	7.5
LTM Return on Average Assets (%)	0.21	0.67	0.72	1.41	0.19
LTM Return on Average Equity (%)	1.23	7.46	6.93	10.99	1.84
LTM Net Interest Margin (%)	2.40	3.36	3.32	4.54	1.69
LTM Efficiency Ratio (%)	82.5	75.5	73.2	97.0	43.3
Price/Tangible Book Value (%)	51	98	110	236	64
Price/LTM Earnings Per Share (x)	42.4	14.7	15.9	34.3	11.5
Current Dividend Yield (%)	NA	2.4	2.4	5.0	0.0
LTM Dividend Ratio (%)	NA	33.2	34.6	73.8	0.0
Market Value ($ in millions)	23	27	30	73	8

Note: Regulatory data as of December 31, 2016 used if SEC data not available

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Selected Transactions Analysis

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of nationwide bank and thrift transactions with announced deal values, target total assets between $100 million and $500 million, target tangible common equity to tangible assets greater than 12%, announced between January 1, 2016 and March 24, 2017 (the “Nationwide Precedent Transactions”). The regional group consisted of bank and thrift transactions with targets headquartered in Pennsylvania, New York, Ohio, West Virginia or Maryland, with target total assets between $100 million and $500 million announced between January 1, 2016 and March 24, 2017 (the “Regional Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
United Bancshares Inc.	Benchmark Bancorp Inc.
Investar Holding Corp.	Citizens Bancshares Inc.
Hope Bancorp, Inc.	U & I Financial Corp.
T Acquisition Inc.	T Bancshares Inc.
Equity Bancshares Inc.	Prairie State Bancshares Inc.
Suncrest Bank	Security First Bank
Monona Bankshares Inc.	MCB Bankshares Inc.
Middlefield Banc Corp.	Liberty Bank NA
River Holding Co.	Sparta Union Bancshares Inc.
Citco Community Bancshares Inc.	American Trust Bank of East TN
OakStar Bancshares Inc.	Bancshares of Urbana Inc.
Wintrust Financial Corp.	First Community Financial Corp.
Pinnacle Financial Corp.	Independence Bank of Georgia
Byline Bancorp Inc.	Ridgestone Financial Services Inc.
Prudential Bancorp Inc.	Polonia Bancorp, Inc.
Cascade Bancorp	Prime Pacific Financial Services
Private Investor	Eastern International Bank
NASB Financial Inc.	Lexington B&L Financial Corp.
Wintrust Financial Corp.	Generations Bancorp Inc.
Beneficial State Foundation	Pan American Bank
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	Mid Penn/ Scottdale		Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Price/ LTM Earnings Per Share (x)	NM		15.8	19.7	57.2	5.2
Price/ Tangible Book Value Per Share (%)	130/125	[1]	128	129	181	99
Core Deposit Premium (%)	6.42/5.5	[1,2]	6.4	7.9	21.0	0.8

(1)	Adjusted tangible equity assumes a $1.9 million, or $37.02 per share, reversal of the valuation allowance against the deferred tax asset
(2)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
United Bancshares Inc.	Benchmark Bancorp Inc.
Kinderhook Bank Corp.	Patriot Federal Bank
Old Line Bancshares Inc.	DCB Bancshares Inc.
First Merchants Corp.	Arlington Bank
ACNB Corp.	New Windsor Bancorp Inc.
United Community Financial Corp.	Ohio Legacy Corp
Standard Financial Corp.	Allegheny Valley Bancorp Inc.
First Defiance Financial	Commercial Bancshares Inc.
Middlefield Banc Corp.	Liberty Bank NA
Prudential Bancorp Inc.	Polonia Bancorp, Inc.
Summit Financial Group Inc.	First Century Bankshares Inc.
DNB Financial Corp.	East River Bank
Norwood Financial Corp.	Delaware Bancshares Inc.
Ohio Valley Banc Corp.	Milton Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	Mid Penn/ Scottdale		Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Price/ LTM Earnings Per Share (x)	NM		19.1	20.3	37.2	5.2
Price/ Tangible Book Value Per Share (%)	130/125	[1]	141	145	216	101
Core Deposit Premium (%)	6.42/5.5	[1,2]	6.4	7.4	19.9	0.7

(1)	Adjusted tangible equity assumes a $1.9 million, or $37.02 per share, reversal of the valuation allowance against the deferred tax asset
(2)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000)

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Mid Penn’s common stock, assuming Mid Penn performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn. To approximate the terminal value of Mid Penn common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 12.0x to 22.0x and multiples of December 31, 2020 tangible book value ranging from 110% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Mid Penn common stock of $19.99 to $41.44 when applying multiples of earnings and $15.78 to $33.47 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
10.0%	$23.71	$27.26	$30.80	$34.35	$37.90	$41.44
11.0%	$22.90	$26.32	$29.74	$33.16	$36.58	$40.00
12.0%	$22.12	$25.42	$28.72	$32.02	$35.32	$38.62
13.0%	$21.38	$24.56	$27.75	$30.93	$34.12	$37.30
14.0%	$20.67	$23.74	$26.82	$29.89	$32.97	$36.04
15.0%	$19.99	$22.96	$25.92	$28.89	$31.86	$34.83

Tangible Book Value Multiples

Discount Rate	110%	130%	150%	170%	190%	210%
10.0%	$18.69	$21.64	$24.60	$27.56	$30.51	$33.47
11.0%	$18.05	$20.91	$23.76	$26.61	$29.46	$32.31
12.0%	$17.45	$20.20	$22.95	$25.70	$28.45	$31.20
13.0%	$16.87	$19.52	$22.18	$24.83	$27.49	$30.14
14.0%	$16.31	$18.88	$21.44	$24.00	$26.57	$29.13
15.0%	$15.78	$18.26	$20.73	$23.21	$25.68	$28.16

Sandler O’Neill also considered and discussed with the Mid Penn board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Mid Penn’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Mid Penn common stock, applying the price to 2020 earnings multiples range of 12.0x to 22.0x referred to above and a discount rate of 12.69%.

Earnings Per Share Multiples

Annual Estimate Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(20.0%)	$17.74	$20.32	$22.89	$25.47	$28.05	$30.62
(15.0%)	$18.71	$21.44	$24.18	$26.92	$29.66	$32.39
(10.0%)	$19.67	$22.57	$25.47	$28.37	$31.27	$34.16
(5.0%)	$20.64	$23.70	$26.76	$29.82	$32.88	$35.94
0.0%	$21.61	$24.83	$28.05	$31.27	$34.49	$37.71
5.0%	$22.57	$25.95	$29.33	$32.72	$36.10	$39.48
10.0%	$23.54	$27.08	$30.62	$34.16	$37.71	$41.25
15.0%	$24.50	$28.21	$31.91	$35.61	$39.32	$43.02
20.0%	$25.47	$29.33	$33.20	$37.06	$40.93	$44.79

Sandler O’Neill also performed two analyses that estimated the net present value per share of Scottdale common stock under various circumstances. The first analysis assumed Scottdale performed in accordance with financial projections for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn. (“Scottdale Stand Alone NPV Analysis”). Sandler O’Neill used the same assumptions as the Scottdale Stand Alone NPV Analysis for the second net present value analysis, but also included assumptions related to after-tax cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn (“Scottdale Adjusted NPV Analysis”).

For both the Scottdale Stand Alone NPV Analysis and Scottdale Adjusted NPV Analysis, to approximate the terminal value of Scottdale common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 11.0x to 21.0x and multiples of December 31, 2020 tangible book value ranging from 80% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 21.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Scottdale common stock. As illustrated in the following tables, the Scottdale Stand Alone NPV Analysis indicated an imputed range of values per share of Scottdale common stock of $552.60 to $695.06 when applying multiples of earnings and the Scottdale Adjusted NPV Analysis indicated an imputed range of values per share of Scottdale common stock of $1,003.46 to $1,686.73 when applying multiples of earnings. In addition, as illustrated in the following tables, the Scottdale Stand Alone NPV Analysis indicated an imputed range of values per share of Scottdale common stock of $673.46 to $1,054.29 when applying multiples of tangible book value and the Scottdale Adjusted NPV Analysis indicated an imputed range of values per share of Scottdale common stock of $767.57 to $1,298.25 when applying multiples of tangible book value.

Earnings Per Share Multiples (Scottdale Stand Alone NPV Analysis)

Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
11.0%	$572.61	$597.10	$621.59	$646.08	$670.57	$695.06
12.0%	$567.28	$590.91	$614.53	$638.16	$661.79	$685.41
13.0%	$562.17	$584.97	$607.78	$630.58	$653.38	$676.18
14.0%	$557.28	$579.30	$601.31	$623.32	$645.33	$667.34
15.0%	$552.60	$573.85	$595.11	$616.37	$637.62	$658.88

Earnings Per Share Multiples (Scottdale Adjusted NPV Analysis)

Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
11.0%	$1,092.05	$1,210.99	$1,329.92	$1,448.86	$1,567.79	$1,686.73
12.0%	$1,068.42	$1,183.16	$1,297.90	$1,412.65	$1,527.39	$1,642.13
13.0%	$1,045.81	$1,156.54	$1,267.28	$1,378.01	$1,488.75	$1,599.48
14.0%	$1,024.17	$1,131.07	$1,237.97	$1,344.87	$1,451.77	$1,558.67
15.0%	$1,003.46	$1,106.69	$1,209.92	$1,313.15	$1,416.38	$1,519.61

Tangible Book Value Multiples (Scottdale Stand Alone NPV Analysis)

Discount Rate	80%	100%	120%	140%	160%	180%
11.0%	$711.86	$780.34	$848.83	$917.31	$985.80	$1,054.29
12.0%	$701.62	$767.69	$833.76	$899.84	$965.91	$1,031.98
13.0%	$691.82	$755.58	$819.35	$883.11	$946.88	$1,010.64
14.0%	$682.44	$744.00	$805.55	$867.11	$928.67	$990.22
15.0%	$673.46	$732.90	$792.35	$851.79	$911.23	$970.67

Tangible Book Value Multiples (Scottdale Adjusted NPV Analysis)

Discount Rate	80%	100%	120%	140%	160%	180%
11.0%	$820.29	$915.88	$1,011.47	$1,107.07	$1,202.66	$1,298.25
12.0%	$806.23	$898.45	$990.68	$1,082.90	$1,175.13	$1,267.35
13.0%	$792.77	$881.78	$970.78	$1,059.78	$1,148.79	$1,237.79
14.0%	$779.90	$865.82	$951.74	$1,037.66	$1,123.58	$1,209.51
15.0%	$767.57	$850.54	$933.51	$1,016.49	$1,099.46	$1,182.43

Sandler O’Neill also considered and discussed with the Mid Penn board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Scottdale’s net income varied from 20% above projections to 20% below projections for both the Scottdale Stand Alone NPV Analysis and Scottdale Adjusted NPV Analysis. This analysis resulted in the following range of per share values for Scottdale common stock, applying the price to 2020 earnings multiples range of 11.0x to 21.0x referred to above and a discount rate of 12.69%.

Earnings Per Share Multiples (Scottdale Stand Alone NPV Analysis)

Annual Estimate Variance	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
(20.0%)	$538.37	$556.82	$575.26	$593.70	$612.14	$630.59
(15.0%)	$544.71	$564.31	$583.90	$603.50	$623.10	$642.69
(10.0%)	$551.05	$571.80	$592.55	$613.30	$634.05	$654.79
(5.0%)	$557.39	$579.29	$601.19	$623.10	$645.00	$666.90
0.0%	$563.73	$586.79	$609.84	$632.89	$655.95	$679.00
5.0%	$570.07	$594.28	$618.48	$642.69	$666.90	$691.10
10.0%	$576.41	$601.77	$627.13	$652.49	$677.85	$703.21
15.0%	$582.75	$609.26	$635.78	$662.29	$688.80	$715.31
20.0%	$589.09	$616.76	$644.42	$672.09	$699.75	$727.41

Earnings Per Share Multiples (Scottdale Adjusted NPV Analysis)

Annual Estimate Variance	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
(20.0%)	$929.55	$1,019.12	$1,108.69	$1,198.26	$1,287.82	$1,377.39
(15.0%)	$960.34	$1,055.51	$1,150.67	$1,245.84	$1,341.00	$1,436.17
(10.0%)	$991.13	$1,091.90	$1,192.66	$1,293.42	$1,394.18	$1,494.95
(5.0%)	$1,021.92	$1,128.28	$1,234.64	$1,341.00	$1,447.36	$1,553.73
0.0%	$1,052.71	$1,164.67	$1,276.63	$1,388.59	$1,500.55	$1,612.50
5.0%	$1,083.50	$1,201.06	$1,318.61	$1,436.17	$1,553.73	$1,671.28
10.0%	$1,114.29	$1,237.44	$1,360.60	$1,483.75	$1,606.91	$1,730.06
15.0%	$1,145.08	$1,273.83	$1,402.58	$1,531.33	$1,660.09	$1,788.84
20.0%	$1,175.86	$1,310.22	$1,444.57	$1,578.92	$1,713.27	$1,847.62

In connection with its analyses, Sandler O’Neill considered and discussed with the Mid Penn board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger on Mid Penn assuming the merger closes at the end of the third calendar quarter of 2017. Sandler O’Neill utilized the following information and assumptions: (i) internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn, (ii) financial projections for Scottdale for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn, and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn. The analysis indicated that the merger could be dilutive to Mid Penn’s earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019 and December 31, 2020, and accretive to Mid Penn’s estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Mid Penn board of directors how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill has acted as Mid Penn’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to $350,000, a significant portion of which is contingent upon the closing of the merger. Sandler O’Neill received a $100,000 fee upon rendering its fairness opinion to the Mid Penn board of directors, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Mid Penn has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to Mid Penn in the two years preceding the date of its opinion nor did Sandler O’Neill provide any investment banking services to Scottdale in the two years preceding the date of Sandler O’Neill’s opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Mid Penn, Scottdale and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Mid Penn, Scottdale or their respective affiliates for its own account and for the accounts of its customers.

Board of Directors and Management of Mid Penn Following Completion of the Merger

Following completion of the merger, the then current directors and executive officers of Mid Penn will continue to operate in their existing capacity at that time. Additionally, Mid Penn will appoint Donald F. Kiefer, or a mutually agreed upon qualified replacement candidate, to serve on the Mid Penn and Mid Penn Bank boards of directors.

Scottdale Shareholders Have Dissenters’ Rights in the Merger

Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the Pennsylvania Business Corporation Law (“PBCL”). The term “fair value” in this instance means the value of a share of Scottdale’s common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Scottdale shareholders are entitled to dissenters’ rights in connection with the merger.

Set forth below is a summary of the terms under the PBCL, describing the steps that must be taken in order to exercise dissenting shareholder rights. Any Scottdale shareholder considering exercising the shareholder’s right to dissent from the proposed action and receive the fair value of his shares should read both this summary and the full text of the law, which is attached hereto as Annex D. Written notices or demands that are required concerning the exercise of dissenters’ rights should be sent to The Scottdale Bank & Trust Company, 150 Pittsburgh Street, Scottdale, Pennsylvania 15683, Attention: Corporate Secretary or at such other address as may be indicated in subsequent instructions related to the exercise of such rights.

Any Scottdale shareholder who wishes to dissent and exercise rights to an appraisal must:

•	file a written notice of intention to demand payment of the fair value of his or her shares (if the merger is completed), prior to the vote of shareholders on the merger at the special meeting;

•	make no change in the shareholder’s beneficial ownership of stock from the date of the written notice through the day of the merger; and

•	not vote his or her stock for approval of the merger.

Voting in favor of the merger constitutes a waiver of dissenters’ rights of appraisal. Further, neither a proxy marked against approval of the merger nor a vote at the special meeting against approval of the merger satisfies the necessary written notice of intention to dissent. A separate written notice must be filed with Scottdale prior to the vote of shareholders on the merger, as described above.

If the merger is approved by the required vote of shareholders, Scottdale will mail a notice to all dissenters who gave due notice of intention to demand payment of fair value and who did not vote for approval of the plan of merger. The notice will state where and when the dissenting shareholder must deliver a written demand for payment and where certificates for stock should be deposited in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Any dissenting Scottdale shareholder who wishes to exercise appraisal rights must take each step in the indicated order and in strict compliance with the statute to preserve dissenters’ rights. Any such shareholder who fails to follow the steps will lose his or her right to dissent and will, instead, receive the merger consideration.

Promptly after the merger, Mid Penn will send dissenters, who have timely filed the demand for payment and deposited their stock certificates, the amount that Mid Penn estimates to be the fair value of the stock. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of Scottdale for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•	a statement of Mid Penn’s estimate of the fair value of Scottdale common stock; and

•	a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If a dissenting shareholder believes that the amount stated or remitted by Mid Penn is less than the fair value of the stock, the dissenter may send an estimate of the fair value of the stock to Mid Penn. If Mid Penn remits payment of the estimated value of a dissenter’s stock and the dissenter does not file his or her own estimate within 30 days after Mid Penn mailed its remittance, the dissenter will be entitled to no more than the amount remitted by Mid Penn.

If any demands for payment remain unsettled within 60 days after the latest to occur of: (1) the merger, (2) the timely receipt of any shareholder demands for payment, or (3) the timely receipt of any estimates by dissenters of the fair value, then, Mid Penn may file an application, in the Court of Common Pleas of Dauphin County, requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If Mid Penn fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim may file an application in the name of Scottdale at any time within the 30-day period after the expiration of the 60-day period and request that the Dauphin County Court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so shall be paid Mid Penn’s estimate of the fair value of the common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the court finds fair and equitable.

The costs and expenses of any valuation proceedings in court, including the reasonable compensation and expenses of any appraiser appointed by the court to recommend a decision on the issue of fair value, will be determined by the court and assessed against Scottdale except that any part of the costs and expenses may be apportioned and assessed by the court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious or in bad faith. In addition, dissenting shareholders generally will be responsible for their own costs and expenses, including, without limitation, the fees and expenses of their own legal counsel and experts.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the PDB under the Pennsylvania Banking Code (the “Banking Code”) and the FDIC under the federal Bank Merger Act. The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

Lawrence Keister & Company must submit an application to the FRB for its acquisition of more than 10% of the outstanding shares of Mid Penn common stock pursuant to the merger under the BHC Act. The FRB will consider a number of factors. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing an application for approval of a merger, the PDB and the FDIC will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

The bank merger of Scottdale with and into Mid Penn Bank is also subject to approval by the FDIC under the federal Bank Merger Act and by the PDB under the Banking Code. In general, the factors considered by the FDIC and the PDB to approve the bank merger are similar to the factors described above relating to the merger.

The merger will not proceed in the absence of regulatory approvals. Although neither Mid Penn nor Scottdale knows of any reason why regulatory approval would not be obtained in a timely manner, neither Mid Penn nor Scottdale can be certain when such approvals will be obtained or if they will be obtained.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Investigation by Scottdale’s Special Committee

Shortly after the parties entered into the merger agreement, an employee and board member at Scottdale presented information to management of Scottdale and Mid Penn regarding a stock trade in the last quarter of 2016 by an individual who was alleged to have access to material inside information. This was relayed to the full Scottdale board of directors which then took action by forming the special committee to investigate the allegations. The special committee was authorized to, and did, retain independent counsel, M&M, to assist in the investigation. M&M had no prior relationship with Scottdale.

During the course of the investigation, M&M reviewed written materials and records, electronic communications and conducted interviews with Scottdale employees, officers and directors. M&M also reviewed two trades in addition to the one described above. M&M then presented its findings to the special committee and worked with the special committee in preparing its report to the full Scottdale board of directors. Of the trades that were reviewed, the special committee communicated to Scottdale and Mid Penn that, two shares, acquired from a retiring Scottdale employee (not the trade that formed the basis of the original investigation), appeared to have been transacted in violation of applicable federal securities laws. As to that trade, the special committee report identified multiple mitigating circumstances including that this transaction was consistent with ordinary course of conduct for stock purchases from retiring employees and the purchaser, on its own volition, immediately after announcement of the merger, remitted additional cash to the seller to increase the amount paid to equal the stock value identified in the merger agreement.

Information on this matter has been provided to the independent auditors of both Scottdale and Mid Penn, and Scottdale has reported the matter to the SEC.

INTERESTS OF SCOTTDALE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Scottdale board of directors that you vote to approve the merger agreement, Scottdale shareholders should be aware that Scottdale’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Scottdale shareholders generally. The Scottdale board was aware of and considered those interests, among other matters, in reaching its decisions to (1) approve and adopt the merger agreement and the transactions contemplated thereby and (2) resolve to recommend the approval of the merger agreement to Scottdale shareholders. Scottdale’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table below.

Indemnification

The merger agreement provides that for a period of six years after the effective time, Mid Penn will indemnify and hold harmless all present and former directors, officers and employees of Scottdale and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer, or employee of Scottdale or any of its subsidiaries and pertaining to matters, actions, or omissions existing or occurring at or prior to the effective time, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law; however, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires Mid Penn to maintain, for a period of six years after the completion of the merger, Scottdale’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 83 of this proxy statement/prospectus.

Compensation of the Scottdale Board of Directors

Scottdale board members currently receive a per meeting fee of $1,200. The total amount of Scottdale director fees for the previous three years is listed below:

2014	$53,875
2015	54,900
2016	60,725
2017 (through March 2017)	17,200

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Scottdale board of directors and the Mid Penn board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Scottdale with and into Mid Penn Bank. Mid Penn Bank will be the surviving entity in the merger. Each share of Mid Penn common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Mid Penn. Each share of Scottdale common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into shares of Mid Penn common stock or cash, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Scottdale stock held in treasury by Scottdale or any of its subsidiaries or any shares of Scottdale stock held by Mid Penn or any of its subsidiaries, other than in a fiduciary or agency capacity or as a result of debts previously contracted. Each share of Scottdale common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. Mid Penn does not own any shares of common stock of Scottdale.

The Mid Penn articles of incorporation will be the articles of incorporation, and the Mid Penn bylaws will be the bylaws of the combined entity after completion of the merger. The merger agreement provides that Mid Penn may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will become effective as set forth in the articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. It currently is anticipated that the effective time of the merger will occur by the fourth quarter of 2017, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each Scottdale shareholder will have the right, with respect to each share of Scottdale common stock held (excluding Company-Owned Stock), to elect to receive either 38.88 to 44.86 shares of Mid Penn common stock or $1,166.00 in cash.

Under the terms of the merger agreement, at least 90% of the total number of shares of Scottdale common stock outstanding at the effective time of the merger (excluding Company-Owned Stock) will be converted into stock consideration, and the remaining outstanding shares of Scottdale common stock (excluding Company-Owned Stock) will be converted into cash consideration. To the extent necessary to satisfy these relative proration types of consideration, certain allocation and proration procedures, described below in “ —Proration Procedures,” will be used.

The value of the cash consideration is fixed at $1,166.00. However, the implied value of the stock consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. This price will not be known at the time of the Scottdale special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the Scottdale special meeting or at the time an election is made or from the Average Price, and the implied value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger.

Mid Penn will initially make available and mail the election form to Scottdale shareholders under separate cover concurrently with or immediately after the mailing of this joint proxy statement/prospectus. The election deadline will be the date that is five business days prior to the closing date for the merger. Scottdale shareholders must return their properly completed and signed election form to the exchange agent prior to the election deadline. If you are a Scottdale shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, you will receive cash, shares of Mid Penn common stock or a mixture of cash and shares of Mid Penn common stock based on what is available after giving effect to the valid elections made by other stockholders pursuant to the proration adjustment described below.

If you are a Scottdale shareholder, you may specify different elections with respect to different shares held by you. For example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Cash Election

The merger agreement provides that each Scottdale shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Scottdale common stock held by such holder, cash equal to $1,166.00 without interest, which is referred to as the “cash consideration.” Because the maximum percentage of the total number of shares of Scottdale common stock to be converted into cash is 10%, however, a Scottdale shareholder who makes a cash election may receive a mix of cash and stock.

Stock Election

The merger agreement provides that each Scottdale shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Scottdale common stock held, 38.88 to 44.86 shares of Mid Penn common stock, which is referred to as the “stock consideration.” Because the minimum percentage of the total number of shares of Scottdale common stock to be converted into Mid Penn common stock is 90%, a Scottdale shareholder who makes a stock election will receive stock.

If the Average Price of Mid Penn’s common stock is between $25.99 and $29.99 then each share of Scottdale common stock will be entitled to be exchanged for Mid Penn common stock worth $1,166 based on the Average Price. If the Average Price for Mid Penn’s common stock is below $25.99 then each share of Scottdale common stock will be entitled to be exchanged for 44.86 shares of Mid Penn common stock, valued at less than $1,166 based on the Average Price. The market price of Mid Penn common stock will fluctuate prior to the merger, including from the Average Price. You should obtain current stock price quotations for the shares.

No fractional shares of Mid Penn common stock will be issued to any holder of Scottdale common stock upon completion of the merger. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Mid Penn common stock as reported on Nasdaq for the trading day immediately preceding the closing date. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

The following table shows (i) hypothetical Average Prices of Mid Penn common stock with respect to the stock consideration, upon completion of the merger, (ii) the corresponding exchange ratio, (iii) the equivalent value of the merger consideration per share of Scottdale common stock, calculated by multiplying the applicable Average Price by an exchange ratio of Mid Penn common stock that Scottdale shareholders would receive in the merger for each share of Scottdale common stock, and (iv) the per share cash consideration.

Historical Average Price of Mid Penn Common Stock	Exchange Ratio	Stock Consideration Equivalent Value	Cash Consideration Per Share Value
$32.00	38.88	$1,244.16	$1,166.00
$31.00	38.88	$1,205.28	$1,166.00
$30.00	38.87	$1,166.00	$1,166.00
$29.00	40.21	$1,166.00	$1,166.00
$28.00	41.64	$1,166.00	$1,166.00
$27.00	43.19	$1,166.00	$1,166.00
$26.00	44.85	$1,166.00	$1,166.00
$25.00	44.86	$1,121.50	$1,166.00
$24.00	44.86	$1,076.64	$1,166.00

The market price of Mid Penn common stock will fluctuate prior to the merger and may be different from the hypothetical Average Price used in the above scenarios for calculating an exchange ratio. You should obtain current stock price quotations for the shares of Mid Penn common stock.

Non-Election Shares

If you are a Scottdale shareholder and you do not make an election to receive cash or Mid Penn common stock in the merger, your elections are not received by the exchange agent by the election deadline, your forms of election are improperly completed and/or are not signed, you will be deemed to not have made an “election.” Shareholders not making an election will receive merger consideration depending on, and after giving effect to, the number of elections that have been made by other Scottdale shareholders using the proration adjustment described below.

Proration Procedures

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Scottdale shareholders in the aggregate elect to receive less of the Mid Penn common stock than Mid Penn has agreed to issue.

If Scottdale shareholders elect to receive fewer shares of Mid Penn common stock than Mid Penn has agreed to issue in the merger, then all Scottdale shareholders who have elected to receive Mid Penn common stock will receive Mid Penn common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by Scottdale shareholders who have made no election is sufficient to make up the shortfall in the number of Mid Penn shares that Mid Penn is required to issue, then all Scottdale shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Mid Penn common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by Scottdale shareholders who have made no election is insufficient to make up the shortfall, then all Scottdale shareholders who made no election will receive Mid Penn common stock and those Scottdale shareholders who elected to receive cash will receive cash and Mid Penn common stock in such proportion as is necessary to make up the shortfall.

Neither Mid Penn nor Scottdale is making any recommendation as to whether Scottdale shareholders should elect to receive Mid Penn common stock, only cash or a combination of both types of consideration. Neither Mid Penn nor Scottdale is making any recommendation as to whether Scottdale shareholders should elect to receive a specific ratio of cash or Mid Penn common stock. Each Scottdale shareholder must make his or her own decision with respect to election to receive Mid Penn common stock, cash or a combination thereof for his or her shares of Scottdale stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Mid Penn common stock, each shareholder should carefully read the discussion included below under “Material United States Federal Income Tax Consequences of the Merger” (page 86) and consult their personal tax advisor.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of Scottdale common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail to each Scottdale shareholder who has not submitted an election form, a letter of transmittal with instructions on how to exchange certificates representing shares of Scottdale common stock for the merger consideration, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for Scottdale common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Computershare will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Dividends and Distributions

Until Scottdale common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Mid Penn common stock into which shares of Scottdale common stock may have been converted will accrue but will not be paid. Mid Penn will pay to former Scottdale shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their Scottdale stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, Scottdale and its subsidiaries may not declare or pay any dividend or distribution on its capital stock, except for the payment of an annual dividend subject to certain restrictions based upon Scottdale performance. In addition, Scottdale must consult with Mid Penn regarding the record dates and the payment dates relating to any dividends in respect of Scottdale common stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of Scottdale and Mid Penn relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Mid Penn and Scottdale has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the business of Scottdale and Mid Penn;

•	properties;

•	insurance coverage;

•	legal proceedings, and the absence of investigations by regulatory agencies;

•	compliance with applicable laws;

•	employee matters, including employee benefit plans;

•	environmental matters;

•	brokers, finders and financial advisors;

•	loan related matters;

•	related party transactions;

•	the vote required to approve the merger;

•	securities registration obligations;

•	intellectual property;

•	risk management instruments;

•	absence of fiduciary or trust accounts; and

•	the receipt of the respective financial advisor’s fairness opinion.

Mid Penn also has made representations and warranties to Scottdale regarding the preparation and filing of the reports filed by Mid Penn with the Securities and Exchange Commission.

Scottdale has also made representations and warranties to Mid Penn regarding credit card accounts, material contracts, real estate leases, and other certain types of contracts, labor matters and anti-takeover laws.

The representations and warranties described above and included in the merger agreement were made by Mid Penn and Scottdale to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Mid Penn and Scottdale in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Mid Penn and Scottdale rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Scottdale, Mid Penn or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 205.

Covenants and Agreements

Each of Scottdale and Mid Penn has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Mid Penn and Scottdale has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Scottdale has agreed that, with certain exceptions and except with Mid Penn’s prior written consent (which, with certain exceptions, is not to be unreasonably withheld), that Scottdale will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•	change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•	except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•	sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank or the Federal Reserve Bank subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	voluntarily take any action that would result in any of its representations and warranties becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•	change any method, practice or principle of accounting, except as may be required from time to time by US GAAP or any regulatory authority responsible for regulating it or its respective banking subsidiary;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

•	purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to policies approved by the Scottdale board of directors in effect prior to the date of the merger agreement;

•	issue or sell any equity or debt securities;

•	make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by its board of directors in effect prior to the date of the merger agreement;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	enter into any new line of business;

•	make any material change in policies in existence on March 29, 2017 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•	except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;

•	make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on March 29, 2017 and other than expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it or any subsidiary of more than $25,000 annually, containing any financial commitment extending beyond 24 months from March 29, 2017 or involving any of its affiliates;

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business;

•	issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Mid Penn or issue any broadly distributed communication to customers regarding the merger without the prior approval of Mid Penn, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger;

•	agree or commit to do any of the actions prohibited by the preceding points.

Each of Mid Penn and Scottdale has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

Mid Penn has further agreed that Mid Penn will:

•	appoint Donald F. Kiefer or a mutually agreed upon qualified replacement candidate to the Mid Penn and Mid Penn Bank boards of directors;

•	provide employees of Scottdale and its subsidiaries who remain employed after the effective time with base compensation that is, in the aggregate, no less favorable than provided by Scottdale and its subsidiaries on the date of the merger agreement and employee benefits that are provided by Mid Penn to similarly situated employees;

•	for determining eligibility and vesting for certain Mid Penn employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Scottdale or any predecessor of Scottdale;

•	pay severance benefits to any employee of Scottdale whose employment is terminated within 12 months of the closing of the merger, other than for circumstances constituting cause and who is not party to an agreement that provides for specific severance payments, in accordance with the Scottdale Employee Severance Compensation Plan;

•	honor the terms of all Scottdale employment and change in control agreements;

•	for a period of six years after the merger, to indemnify, defend and hold harmless all current and former officers, directors and employees of Scottdale against all claims that arise out of the fact that such person is or was a director, officer or employee of Scottdale or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Scottdale under Pennsylvania law and under Scottdale’s articles of incorporation and bylaws;

•	maintain, for six years following the merger, Scottdale’s current and former directors’ and officers’ liability insurance policies covering the officers and directors of Scottdale with respect to matters occurring at or prior to the merger;

•	establish a retention bonus pool up to $50,000 based upon recommendations by Scottdale (other than employees of Scottdale who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment or upon change of control of Scottdale) to help retain the services of such employees until the date of termination of their employment;

•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;

•	obtain approval for listing of the shares of its common stock on Nasdaq;

•	refrain from amending its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Scottdale common stock or that would materially impede Mid Penn’s ability to consummate the merger;

•	prior to the effective time of the merger, enter into an employment agreement with Lawrence J Kiefer;

•	for three (3) years immediately thereafter, Mid Penn will operate Scottdale as a separate division of Mid Penn Bank under the name “Scottdale Bank & Trust, a Division of Mid Penn Bank” (the “Scottdale Bank Division”). Upon Closing or promptly thereafter, Mid Penn Bank shall form an advisory board and invite all members of the board of directors of Scottdale to join such advisory board; and

•	for at least four years following the merger, Mid Penn will maintain the $75,000 annual donation to the Marilyn K. Kiefer Foundation for so long as such foundation exists and donates at levels (as a percentage of its fundraising), and to those types of charities, consistent with the three years prior to the date the merger. The parties subsequently agreed to reduce the level of annual donation to $25,000.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications and the holding of the special meetings of Mid Penn shareholders and Scottdale shareholders, respectively, access to information of Scottdale and public announcements with respect to the transactions contemplated by the merger agreement. Scottdale and Mid Penn have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Shareholder Meetings

Each of Mid Penn and Scottdale has agreed to hold a meeting of its respective shareholders as soon as is promptly practicable to obtain shareholder adoption of the merger agreement. Each of Mid Penn’s and Scottdale’s boards of directors has agreed to recommend that its shareholders vote in favor of the merger agreement.

Agreement Not to Solicit Other Offers

Scottdale has agreed that it, its officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Scottdale is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

Acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Mid Penn and Scottdale) involving Scottdale:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Scottdale;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Scottdale representing, in the aggregate, fifteen percent or more of the assets of Scottdale on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent or more of the votes attached to the outstanding securities of Scottdale;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent or more of any class of equity securities of Scottdale; or

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Scottdale may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	Scottdale has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	Scottdale’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below);

•	Scottdale has provided Mid Penn with at least one business day’s prior notice of its determination that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and

•	prior to furnishing or providing access to any information or data with respect to Scottdale or otherwise relating to an acquisition proposal, Scottdale receives from the third party making the proposal a confidentiality agreement on terms no less favorable to Mid Penn than the terms of the existing confidentiality agreement between Scottdale and Mid Penn and provides a copy of the same to Mid Penn.

Scottdale has also agreed to promptly provide to Mid Penn any non-public information about Scottdale that it provides to the third party making the proposal, to the extent such information was not previously provided to Mid Penn.

The term “superior proposal,” as defined under the merger agreement, means any bona fide, unsolicited written acquisition proposal made by a person other than Mid Penn, which the Scottdale board of directors determines in its good faith judgment, after considering the advice of its outside legal counsel and financial advisor:

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Scottdale common stock or all, or substantially all, of the assets of Scottdale on a consolidated basis;

•	would result in a transaction that involves consideration to the holders of Scottdale common stock that is more favorable, from a financial point of view, than the consideration to be paid to such holders by Mid Penn under the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and is, in light of the other terms of such proposal, more favorable to Scottdale than the merger and the transactions contemplated by the merger agreement; and

•	is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, Scottdale has agreed that it will not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn, its recommendation to its shareholders to approve the merger agreement or make any statement, filing or release, in connection with the Scottdale special meeting of shareholders or otherwise, inconsistent with its recommendation to its shareholders to approve the merger agreement (it being understood that taking a neutral position or no position with respect to an acquisition proposal other than the Mid Penn merger shall be considered an adverse modification of its recommendation to its shareholders), except to the extent otherwise permitted and described below;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Mid Penn merger; or

•	enter into (or cause Scottdale to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the Mid Penn merger or requiring Scottdale to fail to consummate the merger.

Up until the time of the Scottdale shareholder meeting, however, Scottdale may withdraw, qualify or modify in a manner adverse to Mid Penn its recommendation to Scottdale shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if but only if:

•	the Scottdale board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to Scottdale’s shareholders under applicable law;

•	it has provided at least three business days’ notice to Mid Penn that a bona fide unsolicited proposal constitutes a superior proposal; and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Mid Penn in writing, the Scottdale board of directors has again in good faith determined that the other acquisition proposal constitutes a superior proposal.

Expenses and Fees

In general, each of Mid Penn and Scottdale will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, except that Mid Penn and Scottdale shall split the costs of printing and mailing the joint proxy statement/prospectus for their respective special meetings.

Indemnification and Insurance

The merger agreement requires Mid Penn to indemnify Scottdale’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Pennsylvania law and the Scottdale articles of incorporation or the Scottdale bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Scottdale or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director, officer or employee of Scottdale or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Mid Penn will defend against and respond thereto.

Mid Penn has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Mid Penn provide advancement of expenses to, all past and present officers, directors and employees of Scottdale and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws and Scottdale’s articles of incorporation and bylaws.

The merger agreement provides that Mid Penn will maintain for a period of six years after completion of the merger Scottdale’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the adoption of the merger agreement by the Mid Penn and Scottdale shareholders;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mid Penn common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of Mid Penn and Scottdale of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Mid Penn or Scottdale, and the expiration of all related waiting periods required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the approval for listing on Nasdaq of the shares of Mid Penn common stock issuable in the merger.

Each of Mid Penn’s and Scottdale’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•	Mid Penn having delivered the merger consideration to the exchange agent.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by March 31, 2018, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable);

•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•	if the shareholders of either Mid Penn or Scottdale fail to adopt the merger agreement at their respective special meetings.

In addition, Mid Penn’s board of directors may terminate the merger agreement if the Scottdale board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Mid Penn, or has otherwise made a determination to accept such proposal.

Further, Scottdale’s board of directors may terminate the merger agreement if Scottdale has received a superior proposal and has made a determination to accept such proposal.

Scottdale may also terminate the merger agreement within five days after the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Scottdale shareholders (the “Determination Date”), if Scottdale’s board determines that each of the following have occurred:

•	the average of the daily closing sale prices of a share of Mid Penn common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date (the “Determination Date Market Value”) is less than 80% of the closing sale price of Mid Penn common stock on the last trading date before the date of the merger agreement; and

•	the decrease in the price of Mid Penn common stock is 20% greater than the decrease in the SNL Small Cap Bank & Thrift Index during the same period.

However, if Scottdale chooses to exercise this termination right, Mid Penn has the option, within five business days of receipt of notice from Scottdale, to adjust the merger consideration and prevent termination under this provision.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Mid Penn or Scottdale, except that both Mid Penn and Scottdale will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Scottdale will pay Mid Penn a termination fee of $2,365,500 in the event that the merger agreement is terminated:

•	by Mid Penn because Scottdale has received an alternative acquisition proposal, and Scottdale (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept the alternative acquisition proposal; or

•	by Scottdale, if Scottdale receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal.

Expense Reimbursement Fee

Scottdale will pay Mid Penn an expense reimbursement fee equal to the lesser of (i) the amount of Mid Penn’s actual and documented out-of-pocket expenses incurred in connection with the merger agreement, or (ii) $500,000 if the merger is terminated by Mid Penn as a result of the failure of the shareholders of Scottdale to approve the transactions contemplated by the merger agreement and, prior to the Scottdale shareholders’ meeting, any person shall have proposed or publicly announced an acquisition proposal for Scottdale.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Scottdale and Mid Penn executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the shareholders of Scottdale and Mid Penn, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Scottdale shareholders.

ACCOUNTING TREATMENT

Mid Penn will account for the merger using the acquisition method under US GAAP. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities, including executory contracts and other commitments, of Scottdale will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized. If the net assets acquired exceed the purchase price, the resulting difference will be recorded as a bargain purchase gain.

Financial statements and reported results of operations of Mid Penn issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Scottdale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material United States federal income tax consequences of the merger to a Scottdale shareholder who holds shares of Scottdale common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It is also based upon representations and facts provided by each of Mid Penn and Scottdale to Stevens & Lee, P.C. and Tucker Arensberg P.C. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to Scottdale shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Scottdale shareholders subject to special treatment under the Internal Revenue Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of Scottdale common stock in an individual retirement account (IRA), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding Scottdale common stock through a pass-through entity, Scottdale shareholders who hold their shares of Scottdale common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, Scottdale shareholders who acquired their shares of Scottdale common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire Scottdale common stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinions of Stevens & Lee and Tucker Arensberg described in this discussion is not binding on the Internal Revenue Service, and the opinions would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of Scottdale common stock are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger. This section is not intended to be tax advice to any shareholder.

Tax Opinion of Stevens & Lee and Tucker Arensberg

The closing of the merger is conditioned, in part, upon the receipt by Mid Penn of the opinion of Stevens & Lee P.C., and the receipt by Scottdale of the opinion of Tucker Arensberg, P.C., each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Mid Penn and Scottdale) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Mid Penn nor Scottdale intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinion of Stevens and Lee, P.C. as to the material United States federal income tax consequences of the merger to Scottdale shareholders:

•	holders of Scottdale common stock who receive Mid Penn common stock in the merger in exchange for all their shares of Scottdale common stock will not recognize any gain or loss with respect to shares of Mid Penn common stock received (except with respect to cash received instead of a fractional share interest in Mid Penn common stock);

•	holders of Scottdale common stock who receive only cash in the merger in exchange for all of their shares of Scottdale common stock will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Scottdale common stock exchanged therefor;

•	each holder of Scottdale common stock who receives Mid Penn common stock and cash (other than in lieu of a fractional share interest in Mid Penn common stock) in the merger in exchange for the holder’s shares of Scottdale common stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in Mid Penn common stock), but will not recognize any loss on the exchange; and

•	holders of Scottdale common stock who receive cash instead of a fractional share interest in Mid Penn common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of Scottdale common stock allocable to that fractional share interest

Character of Gain Where Scottdale Common Stock is Exchanged in the Merger Solely for Cash

If, pursuant to the merger, all of the shares of Scottdale common stock actually owned by a shareholder are exchanged solely for cash, the shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Scottdale common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the shareholder’s holding period with respect to the shares of Scottdale common stock exchanged is more than one year as of the effective date of the merger. If, however, any such shareholder actually or constructively (through the constructive ownership rules of the Internal Revenue Code) owns shares of Mid Penn stock immediately after the merger, part or all of the cash received may be treated as dividend income if the exchange has the effect of a distribution of a dividend with respect to the shareholder. The application of the law to a shareholder described in the previous sentence is particularly complex; accordingly, any such shareholder should consult his or her tax advisor.

Character of Gain Where Scottdale Common Stock is Exchanged in the Merger for Mid Penn Common Stock and Cash

For purposes of calculating gain in this transaction, if a shareholder receives Mid Penn common stock and cash (other than cash received instead of a fractional interest in Mid Penn common stock), gain or loss must be calculated by the shareholder separately for each identifiable block of shares exchanged, and is equal to the sum of the amount of cash and the fair market value of Mid Penn common stock received with respect to that block of shares minus the shareholder’s adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

As noted above, in the case of a Scottdale shareholder that exchanges his or her shares of Scottdale common stock for a combination of Mid Penn common stock and cash pursuant to the merger, such shareholder will recognize the gain, if any, realized by such shareholder in the exchange but not in excess of the amount of cash received. In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends on whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of Mid Penn. For purposes of this determination, the shareholder is treated as if he or she first exchanged all of his or her shares of Scottdale common stock solely for Mid Penn common stock and then Mid Penn immediately redeemed (in a “deemed redemption”) a portion of such Mid Penn common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption (i) is “substantially disproportionate” with respect to the shareholder or (ii) is not essentially equivalent to a dividend.

The deemed redemption should generally be “substantially disproportionate” with respect to a shareholder if the percentage of the outstanding stock of Mid Penn the shareholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Mid Penn the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption, and the shareholder owns less than 50% of the total combined voting power of all classes of Mid Penn stock immediately after the redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of Mid Penn. In general, that determination requires a comparison of the percentage of the outstanding stock of Mid Penn the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of Mid Penn the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a “meaningful reduction” in interest if a cash payment results in at least a relatively minor reduction in the shareholder’s actual and constructive percentage ownership.

Tax Basis and Holding Period

The aggregate tax basis of the Mid Penn common stock received by a Scottdale shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same in the aggregate as the tax basis of the shares of Scottdale common stock surrendered by such shareholder for the Mid Penn common stock, decreased by the amount of any cash received (other than cash received instead of a fractional share interest in Mid Penn common stock) by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange (which does not include gain recognized in respect of fractional shares deemed received and redeemed (as described below)).

Each Scottdale shareholder’s holding period in any shares of Mid Penn common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of Scottdale common stock surrendered in exchange therefor were held, provided that those shares of Scottdale common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a Scottdale shareholder in lieu of a fractional share interest in Mid Penn common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Scottdale common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Scottdale common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of Mid Penn common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

Mid Penn and Scottdale

Mid Penn and Scottdale will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by Mid Penn or Scottdale as a result of the merger (except for amounts resulting from any required change in accounting methods and any deferred income, deferred gain or deferred loss to be taken into account under the relevant consolidated return regulations).

Backup Withholding

Backup withholding at a 28% rate will generally apply to merger consideration that includes cash if the exchanging Scottdale shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Scottdale shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Medicare Tax

In addition to income taxes, any individual shareholder with adjusted gross income (including certain foreign income that is exempt from U.S. taxes) in excess of $250,000 for a married couple filing a joint return (in excess of $200,000 for individuals filing as single) will be subject to the 3.8% Medicare tax on all or part of the income recognized by such individual as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Scottdale common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Scottdale common stock and may not be applicable to holders in special situations. Holders of Scottdale common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

THE MID PENN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Mid Penn shareholders by Mid Penn’s board of directors in connection with the solicitation of proxies from the Mid Penn shareholders for use at the special meeting of Mid Penn shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on November 17, 2017 at 9:00 a.m., local time, at the Halifax Area Ambulance and Rescue Association, Inc., 31 Bunker Hill Road, Halifax, Pennsylvania 17032, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Mid Penn shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 41; and

2.	approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Shareholders Entitled to Vote

The close of business on October 3, 2017 has been fixed by Mid Penn’s board of directors as the record date for the determination of those holders of Mid Penn common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were 4,240,754 shares of Mid Penn common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of Mid Penn common stock as of the Mid Penn record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mid Penn common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Mid Penn special meeting, in person or by proxy, of a majority of the votes cast is required to approve the merger agreement and the proposal to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies.

How Shares Will Be Voted at the Special Meeting

All shares of Mid Penn common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of Mid Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of any of the proposals. If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Mid Penn shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call (888) 497-9677 and then follow the instructions.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact the Mid Penn Corporate Secretary at (717) 692-7105.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Mid Penn, or (3) attending the special meeting in person and voting by ballot at the special meeting. The Mid Penn Secretary’s mailing address is 349 Union Street, Millersburg, Pennsylvania 17061. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Mid Penn has engaged Georgeson LLC (“Georgeson”) to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay Georgeson approximately $6,500, plus reasonable out-of-pocket expenses, for such services and will also indemnify Georgeson against certain claims, costs, damages, liabilities, and expenses.

Mid Penn will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, Mid Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mid Penn common stock and secure their voting instructions. Mid Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mid Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mid Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and Scottdale will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

Mid Penn Affiliate Letter Agreements

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 320,789 shares of Mid Penn common stock, or 7.6% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Mid Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

MID PENN SPECIAL MEETING—PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Mid Penn is asking its shareholders to approve and adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 41. As discussed in detail in the sections entitled “The Merger—Mid Penn’s Reasons for the Merger,” and “—Recommendation of Mid Penn’s Board of Directors,” beginning on pages 56 and 57, respectively, after careful consideration, the Mid Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Mid Penn and the board unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” adoption of the merger agreement.

MID PENN SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Mid Penn special meeting, the number of shares of Mid Penn common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Mid Penn common stock voting in favor is insufficient to adopt the merger agreement, Mid Penn management intends to adjourn the special meeting in order to enable the Mid Penn board of directors more time to solicit additional proxies. In that event, Mid Penn will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Mid Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the Mid Penn board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Mid Penn approve the adjournment proposal,

Mid Penn could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the Mid Penn Board of Directors

The Mid Penn board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT MID PENN BANCORP, INC.

Business

Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. is a one-bank holding company, incorporated in the Commonwealth of Pennsylvania in August 1991. Mid Penn Bancorp, Inc. and its wholly owned subsidiaries are collectively referred to herein as “Mid Penn” or the “Corporation.” On December 31, 1991, Mid Penn acquired, as part of the holding company formation, all of the outstanding common stock of Mid Penn Bank (the “Bank”), and Mid Penn Bank became a wholly owned subsidiary of Mid Penn. Mid Penn’s primary business is to supervise and coordinate the business of its subsidiaries and to provide them with capital and resources.

Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank, which is managed as a single business segment. At December 31, 2016, Mid Penn had total consolidated assets of $1,032,599,000 with total deposits of $935,373,000 and total shareholders’ equity of $70,467,000.

As of December 31, 2016, Mid Penn Bancorp, Inc. did not own or lease any properties. Mid Penn Bank owns or leases the banking offices as identified in Part I, Item 2.

All Mid Penn employees are employed by Mid Penn Bank. At December 31, 2016, Mid Penn Bank had 234 full-time and 23 part-time employees. Mid Penn Bank and its employees are not subject to a collective bargaining agreement, and Mid Penn Bank believes it enjoys good relations with its personnel.

Mid Penn Insurance Services, LLC was a wholly-owned subsidiary of Mid Penn Bank that provided a wide range of personal and commercial insurance products. Due to the lack of activity within this subsidiary, the decision was made to exit this line of business, effective March 1, 2016.

Mid Penn Bank

Mid Penn Bank was organized in 1868 under a predecessor name, Millersburg Bank, and became a state chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank”. On March 1, 2015, in connection with the acquisition of Phoenix Bancorp, Inc. (“Phoenix”) by Mid Penn, Phoenix’s wholly-owned banking subsidiary, Miners Bank, was merged with and into Mid Penn Bank. Mid Penn Bank was the surviving charter, and Miners Bank’s four branches in Schuylkill and Luzerne Counties, Pennsylvania operate as “Miners Bank, a Division of Mid Penn Bank”. The Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation (the “FDIC”) supervise Mid Penn Bank. Mid Penn’s and Mid Penn Bank’s legal headquarters are located at 349 Union Street, Millersburg, Pennsylvania 17061. Mid Penn Bank presently has 21 full service retail banking properties located in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, and Schuylkill Counties, Pennsylvania.

Mid Penn’s primary business consists of attracting deposits and loans from its network of community banking offices operated by Mid Penn Bank. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. Deposits of Mid Penn Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC to the maximum extent provided by law. In addition, Mid Penn Bank provides a full range of trust and retail investment services. Mid Penn Bank also offers other services such as online banking, telephone banking, cash management services, automated teller services and safe deposit boxes.

Business Strategy

Mid Penn Bank’s services are provided to small and middle-market businesses, consumers, nonprofit organizations, municipalities, and real estate investors through 21 full service retail banking properties, one loan production office, and a corporate administration office. Mid Penn’s primary markets currently, and historically, have lower unemployment than the U.S. as a whole, due in part to a diversified manufacturing and services base and the presence of state government offices, which help shield the markets from national trends. At December 31, 2016, the unadjusted unemployment rate for the Harrisburg/Carlisle and Lancaster areas, two of Mid Penn’s primary markets, were 3.9% and 3.7%, respectively, versus the seasonally adjusted national unemployment rate of 4.7%. The unadjusted unemployment rate for Mid Penn’s other market, in the Scranton/Wilkes-Barre/Hazleton area, was 5.5% at December 31, 2016.

Mid Penn Bank seeks to develop long-term customer relationships, maintain high quality service, and provide quick responses to customer needs. Mid Penn believes that an emphasis on local relationship building and its conservative approach to lending are important factors in the success and growth of Mid Penn.

Mid Penn Bank seeks credit opportunities of sound quality within its target market. Creditworthy customers exhibit positive historical repayment trends, stable cash flows and secondary sources of repayment from tangible collateral. Mid Penn Bank extends credit for the purpose of obtaining and continuing long-term relationships. Lenders are provided with detailed underwriting policies for all types of credit risks accepted by Mid Penn Bank, and must obtain appropriate approvals for credit extensions. Mid Penn Bank also maintains strict documentation requirements and extensive credit quality assurance practices in order to identify credit portfolio weaknesses as early as possible so any exposures that are discovered might be mitigated or potential losses reduced.

Lending Activities

Mid Penn Bank offers a variety of loan products to its customers, including loans secured by real estate and commercial and consumer loans. Mid Penn Bank’s primary lending objectives are as follows:

•	to establish a diversified loan portfolio; and

•	to provide a satisfactory return to Mid Penn’s shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality and a reasonable profit margin.

Credit risk is managed through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. Mid Penn Bank generally secures its loans with real estate with such collateral values dependent and subject to change based on real estate market conditions within its market area. As of December 31, 2016, Mid Penn Bank’s highest concentration of credit is in commercial real estate. Most of Mid Penn Bank’s business activity with customers is located in Central Pennsylvania, specifically in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, and Schuylkill Counties.

Investment Activities

Mid Penn’s securities portfolio is used to provide both liquidity and a secondary source of interest earning through investments in higher-yielding assets than overnight funding alternatives, while maintaining asset quality. Mid Penn does not have any significant non-governmental concentrations within its investment securities portfolio.

Mid Penn’s entire portfolio of investment securities as of December 31, 2016, was considered available for sale. As such, the investments are recorded on the balance sheet at fair value. Mid Penn’s investments include US Treasury, agency and municipal securities that derive fair values relative to investments of the same type with similar maturity dates. As the interest rate environment changes, Mid Penn’s fair value of existing securities will change. This difference between the amortized cost and fair value, or unrealized loss, amounted to $4,423,000 as of December 31, 2016. A majority of the investments are high quality United States and municipal securities that, if held to maturity, are expected to result in no loss to Mid Penn Bank.

For additional information with respect to Mid Penn’s business activities, see Part II, Item 7 of this report, which is incorporated herein by reference.

Sources of Funds

Mid Penn Bank primarily uses retail deposits and, to a lesser extent, wholesale borrowings to finance lending and investment activities. Borrowing sources include advances from the Federal Home Loan Bank of Pittsburgh (the “FHLB”) and overnight borrowings from Mid Penn Bank’s correspondent banks. All borrowings, except for lines of credit with Mid Penn Bank’s correspondent banks, require collateral in the form of loans or securities. Collateral levels, therefore, limit borrowings and the available lines of credit extended by Mid Penn Bank’s creditors. As a result, generating and retaining retail deposits remain critical to the future funding and growth of the business. Deposit growth within the banking industry has been subject to strong competition from a variety of financial services companies. This competition may require financial institutions to adjust their product offerings and pricing to maintain and grow deposits.

Competition

The banking business is highly competitive, and the profitability of Mid Penn depends principally upon Mid Penn Bank’s ability to compete in its market area. Mid Penn Bank actively competes with other financial services companies for deposit, loan, and trust business. Competitors include other commercial banks, credit unions, savings banks, savings and loan associations, insurance companies, securities brokerage firms, finance companies, mutual funds, and service alternatives via the Internet. Financial institutions compete primarily on the quality of services rendered, interest rates on loans and deposits, service charges, the convenience of banking facilities, location and hours of operation and, in the case of loans to larger commercial borrowers, relative lending limits.

Many competitors are larger than Mid Penn Bank and have significantly greater financial resources, personnel and locations from which to conduct business. In addition, Mid Penn Bank is subject to banking regulations while certain competitors may not be. For more information, see the “Supervision and Regulation” section below.

Mid Penn has been able to compete effectively with other financial institutions by emphasizing customer service. Mid Penn’s customer service model is based on convenient hours, efficient and friendly employees, local decision making, and quality products. The Gramm-Leach-Bliley Act (“GLB”), which broke down many barriers between the banking, securities and insurance industries, has significantly affected the competitive environment in which Mid Penn operates.

The flow of cash into mutual funds, much of which is made through tax deferred investment vehicles such as 401(k) plans, have historically been a popular savings vehicle for investors. The recent economic conditions and persistent lower interest rates have impacted the returns on many investments and impacted the manner in which investors distribute their funds across investment alternatives. The safety of traditional bank products has remained an attractive option during periods of market volatility. Mid Penn’s ability to attract funds in the future will be impacted by the public’s appetite for the safety of insured or local investments versus the returns offered by alternative choices as part of their personal investment mix.

Supervision and Regulation

General

Bank holding companies and banks are extensively regulated under both Federal and state laws. The regulation and supervision of Mid Penn and Mid Penn Bank are focused on the protection of depositors, the DIF, and the monetary system, and not Mid Penn or its shareholders. Enforcement actions may include the imposition of a conservator or receiver, cease-and-desist orders and written agreements, the termination of insurance on deposits, the imposition of civil money penalties, and removal and prohibition orders. If a banking regulator takes any enforcement action, the value of an equity investment in Mid Penn could be substantially reduced or eliminated. As of December 31, 2016, Mid Penn Bank was not subject to any supervisory enforcement actions.

Federal and state banking laws contain numerous provisions affecting various aspects of the business and operations of Mid Penn and Mid Penn Bank. Mid Penn is subject to, among others, the regulations of the Securities and Exchange Commission (“SEC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and Mid Penn Bank is subject to, among others, the regulations of the Pennsylvania Department of Banking and Securities and the FDIC. The descriptions below of, and references to, applicable statutes and regulations are not intended to be complete lists or reflective of all applicable provisions or their effects on Mid Penn or Mid Penn Bank. They are summaries only and are qualified in their entirety by reference to such statutes and regulations.

Holding Company Regulation

Mid Penn is a registered bank holding company subject to supervision and regulation by the Federal Reserve. As such, it is subject to Mid Penn Bank Holding Company Act of 1956 (“BHCA”) and many of the Federal Reserve’s regulations promulgated thereunder. The Federal Reserve has broad enforcement powers over bank holding companies, including the power to impose substantial fines and civil penalties.

The BHCA requires Mid Penn to file an annual report with the Federal Reserve regarding the holding company and its subsidiary bank. The Federal Reserve Board also makes examinations of the holding company. Mid Penn Bank is not a member of the Federal Reserve System; however, the Federal Reserve possesses cease-and-desist powers over bank holding companies and their subsidiaries where their actions would constitute an unsafe or unsound practice or violation of law. The Federal Reserve Board also makes policy that guides the declaration and distribution of dividends by bank holding companies.

The BHCA restricts a bank holding company’s ability to acquire control of additional banks. In addition, the BHCA restricts the activities in which bank holding companies may engage directly or through non-bank subsidiaries.

Gramm-Leach-Bliley Financial Modernization Act

Under GLB, bank holding companies, such as Mid Penn, that meet certain management, capital, and Community Reinvestment Act standards, are permitted to become financial holding companies. No prior regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities permitted under GLB. Activities cited by GLB as being financial in nature include:

•	securities underwriting, dealing and market making;

•	sponsoring mutual funds and investment companies;

•	insurance underwriting and agency;

•	merchant banking activities; and

•	activities that the Federal Reserve has determined to be closely related to banking.

In addition to permitting financial services providers to enter into new lines of business, the law allows firms the freedom to streamline existing operations and to potentially reduce costs. The Act may increase both opportunity as well as competition.

A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDIC Improvement Act’s prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. The required filing is a declaration that the bank holding company wishes to become a financial holding company and meets all applicable requirements. Many community banks are less able to devote the capital and management resources needed to facilitate broad expansion of financial services including insurance and brokerage services. Mid Penn has not elected to become a financial holding company at this time.

Bank Regulation

Mid Penn Bank, a Pennsylvania-chartered institution, is subject to supervision, regulation and examination by the Pennsylvania Department of Banking and Securities and the FDIC. The deposits of Mid Penn Bank are insured by the FDIC to the maximum extent provided by law. The FDIC assesses deposit insurance premiums, the amount of which depends in part on both the asset size and the condition of Mid Penn Bank. Moreover, the FDIC may terminate deposit insurance of Mid Penn Bank under certain circumstances. The federal and state banking regulatory agencies have broad enforcement powers over depository institutions under their jurisdiction, including the power to terminate deposit insurance, to impose fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions is met. In addition, Mid Penn Bank is subject to a variety of local, state and federal laws that affect its operations.

Banking regulations include, but are not limited to, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans, compensation standards, payment of dividends, various bank account and bank service disclosures, and the safety and soundness of banking practices.

Capital Requirements

Under risk-based capital requirements for bank holding companies, Mid Penn is required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of eight percent. Through December 31, 2016, at least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less goodwill (“Tier 1 Capital”). The remainder may consist of subordinated debt, non-qualifying preferred stock and a limited amount of the loan loss allowance (“Tier 2 Capital”). Combined, the Tier 1 Capital and Tier 2 Capital comprise regulatory “Total Capital”.

In addition, the Federal Reserve has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets (“leverage ratio”) equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4-5%. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised Mid Penn of any specific minimum Tier 1 leverage ratio requirement.

Mid Penn Bank is subject to similar capital requirements adopted by the FDIC. The FDIC has not advised Mid Penn Bank of any specific minimum leverage ratios.

The capital ratios of Mid Penn and Mid Penn Bank are described in Note 18 to Mid Penn’s Consolidated Financial Statements, which are included herein.

Banking regulators continue to indicate their desire to further refine capital requirements applicable to banking organizations, including those discussed in the “Regulatory Capital Changes” section below. Changes to capital requirements could materially affect the profitability of Mid Penn or the fair value of Mid Penn stock.

Prompt Corrective Action

In addition to the required minimum capital levels described above, federal law establishes a system of “prompt corrective actions” which federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a federally regulated depository institution falls. Regulations set forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution, which is not adequately capitalized. Under the rules, an institution will be deemed to be “adequately capitalized” if it exceeds the minimum federal regulatory capital requirements. However, it will be deemed “undercapitalized” if it fails to meet the minimum capital requirements, “significantly undercapitalized” if it has a Total Risk-Based Capital ratio that is less than 6.0%, a Tier 1 Risk-Based Capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

The prompt corrective action rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on payment of dividends, a limitation on asset growth and expansion, in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person”. Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits. In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed “critically undercapitalized” and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

Regulatory Capital Changes

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The phase-in period for community banking organizations began January 1, 2015. The final rules called for the following minimum capital requirements (which include the impact of the capital conservation buffer effective January 1, 2016):

	Effective January 1,
	2016	2017
Common equity Tier 1 capital to risk-weighted assets	5.125%	5.75%
Tier 1 capital to risk-weighted assets	6.625%	7.25%
Total capital to risk-weighted assets	8.625%	9.25%
Leverage ratio	4.0%	4.0%

The final rules established a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it could be subject to certain restrictions on capital distributions and discretionary bonus payments. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations began on January 1, 2016 at the 0.625% level. Implementation of the deductions and other adjustments to common equity Tier 1 capital began on January 1, 2015 and will be phased-in over a three-year period (beginning at 40% on January 1, 2015, 60% on January 1, 2016 and an additional 20% per year thereafter).

The final rules allow community banks to make a one-time election not to include the additional components of accumulated other comprehensive income (“AOCI”) in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. Mid Penn made the election not to include the additional components of AOCI in regulatory capital.

The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the Tier 1 Capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

Consistent with the Dodd-Frank Act, the new rules replace the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-ups approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250% risk weight.

Under the new rules, mortgage servicing assets (“MSAs”) and certain deferred tax assets (“DTAs”) are subject to stricter limitations than those applicable under the current general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain risk weights and credit conversion factors.

Mid Penn has implemented these changes in determining and reporting the regulatory ratios of Mid Penn and Mid Penn Bank, and has concluded that the new rules did not have a material negative effect on Mid Penn’s financial condition.

Safety and Soundness Standards

The federal banking regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards for depository institutions such as Mid Penn Bank. The guidelines establish general standards relating to management practices, internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, liquidity, capital, earnings, compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, the agencies adopted regulations that authorize an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If the institution fails to submit an acceptable compliance plan or fails to implement an accepted plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions be taken, including restricting asset growth, restricting interest rates paid on deposits, and requiring an increase in the institution’s ratio of tangible equity to assets.

Payment of Dividends and Other Restrictions

Mid Penn is a legal entity separate and distinct from its subsidiary, Mid Penn Bank. There are various legal and regulatory limitations on the extent to which Mid Penn Bank can, among other things, finance, or otherwise supply funds to, Mid Penn. Specifically, dividends from Mid Penn Bank are the principal source of Mid Penn’s cash funds, and there are certain legal restrictions under Pennsylvania law and Pennsylvania banking regulations on the payment of dividends by state-chartered banks. The relevant regulatory agencies also have authority to prohibit Mid Penn and Mid Penn Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound banking practice. The payment of dividends could, depending upon the financial condition of Mid Penn and Mid Penn Bank, be deemed to constitute such an unsafe or unsound practice. Mid Penn and Mid Penn Bank were not subject to any such dividend prohibitions as of December 31, 2016.

Deposit Insurance

The FDIC insures deposits of Mid Penn Bank through the DIF. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The amount each institution is assessed is based upon a variety of factors that include the level of assets and tangible equity, as well as the degree of risk the institution poses to the insurance fund. The FDIC insures deposits up to $250,000. Mid Penn Bank pays an insurance premium into the DIF based on a regulatory defined assessment calculation. The FDIC uses a risk-based premium system that assesses higher rates on those institutions that pose greater risks to the DIF. The FDIC places each institution in one of four risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory group assignment). Subsequently, the rate for each institution within a risk category may be adjusted depending upon different factors that either enhance or reduce the risk the institution poses to the DIF, including the unsecured debt, secured liabilities and brokered deposits related to each institution. Finally, certain risk multipliers may be applied to the adjusted assessment.

Beginning with the second quarter of 2011, as mandated by the Dodd-Frank Act, the assessment base that the FDIC uses to calculate assessment premiums is a bank’s average assets minus average tangible equity. As the asset base of the banking industry is larger than the deposit base, the range of assessment rates is a low of 2.5 basis points and a high of 45 basis points, per $100 of assets.

The FDIC is required under the Dodd-Frank Act to establish assessment rates that will allow the DIF to achieve a reserve ratio of 1.35% of Insurance Fund insured deposits by September 2020. In addition, the FDIC has established a “designated reserve ratio” of 2.0%, a target ratio that, until it is achieved, will not likely result in the FDIC reducing assessment rates. In attempting to achieve the mandated 1.35% ratio, the FDIC is required to implement assessment formulas that charge banks over $10 billion in asset size more than banks under that size. These new formulas did not affect Mid Penn Bank as it was less than $10 billion in total assets size. Under the Dodd-Frank Act, the FDIC is authorized to make reimbursements from the insurance fund to banks if the reserve ratio exceeds 1.50%, but the FDIC has adopted the “designated reserve ratio” of 2.0% and has announced that any reimbursements from the fund are indefinitely suspended.

Consumer Protection Laws

A number of laws govern the relationship between Mid Penn Bank and its customers. For example, the Community Reinvestment Act is designed to encourage lending by banks to persons in low and moderate income areas. The Home Mortgage Disclosure Act and the Equal Credit Opportunity Act attempt to minimize lending decisions based on impermissible criteria, such as race or gender. The Truth-in-Lending Act and the Truth-in-Savings Act require banks to provide certain disclosure of relevant terms related to loans and savings accounts, respectively. Anti-tying restrictions (which prohibit conditioning the availability or terms of credit on the purchase of another banking product) further restrict Mid Penn Bank’s relationships with its customers. Mid Penn Bank maintains a comprehensive compliance management program to promote its compliance with these and other applicable consumer protection laws and regulations.

Privacy Laws

The federal banking regulators have issued a number of regulations governing the privacy of consumer financial and customer information. The regulations limit the disclosure by financial institutions, such as Mid Penn and Mid Penn Bank, of nonpublic personal information about individuals who obtain financial products or services for personal, family, or household purposes. Subject to certain exceptions allowed by law, the regulations cover information sharing between financial institutions and nonaffiliated third parties. More specifically, the regulations require financial institutions to:

•	provide initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal financial information to nonaffiliated third parties and affiliates;

•	provide annual notices of their privacy policies to their current customers;

•	provide a reasonable method for consumers to “opt out” of disclosures to nonaffiliated third parties.

Affiliate Transactions

Transactions between Mid Penn and Mid Penn Bank and its affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An “affiliate” of a bank or savings institution is any company or entity that controls, is controlled by, or is under common control with the bank or savings institution. Generally, a subsidiary of a depository institution that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B. Sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms that are consistent with safe and sound banking practices.

The USA Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state-chartered banks:

•	establish an anti-money laundering program that includes training and audit components;

•	comply with regulations regarding the verification of the identity of any person seeking to open an account;

•	take additional required precautions with non-U.S. owned accounts; and

•	perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships.

The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Mid Penn Bank has adopted policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and implementing regulations.

Anti-Money Laundering and Anti-Terrorism Financing

Under Title III of the USA Patriot Act, also known as the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, all financial institutions, including Mid Penn and Mid Penn Bank, are required in general to identify their customers, adopt formal and comprehensive anti-money laundering programs, scrutinize or prohibit altogether certain transactions of special concern, and be prepared to respond to inquiries from U.S. law enforcement agencies concerning their customers and their transactions. Additional information-sharing among financial institutions, regulators, and law enforcement authorities is encouraged for financial institutions that comply with this provision and the authorization of the Secretary of the Treasury to adopt rules to further encourage cooperation and information-sharing. The effectiveness of a financial institution in combating money-laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to Mid Penn Bank.

JOBS Act

In 2012, the Jumpstart Our Business Startups Act (the “JOBS Act”) became law. The JOBS Act is aimed at facilitating capital raising by smaller companies, banks, and bank holding companies by implementing the following changes:

•	raising the threshold requiring registration under the Securities Exchange Act of 1934 (the “Exchange Act”) for banks and bank holdings companies from 500 to 2,000 holders of record;

•	raising the threshold for triggering deregistration under the Exchange Act for banks and bank holding companies from 300 to 1,200 holders of record;

•	raising the limit for Regulation A offerings from $5 million to $50 million per year and exempting some Regulation A offerings from state blue sky laws;

•	permitting advertising and general solicitation in Rule 506 and Rule 144A offerings;

•	allowing private companies to use “crowdfunding” to raise up to $1 million in any 12-month period, subject to certain conditions; and

•	creating a new category of issuer, called an “Emerging Growth Company,” for companies with less than $1 billion in annual gross revenue, which will benefit from certain changes that reduce the cost and burden of carrying out an equity IPO and complying with public company reporting obligations for up to five years.

Dodd-Frank Act

The Dodd-Frank Act, which became law in July 2010, significantly changed regulation of financial institutions and the financial services industry. Dodd-Frank created a Financial Services Oversight Council to identify emerging systemic risks and improve interagency cooperation, and centralized responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, which is responsible for implementing, examining and enforcing compliance with federal consumer financial laws. Dodd-Frank also permanently raised the current standard maximum deposit insurance amount to $250,000, established strengthened capital standards for banks, disallowed certain trust preferred securities from qualifying as Tier 1 Capital (subject to certain grandfather provisions for existing trust preferred securities), established new minimum mortgage underwriting standards, granted the Federal Reserve the power to regulate debit card interchange fees, and implemented corporate governance changes.

Effects of Government Policy and Potential Changes in Regulation

Changes in regulations applicable to Mid Penn or Mid Penn Bank, or shifts in monetary or other government policies, could have a material effect on our business. Mid Penn’s and Mid Penn Bank’s business is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management believes that the industry will continue to experience an increased rate of change as the financial services industry strives for greater product offerings, market share and economies of scale.

From time to time, legislation is enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. Mid Penn cannot predict the likelihood of any major changes or the impact such changes might have on Mid Penn and/or Mid Penn Bank. Various congressional bills and other proposals have proposed a sweeping overhaul of the banking system, including provisions for: limitations on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing the restrictions on bank underwriting activities; and changing the regulation of bank derivatives activities; and allowing commercial enterprises to own banks. As a consequence of the extensive regulation of commercial banking activities in the United States, Mid Penn Bank’s business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Whether any legislation will be enacted or additional regulations will be adopted, and how they might impact Mid Penn, cannot be determined at this time.

Mid Penn’s earnings are, and will be affected by, domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve have had, and will likely continue to have, an impact on the operating results of commercial banks because of the Federal Reserve’s power to implement national monetary policy to, among other things, promote employment, control inflation or combat recession. The Federal Reserve has a major impact on the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

Environmental Laws

Management does not anticipate that compliance with environmental laws and regulations will have any material effect on Mid Penn’s capital, expenditures, earnings, or competitive position. However, environmentally related hazards have become a source of high risk and liability for some financial institutions.

Additionally, the Pennsylvania Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act provides, among other things, protection to lenders from environmental liability and remediation costs under the environmental laws for releases and contamination caused by others. A lender who engages in activities involved in the routine practices of commercial lending, including, but not limited to, the providing of financial services, holding of security interests, workout practices, foreclosure or the recovery of funds from the sale of property shall not be liable under the environmental acts or common law equivalents to the Pennsylvania Department of Environmental Resources or to any other person by virtue of the fact that the lender engages in such commercial lending practice. A lender, however, will be liable if it, its employees or agents, directly cause an immediate release or directly exacerbate a release of regulated substance on or from the property, or known and willfully compelled the borrower to commit an action which caused such release or violate an environmental act. The Pennsylvania Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act does not limit federal liability which still exists under certain circumstances.

Corporate Governance

The Sarbanes-Oxley Act of 2002 and related regulations adopted by the SEC and NASDAQ address the following issues: corporate governance, auditor independence and accounting standards, executive compensation, insider loans, whistleblower protection, and enhanced and timely disclosure of corporate information. Mid Penn has established policies, procedures, and systems designed to promote compliance with these regulations.

Available Information

Mid Penn’s common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is traded on NASDAQ under the trading symbol MPB. Mid Penn is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed with the SEC are available for inspection and copying at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Mid Penn is an electronic filer with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site address is www.sec.gov.

Mid Penn’s headquarters are located at 349 Union Street, Millersburg, Pennsylvania 17061, and its telephone number is 1-866-642-7736. Mid Penn’s website is midpennbank.com. Mid Penn makes available through its website, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably possible after filing with the SEC. Mid Penn has adopted a Code of Ethics that applies to all employees. This document is also available on Mid  Penn’s website. The information included on our website is not considered a part of this document.

Properties

Mid Penn Bank owns a building in Millersburg, Pennsylvania, located at 349 Union Street, which serves as its headquarters and the executive and administrative offices of Mid Penn and Mid Penn Bank. Mid Penn Bank also owns one building in Halifax, Pennsylvania that serves as an operational support facility. In addition, Mid Penn Bank leases two buildings in Harrisburg, Pennsylvania that serve as additional administrative and operational support offices. Administrative space is also leased in Pottsville, Lancaster, and Chambersburg, Pennsylvania. Mid Penn Bank’s retail office network is comprised of 21 full service locations and two ATM only sites at December 31, 2016. Eleven retail banking locations are located in Dauphin County, five in Schuylkill County, three in Cumberland County, two in Lancaster County, one in Northumberland County, and one in Luzerne County. As of December 31, 2016, retail banking facilities at sixteen locations were owned, while seven were leased. On January 20, 2017, Mid Penn Bank consummated the sale of three retail banking properties held for sale. Two of the properties are being leased back from the buyer, while the operations of the third location will be moved to a nearby leased facility. All real estate owned is free and clear of encumbrances. Mid Penn’s operating leases expire at various dates through the year  2035 and generally include options to renew.

Legal Proceedings

Mid Penn is not aware of any litigation that would have a material adverse effect on the consolidated financial position of Mid Penn. Mid Penn and Mid Penn Bank have no proceedings pending other than ordinary routine litigation occurring in the normal course of business. In addition, management does not know of any material proceedings contemplated by governmental authorities against Mid Penn or Mid Penn Bank or any of its properties.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mid Penn

Critical Accounting Estimates

Mid Penn’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to general practices within the banking industry for smaller reporting public companies. Application of these principles involves significant judgments and estimates by management that have a material impact on the carrying value of certain assets and liabilities. The judgments and estimates that we used are based on historical experiences and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and estimates that we have made, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the reported results of our operations.

Management of Mid Penn considers the accounting judgments relating to the allowance for loan and lease losses, the evaluation of Mid Penn’s investment securities for other-than-temporary impairment, the valuation of Mid Penn’s goodwill for impairment, and the valuation of assets acquired and liabilities assumed in business combinations, to be the accounting areas that require the most subjective and complex judgments.

The allowance for loan and lease losses represents management’s estimate of probable incurred credit losses inherent in the loan and lease portfolio. Determining the amount of the allowance for loan and lease losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan and lease portfolio also represents the largest asset type on the consolidated balance sheet. Throughout the remainder of this report, the terms “loan” or “loans” refers to both loans and leases.

Valuations for the investment portfolio are determined using quoted market prices, where available. If quoted market prices are not available, investment valuation is based on pricing models, quotes for similar investment securities, and observable values based upon yield curves and spreads. In addition to valuation, management must assess whether there are any declines in value below the carrying value of the investments that should be considered other than temporary or otherwise require an adjustment in carrying value and recognition of the loss in the consolidated statement of income.

Goodwill recorded in connection with acquisitions is tested annually for impairment. If certain events occur which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur. In making this assessment, Mid Penn considers a number of factors including operating results, business plans, economic projections, anticipated future cash flows, current market data, stock price, etc. There are inherent uncertainties related to these factors and Mid Penn’s judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods.

Valuations of assets acquired and liabilities assumed in business combinations are measured at fair value as of the acquisition date. In many cases, determining the fair value of the assets acquired and liabilities assumed requires Mid Penn to estimate the timing and amount of cash flows expected to result from these assets and liabilities and to discount these cash flows at appropriate rates of interest, which require the utilization of significant estimates and judgment in accounting for the acquisition.

Financial Summary

The comparability of the results of operations for the years ended 2016 and 2015, in general, have been impacted by the acquisition of Phoenix. The reported results for the year ended December 31, 2015 included only ten months of operating results related to the Phoenix acquisition, which closed on March 1, 2015, versus 2016 including twelve months of Phoenix-related results. The consolidated earnings of Mid Penn are derived primarily from the operations of its wholly owned subsidiary, Mid Penn Bank.

2016 versus 2015

Mid Penn’s net income available to common shareholders (“earnings”) of $7,804,000 for the year 2016 reflects an increase of $1,766,000 or 29 percent, over earnings of $6,038,000 for the year 2015. This represents earnings in 2016 of $1.85 per common share, basic and diluted, compared to $1.47 per common share basic and diluted in 2015.

Total assets of Mid Penn grew $100,961,000 or 11 percent, in 2016 to close the year at $1,032,599,000 compared to total assets of $931,638,000 at the end of 2015. This increase was impacted by strong growth in the loan portfolio, as well as in deposits, which led to an increase in Federal Funds Sold. For the year ended December 31, 2016, total deposits increased $158,330,000 or 20 percent to $935,373,000 while the loan portfolio increased $77,411,000 or 11 percent, to $813,924,000 at December 31, 2016. Over the last twelve months, all deposit categories increased, mainly due to both strong retail branch deposit growth and cash management sales efforts. Mid Penn was in a Federal Funds Sold position of $30,477,000 at December 31, 2016, while it was in a short-term borrowing position of $31,596,000 at December 31, 2015.

During the year ended December 31, 2016, long-term debt decreased by $26,724,000 or 66 percent, to $13,581,000 by the end of the year. Mid Penn was able to take advantage of the growth in deposits as a lower cost funding source. The growth in deposits also allowed Mid Penn the opportunity to prepay $16,500,000 in long-term FHLB Advances in 2016.

Mid Penn’s return on average shareholders’ equity, (“ROE”), a widely recognized performance indicator in the financial industry, was 10.71% in 2016 and 9.16% in 2015. Return on average assets (“ROA”), another performance indicator, was 0.78% in 2016 and 0.74% in 2015.

Net interest margin was 3.82% in 2016 versus 4.03% in 2015. Net interest income on a tax equivalent basis increased to $36,470,000 in 2016 from $33,806,000 in 2015. Included in net interest income for the year ended December 31, 2016 was $167,000 in income from the successful resolution of two legacy Phoenix loans acquired with credit deterioration and $558,000 in income for the year ended December 31, 2015 from the successful resolution of six legacy Phoenix loans acquired with credit deterioration. The income was the result of recognizing the remaining accretable and nonaccretable discounts on these loans. Further discussion of net interest margin can be found in the Net Interest Income section below.

Total nonperforming assets decreased $303,000 from $6,062,000 at the end of 2015 to $5,759,000 at the end of 2016. The decline of $961,000 in foreclosed real estate held for sale from $1,185,000 at December 31, 2015 to $224,000 at December 31, 2016 was the leading source of improvement in nonperforming assets. Further discussion of these components can be found in the Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses section below.

Net charge-offs decreased to $855,000 in 2016 from $1,613,000 during 2015. Gross charge-offs decreased $677,000 from $1,784,000 in 2015 to $1,107,000 in 2016. Mid Penn increased the provision for loan and lease losses from $1,065,000 in 2015 to $1,870,000 in 2016. The increase in the loan loss provision for 2016 compared to 2015 was largely driven by the growth in the loan portfolio, as well as an increase in specific allocations on impaired loans. Further discussion of these issues can be found in the Provision for Loan and Lease Losses section below.

Mid Penn’s Tier 1 Capital (to risk weighted assets) of $70,431,000 or 9.1%, and Total Capital (to risk weighted assets) of $85,148,000 or 11.0%, at December 31, 2016, are above the regulatory requirements. Tier 1 Capital consists primarily of Mid Penn’s shareholders’ equity. Total Capital also includes Mid Penn’s qualifying subordinated debt and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

2015 versus 2014

Mid Penn’s earnings of $6,038,000 for the year 2015 reflects an increase of $687,000 or 13 percent, over earnings of $5,351,000 for the year 2014. This represents earnings in 2015 of $1.47 per common share compared to $1.53 per common share in 2014.

Total assets of Mid Penn grew $176,067,000 or 23 percent, in 2015 to close the year at $931,724,000 compared to $755,657,000 at the end of 2014. This increase was impacted by the inclusion of Phoenix’s assets on Mid Penn’s balance sheet, as well as growth in the loan portfolio, which increased $164,980,000 or 29 percent, to $736,513,000. Loans attributable to Phoenix included in the growth of the loan portfolio were $91,655,000.

Total deposits increased $139,121,000 or 22 percent, from $637,922,000 at the end of 2014 to $777,043,000 at December 31, 2015. Over the last twelve months, all deposit categories increased, mainly due to the inclusion of Phoenix’s deposits, but also due to strong cash management and retail efforts. Long-term debt decreased by $12,656,000 or 24 percent, to $40,305,000 by the end of 2015. Mid Penn increased its short-term borrowing position by $31,018,000 to $31,596,000 at the end of 2015 as a low-cost funding source to fund the increased loan demand and to replace the long-term debt that matured in 2015.

Mid Penn’s ROE, a widely recognized performance indicator in the financial industry, was 9.16% in 2015 and 9.95% in 2014. ROA, another performance indicator, was 0.74% in 2015 and 0.78% in 2014.

Performance in 2015 was influenced by the March 1, 2015 acquisition of Phoenix, which resulted in increased earning assets and shareholders’ equity, as well as an improved cost of funds. Mid Penn also had improvement in nonperforming loans and consistent management of controllable expenses throughout 2015.

Net interest margin improved to 4.03% in 2015 from 3.99% in 2014. This improvement was driven by a decrease in the rate on supporting liabilities to 0.64% in 2015 from 0.71% in 2014, which allowed the average interest spread to increase to 3.94% from 3.91% in 2014. Net interest income on a tax equivalent basis increased to $33,806,000 in 2015 from $27,968,000 in 2014. Included in the net interest income increase for the year ended December 31, 2015 is $558,000 in income from the successful resolution of six legacy Phoenix loans acquired with credit deterioration. The income was the result of recognizing the remaining accretable and nonaccretable discounts on these loans. Further discussion of net interest margin can be found in the Net Interest Income section below.

Total nonperforming assets decreased $5,445,000 from $11,507,000 in 2014 to $6,062,000 at the end of 2015. Decreasing nonaccrual loans were the leading source of improvement in nonperforming assets. Two nonaccrual troubled debt restructured loans to unrelated borrowers that totaled $4,680,000 at December 31, 2014, were resolved in 2015, further aiding in the reduction in nonperforming assets. Further discussion of these components can be found in the Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses section.

Net charge-offs increased to $1,613,000 in 2015 from $1,218,000 during 2014. Gross charge-offs increased $456,000 from $1,328,000 in 2014 to $1,784,000 in 2015 mainly due to the impact of two large charge-offs to unrelated borrowers in 2015 totaling $1,461,000. Mid Penn decreased the provision for loan and lease losses from $1,617,000 in 2014 to $1,065,000 in 2015. This was largely driven by decreasing balances of nonperforming assets within the portfolio. Further discussion of these issues can be found in the Provision for Loan and Lease Losses section below.

Mid Penn’s Tier 1 Capital (to risk weighted assets) of $64,089,000 or 9.1%, and Total Capital (to risk weighted assets) of $77,852,000, or 11.0%, at December 31, 2015, are above the regulatory requirements. Tier 1 Capital consists primarily of Mid Penn’s shareholders’ equity. Total Capital also includes Mid Penn’s qualifying subordinated debt and the allowance for loan and lease losses, within permitted limits. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Net Interest Income

Net interest income, Mid Penn’s primary source of earnings, represents the difference between interest income received on loans, investments, and overnight funds, and interest expense paid on deposits and short- and long-term borrowings. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND

INTEREST YIELDS

	Income and Rates on a Taxable Equivalent Basis for Years Ended
(Dollars in thousands)	December 31, 2016					December 31, 2015					December 31, 2014
	Average Balance	Interest			Average Rates	Average Balance	Interest			Average Rates	Average Balance	Interest			Average Rates
ASSETS:
Interest Bearing Balances	$2,559	$12			0.47%	$6,377	$44			0.69%	$6,839	$41			0.60%
Investment Securities
Taxable	79,277	1,515			1.91%	67,382	1,604			2.38%	62,214	1,501			2.41%
Tax-Exempt	80,451	3,130	(a	)	3.89%	69,996	3,031	(a	)	4.33%	74,508	3,303	(a	)	4.43%

Total Securities	159,728					137,378					136,722

Federal Funds Sold	16,848	82			0.49%	535	2			0.37%	30	—			0.00%
Loans and Leases, Net	772,877	36,963	(b	)	4.78%	689,870	33,483	(b	)	4.85%	554,970	27,427	(b	)	4.94%
Restricted Investment in Bank Stocks	2,751	135			4.91%	3,751	249			6.64%	3,063	123			4.02%

Total Earning Assets	954,763	41,837			4.38%	837,911	38,413			4.58%	701,624	32,395			4.62%

Cash and Due from Banks	12,791					13,263					8,460
Other Assets	33,898					32,754					24,152

Total Assets	1,001,452					883,928					734,236

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest-bearing Demand	293,745	1,009			0.34%	$238,141	804			0.34%	$216,656	777			0.36%
Money Market	235,561	1,315			0.56%	208,693	1,122			0.54%	201,281	1,088			0.54%
Savings	59,615	34			0.06%	52,895	31			0.06%	30,953	16			0.05%
Time	172,657	2,156			1.25%	154,335	1,932			1.25%	127,071	1,971			1.55%

Total Interest-bearing Deposits	761,578	4,514				654,064	3,889				575,961	3,852
Short-term Borrowings	2,370	15			0.63%	13,184	47			0.36%	14,813	55			0.37%
Long-term Debt	28,474	442			1.55%	50,642	648			1.28%	30,889	520			1.68%
Subordinated Debt	7,431	396			5.33%	625	23			3.68%	—	—			NA

Total Interest-bearing Liabilities	799,853	5,367			0.67%	718,515	4,607			0.64%	621,663	4,427			0.71%

Noninterest-bearing Demand	120,244					87,474					49,814
Other Liabilities	8,462					6,691					5,491
Shareholders’ Equity	72,893					71,248					57,268

Total Liabilities & Shareholders’ Equity	$1,001,452					$883,928					$734,236

Net Interest Income		$36,470					$33,806					$27,968

Total Yield on Earning Assets					4.38%					4.58%					4.62%
Rate on Supporting Liabilities					0.67%					0.64%					0.71%
Average Interest Spread					3.71%					3.94%					3.91%
Net Interest Margin					3.82%					4.03%					3.99%

(a)	includes tax equivalent adjustments on tax-free municipal securities of $1,064,000, $1,031,000, and $1,123,000 for the years 2016, 2015, and 2014, respectively
(b)	includes tax equivalent adjustments on tax-free municipal loans of $561,000, $643,000, and $522,000 for the years 2016, 2015, and 2014, respectively

Interest and average rates in Table 1 above are presented on a fully taxable-equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans.

Loan fees of $1,097,000, $666,000, and $749,000 are included with loan interest income in Table 1 above for the years 2016, 2015, and 2014, respectively.

TABLE 2: VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Dollars in thousands on a Taxable Equivalent Basis)	2016 Compared to 2015 Increase (Decrease) Due to Change In			2015 Compared to 2014 Increase (Decrease) Due to Change In
	Volume	Rate	Net	Volume	Rate	Net
INTEREST INCOME:	$(26)	$(6)	$(32)	$(3)	$6	$3
Interest Bearing Balances
Investment Securities:
Taxable	283	(372)	(89)	125	(22)	103
Tax-Exempt	453	(354)	99	(200)	(72)	(272)

Total Investment Securities	736	(726)	10	(75)	(94)	(169)
Federal Funds Sold	61	19	80	—	2	2
Loans and Leases, Net	4,029	(549)	3,480	6,667	(611)	6,056
Restricted Investment Bank Stocks	(66)	(48)	(114)	28	98	126

Total Interest Income	4,734	(1,310)	3,424	6,617	(599)	6,018

INTEREST EXPENSE
Interest Bearing Deposits:
NOW	188	17	205	77	(50)	27
Money Market	145	48	193	41	(7)	34
Savings	—	3	3	—	15	15
Time	229	(5)	224	422	(461)	(39)

Total Interest Bearing Deposits	562	63	625	540	(503)	37
Short-term Borrowings	(39)	7	(32)	(6)	(2)	(8)
Long-Term Debt	(284)	78	(206)	333	(205)	128
Subordinated Debt	250	123	373	—	23	23

Total Interest Expense	489	271	760	867	(687)	180

NET INTEREST INCOME	$4,245	$(1,581)	$2,664	$5,750	$88	$5.838

The effect of changing volume and rate has been allocated entirely to the rate column. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

During 2016, taxable equivalent net interest income increased $2,664,000 or 8 percent compared to 2015. During 2015, taxable equivalent net interest income increased $5,838,000 or 21 percent compared to 2014, with much of this increase attributable to the impact of the Phoenix acquisition. The average balances, effective interest differential, and interest yields for the years ended December 31, 2016, 2015, and 2014 and the components of net interest income, are presented in Table 1. A comparative presentation of the changes in net interest income for 2016 compared to 2015, and 2015 compared to 2014, is provided in Table 2. This analysis indicates the changes in interest income and interest expense caused by the volume and rate components of interest earning assets and interest bearing liabilities.

The yield on earning assets decreased to 4.38% in 2016 from 4.58% in 2015. The yield on earning assets for 2014 was 4.62%. The decline in the yield on earning assets in 2016 was softened by the increase in both investment and loan volume. The increased volume helped offset the impact of the decline in the average rate. The average rate on loans decreased from 4.85% in 2015 to 4.78% in 2016. The average rates on investment securities also declined from 2015 to 2016. Taxable investments decreased from 2.38% to 1.91% and tax-exempt investments decreased from 4.33% to 3.89%. This decline in investment yields was generally the result of matured, called, and sold bond proceeds being reinvested at lower market rates. The average “prime rate” for 2016 was 3.50%, while it was 3.25% in both 2015 and 2014.

Interest expense increased by $760,000 or 16 percent, in 2016 as compared to 2015. For the year ending December 31, 2015, interest expense increased $180,000 or 4 percent, compared to 2014. The cost of interest bearing liabilities increased to 0.67% in 2016 from 0.64% in 2015. The cost of interest bearing liabilities for 2014 was 0.71%. While the continued low interest rate environment, along with Mid Penn’s ability to replace higher-cost time deposits with lower-cost demand deposits, aided in maintaining a low cost of interest bearing liabilities in 2016, the increase in the volume of interest bearing liabilities of $81,338,000 for the year ended December 31, 2016, including a full year of the subordinated debt interest expense, led to the overall increase in interest expense.

Included in the net interest income for the year ended December 31, 2016 was $167,000 in income from the successful resolution of two legacy Phoenix loans acquired with credit deterioration. Similarly, $558,000 in interest income for the year ended December 31, 2015 was realized from the successful resolution of six legacy Phoenix loans acquired with credit deterioration. The income was the result of recognizing the remaining accretable and nonaccretable discounts on these loans.

Net interest margin, on a tax equivalent basis, was 3.82% in 2016 compared to 4.03% in 2015 and 3.99% in 2014. The interest rate impact of earning assets and funding sources due to changes in interest rates can be reasonably estimated at current interest rate levels, however, the options selected by customers. The future mix of the loan, investment, and deposit products in Mid Penn Bank’s portfolios may significantly change the estimates used in the simulation models. In addition, our net interest income may be impacted by further interest rate actions of the Federal Reserve. Management continues to monitor the net interest margin closely.

Provision for Loan and Lease Losses

The provision for loan and lease losses is the expense necessary to maintain the allowance for loan and lease losses at a level adequate to absorb management’s estimate of probable losses in the loan and lease portfolio. Mid Penn’s provision for loan and lease losses is based upon management’s monthly review of the loan portfolio. The purpose of the review is to assess loan quality, identify impaired loans and leases, analyze delinquencies, ascertain loan and lease growth, evaluate actual and potential charge-offs and recoveries, and assess general economic conditions in the markets we serve.

Mid Penn has maintained the allowance for loan and lease losses in accordance with Mid Penn’s assessment process, which took into consideration the risk characteristics of the loan and lease portfolio and shifting collateral values from December 31, 2015 to December 31, 2016. For the year ended December 31, 2016, the provision for loan and lease losses was $1,870,000 compared to $1,065,000 for the year ended December 31, 2015. The allowance for loan and lease losses as a percentage of total loans was 0.88% at December 31, 2016, compared to 0.83% at December 31, 2015 and 1.18% at December 31, 2014. This ratio for December 31, 2015 and 2016 was impacted by the inclusion of the Phoenix loan portfolio in the calculation, coupled with the elimination of Phoenix’s allowance for loan and lease losses in conformity with GAAP purchase accounting treatment.

For the year ended December 31, 2016, Mid Penn had net charge-offs of $855,000 compared to net charge-offs of $1,613,000 during the year ended December 31, 2015. Loans charged off during 2016 were comprised of one commercial and industrial loan for $820,000 and ten commercial real estate loans among eight relationships totaling $216,000. In addition, there were charge-offs for three consumer loans to unrelated borrowers totaling

$25,000, one home equity loan for $25,000, and three residential real estate loans among two relationships totaling $4,000. The remaining $17,000 was comprised of deposit account charge-offs. These charge-offs were offset by total recoveries of $252,000 realized during 2016.

Mid Penn may need to make future adjustments to the allowance and the provision for loan and lease losses if economic conditions or loan credit quality differs substantially from the assumptions used in making Mid Penn’s evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans.

Several factors contributed to the increase in the loan loss provision expense in 2016 compared to 2015. The first element was the increase in specific allocations on criticized and classified assets during 2016. While these categories of loans declined $2,299,000 or 14 percent from $16,286,000 at the end 2015 to $13,987,000 at December 31, 2016, the specific allocations required on this pool increased $355,000 from $503,000 at December 31, 2015 to $858,000 at the end of 2016. The second element was an increase in both the special mention and substandard historical loss factors. These elements of the allowance calculation increased to 4.5% and 4.8% at December 31, 2016 from 2.2% and 4.2% at the end of 2015. The increased loss factors were the result of less favorable loss history during the look-back period. Finally, the overall growth in the loan portfolio of $76,692,000 or 10 percent, drove increased levels of both quantitative and qualitative allocations of $47,000 and $578,000, respectively during 2016.

A summary of charge-offs and recoveries of loans and leases are presented in Table 3.

TABLE 3: ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	Years ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Balance, beginning of year	$6,168	$6,716	$6,317	$5,509	$6,772
Loans and leases charged off:
Commercial real estate, construction and land development	216	1,569	1,057	936	499
Commercial, industrial and agricultural	820	130	62	183	834
Real estate—residential	4	35	133	167	195
Consumer	67	50	76	187	860

Total loans and leases charged off	1,107	1,784	1,328	1,473	2,388

Recoveries on loans and leases previously charged off:
Commercial real estate, construction and land development	211	75	13	286	15
Commercial, industrial and agricultural	4	12	13	193	31
Real estate—residential	26	44	20	23	—
Consumer	11	40	64	92	43

Total loans and leases recovered	252	171	110	596	89

Net charge-offs	855	1,613	1,218	877	2,299

Provision for loan and lease losses	1,870	1,065	1,617	1,685	1,036

Balance, end of year	$7,183	$6,168	$6,716	$6,317	$5,509

	Years ended December 31,
	2016	2015	2014	2013	2012
Ratio of net charge-offs during the year to average loans and leases outstanding during the year, net of unearned discount	0.11%	0.23%	0.22%	0.17%	0.48%

Allowance for loan and lease losses as a percentage of total loans and leases at December 31	0.88%	0.83%	1.18%	1.16%	1.14%

Allowance for loan and lease losses as a percentage of non-performing assets at December 31	124.73%	101.75%	58.36%	49.84%	42.05%

Noninterest Income

2016 versus 2015

During the twelve months ended December 31, 2016, noninterest income (excluding net securities gains of $1,046,000) increased $1,090,000 or 29 percent, versus the twelve months ended December 31, 2015 (excluding net security gains of $325,000). Items of particular note are detailed below.

During 2016, Mid Penn took advantage of increased market values on securities to reposition some of its investment portfolio, including selling a large volume of longer-term and rate-sensitive CMOs, as well as certain municipal bonds and agency notes. Mid Penn realized $1,046,000 in net securities gains during 2016 as a result of these investment management activities. In comparison, during 2015, Mid Penn realized $325,000 from net gains on sales of securities.

Mortgage banking income more than doubled to $922,000 during the twelve months ended December 31, 2016, as compared to $456,000 for the same period in 2015. Increased residential real estate financing activity throughout Mid Penn’s footprint, favorably low mortgage market interest rates, and the addition of seasoned loan originators collectively contributed to the increased revenue from this business line.

Mid Penn also experienced increased origination and sales activity in Small Business Administration (“SBA”) loans, resulting in gains of $470,000 from related loan sale gains during the twelve months of 2016, an increase of $218,000 or 87 percent compared to SBA loan sales gains of $252,000 for the same period in 2015. More qualified borrowers continue to take advantage of Mid Penn’s Preferred Lender status with the SBA.

Mid Penn also recognized $317,000 in merchant services income during the twelve months ended December 31, 2016, an increase of $82,000 or 35 percent compared to $235,000 of merchant services income for the same period in 2015. This increase reflects the efforts of the commercial and retail sales team to continue enrolling new participating merchants throughout Mid Penn’s markets.

Other noninterest income increased $217,000 for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015. Included in 2016 other income was $86,000 from the gain on the sale of insurance policies upon the dissolution of Mid Penn Insurance Services, LLC, a then wholly-owned subsidiary of Mid Penn Bank, effective March 1, 2016. The decision was made to liquidate the subsidiary due to the lack of consistent profitability and growth.

2015 versus 2014

During the twelve months ended December 31, 2015, noninterest income, excluding securities gains of $325,000 increased $682,000 or 22 percent, versus the twelve months ended December 31, 2014, excluding security gains of $168,000. The twelve months ended December 31, 2015 was positively impacted by the addition of Phoenix to the income stream. Items of particular note are detailed below.

Income from fiduciary activities for 2015 was $466,000, an $86,000 or 16 percent decrease from $552,000 in 2014. This is primarily attributable to a change in the commission structure on the sale of third-party mutual funds and annuities to Mid Penn Bank’s retail and commercial customers. Assets under management in the areas of Trust and Wealth Management decreased from $46,859,000 at the end of 2014 to $42,891,000 at the end of 2015 and are not a component of Mid Penn’s consolidated balance sheets.

Mid Penn recognized gains on sale of investment securities in 2015 of $325,000 as a result of efforts to better align the portfolio for a rising interest rate environment, up $157,000 from the $168,000 recorded in 2014.

Earnings on bank-owned life insurance increased $68,000 or 34 percent, to $269,000 during 2015 over earnings of $201,000 in 2014. This increase was from the addition of a pool of employee split-dollar policies acquired in the Phoenix acquisition.

Mortgage banking activity increased $143,000 or 46 percent to $456,000 during 2014 from $313,000 in 2014. Improved real estate activity throughout Mid Penn’s footprint and favorable interest rate conditions have contributed to increasing revenue from this business line.

Mid Penn has experienced significant activity in SBA loans during 2015 as more qualified borrowers have taken advantage of Mid Penn’s Preferred Lender status with the SBA. During 2015, this business activity generated $252,000 in fee income, an increase of $133,000 or 112 percent versus the twelve months ended December 31, 2014.

An increase in Letter of Credit fees of $40,000 in 2015 aided in the increase in other income of $140,000 or 27 percent from 2014.

TABLE 4: NONINTEREST INCOME

(Dollars in thousands)	Years ended December 31,
	2016	2015	2014
Income from fiduciary activities	$481	$466	$552
Service charges on deposits	684	690	584
Net gain on sales of investment securities	1,046	325	168
Earnings from cash surrender value of life insurance	264	269	201
Mortgage banking income	922	456	313
ATM debit card interchange income	844	741	544
Merchant services income	317	235	254
Gain on sales of SBA loans	470	252	119
Other income	896	679	549

Total Noninterest Income	$5,924	$4,113	$3,284

Noninterest Expense

2016 versus 2015

During the year ended December 31, 2016, noninterest expenses totaled $28,818,000, an increase of $2,059,000 or 8 percent compared to $26,759,000 for the year ended December 31, 2015.

Salaries and employee benefit expenses increased $1,521,000 during the twelve months ended December 31, 2016 versus the same period in 2015. The increase primarily was attributable to franchise expansion, including (i) the addition of employees from the March 1, 2015 Phoenix acquisition, (ii) staff added to serve in Mid Penn’s branch in the Mechanicsburg, PA market, which opened in June 2015, and (iii) an increase in lending personnel, credit support staff, and executive management in alignment with Mid Penn’s core banking growth.

In connection with the acquisition of Phoenix, Mid Penn incurred $762,000 of nonrecurring merger-related expenses during 2015, while no merger-related expenses were incurred in 2016.

Pennsylvania bank shares tax expense increased $240,000 during the twelve months ended December 31, 2016 versus the same period in 2015 due to the Phoenix acquisition and the resultant increase in the capital base used to determine the annual shares tax.

Occupancy and Equipment expenses increased $329,000 during 2016 versus 2015. The increase is primarily attributable to both added facilities from the Phoenix acquisition, newer offices in Mechanicsburg, PA and Lancaster County, PA, and increased depreciation expense on information technology related enhancements.

Mid Penn benefited from lower loan collection costs in 2016, which are reported in other expenses. These loan collection costs were $306,000 during 2015, but decreased $128,000 or 42 percent to $178,000 during 2016 as the pool of nonperforming credits continued to decrease.

Included in other expenses in 2016 was a $142,000 impairment charge recorded on an asset held for sale and $17,000 in prepayment penalties on long-term FHLB Advances, while there were no impairment charges or prepayment penalties recorded in 2015.

2015 versus 2014

Noninterest expenses increased $6,065,000 or 29 percent, during the twelve months ended December 31, 2015, versus the same period in 2014. Both periods were impacted by the addition of Phoenix to the expense stream or related merger expenses. Items of particular note are detailed below.

Salaries and employee benefits increased during the year ended December 31, 2015 by $3,164,000 or 29 percent, versus 2014. The increase was driven by the addition of the Phoenix employees to Mid Penn’s employee pool, an increase in staffing levels due to Mid Penn’s entry into the Lancaster County and Mechanicsburg markets, and an increase in lending personnel and support staff to augment the expanding reach of Mid Penn.

Occupancy expense increased $634,000 to $1,947,000 in 2015. In addition to the occupancy expenses from the three leased and three owned properties acquired in the Phoenix transaction, this increase was impacted by the inclusion of rent for the new Corporate Administration offices on North Front Street in Harrisburg, and the new Elizabethtown and Simpson Ferry Road branch offices.

Legal and professional fees increased $72,000 or 14 percent, during the twelve months ended December 31, 2015 compared to the same period in 2014. This was due to the increase in consultant fees incurred for cyber penetration testing of Mid Penn’s computer network, implementation of Mid Penn’s mobile banking app, routine legal fees generated through the normal conduct of business, and the periodic examination of potential merger and acquisition opportunities as they became available.

Marketing and advertising expense increased $225,000 in 2015 to $533,000 from $308,000 in 2014. This increase is primarily the result of rebranding efforts in the Phoenix footprint to bring Mid Penn’s style of community banking to the new region.

Equipment, Pennsylvania Bank Shares tax, software licensing, telephone, and other expenses all saw increases related to the inclusion of Phoenix’s normal operating expenses to Mid Penn’s expense stream year-to-date.

Merger and acquisition expenses in connection with the acquisition of Phoenix increased $189,000 to $762,000 in 2015 versus $573,000 in 2014. All expenses in connection with the merger have been recognized.

TABLE 5: NONINTEREST EXPENSE

(Dollars in thousands)	Years ended December 31,
	2016	2015	2014
Salaries and employee benefits	$15,564	$14,043	$10,879
Occupancy expense, net	2,064	1,947	1,313
Equipment expense	1,689	1,477	1,205
Pennsylvania Bank Shares tax expense	648	408	365
FDIC Assessment	688	613	542
Legal and professional fees	711	588	516
Marketing and advertising expense	500	533	308
Software licensing	1,380	1,472	965
Telephone expense	548	569	467
Loss on sale/write-down of foreclosed assets	217	111	204
Intangible amortization	126	114	63
Merger and acquisition expense	—	762	573
ATM debit card processing expense	440	334	310
Internet banking expense	528	429	319
Director fees and benefits expense	340	363	377
Loan collection costs	178	306	288
Meals, travel, and lodging expense	428	399	273
Data processing	341	346	251
Insurance	178	186	141
OREO expense	248	255	172
Investor services	85	96	72
Other expenses	1,917	1,408	1,101

Total Noninterest Expense	$28,818	$26,759	$20,704

Investments

Mid Penn’s investment portfolio is utilized primarily to provide liquidity and collateral, while also being managed to provide additional interest income within reasonable risk parameters.

Mid Penn’s entire portfolio of investment securities at December 31, 2016 and December 31, 2015 were considered available for sale. As such, the investments are recorded at fair value. The investments are valued at a market price relative to investments of the same type with similar maturity dates. As the interest rate environment of these securities changes, the value of securities changes accordingly.

At December 31, 2016, the unrealized loss on investment securities resulted in a decrease in shareholders’ equity of $2,919,000 (unrealized loss on securities of $4,423,000 less deferred income tax benefit of $1,504,000). At December 31, 2015, the unrealized gain on investment securities resulted in an increase in shareholders’ equity of $1,565,000 (unrealized gain on securities of $2,371,000 less deferred income taxes of $806,000). Mid Penn does not have any significant concentrations of non-governmental securities within its investment portfolio. Table 6 provides a summary of our available-for-sale investment securities.

TABLE 6: FAIR VALUE OF INVESTMENT SECURITIES

(Dollars in thousands)	December 31,
	2016	2015	2014
U.S. Treasury and U.S. government agencies	$47,012	$26,990	$27,066
Mortgage-backed U.S. government agencies	25,619	38,804	33,776
State and political subdivision obligations	58,838	66,617	79,171
Corporate debt securities	1,000	2,070	1,060
Equity securities	1,156	1,240	561

	$133,625	$135,721	$141,634

Maturity and yield information relating to debt securities is shown in Table 7.

TABLE 7: INVESTMENT MATURITY AND YIELD

(Dollars in thousands)
As of December 31, 2016	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S. government agencies	$—	$13,742	$30,834	$2,436	$47,012
Mortgage-backed U.S. government agencies	741	5,165	17,596	2,117	25,619
State and political subdivision obligations	1,305	4,729	33,061	19,743	58,838
Corporate debt securities	—	1,000	—	—	1,000
Equity securities	—	100	—	1,056	1,156

	$2,046	$24,736	$81,491	$25,352	$133,625

Weighted Average Yields	One Year and Less	After One Year thru Five Years	After Five Years thru Ten Years	After Ten Years	Total
U.S. Treasury and U.S. government agencies	—	1.83%	2.00%	2.64%	1.98%
Mortgage-backed U.S. government agencies	4.22%	2.79%	2.14%	3.30%	2.43%
State and political subdivision obligations	5.22%	3.40%	4.35%	3.21%	3.91%
Corporate debt securities		4.75%	—	—	4.75%
Equity securities	—	2.03%	—	4.14%	3.96%

	4.86%	2.25%	2.98%	3.03%	2.88%

Loans

At December 31, 2016, loans and leases increased $77,411,000 to $813,924,000 or 11 percent, from December 31, 2015. The main driver of Mid Penn’s loan growth was in the commercial loan area, specifically in commercial and industrial and commercial real estate loans. Mid Penn has expanded its commercial lending scope over the past few years, including adding two agricultural lenders in 2016, and has a complete team of professional lenders who focus their efforts on developing and maintaining complete business relationships.

At December 31, 2016, loans, net of unearned income, represented 83 percent of earning assets, compared to 84 percent on December 31, 2015, and 79 percent on December 31, 2014.

Mid Penn Bank’s loan portfolio is diversified among individuals and small and medium-sized businesses generally located within Mid Penn Bank’s primary market area of Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, and Schuylkill Counties. Commercial real estate, construction, and land development loans are collateralized mainly by mortgages on the income-producing real estate or land involved. Commercial, industrial, and agricultural loans are primarily made to business entities and may be secured by business assets, including commercial real estate, or may be unsecured. Residential real estate loans are secured by liens on the residential property. Consumer loans include installment loans, lines of credit and home equity loans. Mid Penn Bank has no significant concentration of credit to any one borrower. Mid Penn Bank’s highest concentration of credit by loan type is in commercial real estate financings.

A distribution of Mid Penn Bank’s loan portfolio according to major loan classification is shown in Table 8.

TABLE 8: LOAN PORTFOLIO

	December 31,
	2016		2015		2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial real estate, construction and land development	$397,547	48.8	$355,339	48.1	$289,378	50.6	$274,279	50.2	$255,231	52.7
Commercial, industrial and agricultural	171,985	21.1	160,988	21.8	120,326	21.0	107,492	19.7	79,228	16.3
Real estate—residential	240,418	29.5	216,269	29.6	159,004	27.8	160,294	29.3	143,243	29.6
Consumer	4,132	0.6	4,204	0.5	3,018	0.6	4,646	0.8	6,770	1.4

Total Loans	814,082	100.0	736,800	100.0	571,726	100.0	546,711	100.0	484,472	100.0

Unearned income	(158)		(287)		(193)		(249)		(252)

Loans net of unearned discount	813,924		736,513		571,533		546,462		484,220
Allowance for loan and lease losses	(7,183)		(6,168)		(6,716)		(6,317)		(5,509)

Net loans	$806,741		$730,345		$564,817		$540,145		$478,711

Mid Penn’s maturity and rate sensitivity information related to the loan portfolio is reflected in Table 9.

TABLE 9: LOAN MATURITY AND INTEREST SENSITIVITY

As of December 31, 2016	One Year and Less	After One Year thru Five Years	After Five Years	Total
Commercial real estate, construction and land development	$34,478	$30,512	$332,557	$397,547
Commercial, industrial and agricultural	5,096	50,656	116,233	171,985
Real estate—residential mortgages	4,976	24,215	211,227	240,418
Consumer	105	1,064	2,805	3,974

	$44,655	$106,447	$662,822	$813,924

Rate Sensitivity
Predetermined rate	$21,637	$49,692	$123,959	$195,288
Floating or adjustable rate	23,019	56,756	538,861	618,636

	$44,656	$106,448	$662,820	813,924

Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses

Other than as described herein, Mid Penn does not believe there are any significant credit-related trends, events or uncertainties relating to its loan portfolio that are reasonably expected to have a material impact on future results of operations, liquidity, or capital resources. Further, based on known information, Mid Penn believes that the effects of current and past economic conditions and other unfavorable business conditions may influence certain borrowers’ abilities to comply with their repayment terms. Mid Penn continues to monitor the financial strength of these borrowers constantly and does not engage in practices which may be used to artificially shield certain borrowers from the negative economic or business cycle effects that may compromise their ability to repay. Mid Penn does not normally structure construction loans with interest reserve components, or perform commercial real estate or other type of loan workouts whereby an existing loan was restructured into multiple new loans. Also, Mid Penn does not extend loans at maturity solely due to the existence of guarantees, without recognizing the credit as impaired. While the existence of a guarantee may be a mitigating factor in determining the proper level of allowance once impairment has been identified, the guarantee does not affect the impairment analysis.

TABLE 10: NONPERFORMING ASSETS

(Dollars in thousands)	December 31,
	2016	2015	2014	2013	2012
Nonperforming Assets:
Nonaccrual loans	$4,658	$4,418	$8,907	$10,877	$11,831
Accruing troubled debt restructured loans	877	459	2,035	833	426

Total nonperforming loans	5,535	4,877	10,942	11,710	12,257
Foreclosed real estate	224	1,185	565	965	843

Total nonperforming assets	5,759	6,062	11,507	12,675	13,100
Accruing loans 90 days or more past due	59	55	—	—	—

	$5,818	$6,117	$11,507	$12,675	$13,100

Nonperforming loans as a % of total loans outstanding	0.68%	0.66%	1.91%	2.14%	2.53%
Nonperforming assets as a % of total loans outstanding and other real estate	0.71%	0.82%	2.01%	2.32%	2.71%
Ratio of allowance for loan losses to nonperforming loans	129.78%	126.46%	61.37%	53.94%	44.95%

Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact and is not treated as a restructured credit. During 2016, nonperforming loans increased $658,000 from $4,877,000 at December 31, 2015, to $5,535,000 at December 31, 2016 while foreclosed real estate declined $961,000 to $224,000 at December 31, 2016. The increase in nonperforming loans was offset by the decline in foreclosed real estate, causing total nonperforming assets to decrease by $303,000 to $5,759,000 at December 31, 2016 from $6,062,000 at December 31, 2015. Increased accruing troubled debt restructured loans were the leading source of the increase in nonperforming assets. The remaining improvement has primarily been the result of well-structured workout plans.

Mid Penn’s troubled debt restructured loans at December 31, 2016 totaled $3,515,000 of which $877,000 were accruing loans in compliance with the terms of the modification. $2,638,000 of the troubled debt restructured loans are included in nonaccrual loans. As a result of the evaluation, a specific allocation, and subsequently, charge-offs have been taken as appropriate. Further discussion of troubled debt restructured loans can be found in Note 8 to Mid Penn’s Consolidated Financial Statements, which are included in Item 8. As of December 31, 2016, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements.

Mid Penn entered into forbearance agreements on all loans currently classified as troubled debt restructures, and these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary and may include reductions in principal payments, reductions in interest rates, and/or repayment of the loan as collateral is sold.

The following table provides additional analysis of partially charged off loans:

TABLE 11: PARTIALLY CHARGED OFF LOANS

(Dollars in thousands)	December 31, 2016	December 31, 2015
Period ending total loans outstanding (net of unearned income)	$813,924	$736,513
Allowance for loan and lease losses	7,183	6,168
Total Nonperforming loans	5,535	4,877
Nonperforming and impaired loans with partial charge-offs	1,604	1,869
Ratio of nonperforming loans with partial charge-offs to total loans	0.20%	0.25%
Ratio of nonperforming loans with partial charge-offs to total nonperforming loans	28.97%	38.32%
Coverage ratio net of nonperforming loans with partial charge-offs	182.71%	205.05%
Ratio of total allowance to total loans less nonperforming loans with partial charge-offs	0.88%	0.84%

Mid Penn has not experienced any additional charge-offs on loans for which a partial charge-off had originally been taken.

Mid Penn considers a commercial loan or commercial real estate loan to be impaired when it becomes 90 days or more past due and not in the process of collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time, the loan would likely be considered collateral dependent as the discounted cash flow (“DCF”) method would indicate no operating income is available for evaluating the collateral position; therefore, most impaired loans are deemed to be collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variation in value. A specific allocation of allowance is made for any anticipated collateral shortfall. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The collateral shortfall of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan or commercial real estate loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

Larger groups of small-balance loans, such as residential mortgages and consumer installment loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures unless such loans are the subject of a restructuring agreement.

Mid Penn’s rating system assumes any loans classified as substandard nonaccrual to be impaired, and most of these loans are considered collateral dependent; therefore, most of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate as soon as practically possible of the credit being classified as substandard non-accrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until such time as Mid Penn is in receipt of the updated valuation. The Asset Recovery department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no material time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property as soon as practically possible of being placed on nonaccrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

Mid Penn had $6,453,000 in loans deemed impaired at December 31, 2016. Excluding $1,231,000 in loans acquired with credit deterioration from the Phoenix acquisition, Mid Penn had several loan relationships deemed impaired with an aggregate carrying balance of $5,222,000. This pool of loans was further broken down into a group of loans with an aggregate carrying balance of $2,915,000 for which specific allocations totaling $858,000 were included within the loan loss reserve for these loans. The remaining $2,307,000 of loans required no specific allocation within the loan loss reserve. Of the $5,222,000 of impaired loan relationships, excluding the loans acquired with credit deterioration from the Phoenix acquisition, $3,246,000 were commercial real estate relationships, $916,000 were residential relationships, $860,000 were commercial real estate-construction relationships, $140,000 were home equity relationships, and $60,000 were commercial and industrial relationships. There were specific loan loss reserve allocations of $711,000 against the commercial real estate relationships, $72,000 against commercial real estate-construction, $68,000 against residential mortgage, $6,000 against the commercial and industrial relationships, and $1,000 against home equity relationships. Management currently believes that the specific reserves are adequate to cover probable future losses related to these relationships.

The allowance for loan losses is a reserve established in the form of a provision expense for loan and lease losses and is reduced by loan charge-offs net of recoveries. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risk on a monthly basis so that an appropriate allowance is maintained. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for loan and lease losses to the Mid Penn board of directors, indicating any changes in the allowance since the last review. In making the evaluation, management considers the results of recent regulatory examinations, which typically include a review of the allowance for loan and lease losses an integral part of the examination process. As part of the examination process, federal or state regulatory agencies may require Mid Penn to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

In establishing the allowance, management evaluates on a quantitative basis individual classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. In addition, an allowance for the remainder of the loan and lease portfolio is determined based on historical loss experience within certain components of the portfolio. These allocations may be modified if current conditions indicate that loan and lease losses may differ from historical experience.

In addition, a portion of the allowance is established for losses inherent in the loan and lease portfolio which have not been identified by the quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in historical loss experience. These factors include:

•	changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

•	changes in the value of underlying collateral for collateral-dependent loans;

•	changes in the experience, ability, and depth of lending management and other relevant staff;

•	changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

•	changes in the quality of the institution’s loan review system;

•	changes in the nature and volume of the portfolio and in the terms of loans;

•	the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio; and

•	the existence and effect of any concentrations of credit and changes in the level of such concentrations.

While the allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for probable losses inherent in the loan and lease portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. Changes in these estimates may impact the provisions charged to expense in future periods.

Management believes, based on information currently available, that the allowance for loan and lease losses of $7,183,000 as of December 31, 2016 is adequate to cover specifically identifiable loan losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

The allocation of the allowance for loan and lease losses among the major classifications is shown in Table 12 as of December 31 of each of the past five years.

TABLE 12: ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
	2016	2015	2014	2013	2012
Commercial real estate, construction and land development	$4,467	$3,705	$3,958	$4,015	$3,122
Commercial, industrial and agricultural	1,581	1,394	1,395	1,187	1,299
Real estate—residential	541	534	450	581	635
Consumer	382	329	688	513	444
Unallocated	212	206	225	21	9

	$7,183	$6,168	$6,716	$6,317	$5,509

The growth in the loan portfolio during 2016, as well as an increase in specific allocations on impaired loans, resulted in a larger allowance in 2016. See also the discussion in the Provision for Loan and Lease Losses section.

The allowance for loan and lease losses at December 31, 2016 was $7,183,000 or 0.88%, of total loans (less unearned discount) as compared to $6,168,000 or 0.83%, at December 31, 2014, and $6,716,000 or 1.18%, at December 31, 2014. This ratio at December 31, 2015 and 2016 was impacted in 2015 by the inclusion of the Phoenix loan portfolio in the calculation, coupled with the elimination of Phoenix’s allowance for loan and lease losses in conformity with GAAP purchase accounting treatment.

Deposits and Other Funding Sources

Mid Penn’s primary source of funds are deposits. Total deposits at December 31, 2016 increased by $158,330,000 or 20 percent, over December 31, 2015, which increased by $139,121,000 or 22 percent, over December 31, 2014. During 2016, all deposit categories increased, mainly due to both strong cash management and retail growth. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 31, 2016, 2015, and 2014 are presented in Table 13.

Average short-term borrowings for 2016 were $2,370,000 compared to $13,184,000 in 2015. These short-term borrowings consisted of federal funds purchased. As of December 31, 2016, Mid Penn had no short-term borrowings outstanding.

At December 31, 2016, Mid Penn Bank had $13,567,000 in brokered time deposits, an increase of $2,399,000 or 21 percent, over December 31, 2015, which increased by $6,706,000 or 150.3%, over the same period in 2014. The increase in brokered deposits in 2015 was mainly due to the brokered certificates of deposits Mid Penn acquired from Phoenix, which totaled $6,221,000 at December 31, 2015.

TABLE 13: DEPOSITS BY MAJOR CLASSIFICATION

	Years Ended December 31,
	2016		2015		2014
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposit	$120,244	0.00%	$87,474	0.00%	$49,814	0.00%
Interest-bearing demand deposits	293,745	0.34%	238,141	0.34%	216,656	0.36%
Money market	235,561	0.56%	208,693	0.54%	201,281	0.54%
Savings	59,615	0.06%	52,895	0.06%	30,953	0.05%
Time	172,657	1.25%	154,335	1.25%	127,071	1.55%

	$881,822	0.51%	741,538	0.53%	625,775	0.62%

The maturity distribution of time deposits of $100,000 or more is reflected in Table 14.

TABLE 14: MATURITY OF TIME DEPOSITS $100,000 OR MORE

(Dollars in thousands)	December 31,
	2016	2015	2014
Three months or less	$16,083	$8,986	$4,506
Over three months to twelve months	28,254	17,807	21,308
Over twelve months	41,822	37,233	22,604

	$86,159	64,026	48,418

Capital Resources

Shareholders’ equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The detailed computation of Mid Penn’s regulatory capital ratios can be found in Note 18 of Item 8, Notes to Consolidated Financial Statements. The greater a corporation’s capital resources, the more likely it is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the corporation’s earnings have been invested in the continued growth of the business or paid to shareholders. The buildup makes it difficult for a corporation to offer a competitive return on the shareholders’ capital going forward. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

Shareholders’ equity increased in 2016 by $399,000 or 1 percent, following an increase in 2015 of $10,938,000 or 18 percent, and an increase in 2014 of $6,214,000 or 12 percent. Capital was positively impacted in 2016 by the net income available to common shareholders of $7,804,000 but this increase was offset by the other comprehensive loss of $4,665,000 and dividend payments of $2,875,000. The primary source of Mid Penn’s other comprehensive loss in 2016 was the change in unrealized losses on available-for-sale investments held primarily to support public deposit pledging requirements. These unrealized losses are not other-than-temporary-impairments, but relate to the price changes of securities from significant yield curve increases which occurred during the fourth quarter of 2016. In 2015 capital was positively impacted by the issuance of 723,851 shares of common stock valued at $11,292,000 as merger consideration in the Phoenix acquisition, as well as an increase in retained earnings from the normal operations of Mid Penn. Mid Penn also used the $7,500,000 in net proceeds from the issuance and sale of its subordinated notes to redeem all of its Series B Preferred Stock for an aggregate redemption price of $5,123,000 and Series C Preferred Stock for an aggregate redemption price of $1,754,000. These redemptions negatively impacted shareholders’ equity in 2015. Capital was positively impacted in 2014 by the net income available to common shareholders of $5,701,000 and other comprehensive income of $2,385,000.

Mid Penn’s current intent for dividend payout is to provide quarterly cash returns to shareholders and earnings retention at a level sufficient to finance future growth. For additional information, see “Part II—Item 5—Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Repurchases of Equity Securities—Dividends”. The dividends paid and declared on common shares totaled $0.58 and $0.68, respectively, for the year ended December 31, 2016. Dividends paid and declared totaled $0.44 for the year ended December 31, 2015 and $0.45 for the year ended December 31, 2014. The dividend payout ratio, which represents the percentage of annual net income returned to shareholders in the form of cash dividends, was 31.43% for 2016 and 29.93% for 2015.

Mid Penn maintained regulatory capital levels, leverage ratios, and risk-based capital ratios as of December 31, 2016, and 2015, as follows:

(Dollars in thousands)	Capital Adequacy
	Actual		Minimum Capital Required		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
Corporation
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$70,431	6.8%	$41,595	4.0%	$	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	34,807	4.5%		N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	46,409	6.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	85,148	11.0%	61,879	8.0%		N/A	N/A
Bank
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$77,026	7.4%	$41,568	4.0%		$51,960	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	34,781	4.5%		50,239	6.5%
Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	46,374	6.0%		61,832	8.0%
Total Capital (to Risk Weighted Assets)	84,329	10.9%	61,832	8.0%		77,291	10.0%
Corporation
As of December 31, 2015
Tier 1 Capital (to Average Assets)	64,089	7.3%	$35,098	4.0%	$	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	64,089	9.1%	31,731	4.5%		N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	64,089	9.1%	42,308	6.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	77,852	11.0%	56,410	8.0%		N/A	N/A
Bank
As of December 31, 2015
Tier 1 Capital (to Average Assets)	$70,351	7.8%	$36,245	4.0%		$45,306	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	70,351	10.0%	31,698	4.5%		45,786	6.5%
Tier 1 Capital (to Risk Weighted Assets)	70,351	10.0%	42,264	6.0%		56,352	8.0%
Total Capital (to Risk Weighted Assets)	76,614	10.9%	56,352	8.0%		70,440	10.0%

Series B Preferred Stock

Between September 26, 2012 and January 3, 2013, Mid Penn issued, via a private placement, 5,000 shares of its 7% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), resulting in total gross proceeds of $5,000,000. On December 9, 2015, Mid Penn, using a portion of the proceeds from the offering of the subordinated notes described below, redeemed all of its issued and outstanding shares of Series B Preferred Stock at a price equal to $1,024.67 per share, which is equal to $1,020 per share plus an amount equal to declared but unpaid dividends on December 9, 2015, for a total redemption price of $5,123,000.

Small Business Lending Fund Preferred Shares

On March 1, 2015, Mid Penn assumed all of the issued and outstanding shares of Phoenix with respect to 1,750 shares of Phoenix’s preferred stock issued to the Treasury in connection with the Small Business Lending Fund (“SBLF”) and issued 1,750 shares of SBLF Preferred Shares, having a $1,000 liquidation preference per share, to the Treasury. The SBLF Preferred Shares qualified as Tier 1 Capital and had terms and conditions identical to those shares of preferred stock issued by Phoenix to the Treasury. Mid Penn paid noncumulative dividends quarterly on January 1, April 1, July 1, and October 1. The dividend rate was 1.00% per annum for payment dates up to its redemption. On December 15, 2015, Mid Penn, using a portion of the proceeds from the offering of subordinated notes described below, redeemed all of the outstanding shares of its SBLF Preferred Shares held by the Treasury for an aggregate redemption price of $1,754,000 including accrued but unpaid dividends.

Subordinated Debt

On November 9, 2015, Mid Penn entered into agreements with investors to purchase $7,500,000 aggregate principal amount of its Subordinated Notes (the “Notes”) due 2025. The Notes are treated as Tier 2 capital for regulatory capital purposes. The offering closed in December 2015.

The Notes bear interest at a rate of 5.15% per year for the first five years and then float at the Wall Street Journal’s Prime Rate plus 0.50%, provided that the interest rate applicable to the outstanding principal balance will at no times be less than 4.0%. Interest is paid quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2016. The Notes will mature on December 9, 2025 and are redeemable in whole or in part, without premium or penalty, at any time on or after December 9, 2020, and prior to December 9, 2025. Additionally, Mid Penn may redeem the Notes in whole at any time, or in part from time to time, upon at least 30 days’ notice if: (i) a change or prospective change in law occurs that could prevent Mid Penn from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) Mid Penn becomes required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption.

Holders of the Notes may not accelerate the maturity of the Notes, except upon Mid Penn’s or Mid Penn Bank’s, its principal banking subsidiary’s, bankruptcy, insolvency, liquidation, receivership, or similar event.

Federal Income Taxes

Federal income tax expense for 2016 was $2,277,000 compared to $1,644,000 in 2015 and $1,462,000 in 2014. The effective tax rate was 23% in 2016 and 20% in both 2015 and 2014. The increased effective tax rate was the result of higher pre-tax earnings and a larger amount in the higher incremental tax bracket.

Liquidity

Mid Penn’s asset-liability management policy addresses the management of Mid Penn’s liquidity position and its ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. Mid Penn utilizes its investments as a source of liquidity, along with deposit growth and increases in borrowings. (See Deposits and Other Funding Sources which appears earlier in this discussion.) Liquidity from investments is provided primarily through investment calls and sales, and from investments and interest-bearing balances with maturities of one year or less.

Mid Penn Bank has short-term borrowing capacity from the FHLB for overnight borrowings up to Mid Penn Bank’s unused borrowing capacity of $404,244,000 at December 31, 2016, upon satisfaction of any stock purchase requirements of the FHLB. This line is collateralized by certain qualifying loans and investment securities of Mid Penn Bank. Mid Penn Bank also has unused lines of credit with correspondent banks amounting to $15,000,000 at December 31, 2016.

Major sources of cash in 2016 came from the $111,390,000 proceeds from the sales of investments securities and the increase in deposits of $158,330,000.

Major uses of cash in 2016 were the purchases of investment securities of $142,861,000 and the increase in loans of $77,795,000.

Major sources of cash in 2015 came from the $37,142,000 proceeds from the sales of investments securities, the increase in short-term borrowings of $31,018,000 and the increase in deposits of $15,883,000, which excludes the deposits assumed in the Phoenix acquisition.

Major uses of cash in 2015 were the increase in loans of $60,043,000, excluding the loans acquired in the Phoenix acquisition, the purchases of investment securities of $35,858,000 and long-term debt repayments of $16,226,000.

Aggregate Contractual Obligations

Table 15 represents Mid Penn’s on-and-off balance sheet aggregate contractual obligations to make future payments as of December 31, 2016.

TABLE 15: AGGREGATE CONTRACTUAL OBLIGATIONS

(Dollars in thousands)			Payments Due by Period
	Financial Statements Note Reference	Total	One Year or Less	One to Three Years	Three to Five Years	More than Five Years
Operating lease obligations	9	$10,393	$1,121	$2,231	$1,375	$5,666
Certificates of deposit	10	182,595	81,753	63,901	36,203	738
Long-term debt	12	13,581	1,016	10,000	—	2,565
Subordinated debt	13	7,500	386	773	773	5,568
Payments under benefit plans	15	1,396	167	317	292	620
Executive compensation payments	16	397	48	101	101	147

		$205,469	$83,370	$75,092	$37,369	$9,638

We are not aware of any other commitments or contingent liabilities which may have a material adverse impact on Mid Penn’s liquidity or capital resources.

Effects of Inflation

A bank’s asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon Mid Penn’s ability to manage the balance sheet sensitivity to changes in interest rates and, by such reaction, mitigate the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, Management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Information shown elsewhere in this joint proxy statement/prospectus will assist in the understanding of how Mid Penn is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net liabilities, as well as the composition of loans, investments and deposits should be considered.

Off-Balance Sheet Items

Mid Penn makes contractual commitments to extend credit and extends lines of credit, which are subject to Mid Penn’s credit approval and monitoring procedures.

As of December 31, 2016, commitments to extend credit amounted to $201,749,000 compared to $157,338,000 as of December 31, 2015.

Mid Penn also issues standby letters of credit to its customers. The risk associated with standby letters of credit is essentially the same as the credit risk involved in loan extensions to customers. Standby letters of credit decreased to $14,000,000 at December 31, 2016, from $15,805,000 at December 31, 2015.

Results of Operations for the Quarters Ended June 30, 2017 and June 30, 2016

Overview

Net income was $2,345,000 or $0.55 per common share, for the quarter ended June 30, 2017, compared to net income of $2,022,000 or $0.48 per common share, for the quarter ended June 30, 2016. During the six months ended June 30, 2017, net income was $4,339,000 or $1.02 per common share, versus $3,827,000 or $0.91 per common share, for the six months ended June 30, 2016.

Net income as (i) a percent of average assets (return on average assets, or “ROA”) and (ii) shareholders’ equity (return on average equity, or “ROE”) were as follows (calculated and reported on an annualized basis):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Return on average assets	0.86%	0.82%	0.82%	0.80%
Return on average equity	12.74%	11.28%	12.05%	10.75%

Net Interest Income/Funding Sources

Net interest income, Mid Penn’s primary source of revenue, is the amount by which interest income on loans and investments exceeds interest incurred on deposits and borrowings. The amount of net interest income is affected by changes in interest rates and changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the analysis below on a taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%.

The following table includes average balances, amounts, and rates of interest income and expense, interest rate spread, and net interest margin for the three months ended June 30, 2017 and 2016.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	June 30, 2017				June 30, 2016
	Average Balance	Interest		Average Rates	Average Balance	Interest		Average Rates
ASSETS:
Interest Bearing Balances	$2,663	$5		0.75%	$1,067	$2		0.75%
Investment Securities:
Taxable	122,661	604		1.98%	81,829	353		1.74%
Tax-Exempt	50,052	401	(a)	3.21%	82,576	829	(a)	4.04%

Total Securities	172,713	1,005		2.33%	164,405	1,182		2.89%
Federal Funds Sold	8,766	23		1.05%	14,207	15		0.42%
Loans and Leases, Net	848,980	10,060	(b)	4.75%	753,734	9,053	(b)	4.83%
Restricted Investment in Bank Stocks	2,702	33		4.90%	2,851	36		5.08%

Total Earning Assets	1,035,824	11,126		4.31%	936,264	10,288		4.42%

Cash and Due from Banks	21,728				12,296
Other Assets	33,831				39,248

Total Assets	$1,091,383				$987,808

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest-bearing Demand	$335,556	294		0.35%	$286,879	241		0.34%
Money Market	249,928	357		0.57%	232,455	321		0.56%
Savings	63,372	10		0.06%	60,554	9		0.06%
Time	193,688	616		1.28%	169,047	521		1.24%

Total Interest-bearing Deposits	842,544	1,277		0.61%	748,935	1,092		0.59%
Short-term Borrowings	4,472	13		1.17%	1,405	12		3.44%
Long-term Debt	13,496	80		2.38%	35,607	123		1.39%
Subordinated Debt	7,417	99		5.35%	7,430	99		5.36%

Total Interest-bearing Liabilities	867,929	1,469		0.68%	793,377	1,326		0.67%

Noninterest-bearing Demand	138,423				113,249
Other Liabilities	11,188				6,380
Shareholders’ Equity	73,843				74,802

Total Liabilities & Shareholders’ Equity	$1,091,383				$987,808

Net Interest Income		$9,657				$8,962

Total Yield on Earning Assets				4.31%				4.42%
Rate on Supporting Liabilities				0.68%				0.67%
Average Interest Spread				3.63%				3.75%
Net Interest Margin				3.74%				3.85%

(a)	Includes tax-equivalent adjustments on interest from tax-free municipal securities of $136,000 and $282,000 for the three months ended June 30, 2017 and 2016, respectively.

(b)	Includes tax equivalent adjustments on interest from tax-free municipal loans of $111,000 and $147,000 for the three months ended June 30, 2017 and 2016, respectively.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Six Months Ended
(Dollars in thousands)	June 30, 2017				June 30, 2016
	Average Balance	Interest		Average Rates	Average Balance	Interest		Average Rates
ASSETS:
Interest Bearing Balances	$2,462	$7		0.57%	$1,109	$9		1.63%
Investment Securities:
Taxable	109,670	1,070		1.97%	80,053	723		1.82%
Tax-Exempt	52,511	879	(a)	3.38%	75,592	1,533	(a)	4.08%

Total Securities	162,181	1,949		2.42%	155,645	2,256		2.91%
Federal Funds Sold	15,976	74		0.93%	8,073	18		0.45%
Loans and Leases, Net	836,702	19,885	(b)	4.79%	748,494	18,001	(b)	4.84%
Restricted Investment in Bank Stocks	2,518	56		4.48%	3,017	82		5.47%

Total Earning Assets	1,019,839	21,971		4.34%	916,338	20,366		4.47%

Cash and Due from Banks	18,647				12,081
Other Assets	34,268				38,023

Total Assets	$1,072,754				$966,442

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest-bearing Demand	$329,617	570		0.35%	$275,697	468		0.34%
Money Market	250,396	705		0.57%	225,450	623		0.56%
Savings	62,455	18		0.06%	59,084	17		0.06%
Time	188,988	1,188		1.27%	166,313	1,023		1.24%

Total Interest-bearing Deposits	831,456	2,481		0.60%	726,544	2,131		0.59%
Short-term Borrowings	2,256	13		1.16%	4,767	25		1.05%
Long-term Debt	13,525	161		2.40%	37,943	254		1.35%
Subordinated Debt	7,416	198		5.38%	7,452	198		5.34%

Total Interest-bearing Liabilities	854,653	2,853		0.67%	769,254	2,608		0.68%

Noninterest-bearing Demand	134,000				109,482
Other Liabilities	11,492				14,486
Shareholders’ Equity	72,609				73,220

Total Liabilities & Shareholders’ Equity	$1,072,754				$966,442

Net Interest Income		$19,118				$17,758

Total Yield on Earning Assets				4.34%				4.47%
Rate on Supporting Liabilities				0.67%				0.68%
Average Interest Spread				3.67%				3.79%
Net Interest Margin				3.78%				3.90%

(a)	Includes tax equivalent adjustments on interest from tax-free municipal securities of $299,000 and $520,000 for the six months ended June 30, 2017 and 2016, respectively.
(b)	Includes tax equivalent adjustments on interest from tax-free municipal loans of $234,000 and $289,000 for the six months ended June 30, 2017 and 2016, respectively.

Taxable-equivalent net interest income was $9,657,000 for the three months ended June 30, 2017, an increase of $695,000 or 8 percent compared to the three months ended June 30, 2016. During the six months ended June 30, 2017, taxable-equivalent net interest income increased $1,360,000 or 8 percent to $19,118,000 from $17,758,000 during the six months ended June 30, 2016. Net interest income in the first half of 2017 was positively impacted by core loan growth funded by lower-cost deposits, as well as the recognition of $279,000 of loan income from the successful workout of a loan relationship that included a previous charge-off in 2010.

For the three months ended June 30, 2017, Mid Penn’s tax-equivalent net interest margin was 3.74% compared to 3.85% for the three months ended June 30, 2016. For the six months ended June 30, 2017, Mid Penn’s tax-equivalent net interest margin was 3.78% versus 3.90% for the six months ended June 30, 2016. The decrease in the net interest margin year over year was primarily attributed to the lower yield earned on the investment portfolio. For the first six months of 2017, the overall investment portfolio yield was 2.42%, compared to an investment portfolio yield of 2.91% for the same period in 2016. The reduction was attributed to Mid Penn establishing, in the first half of 2017, a $71,096,000 held-to-maturity investment portfolio comprised primarily of lower-risk and lower-yielding U.S. Treasury notes and U.S. agency mortgage-backed securities. The held-to-maturity portfolio was established to support Mid Penn Bank’s growth in public fund deposit pledging requirements.

Although the effective interest rate impact on earning assets and funding sources can be reasonably estimated at current interest rate levels, the options selected by customers, and the future mix of the loan, investment, and deposit products in Mid Penn Bank’s portfolios, may significantly change the estimates used in Mid Penn’s asset and liability management and related interest rate risk simulation models. In addition, our net interest income may be impacted by further interest rate actions of the Board of Governors of the Federal Reserve System.

Provision for Loan Losses

The provision for loan and lease losses is the expense necessary to maintain the allowance at a level adequate to absorb management’s estimate of probable losses in the loan and lease portfolio. Mid Penn’s provision for loan and lease losses is based upon management’s monthly review of the loan portfolio. The purpose of the review is to assess loan quality, identify impaired loans and leases, analyze delinquencies, ascertain loan and lease growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in the markets Mid Penn serves.

Mid Penn has maintained the allowance in accordance with Mid Penn’s assessment process, which takes into consideration, among other relevant factors, the risk characteristics of the loan portfolio, the growth in the loan portfolio during the first six months of 2017, and shifting collateral values from December 31, 2016 to June 30, 2017.

Based upon its analysis of loan and lease loss allowance adequacy, management recorded a $100,000 loan loss provision for the three months ended June 30, 2017, compared to a provision of $395,000 for the three months ended June 30, 2016. During the six months ended June 30, 2017, the provision for loan and lease losses was $225,000 compared to $735,000 for the six months ended June 30, 2016. The amount of the loan loss provision for the first quarter of 2017 was less than the same period in 2016 as Mid Penn had net loan recoveries of $305,000 in the first six months of 2017 which substantially increased the allowance for loan loss balance. The allowance as a percentage of total loans was 0.89% at June 30, 2017, compared to 0.88% at December 31, 2016. For further discussion of factors affecting the provision for loan and lease losses please see Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses in the Financial Condition section of this Management’s Discussion and Analysis.

Noninterest Income

During the three months ended June 30, 2017, noninterest income was $1,362,000 reflecting a decrease of $36,000 or 3 percent compared to noninterest income of $1,398,000 for the three months ended June 30, 2016.

For the six months ended June 30, 2017, noninterest income totaled $2,798,000, an increase of $168,000 or 6 percent, compared to noninterest income of $2,630,000 for the same period in 2016.

The following components of noninterest income showed significant changes:

(Dollars in Thousands)	Three Months Ended June 30,
	2017	2016	$ Variance	% Variance
Income from fiduciary activities	$200	$139	$61	44%
Service charges on deposits	174	158	16	10%
Net gain on sales of investment securities	12	213	(201)	-94%
Net gain on sales of SBA loans	157	75	82	109%
Other income	204	208	(4)	-2%

(Dollars in Thousands)	Six Months Ended June 30,
	2017	2016	$ Variance	% Variance
Income from fiduciary activities	$396	$245	$151	62%
Service charges on deposits	379	313	66	21%
Net gain on sales of investment securities	20	213	(193)	-91%
Net gain on sales of SBA loans	441	265	176	66%
Other income	393	466	(73)	-16%

Income from fiduciary activities was $396,000 for the first six months of 2017, an increase of $151,000 or 61 percent compared to fiduciary income of $245,000 during the same period in 2016. These additional revenues were attributed to wealth management assets under management significantly increasing over the past twelve months as a result of successful business development efforts by Mid Penn’s expanded team of trust and retail investment officers.

For the six months ended June 30, 2017, service charges on deposits were $379,000, an increase of $66,000 or 21 percent, compared to service charges of $313,000 for the six months ended June 30, 2016. This increase was driven by an increase in the volume of transactional deposit accounts, and by an increase in overdraft charges collected.

Net gains on sales of securities was $20,000 for the first six months of 2017, a decrease of $193,000 or 91 percent compared to net gains on sales of securities of $213,000 during the same period ended June 30, 2016. During the second quarter of 2016, Mid Penn took advantage of favorable market conditions and increased fair values on several securities to reposition some of its investment portfolio, including selling a large volume of longer-term and rate-sensitive CMOs, as well as certain municipal bonds and agency notes. The securities sales in the first half of 2017 also involved strategic portfolio management, but were fewer in both volume and net gain impact compared to securities sales in the first half of 2016.

Mid Penn experienced increased origination and sales activity in Small Business Administration (“SBA”) loans, resulting in gains of $441,000 from related loan sales during the first six months of 2017. The gains on SBA loan sales for the first half of 2017 reflected an increase of $176,000 or 66 percent compared to SBA loan sales gains of $265,000 for the first six months of 2016. More qualified small business borrowers continue to take advantage of Mid Penn’s Preferred Lender status with the SBA.

Other noninterest income declined $73,000 for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The decrease was attributed to Mid Penn realizing an $86,000 from the gain on the sale of insurance policies during the first half of 2016. The sale of the insurance policies occurred upon the dissolution of Mid Penn Insurance Services, LLC, a then wholly-owned subsidiary of Mid Penn Bank.

Noninterest Expense

During the three months ended June 30, 2017, noninterest expenses totaled $7,558,000, an increase of $637,000 or 9 percent compared to noninterest expenses of $6,921,000 for the three months ended June 30, 2016. Noninterest expenses for the six months ended June 30, 2017 totaled $15,360,000, an increase of $1,457,000 or 10 percent compared to noninterest expenses of $13,903,000 for the first six months of 2016.

The changes were primarily a result of the following components of noninterest expense which had notable variances when comparing results for periods ending in 2017 versus the similar periods in 2016:

(Dollars in Thousands)	Three Months Ended June 30,
	2017	2016	$ Variance	% Variance
Salaries and employee benefits	$4,159	$3,723	$436	12%
Occupancy expense, net	593	499	94	19%
Pennsylvania bank shares tax expense	160	206	(46)	-22%
FDIC Assessment	194	147	47	32%
Other expenses	1,215	1,074	141	13%

(Dollars in Thousands)	Six Months Ended June 30,
	2017	2016	$ Variance	% Variance
Salaries and employee benefits	$8,389	$7,446	$943	13%
Occupancy expense, net	1,241	1,046	195	19%
Pennsylvania bank shares tax expense	330	409	(79)	-19%
FDIC Assessment	388	300	88	29%
Other expenses	2,334	2,095	239	11%

Salaries and employee benefits expense increased $943,000 during the first six months of 2017 versus the same period in 2016, with the increase attributable to (i) the addition of lending personnel, credit support staff, and executive management in alignment with Mid Penn’s core banking growth; (ii) added retail staff for the Oregon Pike, New Holland, and Orwigsburg offices opened after June of 2016, and (iii) increased healthcare costs from Mid Penn’s self-funded medical plan during the first half of 2017.

Occupancy expenses for the six months ended June 30, 2017 increased $195,000 or 19 percent compared to the same period in 2016, primarily due to the facility operating costs associated with Mid Penn opening three new branch offices and loan production offices in Lancaster and Franklin Counties in Pennsylvania, during the past twelve months.

Pennsylvania bank shares tax expense decreased $79,000 during the six months ended June 30, 2017 versus the same period in 2016, due to tax credits generated from Mid Penn’s increased level of Pennsylvania tax-credit-eligible donations to support education and economic development throughout the markets it serves.

Mid Penn’s FDIC assessment increased by $88,000 or 29 percent from $300,000 during the six months ended June 30, 2016, to $388,000 during the six months ended June 30, 2017, due to Mid Penn’s growing deposits and assets, which increased the base amount used to determine the FDIC insurance assessment.

Other expenses for the three months ended June 30, 2017 increased $141,000 or 13 percent compared to the same period in 2016. Other expenses increased by $239,000 or 11 percent from $2,095,000 during the six months ended June 30, 2016 to $2,334,000 for the six months ended June 30, 2017. The change is primarily attributable to franchise expansion and an increase in the number of operating locations and the overall number of Company personnel, resulting in increased non-compensation employee expenses including travel, business meals, and other employee management expenses. Also contributing to the increase in other expenses was an increase in the amount and volume of charitable donations across the extended Company footprint, with many of these donations generating tax credits which, depending upon the credit, reduced either Pennsylvania bank shares tax or federal income tax liabilities.

Income Taxes

The provision for income taxes was $769,000 for the three months ended June 30, 2017 compared to $593,000 for the three months ended June 30, 2016. The effective tax rate for the three months ended June 30, 2017 was 24.7% compared to 22.7% for the three months ended June 30, 2016. The provision for income taxes for the six months ended June 30, 2017 was $1,459,000 compared to $1,113,000 during the same period in 2016. The effective tax rate for the six months ended June 30, 2017 was 25.2% compared to 22.5% for the six months ended June 30, 2016. In addition to the increased pre-tax income in 2017, contributing to the increase in the effective tax rates for 2017, a portion of Mid Penn’s merger-related expenses of $224,000 are nondeductible for federal income tax purposes.

Generally, Mid Penn’s effective tax rate is below the statutory rate due to earnings on tax-exempt loans, investments, and BOLI, as well as the impact of tax credits. The realization of Mid Penn’s deferred tax assets is dependent on future earnings. Mid Penn currently anticipates that future earnings will be adequate to fully realize the currently recorded deferred tax assets.

Financial Condition as of June 30, 2017

Overview

Mid Penn’s total assets were $1,111,876,000 as of June 30, 2017, an increase of $79,277,000 or 8 percent compared to total assets of $1,032,599,000 as of December 31, 2016. In the first six months of 2017, Mid Penn realized favorable loan growth, primarily in commercial relationships, of $47,853,000 or 6 percent since December 31, 2016. This asset and loan growth was substantially funded by an increase in deposits of $52,095,000 or over 5 percent since year-end 2016.

Loans

Total portfolio loans (excluding loans held for sale) at June 30, 2017 were $862,307,000 compared to $813,924,000 at December 31, 2016, an increase of $48,383,000 or 6 percent (or an annualized loan growth rate of 12 percent). The main driver of Mid Penn’s loan growth continues to be commercial loans, including both commercial and industrial financing, and commercial real estate credits as noted in the table below.

(Dollars in thousands)	June 30, 2017		December 31, 2016
	Amount	%	Amount	%
Commercial and industrial	$181,368	21.0%	$172,518	21.2%
Commercial real estate	482,141	55.9%	446,524	54.9%
Commercial real estate—construction	53,305	6.2%	54,376	6.7%
Lease financing	307	0.0%	425	0.1%
Residential mortgage	102,637	11.9%	99,457	12.2%
Home equity	38,671	4.5%	37,608	4.6%
Consumer	3,878	0.5%	3,016	0.3%

	$862,307	100.0%	$813,924	100.0%

Credit Quality, Credit Risk, and Allowance for Loan and Lease Losses

For the first six months ended June 30, 2017, Mid Penn had net recoveries of $305,000 compared to net recoveries of $9,000 during the same period of 2016. The primary reason for this favorable net recoveries amount was that, during the first half of 2017, Mid Penn recovered $318,000 of principal, as well as collected $279,000 in interest income from the successful workout of a commercial real estate relationship that was partially charged-off in 2010.

Loans charged off during the first six months of 2017 totaled $76,000 and included two residential mortgage loans from one relationship for $18,000, one commercial and industrial loan for $12,000, one commercial real estate loan for $30,000 and $16,000 in deposit account charge-offs. Mid Penn may need to make future adjustments to the allowance and the provision for loan and lease losses if economic conditions or loan credit quality differs substantially from the assumptions used in making Mid Penn’s evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans.

Changes in the allowance for the three months ended June 30, 2017 and 2016 are summarized as follows:

(Dollars in thousands)	Six Months Ended June 30,
	2017	2016
Balance, beginning of period	$7,183	$6,168
Loans charged off during period	(76)	(185)
Recoveries of loans previously charged off	381	194

Net recoveries	305	9

Provision for loan and lease losses	225	735

Balance, end of period	$7,713	$6,912

Ratio of net loans (recovered)/charged off to average loans outstanding, annualized	-0.07%	0.00%
Ratio of allowance for loan losses to net loans at end of period	0.89%	0.90%

Other than as described herein, Mid Penn does not believe there are any trends or events at this time that are reasonably expected to have a material impact on future results of operations, liquidity, or capital resources. Further, based on known information, Mid Penn believes that the effects of current and past economic conditions and other unfavorable business conditions may influence certain borrowers’ abilities to comply with their repayment terms. Mid Penn continues to monitor closely the financial strength of these borrowers. Mid Penn does not engage in practices which may be used to artificially shield certain borrowers from the negative economic or business cycle effects that may compromise their ability to repay. Mid Penn does not normally structure construction loans with interest reserve components. Mid Penn has not in the past performed any commercial real estate or other type of loan workouts whereby an existing loan was restructured into multiple new loans. Also, Mid Penn does not extend loans at maturity solely due to the existence of guarantees, without recognizing the credit as impaired. While the existence of a guarantee may be a mitigating factor in determining the proper level of allowance once impairment has been identified, the guarantee does not affect the impairment analysis.

The following table presents the change in nonperforming asset categories as of June 30, 2017, December 31, 2016, and June 30, 2016.

(Dollars in thousands)

	June 30, 2017	December 31, 2016	June 30, 2016
Nonperforming Assets:
Nonaccrual loans	$5,218	$4,658	$3,995
Accruing troubled debt restructured loans	557	877	932

Total nonperforming loans	5,775	5,535	4,927
Foreclosed real estate	—	224	540
Other repossessed property	—	—	1

Total non-performing assets	5,775	5,759	5,468
Accruing loans 90 days or more past due	57	59	73

Total risk elements	$5,832	$5,818	$5,541

Nonperforming loans as a % of total loans outstanding	0.67%	0.68%	0.64%
Nonperforming assets as a % of total loans outstanding and other real estate	0.67%	0.71%	0.71%
Ratio of allowance for loan losses to nonperforming loans	133.56%	129.78%	140.28%

In the table above, troubled debt restructured loans that are no longer accruing interest are included in nonaccrual loans.

Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans prior to charging down or charging off the loan. Once the charge down is taken, the remaining balance remains a nonperforming loan with the original terms and interest rate intact and is not treated as a restructured credit. The following table provides additional analysis of partially charged-off loans.

(Dollars in thousands)

	June 30, 2017	December 31, 2016
Period ending total loans outstanding	$862,307	$813,924
Allowance for loan and lease losses	7,713	7,183
Total Nonperforming loans	5,775	5,535
Nonperforming and impaired loans with partial charge-offs	1,223	1,604
Ratio of nonperforming loans with partial charge-offs to total loans	0.14%	0.20%
Ratio of nonperforming loans with partial charge-offs to total nonperforming loans	21.18%	28.97%
Coverage ratio net of nonperforming loans with partial charge-offs	169.44%	182.71%
Ratio of total allowance to total loans less nonperforming loans with partial charge-offs	0.90%	0.88%

Mid Penn considers a commercial loan or commercial real estate loan to be impaired when it becomes 90 days or more past due and not well-secured or otherwise not probable for collection. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would be considered collateral dependent as the discounted cash flow method indicates no operating income is available for evaluating the collateral position; therefore, most impaired loans are deemed to be collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variation in value. A specific allocation of allowance is made for any anticipated collateral shortfall. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans are recommended for charge-off after reaching delinquency of 90 days and the loan is not well-secured or otherwise not probable for collection. The collateral shortfall of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for both commercial loans and commercial real estate loans. The balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan or commercial real estate loan becomes classified under its internal classification system. A preliminary collateral evaluation in accordance with the guidance on impaired loans is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

Larger groups of small-balance loans, such as residential mortgages and consumer installment loans are collectively evaluated for impairment. Accordingly, individual consumer and residential loans are not separately identified for impairment disclosures unless such loans are the subject of a restructuring agreement.

Mid Penn’s rating system assumes any loans classified as substandard nonaccrual to be impaired, and most of these loans are considered collateral dependent; therefore, most of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate as soon as practically possible of the credit being classified as substandard nonaccrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however no allowance recommendation will be made until such time Mid Penn is in receipt of the updated valuation. The Asset Recovery department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no material time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property as soon as practically possible of being placed on nonaccrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

Mid Penn had $6,414,000 loans deemed impaired at June 30, 2017. Excluding $897,000 in loans acquired with credit deterioration from the Phoenix Bancorp, Inc. (“Phoenix”) acquisition, Mid Penn had several loan relationships deemed impaired with an aggregate carrying balance of $5,517,000. This pool of loans was further broken down into a group of loans with an aggregate carrying balance of $3,057,000 for which specific allocations totaling $1,029,000 were included within the loan loss reserve for these loans. The remaining $2,460,000 of loans required no specific allocation within the loan loss reserve. Of the $5,517,000 of impaired loan relationships, excluding the loans acquired with credit deterioration from the Phoenix acquisition, $3,651,000 were commercial real estate relationships, $968,000 were residential relationships, $571,000 were commercial real estate—construction relationships, and $327,000 were home equity relationships. There were specific loan loss reserve allocations of $893,000 against the commercial real estate relationships, $66,000 against the residential real estate relationships, and $70,000 against the commercial real estate—construction relationships. Management currently believes that the specific reserves are adequate to cover probable future losses related to these relationships.

The allowance is a reserve established in the form of a provision expense for loan and lease losses and is reduced by loan charge-offs net of recoveries. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risk on a monthly basis so that an appropriate allowance is maintained. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance to the Mid Penn board of directors, indicating any changes in the allowance since the last review. In making the evaluation, management considers the results of recent regulatory examinations, which typically include a review of the allowance an integral part of the examination process. As part of the examination process, federal or state regulatory agencies may require Mid Penn to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

In establishing the allowance, management evaluates on a quantitative basis individual classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. In addition, an allowance for the remainder of the loan and lease portfolio is determined based on historical loss experience within certain components of the portfolio. These allocations may be modified if current conditions indicate that loan and lease losses may differ from historical experience.

In addition, a portion of the allowance is established for losses inherent in the loan and lease portfolio which have not been identified by the quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in historical loss experience. These factors include:

•	changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

•	changes in the value of underlying collateral for collateral-dependent loans;

•	changes in the experience, ability, and depth of lending management and other relevant staff;

•	changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

•	changes in the quality of the institution’s loan review system;

•	changes in the nature and volume of the portfolio and in the terms of loans;

•	the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institution’s existing portfolio; and

•	the existence and effect of any concentrations of credit and changes in the level of such concentrations.

While the allowance is maintained at a level believed to be adequate by management to provide for probable losses inherent in the loan and lease portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. The unallocated component of the allowance for loan and lease losses covers several considerations that are not specifically measurable through either the specific and general components. For example, we believe that we could face increasing credit risks and uncertainties, not yet reflected in recent historical losses or qualitative factor assessments, associated with unpredictable changes in economic growth or business conditions in our markets or for certain industries in which we have commercial loan borrowers, or unanticipated stresses to the values of real estate held as collateral. Any or all of these additional issues can adversely affect our borrowers’ ability to timely repay their loans. Additionally, we have experienced continued strong commercial loan growth, including growth in newer markets where we have less of a loss history. Also, the unallocated component allocation recognizes the inherent imprecision in our allowance for loan and lease loss methodology, or any alternative methodology, for estimating specific and general loan losses, including the unpredictable timing and amounts of charge-offs, the fact that historical loss averages don’t necessarily correlate to future loss trends, and unexpected changes to specific-credit or general portfolio future cash flows and collateral values which could negatively impact unimpaired portfolio loss factors. Changes from these various other uncertainties and considerations may impact the provisions charged to expense in future periods.

Management believes, based on information currently available, that the allowance of $7,713,000 is adequate as of June 30, 2017 to cover specifically identifiable loan losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

Liquidity

Mid Penn’s objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding corporate operations. Sources of liquidity are as follows:

•	a growing core deposit base;

•	proceeds from the sale or maturity of investment securities;

•	proceeds from interest-bearing time deposits with other financial institutions;

•	payments received on loans and mortgage-backed securities;

•	overnight correspondent bank borrowings on various credit lines; and

•	borrowing capacity available from the FHLB, the Federal Reserve Discount Window, and other lines of credit currently available to Mid Penn.

The major sources of cash received in the first six months of 2017 came from the $52,095,000 net increase in deposits and $37,667,000 in proceeds from the sales of available-for-sale investment securities.

Major uses of cash in the first six months of 2017 were $86,511,000 for investment purchases and $48,078,000 for funding the increase in net loans and leases.

Major sources of cash received in the first six months of 2016 came from the $116,397,000 net increase in deposits and the $38,501,000 in proceeds from the sale of investment securities.

Major uses of cash in the first six months of 2016 were $84,352,000 for investment purchases, $41,707,000 for the repayment of short- and long-term borrowings, and $30,054,000 for funding the increase in net loans and leases.

Mid Penn believes its core deposits are generally stable even in periods of changing interest rates. Liquidity is measured and monitored daily, allowing management to better understand and react to balance sheet trends. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events, or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

On a quarterly basis, a comprehensive liquidity analysis is reviewed by the Asset Liability Committee and Board of Directors. The analysis provides a summary of the current liquidity measurements, projections, and future liquidity positions given various levels of liquidity stress. Management also maintains a detailed Contingency Funding Plan designed to respond to an overall decline in the financial condition of the banking industry or a problem specific to Mid Penn.

Subordinated Debt

On November 9, 2015, Mid Penn entered into agreements with investors to purchase $7,500,000 aggregate principal amount of its Notes due 2025. The Notes are treated as Tier 2 capital for regulatory capital purposes. The offering closed in December 2015.

The Notes bear interest at a rate of 5.15% per year for the first five years and then float at the Wall Street Journal’s Prime Rate plus 0.50%, provided that the interest rate applicable to the outstanding principal balance will at no time be less than 4.0%. Interest is paid quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2016. The Notes will mature on December 9, 2025 and are redeemable in whole or in part, without premium or penalty, at any time on or after December 9, 2020, and prior to December 9, 2025. Additionally, Mid Penn may redeem the Notes in whole at any time, or in part from time to time, upon at least 30 days’ notice if: (i) a change or prospective change in law occurs that could prevent Mid Penn from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) Mid Penn becomes required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. The debt issuance costs associated with the Notes were $81,000 at June 30, 2017 and $86,000 at December 31, 2016.

Holders of the Notes may not accelerate the maturity of the Notes, except upon Mid Penn’s or Mid Penn Bank’s, its principal banking subsidiary’s, bankruptcy, insolvency, liquidation, receivership, or similar event.

Regulatory Capital Changes

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations began

January 1, 2015. The final rules implemented higher minimum capital requirements, added a new common equity Tier 1 capital requirement, and established criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. Under the new rules, in order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of common equity Tier 1 capital above its minimum risk-based capital requirements, which amount must be greater than 2.5% of total risk-weighted assets at January 1, 2019. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations began on January 1, 2016 at the 0.625%. A summary of the payout restrictions based on the capital conservation buffer is as follows:

Capital Conservation Buffer (as a % of risk-weighted assets)	Maximum Payout (as a % of eligible retained income)
> 2.5%	No payout limitation applies
≤2.5% and >1.875%	60%
≤1.875% and >1.25%	40%
≤1.25% and >0.625%	20%
≤0.625%	0%

Implementation of the deductions and other adjustments to common equity Tier 1 capital began on January 1, 2015 and will be phased-in over a three-year period. The final rules called for the following minimum capital requirements to be considered “well-capitalized” (which include the impact of the capital conservation buffer that was effective January 1, 2016):

	As of January 1,
	2016	2017	2018	2019
Minimum common equity Tier 1 capital ratio	4.5%	4.5%	4.5%	4.5%
Common equity Tier 1 capital conservation buffer	0.625%	1.25%	1.875%	2.5%
Minimum common equity Tier 1 capital ratio plus capital conservation buffer	5.125%	5.75%	6.375%	7.0%
Phase-in of most deductions from common equity Tier 1 capital	60%	80%	100%	100%
Minimum Tier 1 capital ratio	6.0%	6.0%	6.0%	6.0%
Minimum Tier 1 capital ratio plus capital conservation buffer	6.625%	7.25%	7.875%	8.5%
Minimum total capital ratio	8.0%	8.0%	8.0%	8.0%
Minimum total capital ratio plus capital conservation buffer	8.625%	9.25%	9.875%	10.5%

The final rules allowed community banks to make a one-time election not to include the additional components of accumulated other comprehensive income (“AOCI”) in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. Mid Penn made the election not to include the additional components of AOCI in regulatory capital.

The final rules permanently grandfathered non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the Tier 1 capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

Consistent with the Dodd-Frank Act, the new rules replaced the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-ups approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250% risk weight.

Under the new rules, mortgage servicing assets (“MSAs”) and certain deferred tax assets (“DTAs”) are subject to stricter limitations than those applicable under the current general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain risk weights and credit conversion factors.

Mid Penn has implemented these changes in determining and reporting the regulatory ratios of Mid Penn and Mid Penn Bank, and has concluded that the new rules did not have a material negative effect on Mid Penn’s financial condition.

Capital Resources

Shareholders’ equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater a corporation’s capital resources, the more likely it is to meet its cash obligations and absorb unforeseen losses. Too much capital, however, indicates that not enough of the corporation’s earnings have been invested in the continued growth of the business or paid to shareholders. An excess capital position may make it difficult for a corporation to offer a competitive return on the shareholders’ capital going forward. For these reasons capital adequacy and capital management have been, and will continue to be, of paramount importance.

Shareholders’ equity increased by $5,169,000 or 7 percent, from $70,467,000 at December 31, 2016 to $75,636,000 at June 30, 2017. The increase was attributed to both retained earnings, and from an increase in other comprehensive income during the first six months of 2017 primarily from the unrealized appreciation (on an after-tax basis) of the available-for-sale investment portfolio since December 31, 2016.

Banks are evaluated for capital adequacy based on the ratio of capital to risk-weighted assets and total assets. The minimum capital to risk-adjusted assets requirements, including the capital conservation buffers, which became effective for Mid Penn and Mid Penn Bank on January 1, 2016 are illustrated below. At June 30, 2017, regulatory capital ratios for both Mid Penn and Mid Penn Bank met the definition of a “well-capitalized” institution under the regulatory framework for prompt corrective action, and exceeded the minimum capital requirements under Basel III.

Mid Penn and Mid Penn Bank maintained the following regulatory capital levels, leverage ratios, and risk-based capital ratios as of June 30, 2017 and December 31, 2016:

	Capital Adequacy
(Dollars in thousands)	Actual:		Minimum Capital Required:		To Be Well-Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Corporation
As of June 30, 2017:
Tier 1 Capital (to Average Assets)	$73,842	6.8%	$43,662	4.0%	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	73,842	8.7%	48,610	5.75%	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	73,842	8.7%	61,291	7.25%	N/A	N/A
Total Capital (to Risk Weighted Assets)	89,102	10.5%	78,199	9.25%	N/A	N/A
Bank
As of June 30, 2017:
Tier 1 Capital (to Average Assets)	$80,345	7.4%	$43,635	4.0%	$54,544	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	80,345	9.5%	48,573	5.75%	54,908	6.5%
Tier 1 Capital (to Risk Weighted Assets)	80,345	9.5%	61,244	7.25%	67,580	8.0%
Total Capital (to Risk Weighted Assets)	88,185	10.4%	78,139	9.25%	84,475	10.0%
Corporation
As of December 31, 2016:
Tier 1 Capital (to Average Assets)	$70,431	6.8%	$41,595	4.0%	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	34,807	4.5%	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	46,409	6.0%	N/A	N/A
Total Capital (to Risk Weighted Assets)	85,148	11.0%	61,879	8.0%	N/A	N/A
Bank
As of December 31, 2016:
Tier 1 Capital (to Average Assets)	$77,026	7.4%	$41,568	4.0%	$51,960	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	34,781	4.5%	50,239	6.5%
Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	46,374	6.0%	61,832	8.0%
Total Capital (to Risk Weighted Assets)	84,329	10.9%	61,832	8.0%	77,291	10.0%

Quantitative and Qualitative Disclosures About Market Risk

As a financial institution, Mid Penn’s primary source of market risk is interest rate risk. Interest rate risk is the exposure to fluctuations in Mid Penn’s future earnings (earnings at risk) resulting from changes in interest rates. This exposure or sensitivity is a function of the repricing characteristics of Mid Penn’s portfolio of assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time.

The principal purpose of asset-liability management is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Net interest income is increased by increasing the net interest margin and by volume growth. Thus the goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at an acceptable level.

Mid Penn utilizes an asset-liability management model to measure the impact of interest rate movements on its interest rate sensitivity position. Mid Penn’s management also reviews the traditional maturity gap analysis regularly. Mid Penn does not always attempt to achieve an exact match between interest sensitive assets and liabilities because it believes that an actively managed amount of interest rate risk is inherent and appropriate in the management of Mid Penn’s profitability.

Modeling techniques and simulation analysis involve assumptions and estimates that inherently cannot be measured with complete precision. Key assumptions in the analyses include maturity and repricing characteristics of assets and liabilities, prepayments on amortizing assets, non-maturing deposit sensitivity, and loan and deposit pricing. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions and management strategies, among other factors. However, the analyses are useful in quantifying risk and provide a relative gauge of Mid Penn’s interest rate risk position over time.

Management reviews interest rate risk on a quarterly basis. This analysis includes earnings scenarios whereby interest rates are increased and decreased by 100, 200, and 300 basis points. These scenarios, detailed in Table 16, indicate that Mid Penn would experience enhanced net interest income over a one-year time frame due to upward interest rate changes, while a reduction in interest rates would result in a decline in net interest income over a one-year time frame; however, actual results could vary significantly from the calculations prepared by Management. At December 31, 2016, all interest rate risk levels according to the model were within the tolerance limits of the Mid Penn board of directors-approved policy.

TABLE 16: EFFECT OF HYPOTHETICAL CHANGES IN INTEREST RATES

December 31, 2016			December 31, 2015
Change in Basis Points	% Change in Net Interest Income	Policy Risk Limit	Change in Basis Points	% Change in Net Interest Income	Policy Risk Limit
300	11.19%	≥ -20%	300	5.77%	≥ -20%
200	7.35%	≥ -15%	200	3.64%	≥ -15%
100	3.50%	≥ -10%	100	1.55%	≥ -10%
0			0
(100)	-4.75%	≥ -10%	(100)	-2.19%	≥ -10%
(200)	-10.79%	≥ -15%	(200)	-7.09%	≥ -15%
(300)	-16.63%	≥ -20%	(300)	-12.21%	≥ -20%

Security Ownership of Certain Beneficial Owners and Management of MidPenn

The following table sets forth, as of March 1, 2017, information regarding the number of shares and percentage of the outstanding shares of Mid Penn’s common stock beneficially owned by (i) each director, executive officer, and by all directors and executive officers as a group, and (ii) each person who is known to Mid Penn to own beneficially more than 5% of Mid Penn common stock. Unless otherwise indicated in a footnote, none of the shares of Mid Penn common stock listed have been pledged as security.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Robert A. Abel	5,547	(2)	*
Steven T. Boyer	3,615	(3)	*
Matthew G. DeSoto	10,279	(4)	*
Robert C. Grubic	37,816		*
Gregory M. Kerwin	28,698	(5)	*
Robert E. Klinger	4,369	(6)	*
Robert J. Moisey	14,552	(7)	*
Theodore W. Mowery	10,563		*
John E. Noone	20,300	(8)	*
Noble C. Quandel, Jr.	120,447	(9)	2.8%
Rory G. Ritrievi	13,152	(10)	*
William A. Specht, III	36,750	(11)	*
Michael D. Peduzzi	4,000	(12)	*
Scott W. Micklewright	4,121	(13)	*
Justin T. Webb	1,951	(14)	*
Kelly K. Neiderer	2,597	(15)	*
Joseph L. Paese	2,032	(16)	*
Edward P. Williams	1,249	(17)	*
All Officers and Directors as a Group (18 persons)	332,038	(18)	7.6%

*	Does not exceed 1% of the class based on the number of shares of common stock outstanding as of March 1, 2017.
(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.
(2)	Shares held jointly by Mr. Abel and his spouse in a Trust.
(3)	Shares held jointly by Mr. Boyer and his spouse.
(4)	Includes 78 shares held by Mr. DeSoto as a 50% owner in a partnership account, for which he has sole voting power.
(5)	Shares held jointly by Mr. Kerwin and his spouse.
(6)	Shares held jointly by Mr. Klinger and his spouse.
(7)	Includes 7,668 shares held jointly by Mr. Moisey and his spouse and 2,393 shares held by Mr. Moisey’s spouse.
(8)	Shares held by Mr. Noone in a Trust.
(9)	Includes 53,532 shares held by Mr. Quandel’s spouse.
(10)	Includes 3,834 shares held jointly by Mr. Ritrievi and his spouse and excludes 2,500 shares of restricted stock.
(11)	Includes 3,405 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.

(12)	Excludes 1,000 shares of restricted stock.
(13)	Shares held jointly by Mr. Micklewright and his spouse and excludes 1,075 shares of restricted stock.
(14)	Includes 701 shares held jointly by Mr. Webb and his spouse and excludes 1,075 shares of restricted stock.
(15)	Shares held jointly by Ms. Neiderer and her spouse and excludes 1,075 shares of restricted stock.
(16)	Excludes 1,500 shares of restricted stock.
(17)	Excludes 470 shares of restricted stock.
(18)	Excludes 8,695 shares of restricted stock.

Directors and Executive Officers of Mid Penn

Governance

The Mid Penn board of directors believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Mid Penn board of directors has adopted and adheres to corporate governance practices, which the Mid Penn board of directors and senior management believe promote this purpose, are sound and represent best practices. These governance practices, Pennsylvania law (the state of incorporation), the rules and listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”) regulations, as well as best practices suggested by recognized governance authorities are continually reviewed.

Currently, the Mid Penn board of directors has twelve members. Under the NASDAQ standards for independence, the following directors meet the standards for independence: Robert A. Abel, Steven T. Boyer, Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin, Robert E. Klinger, Robert J. Moisey, Theodore W. Mowery, John E. Noone, Noble C. Quandel, Jr. and William A. Specht, III. This constitutes more than a majority of the Mid Penn board of directors. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Mid Penn board of directors considered loan transactions between Mid Penn Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Mid Penn board of directors (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Abel	Yes	None
Mr. Boyer	Yes	None
Mr. DeSoto	Yes	Company donation to charitable fundraiser coordinated by Director
Mr. Grubic	Yes	Leasehold arrangement; Environmental assessments
Mr. Kerwin	Yes	Legal services
Mr. Klinger	Yes	Supplies; Company donation to charitable fundraiser coordinated by Director
Mr. Moisey	Yes	None
Mr. Mowery	Yes	Insurance commissions
Mr. Noone	Yes	Leasehold arrangements
Mr. Quandel	Yes	Leasehold arrangements; Bank facility renovations
Mr. Specht	Yes	None

In each case, the Mid Penn board of directors determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 25.

During the year ended December 31, 2016, the Mid Penn board of directors and the Mid Penn Bank board of directors each held thirteen meetings. In addition, Mid Penn’s independent board members held one independent board meeting during 2016.

Board Leadership Structure

The Mid Penn board of directors is led by a non-executive Chairman selected by the Mid Penn board of directors from time to time. The Chairman of the Board organizes Mid Penn board of directors activities to enable the Mid Penn board of directors to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Mid Penn board of directors; provides the Chief Executive Officer ongoing direction as to Mid Penn board of directors needs, interests and opinions; and assures that the Mid Penn board of directors agenda is appropriately directed to the matters of greatest importance to Mid Penn. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Mid Penn board of directors to review and express its views on corporate strategy. The functions of the Chairman include:

•	presiding over all meetings of the Mid Penn board of directors and shareholders, including regular executive sessions of non-management directors of the Mid Penn board of directors;

•	establishing the annual agenda of the Mid Penn board of directors and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Mid Penn board of directors;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Mid Penn board of directors and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for Mid Penn;

•	leading the Mid Penn board of directors review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	serving as Acting Chief Executive Officer in concert with the Mid Penn board of directors or appointing an interim Chief Executive Officer until a successor is selected in the event there is a separation with the existing Chief Executive Officer;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•	working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Mid Penn board of directors and the organization, processes and governance guidelines necessary to carry it out;

•	after consulting with other members of the Mid Penn board of directors and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Mid Penn board of directors committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Mid Penn board of directors; and

•	performing such other duties and services as the Mid Penn board of directors may require.

Risk Oversight by Mid Penn board of directors

The Mid Penn board of directors oversees all business, property and affairs of Mid Penn and Mid Penn Bank. The Chairman and Mid Penn’s officers keep the members of the Mid Penn board of directors informed of Mid Penn’s business through meetings and by providing reports and other materials to Mid Penn board of directors members.

In addition to the general oversight of Corporation and Bank business, the Mid Penn board of directors also reviews a comprehensive quarterly Risk Management Report, prepared by Mid Penn Bank’s Chief Risk Officer, which includes metrics and trends on ten major risk areas, including cybersecurity, asset quality, interest rate risk, capital adequacy and liquidity.

Code of Ethics

The Mid Penn board of directors and the Mid Penn Bank board of directors have adopted a Code of Ethics that applies to its directors, officers and employees. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available under the Corporate Information section of the Investors page of Mid Penn Bank’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Mid Penn board of directors may send correspondence to Rory G. Ritrievi, President and Chief Executive Officer, Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Mid Penn board of directors or appropriate committee as warranted. The Mid Penn board of directors has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Corporate Information section of the Investors page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Mid Penn board of directors (other than a candidate proposed by the Mid Penn board of directors) must notify the Secretary of Mid Penn in compliance with the requirements of Article 10, Section 10.1 of Mid Penn’s By-laws. Any shareholder who intends to nominate a candidate for election to the Mid Penn board of directors must notify the Secretary of Mid Penn in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding Annual Meeting of Shareholders (which would be December 7, 2017 for the 2018 annual meeting), or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the SEC (which is also December 7, 2017 for the 2018 annual meeting).

Committees and Meetings of the Mid Penn board of directors

During 2016, the Mid Penn board of directors maintained four standing committees: Executive, Audit and Compensation Committees, which jointly serve Mid Penn and Mid Penn Bank, and the Nominating and Corporate Governance Committee, which serves only Mid Penn. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees. Current committee membership is displayed in the following table.

COMMITTEE MEMBERSHIP TABLE

	Nominating and Corporate Governance	Executive	Audit	Compensation	Compliance	Loan	Trust	Real Estate
	(Corporation only)	(Joint)	(Joint)	(Joint)	(Bank only)	(Bank only)	(Bank only)	(Bank only)
Robert A. Abel			X	X
Steven T. Boyer				X	X		X
Matthew G. DeSoto			X	X		X
Robert C. Grubic	X	X			X	X		X
Gregory M. Kerwin	X	X			X		X	X
Robert E. Klinger			X				X
Robert J. Moisey	X		X				X
Theodore W. Mowery	X			X	X	X
John E. Noone	X					X
Noble C. Quandel, Jr.				X	X			X
Rory G. Ritrievi		X			X	X	X	X
William A. Specht, III		X	X	X		X	X	X
Meetings Held in 2016	1	0	4	4	4	11	4	4

Each of the directors attended at least 75% of the total number of Board meetings and committee meetings for Mid Penn and Mid Penn Bank during their tenure on the Mid Penn board of directors in 2016.

The function of each of Mid Penn’s committees is described below.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become members of the Mid Penn board of directors; evaluates and recommends to the Mid Penn board of directors, nominees for each election of directors; and monitors and makes recommendations to the Mid Penn board of directors on other matters of policies and practices relating to corporate governance. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by NASDAQ listing standards). Robert C. Grubic serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is available under the Corporate Information section of the Investors page of Mid Penn Bank’s website at www.midpennbank.com. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other members of the Mid Penn board of directors, diplomacy and independent judgment. In addition, candidates should have a vested interest in Mid Penn through ownership of Corporation stock. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Mid Penn board of directors. The Mid Penn board of directors recognizes that its members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Mid Penn board of directors. Members of the Mid Penn board of directors are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of Mid Penn’s Board members. However, the committee believes it is essential that Board members represent diverse view points and experiences. In considering candidates for the Mid Penn board of directors, the committee considers the entirety of each candidate’s credentials in the contexts of these standards.

When developing a list of potential nominees, the Nominating and Corporate Governance Committee may take into consideration names provided by shareholders, directors or executive management. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with Mid Penn Bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to narrow its search of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board for appointment. All potential candidates are screened by the same process regardless of whether they are recommended by a shareholder or by another party.

EXECUTIVE. This committee may exercise the authority of the Mid Penn board of directors in the intervals between the meetings of the Mid Penn board of directors so far as may be permitted by law. Robert C. Grubic serves as Chairman of this committee.

AUDIT. This committee oversees audit coverage, selects the independent registered public accounting firm, reviews the annual and quarterly financial statements of Mid Penn and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent (as independence is currently defined by NASDAQ listing standards). The Audit Committee has a charter which is available under the Corporate Information section of the Investors page of Mid Penn Bank’s website at www.midpennbank.com. Matthew G. DeSoto serves as Chairman of this committee, and Robert A. Abel and John E. Noone serve as the Audit Committee Financial Experts.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with Mid Penn Bank’s compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Mid Penn board of directors. All members of the Compensation Committee are independent (as independence is currently defined by NASDAQ listing standards). The Compensation Committee has a charter which is available under the Corporate Information section of the Investors page of Mid Penn Bank’s website at www.midpennbank.com. Theodore W. Mowery serves as Chairman of this committee.

EXECUTIVE OFFICERS

Executive Officers of Mid Penn and Mid Penn Bank

The following table sets forth, as of the date of this proxy statement, selected information about Mid Penn’s and Mid Penn Bank’s executive officers, each of whom is elected by the Mid Penn board of directors and each of whom holds office at the Mid Penn board of directors’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries
Rory G. Ritrievi	53	President, Chief Executive Officer and Director of Mid Penn and Mid Penn Bank since 2009.
Michael D. Peduzzi	51	Executive Vice President and Chief Financial Officer of Mid Penn and Mid Penn Bank since March 2016. He previously served as Senior Vice President and Chief Financial Officer of Codorus Valley Bancorp, Inc. and PeoplesBank, York, PA from March 2014 to March 2016, and as Principal of S.R. Snodgrass, A.C. from July 2011 to February 2014.
Scott W. Micklewright	34	Executive Vice President of Mid Penn Bank since February 2013 and Chief Lending Officer of Mid Penn Bank since June 2010. He served as Senior Vice President from June 2010 to February 2013.
Justin T. Webb	34	Executive Vice President and Chief Risk Officer of Mid Penn Bank since July 2014. He served as Senior Vice President and Chief Credit Officer of Mid Penn Bank from July 2012 to July 2014. He was previously employed by Bank of America and served as Vice President—Credit Risk Manager for the Commercial Real Estate Bank from January 2010 to July 2012.
Kelly K. Neiderer	52	Executive Vice President and Chief Retail Officer of Mid Penn Bank since March 2014. She previously served as Senior Vice President and Senior Banking Officer of Mid Penn Bank from January 2013 to March 2014. From July 2008 through September 2012, she held various positions with PNC Bank, most recently as a Senior Banking Advisor in the Wealth Management group.
Joseph L. Paese	57	Executive Vice President and Director of Trust and Wealth Management of Mid Penn Bank since April 2016. He previously served as Managing Executive of First National Investment Advisors (RIA), a wholly-owned subsidiary of First National Trust Company (Pittsburgh/Hermitage, PA).

INFORMATION REGARDING DIRECTORS

Class A Directors (to serve until 2020)

Robert C. Grubic, age 66, has been a director since 2006. In 1989, Mr. Grubic became President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA. He has been employed by the firm and its predecessor firm since 1973. Mr. Grubic has a Bachelor of Civil Engineering Degree from Villanova University and a Master of Administration Degree from The Pennsylvania State University. He serves on numerous civic and community boards and groups in the greater Harrisburg area. Mr. Grubic has overall management responsibility of the 240 person engineering firm of Herbert, Rowland & Grubic, Inc., including oversight of all financial, administrative, human resources and technical components of the firm. Due to his many years of experience in managing a successful engineering firm, the Mid Penn board of directors feels Mr. Grubic’s vast knowledge of business operations is invaluable and qualifies him to serve on the Mid Penn board of directors. Mr. Grubic was appointed Chairman of the Board of Mid Penn and Mid Penn Bank in 2012, after previously serving as Vice Chairman. Mr. Grubic also serves as Chairman of the Executive and Nominating and Corporate Governance Committees.

Robert J. Moisey, age 68, became a director on March 1, 2015, pursuant to the Agreement and Plan of Merger, dated August 27, 2014, by and between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. Mr. Moisey joined the Miners Bank Board in 2011 and the Phoenix Bancorp, Inc. Board in 2012. He and his wife own The Laurels Senior Living, Inc., a family-owned and operated 100 bed personal care home in Hazleton, PA, of which Mr. Moisey is President/Administrator. Mr. Moisey has a Bachelor of Arts Degree in Biology from Kutztown University and a Bachelor of Science Degree in Education from Kings College. He is also a Certified Personal Care Home Administrator. Mr. Moisey previously owned and operated cable television companies, area radio stations, real estate management companies, video and appliance stores, and served on various bank Boards, including Greater Pennsylvania Savings & Loan, Pennsylvania National Bank and Legacy Bank. Mr. Moisey currently serves on the Boards of Helping Hands Society, Hazleton Animal Shelter, Can Do Executive Committee, Can Do Foundation and is a member of Elks, Valley Kiwanis, Knights of Columbus and Valley Country Club. He is past chairman of the Board of Can Do Inc., past co-chair of the United Way Campaign, past Board member of St. Joseph’s Hospital, Great Valley Tech Alliance, Bishop Hafey High School, Penns Northeast and Maylath Valley Health Systems. He received Outstanding Citizen awards from The American Cancer Society, Helping Hands, Tri Area Beverage Association, Lutheran Welfare Services, Hospice and numerous cable television and broadcasting awards. He received the Boy Scouts Distinguished Citizens Award in 2011 and the Junior Achievement Business Hall of Fame Laureate in 2012. The Mid Penn board of directors has determined that Mr. Moisey’s vast knowledge of business operations and his community involvement qualify him to serve on the Mid Penn board of directors as well as on the Audit and Nominating and Corporate Governance Committees. Mr. Moisey also serves as Chairman of Mid Penn Bank’s Luzerne County Business Development Advisory Board.

John E. Noone, age 58, has been a director since 2012. Mr. Noone is President of Shamrock Investments, LLC, a Central Pennsylvania firm investing in commercial real estate and private business equity. He began his career in Accounting and became a Pennsylvania Certified Public Accountant before entering banking and corporate finance. As a banker, Mr. Noone managed a $300 million Commercial Banking Division of Pennsylvania National Bank as Vice President and Regional Commercial Banking Manager in Harrisburg, Pennsylvania. He became an entrepreneur with the acquisition of McCann School of Business in 1993, which after significant growth, was sold in late 2002. In 2003, Mr. Noone was a co-founder of Higher Education Solutions, LLC and began developing privatized student apartments for colleges and universities. The apartment portfolio of HES was sold in late 2007, and Mr. Noone formed Shamrock Investments, LLC. Mr. Noone earned a Bachelor of Science Degree in Business with a concentration in Accounting from Marywood University. He also completed the Central Pennsylvania School of Commercial Banking at Bucknell University and the Advanced Commercial Lending School at the University of Virginia. He is a member of the American Institute of Certified Public Accountants. Mr. Noone previously served on the Board of the Pennsylvania Economic Development Financing

Authority, Pennsylvania Chamber of Business and Industry, Pennsylvania Association of Private School Administrators and various other civic and community organizations. He is a current member of the Operational Committee of the Pennsylvania Community Development Bank and the Board of Governors at the West Shore Country Club, where he serves as President. Due to his extensive business experience and his accounting and banking background, the Mid Penn board of directors has determined that Mr. Noone adds value to Mid Penn and is qualified to serve on the Mid Penn board of directors and as a Financial Expert on the Audit Committee. Mr. Noone also serves on the Nominating and Corporate Governance Committee.

Noble C. Quandel, Jr., age 70, became a director on March 1, 2015, pursuant to the Agreement and Plan of Merger, dated August 27, 2014, by and between Mid Penn Bancorp, Inc. and Phoenix Bancorp, Inc. Mr. Quandel joined the Phoenix Bancorp, Inc. Board in 2004, where he served most recently as Vice Chairman. Mr. Quandel is Chairman and CEO of Quandel Enterprises, Inc. in Harrisburg, PA, a company that provides construction, construction management, engineering and development services in the Mid-Atlantic and Mid-West regions. Mr. Quandel is a graduate of Bloomsburg University. Upon graduation, he continued working in the company business with his parents and assumed the position of President and Chief Executive Officer from his father in 1976. Under his management, the Company has grown to operate twelve offices in a geographical area which encompasses the Mid-Atlantic and Mid-West regions. Mr. Quandel currently serves as Chair of the Board of Directors of the Northeastern Pennsylvania Alliance (NEPA) and serves on the Board of Directors of Schuylkill Economic Development Corporation, Keystone Contractors Association, Minersville Area Community Improvement Committee and Trustee of the Schuylkill YMCA. He has served as Past Chairman of the Easter Seals of Central Pennsylvania’s inaugural Capital Campaign and has been active with Hawk Mountain Council of Boy Scouts of America for over 25 years. He has served as Chairman of the Hawk Mountain Council’s Angel Dinner and is currently a member of their Executive Advisory Board. Mr. Quandel has been a guest lecturer at Bucknell University and The Pennsylvania State University. He is a past member of the Board of Directors of Pennsylvania National Bank and is also Past Chairman of the Board of Directors of Keystone Contractors Association and Schuylkill Economic Development Corporation. He is a past member of the Board of Directors of Capital Region Economic Development Corporation and Schuylkill Chamber of Commerce. In 2002, Mr. Quandel was the recipient of the Torch of Liberty Award from the Anti-Defamation League of B’nai B’rith, which celebrates families with a tradition of community service who have passed the torch of good deeds, leadership and philanthropy to the next generation. The Mid Penn board of directors has determined that Mr. Quandel’s vast knowledge of business operations and his community involvement qualify him to serve on the Mid Penn board of directors and on the Compensation Committee. Mr. Quandel also serves as Chairman of Mid Penn Bank’s Schuylkill County Business Development Advisory Board.

Class B Directors (to serve until 2018)

Steven T. Boyer, age 54, has been a director since 2011. Mr. Boyer is President of the Cutting Tool Divisions of Alvord-Polk, Inc. in Millersburg, PA. He is a College of Business graduate from The Pennsylvania State University. Mr. Boyer is a member of the National Aerospace Standards 897 & 898 Technical Committees, a Director on the Board of the United States Cutting Tool Institute and a member of Gideons International. He formerly served as a Board member of the Maroon & Gold Foundation, President of the Millersburg Area Chamber of Commerce, a member of the Consumer Advisory Board of Capital Blue Cross, a School Board Director of the Millersburg Area School District, Assistant and Head Coach of the Millersburg High School varsity football team and was a member and President of the Millersburg Lions Club. The Mid Penn board of directors has determined that Mr. Boyer’s vast business experience and community involvement qualify him to serve on the Mid Penn board of directors and on the Compensation Committee, adding value to Mid Penn.

Gregory M. Kerwin, age 66, has been a director since 1999. Prior to that time, he served as a Director and Solicitor for Miners Bank of Lykens for eleven years. Mr. Kerwin is the senior partner in the firm of Kerwin & Kerwin, LLP, Attorneys at Law in Elizabethville, PA. The focus of his firm is on real estate, estates and trusts, commercial and municipal law. Currently, the firm represents nine municipal governments and authorities in Dauphin and Schuylkill Counties. Over the past 41 years, Mr. Kerwin and his firm have handled thousands of real estate transactions, both residential and commercial. Mr. Kerwin’s experience and contacts in the community have made him keenly aware of local banking needs. As a result of his association with these organizations, Mr. Kerwin is keenly aware of the strengths, assets and needs of Mid Penn Bank’s local communities. Mr. Kerwin earned a Bachelor of Arts Degree in Political Science from The Pennsylvania State University and a Juris Doctor from the Dickinson School of Law in Carlisle, PA. Because of his legal expertise, his knowledge in managing his law firm and his knowledge of Mid Penn Bank’s local communities, the Mid Penn board of directors has determined that Mr. Kerwin adds value to Mid Penn and is qualified to serve on the Mid Penn board of directors, as well as on the Executive and Nominating and Corporate Governance Committees.

Robert E. Klinger, age 60, has been a director since 2012. Mr. Klinger is President of Klinger Lumber Company, Inc., a family-owned business in Elizabethville, PA. As President, Mr. Klinger is involved in all aspects of the business including sales, marketing, inventory management, accounts receivable, accounts payable, human resources, safety programs and financial report analysis. He holds a degree in Marketing from Shippensburg University. From 1979 to 1991, he served as General Manager of a family-owned farming operation in Stanfield, AZ. Mr. Klinger is a member of the Elizabethville Community Volunteer Association and the Executive Board of the Elizabethville Area Bicentennial Committee. He previously served as Treasurer of the Northern Dauphin Revitalization Project. The Mid Penn board of directors has determined that Mr. Klinger’s extensive knowledge of business operations and his service to the community qualify him to serve on the Mid Penn board of directors as well as on the Audit Committee.

Rory G. Ritrievi, age 53, has been a director since 2009. On February 25, 2009, Mr. Ritrievi joined Mid Penn and Mid Penn Bank as President and Chief Executive Officer. Mr. Ritrievi has worked in the financial services industry for more than 30 years. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg, where he managed all aspects of the customer experience including the retail network, lending, marketing and public relations. As Chief Lending Officer, Mr. Ritrievi was responsible for loan production, credit quality and credit administration. Mr. Ritrievi holds a Juris Doctor from Widener University School of Law and a Bachelor of Arts Degree in Economics from the University of Pittsburgh. He is a licensed, but non-practicing attorney in the state of Pennsylvania. He is currently serving on the Federal Reserve Bank of Philadelphia’s Community Depository Institution Advisory Council and the Advisory Board for Widener Law Commonwealth’s Business Advising Certificate Program, and previously served on the Board of Directors of the Pennsylvania Association of Community Bankers. Because of his education and leadership skills and his extensive knowledge and experience in many phases of banking, the Mid Penn board of directors concluded that Mr. Ritrievi is the right person to lead Mid Penn and Mid Penn Bank and that these attributes qualify him to serve as President and Chief Executive Officer of Mid Penn and Mid Penn Bank and also as a member of both Boards. He also serves on the Executive Committee. Mr. Ritrievi has been a valuable addition to Mid Penn and Mid Penn Bank.

Class C Directors (to serve until 2019)

Robert A. Abel, age 59, has been a director since 2011. Mr. Abel, a Certified Public Accountant and Certified Specialist in Estate Planning, is a Principal, Shareholder and a member of the Board of Directors of Brown Schultz Sheridan & Fritz, in Camp Hill, PA. This regional CPA firm with two offices provides tax, audit and consulting services. Mr. Abel has written many articles and participated in seminars on the topics of estate planning, wealth transfer and financial planning for the closely held corporation. He received a Bachelor of Science Degree from Shippensburg University, from which he graduated Summa Cum Laude. He is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the National Association of Estate Planners & Councils. He served as past Chairman of the Harrisburg YMCA and assisted in founding a non-profit organization. The Mid Penn board of directors has determined that Mr. Abel’s vast knowledge in the accounting industry qualifies him to serve as a member of the Mid Penn board of directors, as Financial Expert of the Audit Committee and as a member of the Compensation Committee, adding great value to Mid Penn.

Matthew G. DeSoto, age 40, has been a director since 2008. In 2013, Mr. DeSoto became President and Chief Executive Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Chief Operating Officer. MI Windows and Doors is a nationwide fabricator of window and patio door products for residential projects. Mr. DeSoto serves on the Four Diamonds Advisory Board, the Board of the MI Foundation, and is an active member of the Young Presidents Organization. Mr. DeSoto attended The Pennsylvania State University obtaining a Bachelor of Science Degree in Marketing. The Mid Penn board of directors has determined that as President and Chief Executive Officer of MI Windows and Doors, Inc., Mr. DeSoto’s knowledge in all aspects of business operations is an asset to Mid Penn and qualifies him to serve on the Mid Penn board of directors. Mr. DeSoto serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

Theodore W. Mowery, age 59, has been a director since 2003. Mr. Mowery is a partner with Gunn Mowery, LLC in Camp Hill, PA. He is a licensed agent in life, health, property and casualty insurance and holds Securities Series 6 and 63 licenses. Mr. Mowery is a founding partner of Gunn Mowery LLC, who currently employs 70 people and manages over $150 million in insurance premiums. He is a founding partner in Gaughen Insurance, Inc. and is also a partner in Gunn Mowery Properties, LLC, a real estate holding company. Mr. Mowery serves as a member of the Estate Planning Council of Central Pennsylvania. He formerly served as President of the Camp Hill School Board, President of the Mental Health Association of Cumberland, Dauphin and Perry Counties and Board member of the Lion Foundation and the West Shore Country Club. Mr. Mowery has a Bachelor of Arts Degree from Gettysburg College. Due to his vast knowledge of the insurance services industry and his experience in managing all aspects of his company, the Mid Penn board of directors has determined that Mr. Mowery adds value to Mid Penn and is qualified to serve as a member of the Mid Penn board of directors, as well as Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

William A. Specht, III, age 55, has been a director since 2006. Mr. Specht is President and Chief Executive Officer of Seal Glove Manufacturing, Inc. and Ark Safety. As President and Chief Executive Officer of his business affiliations, Mr. Specht is knowledgeable in all aspects of business operations. He also serves on the Boards of Directors of both companies. Mr. Specht was appointed by the Dauphin County Commissioners to serve on the Dauphin County Planning Commission and currently serves as Chairman. Mr. Specht previously served as a Board member of MANTEC, a non-profit corporation, a member of the Consumer Advisory Board of Capital Blue Cross and as a School Board Director of the Millersburg Area School District. Mr. Specht is an active member of the Millersburg community and has served and continues to serve in various capacities with various organizations. The Mid Penn board of directors has determined Mr. Specht’s knowledge and management of his business affiliations add value to Mid Penn and qualify him to serve on the Mid Penn board of directors. In 2012, Mr. Specht was appointed Vice Chairman of the Board of Mid Penn and Mid Penn Bank. Mr. Specht also serves on the Audit, Compensation and Executive Committees.

Compensation of the Mid Penn Board of Directors

Mid Penn Bank participates in the American Bankers Association Compensation & Benefits Survey, which includes a survey of director fees and benefits. Mid Penn Bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to Mid Penn Bank. The Compensation Committee reviews these surveys and recommends to the full Board any changes to the compensation of Board members for the upcoming year. The Mid Penn board of directors has final approval of the compensation of its directors. Board members, with the exception of the Chairman and Vice Chairman, received an annual Board fee of $18,000 for the year 2016. The Chairman and Vice Chairman received an annual fee of 1.75 times and 1.50 times the annual Board fee, respectively. Independent Board Meeting fees and committee meeting fees are paid per meeting attended at the following rates:

Independent Board Meetings	$500
Audit Committee Meetings	$500
Nominating and Corporate Governance Committee Meetings	$400
Executive Committee Meetings	$400
Compensation Committee Meetings	$400
Compliance Committee Meetings (Bank only committee)	$300
Loan Committee Meetings (Bank only committee)	$300
Trust Committee Meetings (Bank only committee)	$300
Real Estate Committee Meetings (Bank only committee)	$300

Mr. Noone serves on Mid Penn Bank’s Asset/Liability Committee as a Board representative and receives $250 for attending meetings, of which there were five held in 2016. Mr. Ritrievi did not receive an annual fee for serving on the Mid Penn board of directors nor did he receive any fees for attending committee meetings. In 2016, the Mid Penn board of directors was paid $289,150 in the aggregate, for all Board fees and fees for committee meetings attended. Additionally, Messrs. Moisey and Quandel were paid $950 and $250, respectively, for attending Mid Penn Bank Business Development Advisory Board Meetings.

Mid Penn Bank maintains a deferred fee plan for directors, which enables a director to annually elect to defer payment of his fees until he terminates service on Mid Penn Bank’s Board. For 2016, the maximum amount each director could defer was $18,000. Participating directors may elect to receive either a lump sum or equal monthly installments in an amount equal to his deferral account (plus interest) upon retirement, early termination, disability, change in control or a hardship. If a director dies before distribution of his deferral account commences, his designated beneficiary is entitled to receive the amounts in his deferral account or the projected account balance at the time Mid Penn Bank adopted the deferred fee plan (limited by the amount of net coverage purchased by Mid Penn Bank), whichever is greater. For 2016, Messrs. Abel, Grubic, Klinger, Mowery and Noone each deferred $18,000.

In May 1995, Mid Penn Bank adopted the Mid Penn Bank Director Retirement Plan, which we refer to as the “Director Retirement Plan.” Under the Director Retirement Plan, Bank directors who terminate their service on the Mid Penn board of directors other than for cause with at least five years of service are eligible to receive a retirement benefit. The five-year service requirement is waived if a director’s service is terminated for disability or within 90 days of a change in control. The annual benefit is determined by multiplying the “base retirement amount” for the director’s position ($611.86 for the Chairman, $305.93 for all other directors, which reflect the inflationary adjusted rates for 2016) by the number of full years the member served. The plan contains an annual inflationary adjustment provision. Benefits are paid in cash on a quarterly basis and continue for 60 quarterly payments or the director’s death, if earlier.

The following table summarizes the total compensation that non-employee directors earned for service as directors of Mid Penn and Mid Penn Bank for the year ended December 31, 2016.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($) (1)	Total ($)
Robert A. Abel	22,100		3,161	25,261
Steven T. Boyer	22,500		2,897	25,397
Matthew G. DeSoto	25,100		2,214	27,314
Robert C. Grubic	38,100		7,231	45,331
Gregory M. Kerwin	22,500		3,669	26,169
Robert E. Klinger	21,700		3,244	24,944
Vincent J. Land(2)	8,100		—	8,100
Robert J. Moisey	22,150	(3)	—	22,150
Theodore W. Mowery	24,700		3,172	27,872
John E. Noone	25,150		3,121	28,271
Noble C. Quandel, Jr.	21,450		—	21,450
William A. Specht, III	36,800		2,968	39,768

(1)	Amounts reflect the present value of the amount accrued to the directors in 2016 for the Mid Penn Bank Director Retirement Plan.
(2)	Mr. Land retired from the Mid Penn board of directors at the 2016 Annual Meeting of Shareholders.
(3)	Includes $950 and $250 in fees paid to Messrs. Moisey and Quandel, respectively, for attending Mid Penn Bank’s Business Development Advisory Board Meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Discussion and Analysis describes the key elements of our compensation program for the following named executive officers:

Rory G. Ritrievi, President and Chief Executive Officer of Mid Penn and Mid Penn Bank

Michael D. Peduzzi, Executive Vice President and Chief Financial Officer of Mid Penn and Mid Penn Bank

Scott W. Micklewright, Executive Vice President and Chief Lending Officer of Mid Penn Bank

Justin T. Webb, Executive Vice President and Chief Risk Officer of Mid Penn Bank

Kelly K. Neiderer, Executive Vice President and Chief Retail Officer of Mid Penn Bank

Edward P. Williams, Former Interim Principal Financial Officer of Mid Penn

The Mid Penn board of directors has delegated the task of administering Mid Penn Bank’s compensation program to the Compensation Committee, the primary responsibility of which is to assure that the executive officers of Mid Penn and its subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of Mid Penn and Mid Penn Bank, competitive practice and the requirements of the appropriate regulatory bodies.

Compensation Objectives and Design

Mid Penn and Mid Penn Bank seek to serve its shareholders and customers. To better accomplish this, our compensation objectives include offering a fair and competitive compensation package to attract and retain competent, dedicated and ambitious managers whose efforts will enhance the products and services of Mid Penn and Mid Penn Bank, resulting in higher profitability, increased dividends to Mid Penn’s shareholders and appreciation in market value of Mid Penn’s common stock. The main elements of compensation for 2016 for the named executive officers were base salary, bonus, restricted stock awards and retirement and insurance benefits.

Management’s Role in Determining Compensation

The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation and compensation programs is to develop and recommend appropriate performance measures and targets for each individual, to report on the respective individual’s performance, to provide data and background material to enable the Compensation Committee to assess the labor market and to make specific recommendations on each named executive officers’ respective salary. The Chief Executive Officer does not recommend his own salary and is not present during the Compensation Committee’s or Board’s discussions or decisions regarding his specific compensation.

Compensation Consultant’s Role in Determining Compensation

In 2016, the Compensation Committee hired the independent consulting firm, Meridian Compensation Partners, LLC, which specializes in executive and board compensation. Meridian provided relevant peer data analysis and advice for consideration by the Committee in evaluating compensation for the named executive officers. The Committee also obtained an industry standard survey of compensation practices for additional consideration.

Results of Shareholder Say on Pay Vote in Determining Compensation

The Compensation Committee reviewed the shareholder response to the non-binding, advisory Say on Pay Vote in the Proxy Statement dated March 28, 2016. Since the Annual Meeting of Shareholders held in 2016 occurred after the increase in base salary was awarded in 2016, the Compensation Committee did not have the opportunity to consider the shareholders’ overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure when reviewing whether to significantly change Mid Penn’s compensation policies and practices.

The Compensation Committee did consider the overwhelming approval of executive compensation as described in the Compensation Discussion and Analysis and the tabular disclosure from the Annual Meeting of Shareholders held in 2015, and considering that the compensation and compensation programs did not change significantly, the Compensation Committee continued with its current approach of compensating executives in 2016. The Compensation Committee will consider the results of the meeting held in 2016 in awarding compensation in 2017.

Components of Compensation

Base Salary

Base salary levels are set to attract and retain executives who can further Mid Penn’s and Mid Penn Bank’s strategic objectives. Base salary is the most significant component of the named executive officers’ compensation, and the Compensation Committee reviews it every year to determine whether the salary for each respective named executive officer is at the appropriate level. As mentioned above, the Chief Executive Officer reviews each named executive officer’s performance, other than his own, in making specific salary recommendations to the Compensation Committee.

The Compensation Committee reviews the Chief Executive Officer’s performance in making a specific salary recommendation to the Mid Penn board of directors. The Chief Executive Officer and the Compensation

Committee consider the named executive officer’s general management performance; policy, procedure, and regulatory compliance; public relations; strategic objectives management; length of service with Mid Penn and Mid Penn Bank; and the named executive officer’s position in making its determination of the appropriate level of base salary.

Cash Bonus Plan

The Compensation Committee established an incentive compensation plan pursuant to which our named executive officers are eligible to receive a cash bonus for the achievement of corporate performance goals and individual performance goals. In order to receive a payment under the plan, a participant has to be employed prior to September 30th of the previous year and on the date of payout, and both the corporate and individual performance goals, which include actions that can only be taken by a named executive officer between January and March of the year of the payout, must be achieved. With respect to the corporate performance goals for bonuses paid in 2016, we based incentive award opportunities on an annual company-wide budgeted net income available to common shareholders target of $6,036,000 for the year ended December 31, 2015. No specific bonus amount was set at that time, but the maximum amount payable under this plan for bonuses paid in 2016 was capped at $360,000. The Compensation Committee believes it set the performance measures for bonuses paid in 2016 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain. Based upon publicly reported results for the year ended December 31, 2015, we achieved net income available to common shareholders of $6,038,000, after taking into account an accrual for the payout under this plan.

The bonus payouts ranged between 1.6% and 9.4% of such executive’s base salary amounts and are tied to both company and individual performance. In 2016, we paid a $35,000 cash bonus to Mr. Ritrievi, a $15,000 cash bonus to each of Messrs. Micklewright and Webb and Ms. Neiderer; and a $2,000 cash bonus to Mr. Williams.

2014 Restricted Stock Plan

On May 6, 2014, the shareholders approved the Mid Penn Bancorp, Inc. 2014 Restricted Stock Plan. Restricted stock is common stock granted to an employee or director that does not vest until specific conditions are met. Typical conditions include performance goals for the individual or Mid Penn or the individual being required to remain employed with Mid Penn or Mid Penn Bank for a specific number of years. Once the conditions are met, then the stock vests and the employee obtains the shares without restrictions. The Mid Penn board of directors believes that restricted stock awards can serve as an important element in attracting and retaining employees and directors who the Mid Penn board of directors expects to contribute to Mid Penn’s growth and success. By compensating employees and directors with shares of Corporation stock, the employees and directors have additional incentive to ensure that Mid Penn is successful. Based on the recommendations of the Compensation Committee, the Mid Penn board of directors determines to whom specifically it grants restricted stock. The number of shares of common stock which may be issued under the Restricted Stock Plan may not exceed 100,000 shares. The Compensation Committee may suspend or terminate the Restricted Stock Plan at any time and may amend the Restricted Stock Plan at any time provided that no such amendment may be made without shareholder approval if such approval is required by law, agreement or the rules of any exchange upon which the shares of common stock are listed. In addition, no such amendment, suspension or termination may impair the rights of participants in respect of then outstanding awards awarded under the Restricted Stock Plan without their consent.

Benefit Plans Available for All Employees

Benefit plans are not tied to Bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Group Insurance Plans

The named executive officers participate in benefit plans that are generally available to all employees. These plans include group life insurance, group disability, health insurance and dental and vision benefits. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of Mid Penn Bank. Employees that waive medical coverage receive $40 per bi-weekly payroll. Under the group long-term disability plan, Mr. Ritrievi is unable to get the same percentage of coverage as other employees due to the maximum benefit provided for in the plan. In order to afford Mr. Ritrievi the same long-term disability coverage as other employees, a separate supplemental individual policy was purchased with the premium (and Mr. Ritrievi’s associated income tax liability) reimbursed by Mid Penn Bank.

Retirement Plan

In an effort to encourage its employees, including the named executive officers, to save for retirement, Mid Penn Bank has established a tax-qualified 401(k) retirement plan for employees. Mid Penn Bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, Mid Penn Bank is providing the named executive officers with incentive to continue in the employ of Mid  Penn Bank.

Employee Stock Purchase Plan

In 2010, the Mid Penn board of directors approved an Employee Stock Purchase Plan (the “Plan”) effective January 1, 2011, to provide eligible employees of Mid Penn or Mid Penn Bank, including the named executive officers, with an opportunity to purchase shares of common stock of Mid Penn at fair market value through payroll deductions. The Plan provides participants with a convenient method to acquire an interest in the long-term performance and success of Mid Penn, thereby providing them an incentive to ensure the success of Mid Penn.

Company Vehicle and Other Perquisites

The President/Chief Executive Officer, the Executive Vice President/Chief Financial Officer, the Executive Vice President/Chief Lending Officer, and the Executive Vice President/Chief Risk Officer are provided a company vehicle. The Executive Vice President/Chief Retail Officer receives a car allowance. Provision of a company vehicle or for a car allowance is standard in the financial services industry as executive officers frequently meet clients and business associates offsite.

Mid Penn provides a limited number of other perquisites, including club memberships, to key executives that Mid Penn believes are customary for such executives and are reasonable for both conducting business and for retaining key executives. These perquisites are a relatively insignificant portion of the respective executive’s compensation.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments.

Material Differences in Named Executive Officers’ Compensation

The differential between salary levels for each of the named executives is primarily driven by their respective positions with consideration also given to the experience and time in their respective positions.

Employment and Change in Control Agreements

Change in Control Agreements

On November 1, 2016, Mid Penn entered into change in control agreements (each, an “Agreement”), with certain of its executive officers, including, Mr. Ritrievi, Mr. Peduzzi, Mr. Micklewright, Mr. Webb, and Ms. Neiderer. Each Agreement has a fixed three-year term commencing on November 1, 2016 and ending on November 1, 2019, with automatic annual one-year renewals of such Agreement thereafter, absent notice of non-renewal from either party.

In the event an executive’s employment is terminated on or within 12 months after a “change in control” during the term of the Agreement either by Mid Penn, other than for death or disability or for a reason other than “cause” (as defined in the Agreement), or by the executive after the occurrence of certain specified events of “good reason” described below, Mid Penn will pay the executive, other than Mr. Ritrievi, a lump-sum cash payment equal to two times the executive’s highest annual base salary in effect during the 12 months preceding the executive’s termination of employment. For Mr. Ritrievi, he would receive a multiple of three. In addition, the executive and the executive’s beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to Mid Penn’s executive management team, medical, vision and dental programs for two years (three years for Mr. Ritrievi), or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits, within thirty days following the executive’s termination. Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, the executive will be subject to a six month non-solicitation covenant. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, the executive will be subject to non-compete and non-solicitation covenants for six months.

The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) a diminution in executive’s authority, title, duties or responsibilities following a change in control from the authority, title, duties or responsibilities existing as of a change in control; (ii) requirement that the executive perform a substantial portion of his or her duties at a location more than 50 miles from executive’s principal executive office on the date of the Agreement; or (iii) a diminution in executive’s base salary and other compensation and benefits existing as of a change in control.

If, within ninety days after a termination of executive’s employment that entitles such executive to payments under the Agreement, Mid Penn’s Board becomes aware of facts that, if known during the executive’s employment, it reasonably believes would have justified termination of such executive’s employment for cause (as defined in the Agreement), Mid Penn may refrain from paying any unpaid amounts due under the Agreement or require the executive to promptly, but in no event less than ninety days after notice to such executive of such determination by Mid Penn’s Board, repay any amounts previously paid or the value of any benefits previously received under the Agreement.

Employment Agreement with Mr. Ritrievi

On November 3, 2016, Mr. Ritrievi entered into an employment agreement with Mid Penn and Mid Penn Bank, which will be for a period of three years from November 3, 2016 and will automatically renew for a total of three years on each anniversary of November 3, 2016. The employment agreement provides that Mr. Ritrievi will serve as the Chief Executive Officer and President of Mid Penn and Mid Penn Bank, reporting to their respective Boards of Directors. During the term of the employment agreement, Mr. Ritrievi will serve on Mid Penn Bank’s Board and will be re-nominated for election to Mid Penn’s Board, with Mid Penn’s Board recommending such election to its shareholders, for any annual meeting of shareholders at which the Class of directors in which Mr. Ritrievi is serving will be elected. Mr. Ritrievi’s service as Director of Mid Penn, Mid Penn Bank and any affiliate or subsidiary will immediately terminate upon the termination of his employment for any reason.

Under his employment agreement, Mr. Ritrievi is entitled to, among other things: (i) an annual base salary of no less than $360,488, (ii) participate in any of Mid Penn’s short-term performance plans generally made available to executives of Mid Penn or Mid Penn Bank, (iii) such stock based incentives as may be granted from time to time by Mid Penn’s Board under Mid Penn’s stock based incentive plans and as are consistent with Mr. Ritrievi’s responsibilities and performance, (iv) participate in a supplemental executive retirement plan under the terms and conditions as determined by Mid Penn Bank’s Board, (v) participate in or receive the benefits of any employee benefit plan currently in effect at Mid Penn Bank, subject to the eligibility and terms of each such plan, (vi) certain other perquisites related to paid annual vacation, personal and sick days, and use of a Corporation automobile in accordance with the automobile policy as established from time to time by Mid Penn or Mid Penn Bank. In the event that Mr. Ritrievi becomes entitled to and receives benefits under the Agreement after a change in control, he will be subject to a 12-month non-solicitation covenant. In the event that Mr. Ritrievi voluntarily terminates employment during the term of the Agreement prior to a change in control, he will be subject to non-compete and non-solicitation covenants for 12 months.

The employment agreement and Mr. Ritrievi’s employment may be terminated for cause (as defined in the employment agreement) by written notice from Mid Penn or Mid Penn Bank. If the employment agreement is terminated for cause, Mr. Ritrievi’s rights under the employment agreement terminate as of the effective date of termination. The employment agreement also terminates without further payments to Mr. Ritrievi as of the termination date, in the event of his voluntary termination of employment or death. In the case of his disability (as defined in the employment agreement), Mr. Ritrievi will become eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, in which case Mid Penn Bank’s obligation to pay Mr. Ritrievi his annual base salary will be reduced by such benefits. Under certain other types of disabilities set forth in the employment agreement, the employment agreement will terminate six months following a determination related to such disability by Mid Penn’s Board.

In the event that Mr. Ritrievi’s employment is either involuntarily terminated other than for cause, death or disability, he will continue to receive his base salary in effect on the date of termination for a period equal to the greater of the remaining employment term or six months and participate in Mid Penn Bank’s life, disability, medical/health insurance and other benefits substantially similar to those which Mr. Ritrievi was receiving during the year prior to the date of termination for the same period described above immediately following the date of termination, or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits. Additionally, if Mr. Ritrievi’s employment is involuntarily terminated other than for cause, death or disability, he may elect, with respect to the automobile made available to him, to, as applicable, purchase such vehicle, assume the lease or return the vehicle to Mid Penn Bank without any further liability.

The employment agreement provides that, in the event that any amounts or benefits payable to Mr. Ritrievi under the employment agreement as a result of his termination of employment, when added to other amounts or benefits which may become payable to him by Mid Penn, would be subject to an excise tax, the amounts and benefits payable under the employment agreement will be reduced to such extent as may be necessary to avoid such excise tax.

Letter Agreement with Mr. Peduzzi

On March 12, 2016, Mr. Peduzzi entered into a letter agreement with Mid Penn Bank, in which the parties agreed that he will serve as Mid Penn’s and Mid Penn Bank’s Executive Vice President and Chief Financial Officer. Under his letter agreement, Mr. Peduzzi is entitled to, among other things: (i) an annual base salary of $205,000; (ii) 1,000 shares of Mid Penn’s common stock; (iii) a $40,000 sign-on bonus, a portion of which is subject to repayment in the event Mr. Peduzzi voluntarily terminates his employment with us or is terminated for cause prior to the fourth anniversary of his employment commencement date; (iv) generally participate in or receive the benefits of the employee benefit plan currently in effect at Mid Penn Bank; and (v) certain other perquisites related to paid time off, a country club membership, and use of a Corporation automobile in accordance with the automobile policy, as established from time to time by Mid Penn or Mid Penn Bank.

Risk Analysis of Compensation Practices and Policies

Mid Penn Bank reviewed its compensation policies and practices for all employees and determined that they do not create risks that are reasonably likely to have a material adverse effect on Mid Penn or Mid Penn Bank.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mid Penn has no Compensation Committee interlocks. Messrs. Mowery, Abel, Boyer, DeSoto, Quandel and Specht constitute all of the directors who served on the Compensation Committee at any time during 2016. Each of them is an independent outside director. None of them is a current or former officer or employee of Mid Penn. During 2016, Mid Penn Bank engaged in customary banking transactions and had outstanding loans to certain of its directors, executive officers, members of the immediate families of certain directors and executive officers and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features. Rory G. Ritrievi, President and Chief Executive Officer of Mid Penn, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Ritrievi did not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to Mid Penn or Mid Penn Bank for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, for the named executive officers (for the year ended December 31, 2016 for Mr. Peduzzi).

SUMMARY COMPENSATION TABLE—2016

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Rory G. Ritrievi President and Chief Executive Officer	2016	371,986		24,825	—	35,000	2,864	24,921	459,596
	2015	348,938	—	16,300	—	30,000	2,812	17,463	415,513
	2014	339,212	—	7,935	—	—	2,739	18,594	368,480
Michael D. Peduzzi Executive VP and Chief Financial Officer	2016	161,635	40,000	16,550	—	—	—	653	218,838

Scott W. Micklewright Executive VP and Chief Lending Officer of Mid Penn Bank	2016	196,369	—	8,275	—	15,000	—	10,502	230,146
	2015	180,022	—	8,150	—	13,000	—	14,143	215,315
	2014	173,234	—	6,348	—	—	—	7,533	187,115

Justin T. Webb Executive VP and Chief Risk Officer of Mid Penn Bank	2016	190,540	—	8,275	—	15,000	—	15,334	229,149
	2015	170,853	—	8,150	—	13,000	—	14,822	206,825
	2014	157,607	—	6,348	—	—	—	7,893	171,848
Kelly K. Neiderer Executive VP and Chief Retail Officer of Mid Penn Bank	2016	173,927	—	8,275	—	15,000	—	19,668	216,870
	2015	159,448	—	8,150	—	13,000	—	18,867	199,465
	2014	143,250	—	6,348	—	—	—	4,158	153,756
Edward P. Williams Former Interim Principal Financial Officer of Mid Penn(5)	2016	123,275	—	—	—	2,000	—	5,339	130,614
	2015	115,376	—	6,520	—	4,000	—	5,018	130,914
	2014	113,354	—	5,396	—	—	—	4,930	123,680

(1)	With the exception of Mr. Peduzzi, all salaries paid to the Executive Officers listed were based on 27 pay periods in 2016. (In most years, including 2015 and 2014, there were 26 pay periods.) Mr. Peduzzi was hired on March 21, 2016; therefore, his salary reflects his partial year of employment with us.
(2)	Represents a signing bonus that we awarded to Mr. Peduzzi in connection with his commencement of employment with us pursuant to the terms of his letter agreement, which we describe under “Employment and Change in Control Agreements.”
(3)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the full grant date fair value of the restricted stock awards granted on August 27, 2014, July 24, 2015, and July 25, 2016. Generally, the shares of restricted stock granted vest 25% on each anniversary of the date of grant (each, a “vesting tranche”), but only if such named executive officer (i) remains continuously employed through the applicable anniversary date and (ii) during each vesting tranche, purchases and holds an equal number of shares. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our respective Annual Report on Form 10-K for the fiscal years ended December 31, 2014, 2015, and 2016.
(4)	Includes the amounts on the following table that we paid to or on behalf of the named executive officers.

(5)	Mr. Williams served as our Interim Principal Financial Officer through March 20, 2016, after which time he became our Vice President, Controller and Senior Accounting Manager.

	Year	Ritrievi	Peduzzi	Micklewright	Webb	Neiderer	Williams
401(k) Match	2016	$10,600	—	$7,855	$7,665	$6,622	$4,931
	2015	$10,600	—	$7,422	$7,097	$6,315	$4,615
	2014	$10,400	—	$6,929	$6,304	$3,659	$4,534
Life Insurance	2016	$783	$357	$659	$640	$584	$408
	2015	$783	—	$623	$587	$552	$403
	2014	$783	—	$604	$549	$499	$396
Personal Use of Company Vehicle	2016	$1,895	$296	$1,988	$2,714	—	—
	2015	$1,825	—	$560	$560	—	—
	2014	$2,325	—	—	—	—	—
Car Allowance	2016	—	—	—	—	$12,462	—
	2015	—	—	$5,538	$5,538	$12,000	—
	2014	—	—	—	—	—	—
Disability Premium Reimbursement	2016	$4,016	—	—	—	—	—
	2015	$3,850	—	—	—	—	—
	2014	$4,581	—	—	—	—	—
Medical Waiver(*)	2016	—	—	—	$1,080	—	—
	2015	—	—	—	$1,040	—	—
	2014	—	—	—	$1,040	—	—
Tax Reimbursements	2016	$443	—	—	—	—	—
	2015	$405	—	—	—	—	—
	2014	$505	—	—	—	—	—
Country Club Memberships	2016	$7,184	—	—	$3,235	—	—
Total	2016	$24,921	$653	$10,502	$15,334	$19,668	$5,339
	2015	$17,463	—	$14,143	$14,822	$18,867	$5,018
	2014	$18,594	—	$7,533	$7,893	$4,158	$4,930

(*)	The medical waiver payment of $1,040 for 2014 for Mr. Webb was inadvertently omitted from the Summary Compensation Table in the 2014 proxy statement.

Retirement Plans

Mid Penn does not maintain a defined benefit pension plan for its employees. Mr. Ritrievi, however, participates in the Director Retirement Plan in connection with his service on the Mid Penn board of directors. We describe the Director Retirement Plan under the caption “Compensation of the Mid Penn Board of Directors.”

Mid Penn Bank also maintains the Mid Penn Bank Retirement Plan, which is a defined contribution plan and covers all eligible Bank employees, including the named executive officers. The Retirement Plan also has a 401(k) provision for all eligible Bank employees. Eligible employees are entitled to receive a share of Mid Penn Bank’s discretionary profit sharing contribution to the plan for a year if they are Bank employees on December 31st of that year. For 2016, the Mid Penn board of directors approved a 401(k) safe harbor matching contribution rate of 100% on the first 3% of the employee deferral contributions plus 50% on the next 2% of the employee deferral contributions, up to a maximum Bank contribution of 4%. The Mid Penn board of directors may adjust its matching rate on an annual basis at its discretion.

The Mid Penn board of directors makes discretionary contributions to the Retirement Plan based on the recommendation of the Compensation Committee. Mid Penn did not make a discretionary profit-sharing contribution for 2016. Distribution under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The Retirement Plan’s discretionary contributions and non-safe harbor contributions are subject to vesting at the rate of 20% per year after the first two years of service with 100% vesting after six full years of service. The 401(k) safe harbor matching contributions are 100% vested when made. Participants are always 100% vested in their own 401(k) contributions. As of December 31, 2016, each of the named executive officers was 100% vested in their discretionary accounts, except for Mr. Webb and Ms. Neiderer, who were each 60% vested in their discretionary accounts, and Mr. Peduzzi, who was 0% vested.

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of December 31, 2016.

Outstanding Equity Awards at Fiscal 2016 Year End

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Rory G. Ritrievi	2,500	59,575
Michael D. Peduzzi	1,000	23,830
Scott W. Micklewright	1,075	25,617
Justin T. Webb	1,075	25,617
Kelly K. Neiderer	1,075	25,617
Edward P. Williams	470	11,200

On July 25, 2016, we awarded restricted stock to each of our named executive officers, with the exception of Mr. Williams, under the Restricted Stock Plan, which we describe above under the caption “2014 Restricted Stock Plan.” Each named executive officer’s shares vest 25% on each anniversary of the date of grant (each, a “vesting tranche”), but only if the named executive officer (i) remains continuously employed through the applicable anniversary date and (ii) during each vesting tranche, purchases and holds an equal number of shares. In general, a participant will forfeit shares then unvested upon his or her termination of employment for any reason. Upon a participant’s death, the participant will vest in unvested shares with respect to the vesting tranche in the year of the participant’s death as if the participant remained employed and purchased and held the requisite number of shares for such vesting tranche.

The following table sets forth the number of shares acquired upon the vesting of stock awards by our named executive officers during the fiscal year ended December 31, 2016.

Option Exercises and Stock Vested—2016

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Rory G. Ritrievi	375	6,464
Michael D. Peduzzi	0	0
Scott W. Micklewright	225	3,936
Justin T. Webb	225	3,936
Kelly K. Neiderer	225	3,936
Edward P. Williams	185	3,242

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each of our named executive officers.

Pension Benefits—2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Rory G. Ritrievi	Director Retirement Plan	7	$21,055	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each of the named executive officers would be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control. The agreements are described under the caption “Employment and Change in Control Agreements” included in the Compensation Discussion and Analysis. We calculated the potential post-employment payments due to each of these named executive officers assuming each named executive officer terminated employment or a change in control occurred on December 31, 2016. Actual amounts payable can only be determined at the time of such executive’s termination.

				Before Change in Control		After Change in Control
		Termination for Disability	Termination on account of Death	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Rory G. Ritrievi	Severance(1)	$179,777.00	$0	$1,008,243	$1,008,243	$1,081,464	$1,081,464
	Welfare continuation(2)	$11,089	$0	$66,853	$66,853	$65,798	$65,798
	Value of accelerated restricted stock	$0	$17,873	$0	$0	$59,575	$59,575
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	($143,060)	($143,060)

	Total	$190,866	$17,873	$1,075,096	$1,075,096	$1,063,777	$1,063,777

Michael D. Peduzzi	Severance(1)	$0	$0	$0	$0	$410,000	$410,000
	Welfare continuation(2)	$0	$0	$0	$0	$33,330	$33,330
	Value of accelerated restricted stock	$0	$5,958	$0	$0	$23,830	$23,830
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0

	Total	$0	$5,958	$0	$0	$467,160	$467,160

Scott W. Mickle wright	Severance(1)	$0	$0	$0	$0	$380,599	$380,599
	Welfare continuation(2)	$0	$0	$0	$0	$42,464	$42,464
	Value of accelerated restricted stock	$0	$8,341	$0	$0	$25,617	$25,617
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0

	Total	$0	$8,341	$0	$0	$448,680	$448,680

				Before Change in Control		After Change in Control
		Termination for Disability	Termination on account of Death	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Justin T. Webb	Severance(1)	$0	$0	$0	$0	$369,301	$369,301
	Welfare continuation(2)	$0	$0	$0	$0	$0	$0
	Value of accelerated restricted stock	$0	$8,341	$0	$0	$25,617	$25,617
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0

	Total	$0	$8,341	$0	$0	$394,919	$394,919

Kelly K. Neiderer	Severance(1)	$0	$0	$0	$0	$337,102	$337,102
	Welfare continuation(2)	$0	$0	$0	$0	$30,680	$30,680
	Value of accelerated restricted stock	$0	$8,341	$0	$0	$25,617	$25,617
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0

	Total	$0	$8,341	$0	$0	$393,400	$393,400

Edward P. Williams	Severance(1)	$0	$0	$0	$0	$0	$0
	Welfare continuation(2)	$0	$0	$0	$0	$0	$0
	Value of accelerated restricted stock	$0	$4,409	$0	$0	$11,200	$11,200
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0

	Total	$0	$0	0	$0	$11,200	$11,200

(1)	For severance and welfare continuation payment calculation, and time and form of such payments, see “Employment and Change in Control Agreements.”
(2)	Assumes no increase in the cost of welfare benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mid Penn Bank is party to a lease agreement with an entity that is an affiliate of Mr. Noone, a member of Mid Penn’s Board, in connection with a retail branch property located in Mechanicsburg, Pennsylvania, which has a remaining initial term of 18 years. Following our acquisition of Phoenix Bancorp, Inc., Mid Penn Bank assumed a lease agreement with the same entity in connection with a retail branch property located in Frackville, Pennsylvania, which has a remaining initial term of 20 years. The aggregate lease payments to such entity, of which Mr. Noone is a 49% limited partner, totaled approximately $167,000 during 2016. In determining director independence, the Mid Penn board of directors considered these lease arrangements and concluded they do not impact the independence of Mr. Noone.

Neither Mid Penn nor Mid Penn Bank have entered into any other material transactions, proposed or consummated, with any other director or executive officer of Mid Penn or Mid Penn Bank, or any associate of the foregoing persons. From time to time, Mid Penn Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $50,000 must be approved by the Mid Penn board of directors prior to any commitment by Mid Penn Bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Mid Penn board of directors, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Mid Penn board of directors for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Mid Penn board of directors on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

Mid Penn Bank has made loans to Mid Penn’s and Mid Penn Bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

THE SCOTTDALE SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Scottdale shareholders by Scottdale’s board of directors in connection with the solicitation of proxies from Scottdale shareholders for use at the special meeting of Scottdale shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on November 17, 2017 at 2:00 p.m., local time, at the Pleasant Valley Country Club, 440 Pleasant Valley Road, Connellsville, Pennsylvania 15425, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Scottdale shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 41; and

2.	a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Shareholders Entitled to Vote

The close of business on September 29, 2017 has been fixed by Scottdale’s board of directors as the record date for the determination of those holders of Scottdale common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were 50,718 shares of Scottdale common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of Scottdale common stock as of the Scottdale record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Scottdale common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Scottdale special meeting, in person or by proxy, of at least two-thirds of the outstanding shares of Scottdale common stock is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Scottdale special meeting is required to approve the proposal to adjourn the Scottdale special meeting, if necessary, to solicit additional proxies.

How Shares Will Be Voted at the Special Meeting

All shares of Scottdale common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of Scottdale common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal, but will not affect the outcomes of the other proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Scottdale shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Scottdale’s Corporate Secretary, Robert B. Ferguson, telephone (724) 887-8330.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Corporate Secretary of Scottdale, or (3) attending the special meeting in person and voting by ballot at the special meeting. The Scottdale Secretary’s mailing address is 150 Pittsburgh Street, Scottdale, Pennsylvania 15683. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

In addition to solicitation of proxies by mail, Scottdale will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Scottdale common stock and secure their voting instructions. Scottdale will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Scottdale may use several of its regular employees, who will not be specially compensated, to solicit proxies from Scottdale shareholders, either personally or by telephone, facsimile, letter or other electronic means. Mid Penn and Scottdale will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

Scottdale Affiliate Letter Agreements

As of the record date, directors and executive officers of Scottdale and their affiliates had the right to vote 28,913 shares of Scottdale common stock, or 57% of the outstanding Scottdale common stock entitled to be voted at the special meeting. Each of the directors and the executive officers of Scottdale has agreed to vote all shares of Scottdale common stock owned by him in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Scottdale common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.

Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

SCOTTDALE SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

Scottdale is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 41. As discussed in detail in the sections entitled “The Merger—Scottdale’s Reasons for the Merger,” and “—Recommendation of Scottdale’s Board of Directors,” beginning on pages 43 and 45, respectively, after careful consideration, the Scottdale board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Scottdale’s shareholders and the board unanimously approved the merger agreement. Accordingly, Scottdale’s board of directors unanimously recommends that Scottdale shareholders vote “FOR” adoption of the merger agreement.

SCOTTDALE SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Scottdale special meeting, the number of shares of Scottdale common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Scottdale common stock voting in favor is insufficient to adopt the merger agreement, Scottdale management intends to adjourn the special meeting in order to enable the Scottdale board of directors more time to solicit additional proxies. In that event, Scottdale will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Scottdale is asking you to grant discretionary authority to the holder of any proxy solicited by the Scottdale board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Scottdale approve the adjournment proposal, Scottdale could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the Scottdale Board of Directors

The Scottdale board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT THE SCOTTDALE BANK & TRUST COMPANY

Business

The Scottdale Bank & Trust Company

Scottdale is a Pennsylvania bank and trust company with its headquarters in Scottdale, Pennsylvania. At June 30, 2017, Scottdale had total consolidated assets of $259.2 million. Scottdale common stock is traded on the OTC Pink Market under the symbol “SDLJ.”

The principal executive offices of Scottdale are located at 150 Pittsburgh Street, Scottdale, Pennsylvania 15683, and its telephone number is (724) 887-8330.

Competition

Scottdale’s core service area consists primarily of Fayette and Westmoreland Counties, Pennsylvania. Within this service area, the banking business is highly competitive. Scottdale competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of Scottdale. Scottdale also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

Many of Scottdale’s competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Properties

The following summarizes Scottdale’s properties, owned or leased, as of June 30, 2014.

Location	Owned or Leased
Scottdale Branch and Office, 150 Pittsburgh St., Scottdale PA 15683	Owned
Connellsville Branch, 125 S. Arch St., Connellsville PA 15425	Owned
Countryside Branch, 103 Bessemer Road, Mt. Pleasant PA 15666	Owned
Vanderbilt Branch, 192 Main St., Vanderbilt, PA 15486	Owned
Mt. Pleasant Branch, 632 W. Main St., Mt. Pleasant PA 15666	Owned

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Scottdale, or any of its subsidiaries, is a party or of which any of their respective property is subject.

Information about Scottdale Designees to Mid Penn Bancorp, Inc. Board of Directors

The following provides information, as of June 30, 2017, about Donald F. Kiefer, who is a current director of Scottdale and who is anticipated to be appointed to the board of directors of Mid Penn and Mid Penn Bank upon consummation of the merger. The information presented includes information Mr. Kiefer has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that contribute to the board’s effectiveness as a whole. Mr. Kiefer is not a director of any other publicly-held company.

Donald F. Kiefer, age 62, has been employed by Scottdale since December 1981. He served as Trust Officer for the bank from 1981 till September 1984. He was elected president of Scottdale in September 1984 and has held that position ever since. He was elected to the Scottdale board of directors in 1984 and has served as chairman since 2003. Mr. Kiefer earned a Bachelor’s degree in Economics from Allegheny College, Meadville, Pa. and a Masters in Business Administration from Rochester Institute of Technology (RIT), Rochester, NY. Upon graduation from RIT in 1979, Mr. Kiefer was employed by The Community Savings Bank in Rochester, NY as a staff auditor. Mr. Kiefer is president of The Scottdale Cemetery Association and has been on the board of directors since 1985. He is a member of the Kiwanis and a past member of Rotary, Scottdale Chamber of Commerce and other community and civic organizations. Mr. Kiefer is not considered independent of Scottdale as determined in accordance with the independence standards of the NASDAQ stock market.

Security Ownership of Certain Beneficial Holders of Scottdale

Beneficial ownership of Scottdale common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after June 30, 2017.

Beneficial Ownership of Principal Holders

The following table shows, to the best of Scottdale’s knowledge, those persons or entities, who owned of record or beneficially, on June 30, 2017, more than 5% of Scottdale’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Donald F. Kiefer(1) 156 Montgomery Road Scottdale, Pennsylvania 15683	26,829	52.9%

Lawrence J. Kiefer(2) 305 Dogwood Drive Smithfield, Pennsylvania 15478	26,704	52.7%

Marilyn K. Andras(3) 244 Eastlake Road Acme, Pennsylvania 15610	26,697	52.6%

Lawrence Keister & Company 150 Pittsburgh Street Scottdale, Pennsylvania 15683	25,804	50.9%

Scott Lindstrom 4517 N. 53rd Street Phoenix, Arizona 85008	7,000	13.8%

Karen L. Kiefer(4) 1005 Loucks Avenue Scottdale, Pennsylvania 15683	5,005.37	9.9%

Bruce A. Kiefer(5) 944 East Walnut Avenue Palmyra, Pennsylvania 17078	4,998.37	9.9%

Kimberly K. Best(6) 3408 Burgh Lane Edgewater, Maryland 21037	4,998.37	9.9%

(1)	Includes 25,804 shares held by Lawrence Keister & Company, of which each of Messrs. D. Kiefer and L. Kiefer and Ms. Andras are the managing partners.
(2)	Includes 25,804 shares held by Lawrence Keister & Company, of which each of Messrs. D. Kiefer and L. Kiefer and Ms. Andras are the managing partners.
(3)	Includes 25,804 shares held by Lawrence Keister & Company, of which each of Messrs. D. Kiefer and L. Kiefer and Ms. Andras are the managing partners.
(4)	Includes 4,110 shares that the shareholder may withdraw from Lawrence Keister & Co. and 895 shares owned individually.
(5)	Includes 4,100 shares that the shareholder may withdraw from Lawrence Keister & Co. and 888 shares owned individually.
(6)	Includes 4,100 shares that the shareholder may withdraw from Lawrence Keister & Co. and 888 shares owned individually.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of June 30, 2017, and from information supplied by the respective persons, the amount and the percentage of Scottdale common stock beneficially owned by each director, nominee, and executive officer and all officers and directors of Scottdale as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Percent of Class
Marilyn Kiefer Andras(1)	26,697	52.6%
John Coleman	50	—
Robert B. Ferguson	200	—
Donald F. Kiefer(1)	26,829	52.9%
Lawrence J. Kiefer(1)	26,704	52.7%
David W. Powell	31	—
Albert Saloom	10	—
All officers, directors and nominees as a group (7 persons)	28,913	57.0%

(1)	Includes 25,804 shares held by Lawrence Keister & Company, of which each of Messrs. D. Kiefer and L. Kiefer and Ms. Andras are all of the managing partners.

Summary Compensation Table

The table below summarizes the compensation paid during the fiscal year ended December 31, 2016 and 2015 by Scottdale to Donald F. Kiefer, current director and Chairman, President and Chief Executive Officer of Scottdale. Mr. Kiefer is expected to be appointed to the boards of directors of Mid Penn and Mid Penn Bank upon consummation of the merger.

SUMMARY COMPENSATION TABLE—2016

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Donald F. Kiefer	2016	200,600	—	—	—	—	189,476	5,125	395,201
Chairman, President and Chief Executive Officer	2015	195,900	—	—	—	—	81,579	4,500	281,979

(1)	Includes fees paid as a director of $60,725 during 2016 and $54,900 during 2015.
(2)	Relates to Scottdale’s defined benefit pension plan.
(3)	Includes 25% match of 401(k) contributions. Mr. Kiefer participates in benefit plans that are offered to all full time employees of Scottdale, which do not discriminate in favor of executive officers or directors.

Transactions with Certain Related Persons

Some of Scottdale’s directors and executive officers, members of their immediate families and the companies with which they are associated were Scottdale customers and had banking transactions with Scottdale in the ordinary course of business during 2016 and 2015. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Scottdale’s management’s opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scottdale

Critical Accounting Policies and Estimates

The financial statements for The Scottdale Bank and Trust Company (“Scottdale”) are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to general practices within the banking industry. In preparing the financial statements, management of Scottdale made certain estimates and assumptions that affected the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the balance sheet date, and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

Management of Scottdale considers material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, defined benefit pension liability, fair value of financial instruments, valuation of deferred tax assets, other-than-temporary impairment of securities, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on Scottdale’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

Scottdale maintains a defined benefit pension plan, and has recorded a related liability, covering eligible employees. Scottdale’s policy is to fund pension benefits at least annually based upon actuarial calculations of the present value of future benefits as performed by Scottdale’s third party administrator. The defined benefit pension plan’s assets are primarily invested in corporate equity securities, the valuations of which are subject to market fluctuations.

The fair value of financial instruments uses the three-level hierarchal disclosure framework defined by GAAP. The hierarchy requires the use of observable market data when available. For certain assets and liabilities defined as Level I, quoted prices are available in active markets for identical assets or liabilities as of the reported date. For assets and liabilities defined as Level II, pricing inputs are other than the quoted prices in active markets, with such inputs being directly or indirectly observable as of the reported date. For assets and liabilities defined as Level III, valuations are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Scottdale uses an asset and liability approach for the accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax amounts are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences between the carrying amounts of assets and liabilities, and the respective tax bases, are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Valuations for investment securities are determined using quoted market prices, where available. If quoted market prices are not available, securities are valued based on pricing models, quotes for similar investment securities, and other observable valuation inputs, including those based upon yield curves and spreads. Securities are evaluated on a periodic basis to determine if any unrealized declines in value are deemed to be other than temporary. For debt securities, where the present value of cash flows expected to be collected is less than the security’s amortized cost basis, management determines whether an unrealized loss in value is other than temporary by considering the magnitude and duration of the unrealized decline in value, the reasons underlying the decline, management’s intent to sell the security, and whether or not it is more likely than not that management would be required to sell the security before the anticipated recovery of the security’s amortized cost basis.

Valuation of real estate acquired by foreclosure or deed in lieu of foreclosure, which are reported on the balance sheet as Other Real Estate Owned (“OREO”), are recorded at estimated fair value less estimated costs to sell the respective real estate property.

Overview

Scottdale is a full-service commercial banking institution, supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities, providing a variety of financial products and services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. Scottdale’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 50.9% of Scottdale’s outstanding common stock as of December 31, 2016 and 2015.

As of December 31, 2016, Scottdale had total assets of $263,476,000 reflecting an increase of $1,242,000 or less than one percent compared to total assets of $262,234,000 as of December 31, 2015. Investment securities were the largest asset class at each year end, totaling $180,590,000 at December 31, 2016, and $170,792,000 at December 31, 2015. Total loans were $63,379,000 as of December 31, 2016, and $59,210,000 as of December 31, 2015.

Scottdale’s total deposits were $215,985,000 as of December 31, 2016, reflecting an increase of $1,595,000 or less than one percent compared to total deposits of $214,390,000 as of December 31, 2015.

Total stockholder’s equity was $45,283,000 as of December 31, 2016, compared to $45,762,000 as of December 31, 2015. The year-over-year net decrease in stockholders’ equity resulted from total dividends of $1,522,000 paid during 2016 exceeding the combined amount of 2016 net income of $550,000 and 2016 other comprehensive income of $493,000.

Results of Operations for the Year Ended December 31, 2016 versus Year Ended December 31, 2015

Scottdale’s net income (“earnings”) of $550,000 for the year 2016 reflects a decrease of $326,000 or 37 percent compared to earnings of $876,000 for the year 2015. These results represent earnings per share, basic and diluted, of $10.84 in 2016 and $19.39 in 2015. The primary component contributing to the decreased earnings was the net realized loss on the sale of OREO of $782,000 in 2016 compared to a net realized gain on the sale of OREO of $6,000 in 2015. Somewhat offsetting the impact of this OREO loss, Scottdale recorded a credit for loan losses of $200,000 in 2016, when no loss or credit provision was recorded to the allowance in 2015.

Net Interest Income

Net interest income is Scottdale’s primary source of revenue, and it represents the combined interest income received on loans, investments, and overnight funds, less the interest expense paid on deposits. Scottdale had no borrowings, and paid no interest expense on any borrowings, as of and for the years ended December 31, 2016 and 2015. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

For the year ended December 31, 2016, Scottdale’s net interest income was $6,219,000 reflecting an increase of $319,000 or 5 percent compared to net interest income of $5,900,000 for the year ended December 31, 2015. The primary sources for the year-over-year increase were (i) a $111,000 increase in interest income on investments and federal funds sold in 2016 compared to 2015 due primarily to higher volumes of these asset classes, and (ii) deposit interest expense decreasing by $169,000 for 2016 versus 2015, due primarily to management implementing a reduction of interest rates on savings accounts, which is Scottdale’s largest deposit segment.

As reflected in the following table, Scottdale’s taxable-equivalent net interest margin was 2.92% in 2016 versus 2.88% in 2015.

	Average Balances and Average Interest Rates
(Dollars in thousands)	December 31, 2016			December 31, 2015
	Average Balance	Interest	Average Rates	Average Balance	Interest	Average Rates
ASSETS:
Interest-Bearing Balances	$6,859	$62	0.90%	$21,241	$45	0.21%
Investment Securities	170,117	4,381	2.58%	162,614	4,434	2.73%
Federal Funds Sold	8,390	42	0.50%	1,013	3	0.30%
Loans and Leases, Net	62,314	3,271	5.26%	59,053	3,232	5.47%

Total Earning Assets	247,680	7,756	3.13%	243,921	7,714	3.16%
Cash, Due From Banks, and Other Assets	15,328			17,620

Total Assets	$263,008			$261,541
LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest-Bearing Deposits	$19,088	$19	0.10%	$17,958	$18	0.10%
Savings and Money Market Deposits	146,770	363	0.25%	149,364	541	0.36%
Time Deposits	5,932	138	2.33%	5,959	130	2.18%
Borrowings	0	0	—	0	0	—

Total Interest-Bearing Liabilities	171,790	520	0.30%	173,281	689	0.40%
Noninterest-bearing Demand	42,879			39,611
Other Liabilities	2,290			2,141
Shareholders’ Equity	46,049			46,508

Total Liabilities & Stockholders’ Equity	$263,008			$261,541
Net Interest Income (Taxable Equivalent)		$7,236			$7,025
Total Yield on Earning Assets			3.13%			3.16%
Rate on Supporting Liabilities			0.30%			0.40%
Average Interest Spread			2.83%			2.76%
Net Interest Margin			2.92%			2.88%

Interest and average rates in the table above are presented on a fully taxable-equivalent basis, using an effective tax rate of 34%.

The taxable equivalent yield on average interest-earning assets was 3.13% in 2016 versus 3.16% in 2015, with the slight decline reflecting lower rates earned on both investments and loans, despite an increase in the volume (average balance) of both of these asset classes. The decline in taxable-equivalent average investment yields, from 2.73% in 2015 to 2.58% in 2016, was generally the result of the proceeds from matured and called bonds being reinvested at lower yields given the continuing relatively lower rates for fixed income investments of ten years or less to maturity (Scottdale did not purchase any investment security with over 10 years to maturity). The slight decrease in average loan yields, from 5.47% in 2015 to 5.26% in 2016, reflects the impact of competition and market loan rates on new production being slightly lower than both (i) the rates on maturing loans, and (ii) the average rate on the loans held in the portfolio that were originated prior to 2016.

The average cost of interest-bearing liabilities was 0.30% in 2016 versus 0.40% in 2015. Interest expense decreased by $1,491,000 or almost 9 percent in 2016 as compared to 2015, and all interest expense was related to deposits, as Scottdale had no wholesale borrowings at any point in the years ending December 31, 2016 and 2015. The decreased interest expense, and the overall lower average cost of funds, was primarily attributable to a reduction in savings account rates implemented during 2016 (savings accounts comprise the majority of Scottdale’s core deposit base). The continued low interest rate environment for deposits in Scottdale’s market aided in maintaining the low cost of interest bearing liabilities and savings accounts throughout the two-year period ending December 31, 2016. Additionally, Scottdale was able to increase the overall average balance of noninterest-bearing accounts for the year ended 2016, as compared to the year ended 2015.

Provision (Credit) for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Provisions for loan losses are necessary to maintain the allowance for loan losses at a level considered adequate to absorb losses inherent in or as determined by management to be probable in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance, and the need, if any, for adjustments to the allowance balance, is based on Scottdale’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors.

Scottdale’s allowance for loan losses consists of amounts applicable to the following loan portfolio segments: (i) residential real estate; (ii) commercial real estate; (iii) commercial; and (iv) installment. Additionally, an unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses, and reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Changes in the allowance for loan losses by portfolio segment, and for the unallocated component, for the years ended December 31, 2016 and 2015, included the provision for loan losses, were as follows:

Allowance for Loan Losses By Portfolio Segment

(Dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Allowance Total
Beginning Allowance, Jan 1, 2016	$232	$240	$15	$18	$251	$756
Credit	6	33	5	2	(246)	(200)
Charge-offs	—	—	—	(10)	—	(10)
Recoveries	—	—	—	7	—	7

Ending Allowance, Dec. 31, 2016	$238	$273	$20	$17	$5	$553

(Dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Allowance Total
Beginning Allowance, Jan 1, 2015	$220	$262	$14	$22	$237	$755
Provision	12	(22)	1	(5)	14	—
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	1	—	1

Ending Allowance, Dec. 31, 2015	$232	$240	$15	$18	$251	$756

The ratio of the allowance for loan losses to total loans was 0.87% as of December 31, 2016, as compared to 1.28% as of December 31, 2015. The decrease in this allowance coverage ratio was primarily a result of Scottdale management reducing the unallocated component of the allowance by $246,000 during the year ended December 31, 2016.

Noninterest Income

During the twelve months ended December 31, 2016 and 2015, Scottdale realized noninterest income from the following sources:

Noninterest Income

(Dollars in thousands)	Years ended December 31,
	2016	2015	Variance
Service fees on deposit accounts	$341	$290	$51	+18%
Gains on investment securities	84	197	(113)	-57%
Other income	62	62	—	—
Total Noninterest Income	$487	$549	$(62)	-11%

Noninterest income totaled $487,000 for the year ended December 31, 2016, a decrease of $62,000 or 11 percent compared to noninterest income of $549,000 for the year ended December 31, 2015. The primary source of the year-over-year variance was a significant reduction of certain nonrecurring gains realized on investment securities. There were no sales of investment securities during the years ended December 31, 2016 or 2015. Scottdale recorded gross securities gains of $84,000 and $197,000 for the years ended December 31, 2016 and 2015, respectively, with such gains resulting from investment calls and proceeds received on securities for which Scottdale, in previous years, had recorded other-than-temporary impairment charges.

Service fees on deposit accounts for the year ended December 31, 2016 were $341,000 reflecting an increase of $51,000 or 18 percent compared to service fees on deposits of $290,000 for the 2015 year. The increased service fees reflected both an increase in the number and average balances of demand deposit accounts, which are the primary sources of deposit fee activity. For the year ended December 31, 2016, Scottdale had approximately 8 percent higher average balances of combined demand deposit balances compared to the year ended December 31, 2015. The primary types of service fees contributing to the increase included overdraft and non-sufficient fund charges, returned item fees, and service charges on demand deposit accounts.

Noninterest Expense

During the twelve months ended December 31, 2016 and 2015, Scottdale incurred noninterest expenses in the following categories:

Noninterest Expense

	Years ended December 31,
(Dollars in thousands)	2016	2015	Variance
Salaries	$2,821	$2,805	$16	*
Pension and other employee benefits	769	705	64	+9%
Occupancy and equipment	417	464	(47)	-10%
Pennsylvania bank shares tax	36	42	(6)	-14%
Charitable contributions	494	493	1	*
FDIC assessment	117	141	(24)	-17%
Professional fees	155	222	(67)	-30%
Computer services	101	118	(17)	-14%
Loss (gain) on sale of other real estate owned	782	(6)	776	**
Other expenses	562	560	2	*

Total Noninterest Expense	$6,254	$5,544	$710

*	Variance is less than 1%
**	Variance exceeds 100%

During the year ended December 31, 2016, noninterest expenses totaled $6,254,000, an increase of $710,000 or 13 percent compared to noninterest expenses of $5,544,000 for the year ended December 31, 2015. The difference was attributable primarily to a $782,000 loss on the sale of other real estate owned in 2016.

Compensation expense (salaries) increased by $16,000 or less than one percent during the twelve months ended December 31, 2016 versus the same period in 2015, due to both the general stability of the employee base, and minor levels of implemented compensation rate increases. Employee benefit costs increased due primarily to a $43,000 increase in pension costs for 2016 as compared to 2015. Pension expense was determined based upon an actuarial valuation of Scottdale’s defined benefit retirement plan. The actuarial valuation reflected that the increase to projected benefit obligations for the year ending December 31, 2016, exceeded the actual growth in the fair value of plan assets for the same period. Scottdale made employer contributions to the defined benefit plan of $450,000 in both 2015 and 2016.

Occupancy and Equipment expenses were $47,000 less in 2016 versus 2015, despite Scottdale still fully operating five branch offices, as the facility operating costs, including repairs and maintenance, and equipment costs were lower during 2016, while Scottdale incurred no major capital expenditures during the year.

Pennsylvania bank shares tax expense decreased by 14% during the twelve months ended December 31, 2016 versus the same period in 2015, due to the level of Pennsylvania tax credits generated from qualifying charitable contributions made by Scottdale including significant levels of donations to educational institutions in the Scottdale markets.

Professional fees, which primarily include audit expenses and legal expenses, were lower in 2016 compared to 2015 due to a reduction in the usage of both outside counsel and other third-party professional services.

Other expenses, comprised primarily of advertising, supplies, postage, courier fees, and other miscellaneous expenses, was relatively unchanged during the twelve months ended December 31, 2016 versus the same period of 2015.

Federal Income Taxes

Federal income tax expense for 2016 was $103,000 compared to $29,000 in 2015. The effective tax rate was 16% in 2016 and 3% in 2015, with the variance in the effective tax rate primarily affected by the level of tax-free income and any applicable tax credits in the respective years.

Financial Condition as of December 31, 2016 and December 31, 2015

Scottdale had total assets of $263,476,000 as of December 31, 2016, reflecting an increase of $1,242,000 or less than one percent compared to total assets of $262,234,000 as of December 31, 2015. The increase in total assets was generally consistent with the increase in total deposits of $1,595,000 or less than one percent, for the year ending December 31, 2016. Scottdale’s total deposits were $215,985,000 as of December 31, 2016, compared to total deposits of $214,390,000 as of December 31, 2015.

Though the overall level of total assets increased modestly, there were notable increases in earning assets. Investment securities were $180,590,000 as of December 31 2016, reflecting an increase of $9,798,000 or 6 percent compared to total investments of $170,792,000 as of December 31, 2015. Total loans were $63,379,000 as of December 31, 2016, an increase of $4,169,000 or 7 percent compared to total loans of $59,210,000 as of December 31, 2015. The combined increases in investments and loans of $13,967,000 for the year ending December 31, 2016, were substantially funded by a reduction of cash and cash equivalents during the year of $10,586,000, and funds from the sale of a large other real estate owned holding during 2016.

Total stockholder’s equity was $45,283,000 as of December 31, 2016, reflecting a decrease of $479,000 or 1 percent compared to total equity of $45,762,000 as of December 31, 2015. The year-over-year net decrease in stockholders’ equity resulted from total dividends of $1,522,000 paid during 2016 exceeding 2016 net income of $550,000 and 2016 other comprehensive income of $493,000.

Investments

Scottdale’s investment portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, obligations of states and political subdivisions, corporate debt securities, and equity securities. As the largest asset class on Scottdale’s balance sheet, investments are utilized, with loans, as a significant source of interest income through yields on the securities earning a reasonable interest rate spread above the cost of Scottdale’s deposits. As a large portion of the investment portfolio is not pledged, the unencumbered securities are available for funding loan growth and supporting other liquidity needs.

Scottdale’s investments in obligations of states and political subdivisions (commonly referred to as municipal investments) were classified as held-to-maturity securities as of December 31, 2016 and 2015, as Scottdale management has the positive intent and ability to hold these debt securities until the investment’s contractual maturity date, if not otherwise called earlier if the respective security’s call rights are exercised. The following table summarizes the aggregate value of the held-to-maturity investment portfolio.

Summary of Held-To-Maturity Investment Securities

(At Amortized Cost)

	As of December 31,
(Dollars in thousands)	2016	2015
Obligations of states and political subdivisions	$100,558	$101,683

The fair value of the held-to-maturity securities was $100,019 and $102,457, respectively, as of December 31, 2016 and 2015.

The actual maturities of the held-to-maturity securities may differ from contractual securities because the underlying issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The held-to-maturity securities as of December 31, 2016 are scheduled to mature, based upon contractual maturity, as follows:

Maturity Schedule of

Held-To-Maturity Investment Securities

As of December 31, 2016

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$15,753	$15,790
Due after one year through five years	71,878	71,636
Due after five years through ten years	12,927	12,593

Total:	$100,558	$100,019

Scottdale’s investment securities classified as available for sale are recorded at fair value as follows:

Summary of Available-For-Sale Investment Securities

(At Fair Value)

	As of December 31,
(Dollars in thousands)	2016	2015
U.S. Treasury securities	$2,999	$2,986
U.S. government agency securities	10,249	14,286
Corporate debt securities	57,346	44,212
Equity securities	6,688	5,375

Total available-for-sale securities	$77,282	$66,859

The amortized cost of the available-for-sale securities was $72,003 and $62,657, respectively, as of December 31, 2016 and 2015.

At December 31, 2016, available-for-sale portfolio had a net unrealized gain on investment securities of $5,279,000 which included an unrealized gain of $5,758,000 on the equity securities, partially offset by a net unrealized loss of $479,000 on the available-for-sale debt securities. At December 31, 2015, the net unrealized gain on the available-for sale investment portfolio was $4,202,000 which included an unrealized gain on the equity securities of $4,445,000, partially offset by a net unrealized loss of $243,000 on the available-for-sale debt securities.

The actual maturities of the available-for-sale debt securities may differ from contractual securities because the underlying issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The available-for-sale debt securities as of December 31, 2016 are scheduled to mature, based upon contractual maturity, as follows:

Maturity Schedule of Available-For-Sale Debt Securities As of December 31, 2016

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$6,031	$6,045
Due after one year through five years	50,839	50,654
Due after five years through ten years	14,203	13,895

Total:	$71,073	$70,594

Loans

As of December 31, 2016, total loans outstanding (before the allowance for loan losses) were $63,379,000, an increase of $4,169,000 or 7 percent compared to total loans of $59,210,00 as of December 31, 2015. The main segment of Scottdale’s loan growth during 2016 was the commercial real estate portfolio, which increased by $3,163,000 for the year ended December 31, 2016.

Scottdale’s loan portfolio is diversified among individuals, small-to-medium size business customers, and nonprofit and governmental organizations generally located within the Company’s primary market area of Southwestern Pennsylvania. The majority of loans are secured by either residential or commercial real estate, with smaller portfolio segments of commercial and industrial loans, and consumer installment loans. The following table reflects the distribution of the Bank’s loan portfolio according to major loan classifications as of December 31, 2016 and 2015.

Summary of Loans Outstanding (Before the Allowance for Loan Losses)

	As of December 31,
(Dollars in thousands)	2016	2015
Residential real estate	$31,641	$30,955
Commercial real estate	27,151	23,988
Commercial and industrial	3,015	2,409
Installment	1,572	1,858

Total loans outstanding	$63,379	$59,210

The actual maturities of loans may differ from the loan agreements and original amortization schedules because borrowers have the right to prepay loans with or without prepayment penalties. The total loans outstanding as of December 31, 2016 are scheduled to mature, based upon original contractual maturity, as follows:

Maturity Schedule of Loans As of December 31, 2016

(Dollars in thousands)	As of Dec. 31, 2016
Due in one year or less	$5,151
Due after one year through five years	9,996
Due after five years through fifteen years	31,527
Due after fifteen years	16,705

Total:	$63,379

Credit Quality, Credit Risk, and Allowance for Loan Losses

Scottdale’s management believes that the allowance for loan losses of $553,000 as of December 31, 2016 is adequate to cover specifically identified and probable loan losses, and estimated losses inherent in the portfolio for which losses are probable but not specifically identifiable. The recorded allowance for loan loss, and supporting methodology and management judgments, considers the significant credit analyses, credit-related historical performance and trends, and other significant factors, both quantitative and qualitative, relating to its loan portfolio that are reasonably expected to have a material impact on current operating results and future potential loan losses. Additionally, management recognizes that changes to both local and national economic conditions, and other unfavorable circumstances related to borrowers’ specific risk profiles, personal or business earnings, and collateral values or other sources of repayment, may influence some borrowers’ abilities to comply with their repayment terms.

The allowance for loan losses consists of specific and general components related to individual credits and homogeneous pools of loans for the following loan portfolio segments: (i) residential real estate; (ii) commercial real estate; (iii) commercial; and (iv) installment. The specific component relates to loans that are solely evaluated based upon the delinquency, and assessed a specific reserve by management. For specifically-evaluated loans that are also classified by management as impaired, an allowance is established when the carrying amount of the impaired loan exceeds the collateral value (for collateral-dependent loans) or discounted cash flows. The general component covers loans that are not delinquent or otherwise impaired, and is based upon Scottdale’s historical loan loss experience adjusted for qualitative factors. In addition to the specific and general components related to specific loans or portfolio segments, an unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses, and to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

As of December 31, 2016, the allowance for loan losses was $553,000 or 0.87 percent of total loans, compared to an allowance of $756,000 or 1.28 percent of total loans as of December 31, 2015. The reduction in the allowance was not the result of net charge-offs, as Scottdale had only $3,000 of net charge-offs for the year ended December 31, 2016. The decrease in the allowance for loan losses and related allowance-to-loans coverage ratio was primarily a result of Scottdale management reducing the allowance by $200,000 through a credit for loan losses during 2016, including a $246,000 reduction in the unallocated component of the allowance.

Scottdale considers a loan impaired when, based upon current information and events, it is probable the borrower will be unable to make scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in assessing whether or not a loan is impaired include delinquency status, collateral value and adequacy, and the likelihood of collecting scheduled principal and interest payments when due. As of December 31, 2016, Scottdale had total impaired loans of $373,000 including $294,000 of impaired commercial real estate loans, and $79,000 of impaired commercial and industrial loans. No residential real estate or installment loans were classified by management to be impaired as of December 31, 2016. As of December 31, 2015, Scottdale had total impaired loans of $646,000, all of which was commercial real estate loans. No residential real estate, commercial and industrial, or installment loans were classified as impaired as of December 31, 2015.

Consistent with accounting and regulatory guidance, Scottdale recognizes a troubled debt restructuring, or TDR, when (i) a borrower is experiencing financial difficulties, and (ii) the Company, for economic or legal reasons related to the Borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered. Scottdale did not have any loans classified as TDRs as of December 31, 2016 and 2015, nor did it grant any TDRs during 2016 or 2015.

Deposits and Other Funding Sources

Scottdale’s primary source of funds is deposits. The Company had no wholesale borrowings, either short-term or long-term, for the two year period ended December 31, 2016. Total deposits were $215,985,000 as of December 31, 2016, reflecting an increase of $1,595,000 or less than one percent compared to total deposits of $214,390,000 as of December 31, 2015. Though total deposit levels were relatively stable when comparing balances between December 31, 2016 and 2015, non-interest bearing and interest-bearing demand deposit accounts increased, while savings and money market accounts, and time deposits, decreased during 2016.

Summary of Deposits by Classification

	As of December 31,
(Dollars in thousands)	2016	2015
Noninterest-bearing demand deposits	$44,310	$41,448
Interest-bearing demand deposits	20,542	18,040
Savings and money market deposits	145,280	148,918
Time deposits	5,853	5,984

Total deposits	$215,985	$214,390

The average cost of interest-bearing deposits was 0.30% in 2016 versus 0.40% in 2015. The overall lower average cost of funds was primarily due to a 0.25% reduction in rates, implemented beginning in July 2016 for the largest deposit category, savings accounts.

The scheduled maturities of time deposits outstanding as of December 31, 2016 are $2,974,000 in 2017, $1,235,000 in 2018, and $1,644,000 in 2019.

Capital

Scottdale’s total GAAP stockholder’s equity, or capital, was $45,283,000 as of December 31, 2016, compared to $45,762,000 as of December 31, 2015. The year-over-year net decrease in stockholders’ equity resulted from total dividends paid during 2016 exceeding the combined amount of 2016 earnings and other comprehensive income. For regulatory and risk management purposes, capital is evaluated in relation to total assets and the risk associated with those assets. Scottdale maintained regulatory capital levels above the “well-capitalized” requirements as of December 31, 2016 and 2015.

	Regulatory Capital Adequacy
(Dollars in thousands)	Actual		Minimum Capital Required		To Be Well- Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$43,695	16.6%	$10,540	4.0%	$13,175	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	43,695	29.2%	6,726	4.5%	9,715	6.5%
Tier 1 Capital (to Risk Weighted Assets)	43,695	29.2%	8,968	6.0%	11,957	8.0%
Total Capital (to Risk Weighted Assets)	46,839	31.3%	11,957	8.0%	14,946	10.0%
As of December 31, 2015
Tier 1 Capital (to Average Assets)	$44,667	17.1%	$10,436	4.0%	$13,045	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	44,667	33.5%	6,002	4.5%	8,670	6.5%
Tier 1 Capital (to Risk Weighted Assets)	44,667	33.5%	8,003	6.0%	10,671	8.0%
Total Capital (to Risk Weighted Assets)	47,386	35.5%	10,671	8.0%	13,338	10.0%

Overview – June 30, 2017

Scottdale is a full-service commercial banking institution, supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities, providing a variety of financial products and services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. Scottdale’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 50.9% of Scottdale’s outstanding common stock as of June 30, 2017 and December 31, 2016.

As of June 30, 2017, Scottdale had total assets of $259,078,000 reflecting a decrease of $4,398,000 or two percent compared to total assets of $263,476,000 as of December 31, 2016. Investment securities were the largest asset class at each period end, totaling $174,756,000 at June 30, 2017, and $180,590,000 at December 31 2016. The decline in total investments through the first six months of 2017 was a result of securities maturing or being called, and the resulting funds were used to support the net deposit reduction for the first half of 2017. Total loans were $64,320,000 as of June 30, 2017, reflecting a modest increase of just over one percent compared to total loans of $63,379,000 as of December 31, 2016.

Scottdale’s total deposits were $210,899,000 as of June 30, 2017, compared to total deposits of $215,985,000 as of December 31, 2016, reflecting a decrease for the first six months of 2017 of $5,086,000 or two percent.

Total stockholder’s equity was $46,244,000 as of June 30, 2017, compared to $45,283,000 as of December 31, 2016. The year-over-year net increase in stockholders’ equity resulted from net income for the first six months of 2017 of $531,000 and other comprehensive income of $430,000 relating to the net unrealized appreciation, on an after-tax basis, in the fair value of the available-for-sale investment portfolio holdings as of June 30, 2017, when compared to December 31, 2016.

Results of Operations for the Six Months Ended June 30, 2017 versus the Six Months Ended June 30, 2016

Scottdale’s net income (“earnings”) of $531,000 for the first six months of 2017 reflects a decrease of $97,000 or 15 percent compared to earnings of $628,000 for the same period in 2016. These results represent earnings per share, basic and diluted, of $10.47 for the first six months of 2017, and $12.38 for the first six months of 2016. The primary component contributing to the decreased earnings was a $133,000 reduction in interest income on tax-exempt securities, reflecting both a decrease in the average balance of these investments, and an overall reduction in the yield on investments from 2.62 percent for the first half of 2016 down to 2.32% for the first half of 2017. The yields on new investments were generally lower than the higher rates of maturing securities.

Net Interest Income

Net interest income is Scottdale’s primary source of revenue, and it represents the combined interest income received on loans, investments, and overnight funds, less the interest expense paid on deposits. Scottdale had no borrowings, and paid no interest expense on any borrowings, as of and for the six months ended June 30, 2017, as well as the six months ended June 30, 2016, and the full year ended December 31, 2016. Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities.

As reflected in the following table, Scottdale’s taxable-equivalent net interest margin was 2.78% for the six months ended June 30, 2017 versus 2.93% for the six months ended June 30, 2016.

	Average Balances and Average Interest Rates
(Dollars in thousands)	June 30, 2017			June 30, 2016
	Average Balance	Interest	Average Rates	Average Balance	Interest	Average Rates
ASSETS:
Interest-Bearing Balances	$2,750	$28	2.04%	$11,041	$34	0.62%
Investment Securities	170,408	1,963	2.32%	169,267	2,205	2.62%
Federal Funds Sold	9,251	42	0.91%	5,387	14	0.52%
Loans and Leases, Net	65,037	1,645	5.06%	61,071	1,606	5.26%

Total Earning Assets	247,446	3,678	2.98%	246,766	3,859	3.14%
Cash, Due From Banks, and Other Assets	14,626			15,092

Total Assets	$262,072			$261,858
LIABILITIES & STOCKHOLDERS’ EQUITY:
Interest-Bearing Deposits	$20,236	$10	0.10%	$18,389	$9	0.10%
Savings and Money Market Deposits	142,465	175	0.25%	147,835	181	0.24%
Time Deposits	5,680	68	2.39%	5,977	68	2.28%
Borrowings	0	0	—	0	0	—

Total Interest-Bearing Liabilities	168,381	253	0.30%	172,201	258	0.30%

Noninterest-bearing Demand	45,610			41,788
Other Liabilities	2,326			1,684
Shareholders’ Equity	45,755			46,185

Total Liabilities & Stockholders’ Equity	$262,072			$261,858
Net Interest Income (Taxable Equivalent)		$3,425			$3,601
Total Yield on Earning Assets			2.98%			3.14%
Rate on Supporting Liabilities			0.30%			0.30%
Average Interest Spread			2.68%			2.84%
Net Interest Margin			2.78%			2.93%

Interest and average rates in the table above are presented on a fully taxable-equivalent basis, using an effective tax rate of 34%.

The taxable equivalent yield on average interest-earning assets was 2.98% for the first six months of 2017 versus 3.14% in the first half of 2016, with the decline reflecting lower rates earned on both investments and loans. The decline in taxable-equivalent average investment yields, from 2.62% in the first half of 2016 to 2.32% in the first half of 2017, was generally the result of the proceeds from matured and called bonds being reinvested at lower yields given the continuing relatively lower rates for fixed income investments of ten years or less to maturity (Scottdale did not purchase any investment security with over 10 years to maturity). The slight decrease in average loan yields, from 5.26% in the first half of 2016 to 5.06% in the first half of 2017, reflects the impact of competition and market loan rates on new production being slightly lower than both (i) the rates on maturing loans, and (ii) the average rate on the loans held in the portfolio that were originated prior to 2017.

The average cost of interest-bearing liabilities was consistently 0.30% in both the first six months of 2016 and 2017. The continued low interest rate environment for deposits in Scottdale’s market aided in maintaining the low cost of interest bearing liabilities and savings accounts throughout the 18-month period ending June 30, 2017. Additionally, Scottdale was able to increase the average balance of noninterest-bearing accounts by nearly $4 million for the first six months of 2017, as compared to the same period in 2016.

For the six months ended June 30, 2017, Scottdale’s net interest income was $3,021,000 reflecting a decrease of $87,000 or 2 percent compared to net interest income of $3,108,000 for the six months ended June 30, 2016. The primary sources for the year-over-year decrease were (i) a $133,000 reduction in interest income on tax-exempt securities, reflecting both a decrease in the average balance of these investments, and an overall reduction in the yield on investments from 2.62 percent for the first half of 2016 down to 2.32% for the first half of 2017, partially offset by (ii) an increase of $28,000 in interest income earned on federal funds sold, resulting from recent FOMC increases to the overnight fed funds rate.

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Provisions for loan losses are necessary to maintain the allowance for loan losses at a level considered adequate to absorb losses inherent in or as determined by management to be probable in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance, and the need, if any, for adjustments to the allowance balance, is based on Scottdale’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. Scottdale’s allowance for loan losses consists of amounts applicable to the following loan portfolio segments: (i) residential real estate; (ii) commercial real estate; (iii) commercial; and (iv) installment. Additionally, an unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses, and reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Changes in the allowance for loan losses by portfolio segment, and for the unallocated component, for the six months ended June 30, 2017 and 2016, including the provision for loan losses, were as follows:

Allowance for Loan Losses By Portfolio Segment

(Dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Allowance Total
Beginning Allowance, Jan 1, 2017	$238	$273	$20	$17	$5	$553
Provision	(4)	(30)	—	36	(2)	—
Charge-offs	—	(11)	—	—	—	(11)

Recoveries	—	—	—		—	—

Ending Allowance, June 30, 2017	$234	$232	$20	$53	$3	$542

(Dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Allowance Total
Beginning Allowance, Jan 1, 2016	$232	$240	$15	$18	$251	$756
Provision	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	1	—	1

Ending Allowance, June 30, 2016	$232	$240	$15	$19	$251	$757

The ratio of the allowance for loan losses to total loans was 0.84% as of June 30, 2017, as compared to 0.87% as of December 31, 2016.

Noninterest Income

During the six months ended June 30, 2017 and 2016, Scottdale realized noninterest income from the following sources:

Noninterest Income

(Dollars in thousands)	For the six months ended June 30,
	2017	2016	Variance
Service fees on deposit accounts	$127	129	(2)	-2%
Gains on investment securities	86	17	69	*
Other	60	44	16	36%

Total Noninterest Income	273	190	83	44%

*	Variance exceeds 100%

Noninterest income totaled $273,000 for the six months ended June 30, 2017, an increase of $83,000 or 44 percent compared to noninterest income of $190,000 for the same period of 2016. The primary source of the year-over-year variance was an increase in gains realized on investment securities. There were no sales of investment securities during the six months ended June 30, 2017 or 2016. Scottdale recorded gross securities gains of $86,000 and $17,000 for the periods ended June 30, 2017 and 2016, respectively, with such gains resulting from investment calls and proceeds received on securities for which Scottdale, in previous years, had recorded other-than-temporary impairment charges.

Other income for the six months ended June 30, 2017 was $60,000 reflecting an increase of $16,000 or 36 percent compared to other income of $44,000 for the same period in 2016. The increase in other income was a result of increased income in several categories including safe deposit box rental fee income, trust commissions, and other miscellaneous income.

Noninterest Expense

During the six months ended June 30, 2017 and 2016, Scottdale incurred noninterest expenses in the following categories:

Noninterest Expense

(Dollars in thousands)	For the six months ended June 30,
	2017	2016	Variance
Salaries	$1,481	$1,429	$52	4%
Pension and other employee benefits	355	357	(2)	**
Occupancy and equipment	227	246	(19)	-8%
Pennsylvania bank shares tax	26	16	10	63%
Charitable contributions	29	215	(186)	-87%
FDIC assessment	39	75	(36)	-48%
Professional fees	64	46	18	39%
Computer services	67	63	4	6%
Merger and acquisition expense	201	—	201	n/a
Other	237	263	(26)	-10%

Total Noninterest Expense	2,726	2,710	16	**

**	Variance is less than 1%

During the six months ended June 30, 2017, noninterest expenses totaled $2,726,000, an increase of $16,000 or 16 percent compared to noninterest expenses of $2,710,000 for the six months ended June 30, 2016.

Compensation expense (salaries) increased by $52,000 or 4 percent during the six months ended June 30, 2017 versus the same period in 2016, due to modest levels of implemented compensation rate increases and the hiring of seasonal employees.

Occupancy and equipment expenses were $19,000 less for the first six months of 2017 versus 2016, despite Scottdale still fully operating five branch offices, as the facility operating costs, including repairs and maintenance, and equipment costs were lower during 2017, while Scottdale incurred no major capital expenditures during the year.

Pennsylvania bank shares tax expense increased by 63 percent during the six months ended June 30, 2017 versus the same period in 2016, due to the lower levels of Pennsylvania tax credits as a result of less qualifying charitable contributions made by Scottdale during the six months ended June 30, 2017 as compared to June 30, 2016.

Professional fees, which primarily include audit expenses and legal expenses, were higher in 2017 compared to 2016 due to an increase in the usage of both outside counsel and other third-party professional services.

Merger and acquisition expenses of $201,000 were recognized during the six months ended June 30, 2017 to facilitate the announced merger of Scottdale and Mid Penn Bank. Similar merger and acquisition expenses were not recognized during the six months ended June 30, 2016.

Other expenses, comprised primarily of advertising, supplies, postage, courier fees, and other miscellaneous expenses, decreased $26,000 during the six months ended June 30, 2017 as compared to the same period in 2016. The change was primarily due to decreased postage and courier fees.

Federal Income Taxes

Federal income tax expense for the six months ended June 30, 2017 was $37,000 compared to a federal income tax benefit of $40,000 for the same period in 2016. Federal tax expense can vary from period to period due to the amount of tax-free income and any applicable tax credits in the respective periods.

Financial Condition as of June 30, 2017 and December 31, 2016

Scottdale had total assets of $259,078,000 as of June 30, 2017, reflecting a decrease of $4,398,000 or two percent compared to total assets of $263,476,000 as of December 31, 2016. The decrease in total assets was primarily a reduction in held-to-maturity securities as a result of maturing municipal investments. From a funding perspective, total deposits decreased by $5,086,000 for the six months ended June 30, 2017, due to a reduction in savings and money market deposits primarily attributable to a reduction in the deposit relationship of one school district. Scottdale’s total deposits were $210,899,000 as of June 30, 2017, compared to total deposits of $215,985,000 as of December 31, 2016.

Total loans were $64,320,000 as of June 30, 2017, a modest increase of $941,000 or just over 1 percent compared to total loans of $63,379,000 as of December 31, 2016.

Total stockholder’s equity was $46,244,000 as of June 30, 2017, reflecting an increase of $961,000 or two percent compared to total equity of $45,283,000 as of December 31, 2016. The year-over-year net decrease in stockholders’ equity resulted from net income of $531,000 for the first six months of 2017, and other comprehensive income of $430,000 for the same period.

Investments

Scottdale’s investment portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, obligations of states and political subdivisions, corporate debt securities, and equity securities. As the largest asset class on Scottdale’s balance sheet, investments are utilized, with loans, as a significant source of interest income through yields on the securities earning a reasonable interest rate spread above the cost of Scottdale’s deposits. As a large portion of the investment portfolio is not pledged, the unencumbered securities are available for funding loan growth and supporting other liquidity needs.

Scottdale’s investments in obligations of states and political subdivisions (commonly referred to as municipal investments) were classified as held-to-maturity securities as of June 30, 2017 and December 31, 2016, as Scottdale management has the positive intent and ability to hold these debt securities until the investment’s contractual maturity date, if not otherwise called earlier if the respective security’s call rights are exercised. The following table summarizes the aggregate value of the held-to-maturity investment portfolio.

Summary of Held-To-Maturity Investment Securities

(At Amortized Cost)

(Dollars in thousands)	June 30, 2017	Dec. 31, 2016
Obligations of states and political subdivisions	$92,697	$100,558

The fair value of the held-to-maturity securities was $92,951 and $100,019, respectively, as of June 30, 2017 and December 31, 2016.

The actual maturities of the held-to-maturity securities may differ from contractual securities because the underlying issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The held-to-maturity securities as of June 30, 2017 are scheduled to mature, based upon contractual maturity, as follows:

Maturity Schedule of

Held-To-Maturity Investment Securities

As of June 30, 2017

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$20,824	$20,961
Due after one year through five years	68,574	68,826
Due after five years through ten years	3,299	3,164

Total:	$92,697	$92,951

Scottdale’s investment securities classified as available for sale are recorded at fair value as follows:

Summary of Available-For-Sale Investment Securities

(At Fair Value)

(Dollars in thousands)	June 30, 2017	Dec. 31, 2016
U.S. Treasury securities	$2,994	$2,999
U.S. government agency securities	10,237	10,249
Corporate debt securities	59,163	57,346
Equity securities	6,915	6,688

Total available-for-sale securities	$79,309	$77,282

The amortized cost of the available-for-sale securities was $73,379 and $72,003, respectively, as of June 30, 2017 and December 31, 2016.

At June 30, 2017, the available-for-sale portfolio had a net unrealized gain on investment securities of $5,930,000 which included an unrealized gain of $5,985,000 on the equity securities, partially offset by a net unrealized loss of $55,000 on the available-for-sale debt securities. At December 31, 2016, the net unrealized gain on the available-for sale investment portfolio was $5,279,000 which included an unrealized gain on the equity securities of $5,758,000, partially offset by a net unrealized loss of $479,000 on the available-for-sale debt securities.

The actual maturities of the available-for-sale debt securities may differ from contractual securities because the underlying issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The available-for-sale debt securities as of December 31, 2016 are scheduled to mature, based upon contractual maturity, as follows:

Maturity Schedule of

Available-For-Sale Debt Securities

As of June 30, 2017

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$9,273	$9,271
Due after one year through five years	62,322	62,060
Due after five years through ten years	1,784	7,978

Total:	$73,379	$79,309

Loans

As of June 30, 2017, total loans outstanding (before the allowance for loan losses) were $64,320,000, an increase of $941,000 or over1 percent compared to total loans of $63,379,00 as of December 31, 2016. The main segment of Scottdale’s loan growth for the first six months of 2017 was consumer installment loans, which grew by $4,255,000 which more than offset a decrease of $2,637,000 in the commercial real estate portfolio for the same period.

Scottdale’s loan portfolio is diversified among individuals, small-to-medium size business customers, and nonprofit and governmental organizations generally located within the Company’s primary market area of Southwestern Pennsylvania. The majority of loans are secured by either residential or commercial real estate, with smaller portfolio segments of commercial and industrial loans, and consumer installment loans.

The following table reflects the distribution of the Bank’s loan portfolio according to major loan classifications as of June 30, 2017 and December 31, 2016.

Summary of Loans Outstanding

(Before the Allowance for Loan Losses)

(Dollars in thousands)	June 30, 2017	Dec. 31, 2016
Residential real estate	$31,332	$31,641
Commercial real estate	24,514	27,151
Commercial and industrial	2,647	3,015
Installment	5,827	1,572

Total loans outstanding	$64,320	$63,379

The actual maturities of loans may differ from the loan agreements and original amortization schedules because borrowers have the right to prepay loans with or without prepayment penalties. The total loans outstanding as of June 30, 2017 are scheduled to mature, based upon original contractual maturity, as follows:

Maturity Schedule of Loans

June 30, 2017

(Dollars in thousands)	As of June 30, 2017
Due in one year or less	$3,089
Due after one year through five years	11,528
Due after five years through fifteen years	28,740
Due after fifteen years	20,963

Total:	$64,320

Credit Quality, Credit Risk, and Allowance for Loan Losses

Scottdale’s management believes that the allowance for loan losses of $542,000 as of June 30, 2017 is adequate to cover specifically identified and probable loan losses, and estimated losses inherent in the portfolio for which losses are probable but not specifically identifiable. The recorded allowance for loan loss, and supporting methodology and management judgments, considers the significant credit analyses, credit-related historical performance and trends, and other significant factors, both quantitative and qualitative, relating to its loan portfolio that are reasonably expected to have a material impact on current operating results and future potential loan losses. Additionally, management recognizes that changes to both local and national economic conditions, and other unfavorable circumstances related to borrowers’ specific risk profiles, personal or business earnings, and collateral values or other sources of repayment, may influence some borrowers’ abilities to comply with their repayment terms.

The allowance for loan losses consists of specific and general components related to individual credits and homogeneous pools of loans for the following loan portfolio segments: (i) residential real estate; (ii) commercial real estate; (iii) commercial; and (iv) installment. The specific component relates to loans that are solely evaluated based upon the delinquency, and assessed a specific reserve by management.    For specifically-evaluated loans that are also classified by management as impaired, an allowance is established when the carrying amount of the impaired loan exceeds the collateral value (for collateral-dependent loans) or discounted cash flows. The general component covers loans that are not delinquent or otherwise impaired, and is based upon Scottdale’s historical loan loss experience adjusted for qualitative factors. In addition to the specific and general components related to specific loans or portfolio segments, an unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses, and to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

As of June 30, 2017, the allowance for loan losses was $542,000 or 0.84 percent of total loans, compared to an allowance of $553,000 or 0.87 percent of total loans as of December 31, 2016.

Scottdale considers a loan impaired when, based upon current information and events, it is probable the borrower will be unable to make scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in assessing whether or not a loan is impaired include delinquency status, collateral value and adequacy, and the likelihood of collecting scheduled principal and interest payments when due. As of June 30, 2017, Scottdale had total impaired loans of $223,000 which was entirely comprised of impaired commercial real estate loans. No commercial and industrial, residential real estate or installment loans were classified by management to be impaired as of June 30, 2017. As of December 31,

2016, Scottdale had total impaired loans of $373,000, including $294,000 of impaired commercial real estate loans, and $79,000 of impaired commercial and industrial loans. No residential real estate or installment loans were classified as impaired as of December 31, 2016.

Consistent with accounting and regulatory guidance, Scottdale recognizes a troubled debt restructuring, or TDR, when (i) a borrower is experiencing financial difficulties, and (ii) the Company, for economic or legal reasons related to the Borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered. Scottdale did not have any loans classified as TDRs as of June 30, 2017, December 31, 2016 or June 30, 2016, nor did it grant any TDRs during the first six months of 2017 or 2016, or the twelve months ended December 31, 2016.

Deposits and Other Funding Sources

Scottdale’s primary source of funds is deposits. The Company had no wholesale borrowings, either short-term or long-term, for the 18-month period ended June 30, 2017. Total deposits were $210,899,000 as of June 30, 2017, reflecting a decrease of $5,086,000 or over two percent compared to total deposits of $215,985,000 as of December 31, 2016. When comparing balances between June 30, 2017 and December 31, 2016, the primary deposit type contributing to the overall decline was savings and money market accounts, which decreased during the first six months of 2017 due primarily to a reduction in one larger school district deposit relationship.

Summary of Deposits by Classification

	As of
(Dollars in thousands)	6/30/2017	12/31/2016
Noninterest-bearing demand deposits	$45,357	$44,310
Interest-bearing demand deposits	19,197	20,542
Savings and money market deposits	140,848	145,280
Time deposits	5,497	5,853

Total deposits	$210,899	$215,985

The average cost of interest-bearing deposits was 0.30% for both the first six months of 2017, and the twelve months ended December 31, 2016.

The scheduled maturities of time deposits outstanding as of June 30, 2017 are $2,371,000 for the twelve months ending June 30, 2018 and $3,126,000 for the period from July 1, 2018 through June 30, 2019.

Capital

Scottdale’s total GAAP stockholder’s equity, or capital, was $46,244,000 as of June 30, 2017, compared to $45,283,000 as of December 31, 2016. The year-over-year net increase in stockholders’ equity resulted from earnings through the first six months of 2017 of $531,000 and other comprehensive income of $430,000 relating to the net unrealized appreciation, on an after-tax basis, in the fair value of the available-for-sale investment portfolio holdings. For regulatory and risk management purposes, capital is evaluated in relation to total assets and the risk associated with those assets. Scottdale maintained regulatory capital levels above the “well-capitalized” requirements as of June 30, 2017, and December 31, 2016.

	Regulatory Capital Adequacy
(Dollars in thousands)	Actual		Minimum Capital Required		To Be Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2017
Tier 1 Capital (to Average Assets)	$44,226	16.9%	$10,454	4.0%	$13,067	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	44,226	30.1%	6,612	4.5%	9,551	6.5%
Tier 1 Capital (to Risk Weighted Assets)	44,226	30.1%	8,816	6.0%	11,755	8.0%
Total Capital (to Risk Weighted Assets)	47,471	32.3%	11,755	8.0%	14,693	10.0%
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$43,695	16.6%	$10,540	4.0%	$13,175	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	43,695	29.2%	6,726	4.5%	9,715	6.5%
Tier 1 Capital (to Risk Weighted Assets)	43,695	29.2%	8,968	6.0%	11,957	8.0%
Total Capital (to Risk Weighted Assets)	46,839	31.3%	11,957	8.0%	14,946	10.0%

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Scottdale shareholders are governed by Pennsylvania law, including the Pennsylvania Banking Code of 1965, which we refer to as the Banking Code, and Scottdale’s articles of incorporation and bylaws. The rights of Mid Penn shareholders are governed by Pennsylvania law, including the PBCL, and Mid Penn’s articles of incorporation and bylaws.

Upon consummation of the merger, Scottdale shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.

A comparison of the rights of Scottdale and Mid Penn shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and bylaws of Scottdale and Mid Penn.

Authorized Capital

Mid Penn. Mid Penn is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, 10,000,000 shares of preferred stock, par value of $1.00 per share, and 5,000 shares of 7% Non-Cumulative, Non-Voting, Non-Convertible Perpetual Preferred Stock, Series B, par value $1.00, which we refer to as the Mid Penn Series B preferred stock.

Scottdale. Scottdale is authorized to issue 200,000 shares of common stock, par value $2.50 per share.

Annual Meeting of Shareholders

Mid Penn. Mid Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors.

Scottdale. Scottdale’s bylaws provide than an annual meeting will be held at such place within the Commonwealth and at such time as the board of directors shall fix.

Special Meeting of Shareholders

Mid Penn. Special meetings of the Mid Penn shareholders can be called by Mid Penn’s board of directors, the Chairman of the Board, the President, a majority of the board of directors, or a majority of the members of the executive committee of the board of directors.

Scottdale. Special meetings of the Scottdale shareholders can be called by the President, the Board of Directors, or at the request of holders of not less than one-fifth of all the shares entitled to vote at the particular meeting.

Cumulative Voting

Mid Penn. Mid Penn’s articles of incorporation prohibit cumulative voting in the election of directors.

Scottdale. Scottdale’s bylaws permit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Mid Penn. Mid Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholder, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto.

Scottdale. Scottdale’s bylaws do not have a provision for shareholder nominations of directors.

Number of Directors

Mid Penn. The number of Mid Penn directors will be not less than five, nor more than twenty-five as Mid Penn’s board of directors may determine from time-to-time. Mid Penn’s board of directors currently has ten directors.

Scottdale. The number of Scottdale directors will be not less than five nor more than twenty-five in number who shall hold office for one year or until their successors are duly elected and qualified. The shareholders shall, at each meeting for the election of directors, determine how many directors shall be elected at the meeting to serve during the ensuing year. The number of directors may be increased or diminished by the shareholders at any regular meeting, or at any special meeting called for the purpose.

Director Qualifications

Mid Penn. Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Mid Penn maintains a mandatory retirement policy. Upon reaching the age of 70, a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director shall retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy. In connection with the consummation of the merger, the Mid Penn board of directors will waive this policy with respect to the appointment of Mr. Land to the Mid Penn board of directors until the 2016 annual meeting of shareholders of Mid Penn.

Scottdale. Directors need not be shareholders of Scottdale.

Classes of Directors and Election of Directors

Mid Penn. The Mid Penn board of directors is divided into three classes, with each class being elected annually for a three-year term. Class A has four directors, Class B has four directors, and Class C has three directors.

Scottdale. The Scottdale board of directors has only one class, with each director being elected annually for a one-year term.

Filling Vacancies on the Board of Directors

Mid Penn. Mid Penn’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.

Scottdale. Scottdale’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by appointment by the remaining members of the board. Each director so elected will be a director until the next meeting of shareholders at which directors are elected and until his or her successor is elected and qualified.

Special Meetings of the Board of Directors

Mid Penn. Special meetings of Mid Penn’s board of directors may be held whenever called by the Chairman of the Board, the President or at the request of three or more members of the board of directors. Notice of the time and place of every special meeting may be either verbal or in writing, and will be given to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.

Scottdale. Special meeting of Scottdale’s board of directors may be called at any time by the President and shall be called at the request of any three directors. Notice of the special meeting shall be given to each member of the board of directors by the Secretary at least one day before the date of such meeting.

Anti-Takeover Provisions and Other Shareholder Protections

Mid Penn. Under Mid Penn’s articles of incorporation, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all of substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, or the holders of at least 66-2/3% of the outstanding shares of common stock provided that the transaction has received prior approval of at least 80% of all members of the board of directors. Additionally, the board of directors may oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. The board may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for Mid Penn’s securities. The board of directors may consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, and shareholders; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Mid Penn and its subsidiaries and the future value of Mid Penn’s stock; the value of the securities which the offeror is offering in exchange for Mid Penn’s securities; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and its subsidiaries are located; and any antitrust or other legal and regulatory issues that are raised by the offer.

Scottdale. Under the Banking Code, any merger, or consolidation, must be approved by the board of directors and the affirmative vote of the holders of at least two thirds of the shareholders entitled to vote.

Indemnification of Directors and Officers

Mid Penn. Under Mid Penn’s bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn shall indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.

Scottdale. Under Scottdale’s bylaws, to the fullest extent permitted by the Pennsylvania Directors’ Liability Act effective January 27, 1987, Scottdale shall indemnify each director, subject to certain limits imposed by applicable law, and no director of Scottdale shall be personally liable for monetary damages or fees of any kind for any action or any failure to take any action; provided that such exculpation from personal liability is limited by applicable Pennsylvania law, so that it does not apply if a director breached or failed to perform his fiduciary duties and such breach or failure constitutes self dealing, willful misconduct or recklessness.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Mid Penn is a registered corporation under the PBCL. Scottdale is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

This limitation under Pennsylvania law regarding control share acquisitions applies to Scottdale, but Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

This limitation under Pennsylvania law regarding disgorgement by certain controlling persons applies to Scottdale, but Mid Penn has opted out of these Pennsylvania law provisions pursuant to its articles of incorporation.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

The provisions set forth in this section “Anti-Takeover Provisions” apply to Mid Penn only to the extent provided above, but they do not apply to Scottdale, since Scottdale is generally controlled by the Banking Code rather than the PBCL and Scottdale has opted out, in its bylaws, of Section 1610 of the Banking Code, which mirrors some of the restrictions set forth above.

Voting Rights

Amendment of Articles of Incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as Mid Penn, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation,” such as Scottdale, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Mid Penn. Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. Mid Penn’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7, 8, 9, 10, 11, and 12 require the affirmative vote of holders of at least 80 % of the outstanding shares of common stock, or the holders of 66-2/3% of the Mid Penn common stock, provided that such amendment has received the prior approval of at least 80% of all the members of the board of directors.

Scottdale. The Banking Code of 1965 provides that an amendment to the articles of incorporation requires the approval of the board of directors and, of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon and, if any class is entitled to vote thereon as a class, of the holders of at least a majority of the outstanding shares of such class.

Amendment of Bylaws.

Mid Penn. Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of 80% of the outstanding shares of Mid Penn common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.

Scottdale. Scottdale’s bylaws may be altered, amended, added to or repealed by vote of a majority of the board of directors at any regular meeting of the board, or at any special meeting of Scottdale called for that purpose, except they shall not make or alter any amendment fixing their qualifications, classification or term of office. Any action by the board of directors is subject, however, to the general right of the shareholders to change such action.

MARKET PRICE AND DIVIDEND INFORMATION

Mid Penn common stock is listed on The Nasdaq Global Select Market under the symbol “MPB.” Scottdale’s common stock is also listed on the OTC Pink Market under the symbol “SDLJ.” The following table sets forth the high and low closing prices of shares of Mid Penn’s and Scottdale’s common stock, Mid Penn’s quarterly cash dividends declared per share and Scottdale’s annual cash dividends declared per share for the periods indicated.

	Mid Penn Common Stock			Scottdale Common Stock
	High	Low	Dividend	High	Low	Dividend
2014
First Quarter	$14.93	$13.30	$0.05	$449	$420
Second Quarter	15.90	14.00	0.10	449	435
Third Quarter	16.13	15.10	0.10	473	435
Fourth Quarter	15.95	15.06	0.20	475	457	$9.00
2015
First Quarter	16.09	15.35	0.10	465	465
Second Quarter	16.50	15.24	0.10	475	457
Third Quarter	16.94	15.32	0.12	500	474
Fourth Quarter	17.00	15.60	0.12	500	475	9.00
2016
First Quarter	16.99	14.70	0.22	475	441
Second Quarter	16.23	14.88	0.12	470	441
Third Quarter	19.49	15.72	0.12	499	458
Fourth Quarter	24.00	18.50	0.22	462	452	30.00
2017
First Quarter	28.95	23.15	0.13	1,100	453
Second Quarter	27.95	25.10	0.13	1,107	1,095
Third Quarter	29.70	25.71	0.13	1,180	1,071.50

On March 28, 2017, the last full trading day before the public announcement of the merger agreement, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Stock Market was $27.25 and the closing price of Scottdale common stock was $460.00. On September 29, 2017, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing price of shares of Mid Penn common stock as reported on The Nasdaq Stock Market was $29.40 and the closing price of shares of Scottdale common stock as reported on the OTC Pink Market was $1,180.

Both Mid Penn and Mid Penn Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Scottdale shareholders are advised to obtain current market quotations for Mid Penn common stock. The market price of Mid Penn common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger and from the Average Price. No assurance can be given concerning the market price of Mid Penn common stock before or after the effective date of the merger.

As of the record date, there were 50,718 shares of Scottdale common stock outstanding, which were held by 106 holders of record. As of the record date, there were 4,240,754 shares of Mid Penn common stock outstanding, which were held by 1,173 holders of record.

LEGAL MATTERS

The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Stevens & Lee, P.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Stevens & Lee, P.C. and for Scottdale by Tucker Arensberg, P.C.

EXPERTS

The consolidated financial statements of Mid Penn and its subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016 included in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the related registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Scottdale and subsidiary as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 included in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of S.R. Snodgrass, P.C., independent certified public accountants, as stated in their report appearing herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Mid Penn has filed with the SEC a registration statement under the Securities Act that registers the distribution to Scottdale shareholders of the shares of Mid Penn common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Mid Penn and a proxy statement of Mid Penn for its special meeting and a proxy statement of Scottdale for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about Mid Penn common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

Information on any Mid Penn or Scottdale website is not part of this joint proxy statement/prospectus, and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Mid Penn has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Mid Penn, and Scottdale has supplied all information relating to Scottdale.

Documents incorporated by reference are available from Mid Penn without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Mid Penn at the following addresses:

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Attention: Investor Relations

Telephone: (717) 692-7105

Mid Penn shareholders requesting documents should do so by November 8, 2017 to receive them before the special meeting. Mid Penn shareholders will not be charged for any of these documents that they request. If you request any incorporated documents, Mid Penn will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Mid Penn nor Scottdale has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Mid Penn and Scottdale made to the other in the merger agreement. Representations and warranties made by Mid Penn and Scottdale are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mid Penn or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Mid Penn Bancorp, Inc.

Millersburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of Mid Penn Bancorp, Inc. and subsidiaries, (the “Corporation”) as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid Penn Bancorp, Inc. and subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 23, 2017

MID PENN BANCORP, INC.	Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$13,493	$12,329
Interest-bearing balances with other financial institutions	2,003	955
Federal funds sold	30,477	—

Total cash and cash equivalents	45,973	13,284

Interest-bearing time deposits with other financial institutions	—	4,317
Investment securities available for sale	133,625	135,721
Loans held for sale	1,959	2,678
Loans and leases, net of unearned interest	813,924	736,513
Less: Allowance for loan and lease losses	(7,183)	(6,168)

Net loans and leases	806,741	730,345

Bank premises and equipment, net	11,074	13,993
Bank premises and equipment held for sale	1,894	—
Cash surrender value of life insurance	12,780	12,516
Restricted investment in bank stocks	2,443	4,266
Foreclosed assets held for sale	224	1,185
Accrued interest receivable	3,928	3,813
Deferred income taxes	4,286	1,821
Goodwill	3,918	3,918
Core deposit and other intangibles, net	539	665
Other assets	3,215	3,116

Total Assets	$1,032,599	$931,638

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$122,811	$103,721
Interest-bearing demand	317,533	247,356
Money Market	252,271	208,386
Savings	60,163	56,731
Time	182,595	160,849

Total Deposits	935,373	777,043
Short-term borrowings	—	31,596
Long-term debt	13,581	40,305
Subordinated debt	7,414	7,414
Accrued interest payable	515	390
Other liabilities	5,249	4,822

Total Liabilities	962,132	861,570
Shareholders’ Equity:
Common stock, par value $1.00; authorized 10,000,000 shares; 4,233,297 shares and 4,226,717 shares issued at December 31, 2016 and December 31, 2015, respectively	4,233	4,227
Additional paid-in capital	40,688	40,559
Retained earnings	28,399	23,470
Accumulated other comprehensive (loss) income	(2,853)	1,812

Total Shareholders’ Equity	70,467	70,068

Total Liabilities and Shareholders’ Equity	$1,032,599	$931,638

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	Consolidated Statements of Income

	Years Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2014
INTEREST INCOME
Interest and fees on loans and leases	$36,402	$32,840	$26,905
Interest on interest-bearing balances	12	44	41
Interest and dividends on investment securities:
U.S. Treasury and government agencies	1,346	1,222	1,346
State and political subdivision obligations, tax-exempt	2,066	2,000	2,180
Other securities	304	382	155
Interest on federal funds sold	82	2	—

Total Interest Income	40,212	36,490	30,627

INTEREST EXPENSE
Interest on deposits	4,514	3,889	3,852
Interest on short-term borrowings	15	47	55
Interest on long-term and subordinated debt	838	671	520

Total Interest Expense	5,367	4,607	4,427

Net Interest Income	34,845	31,883	26,200
PROVISION FOR LOAN AND LEASE LOSSES	1,870	1,065	1,617

Net Interest Income After Provision for Loan and Lease Losses	32,975	30,818	24,583

NONINTEREST INCOME
Income from fiduciary activities	481	466	552
Service charges on deposits	684	690	584
Net gain on sales of investment securities	1,046	325	168
Earnings from cash surrender value of life insurance	264	269	201
Mortgage banking income	922	456	313
ATM debit card interchange income	844	741	544
Merchant services income	317	235	254
Net gain on sales of SBA loans	470	252	119
Other income	896	679	549

Total Noninterest Income	5,924	4,113	3,284

NONINTEREST EXPENSE
Salaries and employee benefits	15,564	14,043	10,879
Occupancy expense, net	2,064	1,947	1,313
Equipment expense	1,689	1,477	1,205
Pennsylvania Bank Shares Tax expense	648	408	365
FDIC Assessment	688	613	542
Legal and professional fees	711	588	516
Marketing and advertising expense	500	533	308
Software licensing	1,380	1,472	965
Telephone expense	548	569	467
Loss on sale or write-down of foreclosed assets	217	111	204
Intangible amortization	126	114	63
Merger and acquisition expense	—	762	573
Other expenses	4,683	4,122	3,304

Total Noninterest Expense	28,818	26,759	20,704

INCOME BEFORE PROVISION FOR INCOME TAXES	10,081	8,172	7,163
Provision for income taxes	2,277	1,644	1,462

NET INCOME	7,804	6,528	5,701
Series B preferred stock dividends and redemption premium	—	473	350
Series C preferred stock dividends	—	17	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,804	$6,038	$5,351

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$1.85	$1.47	$1.53
Cash Dividends Declared	0.68	0.44	0.45
The accompanying notes are an integral part of these consolidated financial statements

MID PENN BANCORP, INC.	Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Net income	$7,804	$6,528	$5,701

Other comprehensive (loss) income:
Unrealized (losses) gains arising during the period on available-for-sale securities, net of income taxes of ($1,954), $80, and $1,280, respectively	(3,794)	154	2,482
Reclassification adjustment for net gain on sales of available-for-sale securities included in net income, net of income taxes of ($356), ($110), and ($57), respectively (a)	(690)	(215)	(111)
Change in defined benefit plans, net of income taxes of ($93), $185, and $7, respectively (b)	(181)	360	14

Total other comprehensive (loss) income	(4,665)	299	2,385

Total comprehensive income	$3,139	$6,827	$8,086

(a)	Amounts are included in net gain on sales of investment securities on the Consolidated Statements of Income as a separate component within total noninterest income
(b)	Amounts are included in the computation of net periodic benefit cost and are included in salaries and employee benefits on the Consolidated Statements of Income as a separate element within total noninterest expense

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	Consolidated Statements of Changes in Shareholders’ Equity

					Accumulated
			Additional		Other	Total
	Preferred	Common	Paid-in	Retained	Comprehensive	Shareholders’
(Dollars in thousands, except share data)	Stock	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, January 1, 2014	$5,000	$3,494	$29,853	$15,441	$(872)	$52,916
Net income	—	—	—	5,701	—	5,701
Total other comprehensive income, net of taxes	—	—	—	—	2,385	2,385
Common stock dividends	—	—	—	(1,575)	—	(1,575)
Employee Stock Purchase Plan (3,432 shares)	—	4	49	—	—	53
Series B preferred stock dividends	—	—	—	(350)	—	(350)

Balance, December 31, 2014	5,000	3,498	29,902	19,217	1,513	59,130
Net income	—	—	—	6,528	—	6,528
Total other comprehensive income, net of taxes	—	—	—	—	299	299
Common stock dividends	—	—	—	(1,785)	—	(1,785)
Employee Stock Purchase Plan (4,162 shares)	—	4	62	—	—	66
Series B preferred stock dividends	—	—	—	(373)	—	(373)
Series B preferred stock redemption	(5,000)	—	—		—	(5,000)
Series B preferred stock redemption premium	—	—	—	(100)	—	(100)
Series C preferred stock in connection with Phoenix acquisition	1,750	—	—	—	—	1,750
Series C preferred stock dividends	—	—	—	(17)	—	(17)
Series C preferred stock redemption	(1,750)	—	—	—	—	(1,750)
Common stock issued to Phoenix shareholders (723,851 shares)	—	724	10,568	—	—	11,292
Restricted stock activity (875 shares)	—	1	27	—	—	28

Balance, December 31, 2015	—	4,227	40,559	23,470	1,812	70,068
Net income	—	—	—	7,804	—	7,804
Total other comprehensive loss, net of taxes	—	—	—	—	(4,665)	(4,665)
Common stock dividends	—	—	—	(2,875)	—	(2,875)
Employee Stock Purchase Plan (4,465 shares)	—	4	78	—	—	82
Restricted stock activity (2,115 shares)	—	2	51	—	—	53

Balance, December 31, 2016	$0	$4,233	$40,688	$28,399	$(2,853)	$70,467

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Operating Activities:
Net Income	$7,804	$6,528	$5,701
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	1,870	1,065	1,617
Depreciation	1,658	1,485	1,235
Amortization of intangibles	126	100	62
Net amortization of security premiums	11,709	4,251	1,250
Gain on sales of investment securities	(1,046)	(325)	(168)
Earnings on cash surrender value of life insurance	(264)	(269)	(201)
Mortgage loans originated for sale	(42,888)	(26,083)	(16,775)
Proceeds from sales of mortgage loans originated for sale	43,810	26,539	17,088
Gain on sale of mortgage loans	(922)	(456)	(313)
SBA loans originated for sale	(5,872)	(3,484)	(1,168)
Proceeds from sales of SBA loans originated for sale	6,342	3,736	1,287
Gain on sale of SBA loans	(470)	(252)	(119)
Loss on write-down/disposal of property, plant, and equipment	142	—	18
Loss on sale / write-down of foreclosed assets	217	111	204
Restricted stock compensation expense	53	27	—
Deferred income tax (benefit) expense	(336)	997	(112)
Increase in accrued interest receivable	(115)	(367)	(354)
(Increase) decrease in other assets	(99)	333	(547)
Increase (decrease) in accrued interest payable	125	9	(44)
Increase (decrease) in other liabilities	427	(771)	9

Net Cash Provided By Operating Activities	22,271	13,174	8,670

Investing Activities:
Net decrease in interest-bearing time deposits with other financial institutions	4,317	1,455	1,741
Proceeds from the maturity of investment securities	16,110	11,940	13,585
Proceeds from the sale of investment securities	111,390	37,142	13,729
Purchases of investment securities	(142,861)	(35,858)	(43,633)
Net cash received from acquisition	—	8,095	—
Redemptions (purchases) of restricted investment in bank stocks	1,823	(576)	(212)
Net increase in loans and leases	(77,795)	(60,043)	(27,170)
Purchases of bank premises and equipment	(775)	(1,461)	(1,009)
Proceeds from sale of foreclosed assets	992	403	1,077

Net Cash Used In Investing Activities	(86,799)	(38,903)	(41,892)

Financing Activities:
Net increase in deposits	158,330	15,883	29,792
Net (decrease) increase in short-term borrowings	(31,596)	31,018	(23,255)
Series B preferred stock dividends and redemption premium paid	—	(473)	(350)
Series B preferred stock redemption	—	(5,000)	—
Series C preferred stock dividends paid	—	(17)	—
Series C preferred stock redemption	—	(1,750)	—
Common stock dividends paid	(2,875)	(1,785)	(1,575)
Employee Stock Purchase Plan	82	66	53
Long-term debt repayment	(26,724)	(16,226)	(184)
Proceeds from long-term debt borrowings	—	—	30,000
Deferred financing fees paid for subordinated debt issuance	—	(85)	—
Subordinated debt issuance	—	7,500	—

Net Cash Provided By Financing Activities	97,217	29,131	34,481

Net increase in cash and cash equivalents	32,689	3,402	1,259
Cash and cash equivalents, beginning of year	13,284	9,882	8,623

Cash and cash equivalents, end of year	$45,973	$13,284	$9,882

MID PENN BANCORP, INC.	Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Supplemental Disclosures of Cash Flow Information:
Interest paid	$5,242	$4,566	$4,471
Income taxes paid	$1,700	$1,130	$1,520
Supplemental Noncash Disclosures:
Loan transfers to foreclosed assets held for sale	$248	$1,135	$881
Asset transfers to bank premises and equipment held for sale	$1,894	$—	$—
Common stock issued to Phoenix shareholders	$—	$11,292	$—

Assets, Liabilities, and Equity in Connection with Merger:

Year Ended
(Dollars in thousands)	December 31, 2015
Assets Acquired:
Securities	$11,331
Loans	110,363
Restricted stock	509
Property and equipment	1,792
Deferred income taxes	503
Accrued interest receivable	388
Core deposit and other intangible assets	578
Bank-owned life insurance	3,673
Other assets	624

$129,761

Liabilities Assumed:
Deposits	$123,238
Accrued interest payable	32
Long-term debt	3,570
Other liabilities	876

$127,716

Equity Acquired:
Preferred stock	$1,750

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(1)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. and its wholly-owned subsidiary Mid Penn Bank (the “Bank”), and the Bank’s former wholly-owned subsidiary Mid Penn Insurance Services, LLC, which was closed, effective March 1, 2016 (collectively, “Mid Penn”). All material intercompany accounts and transactions have been eliminated in consolidation.

Each of Mid Penn’s lines of business are part of the same reporting segment, community banking, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, Mid Penn has only one reportable segment for financial reporting purposes.

The comparability of the results of operations for the year ended 2016 compared to 2015 and 2014, in general, have been impacted by the acquisition of Phoenix as further described in Note 4. For comparative purposes, the 2015 and 2014 balances have been reclassified to conform to the 2016 presentation. Such reclassifications had no impact on net income.

(2)	Nature of Business

The Bank engages in a full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans and various types of time and demand deposits, including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit, and IRAs. In addition, the Bank provides a full range of trust services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the extent provided by law.

The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its 21 retail banking offices located in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, and Schuylkill Counties.

A decision was made to close Mid Penn Insurance Services, LLC, effective March 1, 2016 due to a lack of activity within the subsidiary. Mid Penn Insurance Services, LLC was an immaterial subsidiary of the Bank, and was immaterial to Mid Penn’s consolidated results.

(3)	Summary of Significant Accounting Policies

The accounting and reporting policies of Mid Penn conform with accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the financial industry. The following is a description of the more significant accounting policies.

(a)	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan and lease losses, the assessment of other-than-temporary impairment of investment securities, the valuation of the goodwill for impairment, and the valuation of assets acquired and liabilities assumed in business combinations.

(b)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(c)	Interest-bearing Time Deposits with Other Financial Institutions

Interest-bearing time deposits with other financial institutions consist of certificates of deposits in other financial institutions with maturities within one year.

(d)	Investment Securities

Available-for-sale securities include debt and equity securities. Debt and equity securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported, net of deferred income taxes, as a component of accumulated other comprehensive income (loss) within shareholders’ equity. Premiums and discounts on debt securities are amortized as an adjustment to interest income using the interest method. Realized gains and losses on sales of investment securities are computed on the basis of specific identification of the cost of each security. Net gains on sales of investment securities were $1,046,000 in 2016, $325,000 in 2015, and $168,000 in 2014. Mid Penn had no held-to-maturity securities in 2016 and 2015.

(e)	Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are included in loans held for sale and are carried at fair value, as determined by outstanding commitments from investors. Gains and losses on sales of mortgage loans are included in the Consolidated Statements of Income in mortgage banking income. Mortgage banking income was $922,000 in 2016, $456,000 in 2015, and $313,000 in 2014.

(f)	Loans and Allowance for Loan and Lease Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Residential loans held for sale are carried at fair value and are included in loans held for sale on the balance sheet. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. These amounts are generally being amortized over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate, commercial real estate-construction and lease financing. Consumer loans consist of the following classes: residential mortgage loans, home equity loans and other consumer loans.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days or more past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is credited to income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Commercial and industrial

Mid Penn originates commercial and industrial loans. Most of the Bank’s commercial and industrial loans have been extended to finance local and regional businesses and include short-term loans to

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

finance machinery and equipment purchases, inventory, and accounts receivable. Commercial loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital in expanding companies.

The maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Generally, the maximum term on non-mortgage lines of credit is one year. The loan-to-value ratio on such loans and lines of credit generally may not exceed 80% of the value of the collateral securing the loan. The Bank’s commercial business lending policy includes credit file documentation and analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Bank’s current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than other extensions of credit.

Commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which, in turn, is likely to be dependent upon the general economic environment. Mid Penn’s commercial and industrial loans are usually, but not always, secured by business assets and personal guarantees. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

Commercial real estate and commercial real estate—construction

Commercial real estate and commercial real estate construction loans generally present a higher level of risk than loans secured by one to four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Residential mortgage

Mid Penn offers a wide array of residential mortgage loans for both permanent structures and those under construction. The Bank’s residential mortgage originations are secured primarily by properties located in its primary market and surrounding areas. Residential mortgage loans have terms up to a maximum of 30 years and with loan to value ratios up to 100% of the lesser of the appraised value of the security property or the contract price. Private mortgage insurance is generally required in an amount sufficient to reduce the Bank’s exposure to at or below the 85% loan to value level. Residential mortgage loans generally do not include prepayment penalties.

In underwriting residential mortgage loans, the Bank evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid Penn are appraised by independent fee appraisers. The Bank generally requires borrowers to obtain title insurance and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Bank generally contain a “due on sale” clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

The Bank underwrites residential mortgage loans to the standards established by the secondary mortgage market, i.e., Fannie Mae, Ginnie Mae, Freddie Mac, or Pennsylvania Housing Finance

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Agency standards, with the intention of selling the majority of residential mortgages originated into the secondary market. In the event that the facts and circumstances surrounding a residential mortgage application do not meet all underwriting conditions of the secondary mortgage market, the Bank will evaluate the failed conditions and evaluate the potential risk of holding the residential mortgage in the Bank’s portfolio rather than rejecting the loan request. In the event that the loan is held in the Bank’s portfolio, the interest rate on the residential mortgage typically would be increased to compensate for the added portfolio risk.

Consumer, including home equity

Mid Penn offers a variety of secured consumer loans, including home equity, automobile, and deposit secured loans. In addition, the Bank offers other secured and unsecured consumer loans. Most consumer loans are originated in Mid Penn’s primary market and surrounding areas.

The largest component of Mid Penn’s consumer loan portfolio consists of fixed rate home equity loans and variable rate home equity lines of credit. Substantially all home equity loans and lines of credit are secured by second mortgages on principal residences. The Bank will lend amounts, which, together with all prior liens, typically may be up to 85% of the appraised value of the property securing the loan. Home equity term loans may have maximum terms up to 20 years while home equity lines of credit generally have maximum terms of five years.

Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for consumer loans include an application, a determination of the applicant’s payment history on other debts, and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, in relation to the proposed loan amount.

Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Junior liens inherently have more credit risk by virtue of the fact that another financial institution may have a higher security position in the case of foreclosure liquidation of collateral to extinguish the debt. Generally, foreclosure actions could become more prevalent if the real estate market weakens and property values deteriorate.

Allowance for Loan and Lease Losses

The allowance for credit losses consists of the allowance for loan and lease losses and the reserve for unfunded lending commitments. The allowance for loan and lease losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet and was $120,000 at December 31, 2016 and $94,500 at December 31, 2015. The allowance for loan and lease losses is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

the allowance for loan and lease losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan and lease losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a monthly evaluation of the adequacy of the allowance. The allowance is based on Mid Penn’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the DCF, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include changes in economic conditions, fluctuations in loan quality measures, changes in collateral values, changes in the experience of the lending staff and loan review systems, changes in lending policies and procedures, including underwriting standards, changes in the mix and volume of loans originated, the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio, and shifting industry or portfolio concentrations.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Mid Penn generally considers a commercial loan (consisting of commercial and industrial, commercial real estate, commercial real estate-construction, and lease financing loan classes) to be impaired when it becomes 90 days or more past due and not in the process of collection or sooner when it is probable that Mid Penn will be unable to collect all contractual principal and interest due. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would generally be considered collateral dependent as the DCF method would generally indicate no operating income available for evaluating the collateral position; therefore, most impaired loans are deemed to be collateral dependent.

In addition, Mid Penn’s rating system assumes any loans classified as nonaccrual, included in the substandard rating, to be impaired, and most of these loans are considered collateral dependent; therefore, most of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as substandard nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charge-off for residential mortgage loans begins upon a loan becoming delinquent for 90 days and not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans (including home equity loans and other consumer loans) are recommended for charge-off after reaching delinquency of 90 days and the loan is not in the process of collection. The collateral shortfall of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for commercial loans and commercial real estate loans. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan becomes classified under its internal classification system. A preliminary collateral evaluation, in accordance with the guidance on impaired loans, is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate as soon as practically possible of the credit being classified as substandard nonaccrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however, no allowance recommendation will be made until such time Mid Penn is in receipt of the updated valuation. The Asset Recovery department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no material time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property as soon as practically possible of the credit being placed on nonaccrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Mid Penn does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the borrowers have been granted concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Any loans not classified as noted above are rated pass.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan and lease losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Acquired Loans

Loans that Mid Penn acquires in connection with business combinations are recorded at fair value with no carryover of the existing related allowance for loan losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. These loans are accounted for

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

under the Accounting Standard Codification (“ASC”) 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The nonaccretable discount includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require Mid Penn to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable discount which Mid Penn will then reclassify as accretable discount that will be recognized into interest income over the remaining life of the loan.

Loans acquired through business combinations that do meet the specific criteria of ASC 310-30 are individually evaluated each period to analyze expected cash flows. To the extent that the expected cash flows of a loan have decreased due to credit deterioration, Mid Penn establishes an allowance.

Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30 are accounted for under ASC 310-20. These loans are initially recorded at fair value, and include credit and interest rate marks associated with acquisition accounting adjustments. Purchase premiums or discounts are subsequently amortized as an adjustment to yield over the estimated contractual lives of the loans. There is no allowance for loan losses established at the acquisition date for acquired performing loans. An allowance for loan losses is recorded for any credit deterioration in these loans subsequent to acquisition.

Acquired loans that met the criteria for impaired or nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent if Mid Penn expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, Mid Penn may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the nonaccretable difference portion of the fair value adjustment.

(g)	Bank Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures, equipment, land improvements, and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Building assets are depreciated using an estimated useful life of five to fifty years. Furniture, fixtures, and equipment are depreciated using an estimated useful life of three to ten years. Land improvements are depreciated over an estimated useful life of ten to twenty years. Leasehold improvements are depreciated using an estimated useful life that is the lesser of the remaining life of the lease or ten to thirty years. Maintenance and normal repairs are charged to expense when incurred, while major additions and improvements are capitalized. Gains and losses on disposals are reflected in current operations. Bank premises and equipment designated as held for sale are carried at the lower of cost or market value.

(h)	Restricted Investments in Bank Stocks

Restricted investments in bank stocks represent required investments in the common stock of correspondent banks. As a member of the FHLB and Atlantic Community Bankers Bank (“ACBB”), the Bank is required to own restricted stock investments in these correspondent banks, which is carried at cost. The total amount of these restricted stock investments was $2,443,000 December 31, 2016 and $4,266,000 at December 31, 2015. This reduction was attributed to the decline in Mid Penn’s FHLB long term advances and its shift from a short-term borrowing to a short-term selling position in 2016. Total dividends received in 2016 and 2015 totaled $135,000 and $250,000, respectively.

(i)	Foreclosed Assets Held for Sale

Foreclosed assets held for sale consist primarily of real estate acquired through, or in lieu of, foreclosure in settlement of debt, and are recorded at fair value less cost to sell at the date of transfer,

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

establishing a new cost basis. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequent to acquisition, foreclosed assets are carried at fair value less costs of disposal, based upon periodic evaluations that consider changes in market conditions and development and disposal costs. Operating results from assets acquired in satisfaction of debt, including rental income less operating costs and gains or losses on the sale of, or the periodic evaluation of foreclosed assets, are recorded in noninterest expense. As of December 31, 2016, Mid Penn had $57,000 of residential real estate held in other real estate owned. There was $426,000 in loans for which formal foreclosure proceedings were in process at December 31, 2016. As of December 31, 2015, Mid Penn had $358,000 of residential real estate held in other real estate owned. There were no loans for which formal foreclosure proceedings were in process at December 31, 2015.

(j)	Mortgage Servicing Rights

Mortgage servicing rights are recognized as assets upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. The fair value of servicing rights is based on the present value of estimated future cash flows of mortgages sold, stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing rights include assumptions about prepayment speeds on mortgages and the cost to service loans. Servicing rights are reported in core deposit and other intangibles in the Consolidated Balance Sheets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans. The carrying amount of mortgage servicing rights was $144,000 and $174,000 at December 31, 2016 and 2015, respectively. Amortization expense is reflected in the Consolidated Statements of Income in other income and was $30,000, $24,000, and $36,000 for the years 2016, 2015, and 2014, respectively. Servicing rights are evaluated for impairment based upon estimated fair value as compared to unamortized book value.

(k)	Investment in Limited Partnership

Mid Penn is a limited partner in a partnership that provides low-income housing in Enola, Pennsylvania. The carrying value of Mid Penn’s investment in the limited partnership was $321,000 at December 31, 2016 and $365,000 at December 31, 2015, net of amortization, using the straight-line method and is reported in other assets on the Consolidated Balance Sheets. Mid Penn’s maximum exposure to loss is limited to the carrying value of its investment. The partnership received $46,000 in low-income housing tax credits during 2016, 2015 and 2014.

(l)	Income Taxes

Mid Penn accounts for income taxes in accordance with income tax accounting guidance ASC Topic 740, Income Taxes.

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Mid Penn determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Mid Penn accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Mid Penn recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

(m)	Core Deposit Intangible

Core deposit intangible is a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangible is being amortized over a ten-year period using a sum of the year’s digits basis. The core deposit intangible is subject to impairment testing whenever events or changes in circumstances indicate such testing.

(n)	Goodwill

Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with past business acquisitions, including the 2015 Phoenix acquisition. If certain events occur, which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur. In making this assessment, Mid Penn considers a number of factors including operating results, business plans, economic projections, anticipated future cash flows, current market data, stock price, etc. There are inherent uncertainties related to these factors and Mid Penn’s judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. Mid Penn did not identify any impairment on its outstanding goodwill from its most recent testing, which was performed as of December 31, 2016 using a qualitative analysis. In addition, Mid Penn did not identify any impairment in 2015 or 2014 using a qualitative and quantitative analysis, respectively, in accordance with ASC 350.

(o)	Bank Owned Life Insurance

Mid Penn is the owner and beneficiary of bank-owned life insurance (“BOLI”) policies on current and former directors, as well as select Miners Bank employees, which were acquired through the Phoenix acquisition. The earnings from the BOLI policies are an asset that can be liquidated, if necessary, with associated tax costs. However, Mid Penn intends to hold these policies and, accordingly, Mid Penn has not provided deferred income taxes on the earnings from the increase in cash surrender value.

Mid Penn is also party to certain Split-Dollar Life Insurance Arrangements, and in accordance with GAAP, has accrued a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit.

(p)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred.

(q)	Postretirement Benefit Plans

Mid Penn follows the guidance in ASC Topic 715, Compensation-Retirement Benefits, related to postretirement benefit plans. This guidance requires additional disclosures about defined benefit pension plans and other postretirement defined benefit plans.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(r)	Other Benefit Plan

A funded contributory defined-contribution plan is maintained for substantially all employees. The cost of the Mid Penn defined contribution plan is charged to current operating expenses and is funded annually.

(s)	Trust Assets and Income

Assets held by the Bank in a fiduciary or agency capacity for customers of the Trust Department are not included in the consolidated financial statements since such items are not assets of the Bank. Trust income is recognized on the cash basis, which is not materially different than if it were reported on the accrual basis.

(t)	Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes changes in unrealized gains and losses on securities available for sale arising during the period and reclassification adjustments for realized gains and losses on securities available for sale included in net income. Mid Penn has an unfunded noncontributory defined benefit Plan for directors and other postretirement benefit Plans covering full-time employees. These Plans utilize assumptions and methods to calculate the fair value of Plan assets and recognizing the overfunded and underfunded status of the Plans on its consolidated balance sheet. Gains and losses, prior service costs and credits are recognized in other comprehensive income (loss), net of tax, until they are amortized, or immediately upon curtailment.

(u)	Restricted Stock

Mid Penn provides members of Senior Management who have a responsibility for its growth with additional incentives by allowing them to acquire an ownership interest in Mid Penn through the Restricted Stock Plan. The restricted stock is non-voting and non-participating until the granted shares vest. Once the shares vest, the recipient would have full voting rights and be entitled to any commons stock dividends.

(v)	Earnings Per Share

Earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each of the years presented. The following data show the amounts used in computing basic earnings per share.

(Dollars in thousands, except per share data)	2016	2015	2014
Net Income	$7,804	$6,528	$5,701
Less:
Dividends on Series B preferred stock	—	373	350
Redemption premium on Series B preferred stock	—	100	—
Dividends on Series C preferred stock	—	17	—

Net income available to common shareholders	$7,804	$6,038	$5,351
Weighted average common shares outstanding	4,229,284	4,106,548	3,495,705
Basic earnings per common share	$1.85	$1.47	$1.53

Mid Penn had no dilutive instruments outstanding during the periods ended December 31, 2016, 2015, and 2014.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(4)	Mergers and Acquisitions

On March 1, 2015, Phoenix Bancorp, Inc. (“Phoenix”) merged with, and into, Mid Penn, with Mid Penn continuing as the surviving entity. Simultaneously with the consummation of the foregoing merger, Miners Bank (“Miners”), a Pennsylvania-state chartered bank and wholly-owned subsidiary of Phoenix, merged with and into the Bank.

As part of this transaction, Phoenix shareholders received either 3.167 shares of the Company’s common stock or $51.60 in cash in exchange for each share of Phoenix common stock. Holders of contingent rights issued by Phoenix received approximately 0.414 shares of the Company’s common stock as settlement of such rights. As a result, the Company issued 723,851 shares of common stock with an acquisition date fair value of approximately $11,292,000, based on the closing stock price of the Company’s common stock on February 27, 2015 of $15.60, and cash of $2,949,000. Including an insignificant amount of cash paid in lieu of fractional shares, the fair value of total consideration paid was $14,241,000.

Additionally, as part of this transaction, on March 1, 2015, Mid Penn assumed all of the liabilities and obligations of Phoenix with respect to 1,750 shares of Phoenix’s preferred stock issued to the United States Treasury (“Treasury”) in connection with the Small Business Lending Fund and issued 1,750 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C that had a $1,000 liquidation preference per share (the “SBLF Preferred Shares”), to the Treasury. The SBLF Preferred Shares qualified as Tier 1 Capital and had terms and conditions identical to those shares of preferred stock issued by Phoenix to the Treasury.

The assets and liabilities of Miners and Phoenix were recorded on the consolidated balance sheet at their estimated fair value as of March 1, 2015, and their results of operations have been included in the consolidated income statement since that date.

Included in the purchase price was goodwill and a core deposit intangible of $2,902,000 and $578,000, respectively. The core deposit intangible will be amortized over a ten-year period using a sum of the year’s digits basis. The goodwill is not taxable and will not be amortized, but will be measured annually for impairment or more frequently if circumstances require. Core deposit intangible amortization expense projected for the next five years beginning in 2017 is estimated to be $86,000, $75,000, $65,000, $54,000, and $44,000 per year, respectively, and $70,000 in total for years after 2021.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The allocation of the purchase price is as follows:

(Dollars in thousands)
Assets acquired:
Cash and cash equivalents	$11,044
Investment securities	11,331
Loans	110,363
Goodwill	2,902
Core deposit and other intangibles	578
Other assets	7,489

Total assets acquired	143,707
Liabilities assumed:
Deposits	123,238
FHLB borrowings	3,570
Other liabilities	908

Total liabilities assumed	127,716
Equity acquired:
Preferred stock	1,750

Total equity acquired and liabilities assumed	129,466

Consideration paid	$14,241

Cash paid	$2,949
Fair value of common stock issued, including replacement equity awards	11,292

The following table summarizes the estimated fair value of the assets acquired and liabilities and equity assumed.

(Dollars in thousands)
Total purchase price	$14,241

Net assets acquired:
Cash and cash equivalents	11,044
Investment securities	11,331
Restricted stock	509
Loans	110,363
Bank owned life insurance	3,673
Premises and equipment	1,792
Deferred income taxes	503
Accrued interest receivable	388
Core deposit and other intangibles	578
Other assets	624
Deposits	(123,238)
FHLB borrowings	(3,570)
Accrued interest payable	(32)
Other liabilities	(876)
Preferred stock	(1,750)

11,339

Goodwill	$2,902

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The fair value of the financial assets acquired included loans receivable with a gross amortized cost basis of $112,816,000. The table below illustrates the fair value adjustments made to the amortized cost basis in order to present a fair value of the loans acquired.

(Dollars in thousands)
Gross amortized cost basis at March 1, 2015	$112,816
Market rate adjustment	270
Credit fair value adjustment on pools of homogeneous loans	(1,461)
Credit fair value adjustment on impaired loans	(1,262)

Fair value of purchased loans at March 1, 2015	$110,363

The market rate adjustment represents the movement in market interest rates, irrespective of credit adjustments, compared to the stated rates of the acquired loans. The credit adjustment made on pools of homogeneous loans represents the changes in credit quality of the underlying borrowers from the loan inception to the acquisition date. The credit adjustment on impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balance that has been deemed uncollectible based on our expectations of future cash flows for each respective loan.

The information about the acquired Phoenix loans accounted for under ASC 310-30 as of March 1, 2015 is as follows:

(Dollars in thousands)
Contractually required principal and interest at acquisition	$3,548
Contractual cash flows not expected to be collected (nonaccretable discount)	(804)

Expected cash flows at acquisition	2,744
Interest component of expected cash flows (accretable discount)	(458)

Fair value of acquired loans	$2,286

The following table presents unaudited pro forma information as if the merger between Mid Penn and Phoenix had been completed on January 1, 2014. The pro forma information does not necessarily reflect the results of operations that would have occurred had Mid Penn merged with Phoenix at the beginning of 2014. Supplemental pro forma earnings for 2015 were adjusted to exclude $762,000 of merger related costs incurred for the year ended December 31, 2015; the results for the year ended December 31, 2014 were adjusted to include these charges. The pro forma financial information does not include the impact of possible business model changes, nor does it consider any potential impacts of current market conditions or revenues, expense efficiencies, or other factors. The pro forma data is intended for informational purposes and is not indicative of the future results of operations.

	(Unaudited)
	Years Ended December 31,
(Dollars in thousands, except per share data)	2015	2014
Net interest income after loan loss provision	$31,454	$29,745
Noninterest income	4,152	4,131
Noninterest expense	27,817	26,846
Net income available to common shareholders	5,811	5,259
Net income per common share	1.38	1.25

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The amount of total revenue, consisting of interest income plus noninterest income specifically related to Phoenix for the period beginning March 1, 2015, included in the consolidated statements of income of Mid Penn for the year ended December 31, 2015, was $4,244,000. The net income specifically related to Phoenix for the period beginning March 1, 2015, included in the consolidated statements of income of Mid Penn for the year ended December 31, 2015, was $747,000.

(5)	Accumulated Other Comprehensive (Loss) Income

The components of accumulated other comprehensive (loss) income, net of taxes, are as follows:

(Dollars in thousands)	Unrealized (Loss) Gain on Securities	Defined Benefit Plan Liability	Accumulated Other Comprehensive (Loss) Income
Balance—December 31, 2016	$(2,919)	$66	$(2,853)

Balance—December 31, 2015	$1,565	$247	$1,812

(6)	Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain reserve balances with the Federal Reserve Bank of Philadelphia. There was no required reserve balance at December 31, 2016 and December 31, 2015 because the Bank had sufficient vault cash available.

(7)	Investment Securities

Securities to be held for indefinite periods, but not intended to be held to maturity, are classified as available for sale and carried at fair value. Securities held for indefinite periods include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to liquidity needs, changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to other comprehensive income (loss), whereas realized gains and losses flow through Mid Penn’s consolidated statements of income.

ASC Topic 320, Investments – Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment.

In instances when a determination is made that other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, this guidance changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss).

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

In assessing potential other-than-temporary impairment for equity securities, consideration is given to management’s intent and ability to hold the securities until recovery of unrealized losses. Mid Penn had no other-than-temporary impaired debt or equity securities in 2016, 2015, and 2014.

At December 31, 2016 and 2015, amortized cost, fair value, and unrealized gains and losses on investment securities are as follows:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2016
Available for sale securities:
U.S. Treasury and U.S. government agencies	$48,520	$34	$1,542	$47,012
Mortgage-backed U.S. government agencies	26,181	17	579	25,619
State and political subdivision obligations	61,079	91	2,332	58,838
Corporate debt securities	1,000	—	—	1,000
Equity securities	1,268	—	112	1,156

	$138,048	$142	$4,565	$133,625

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
Available for sale securities:
U.S. Treasury and U.S. government agencies	$26,316	$729	$55	$26,990
Mortgage-backed U.S. government agencies	38,983	49	228	38,804
State and political subdivision obligations	64,780	1,914	77	66,617
Corporate debt securities	2,000	80	10	2,070
Equity securities	1,271	2	33	1,240

	$133,350	$2,774	$403	$135,721

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Investment securities having a fair value of $131,469,000 at December 31, 2016, and $130,298,000 at December 31, 2015, were pledged primarily to secure public deposits.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015.

	Less Than 12 Months			12 Months or More			Total
(Dollars in thousands) December 31, 2016	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available for sale securities:
U.S. Treasury and U.S. government agencies	23	$43,698	$1,542	0	$—	$—	23	$43,698	$1,542
Mortgage-backed U.S. government agencies	18	24,321	579	0	—	—	18	24,321	579
State and political subdivision obligations	108	50,582	2,332	0	—	—	108	50,582	2,332
Equity securities	0	—	—	2	1,056	112	2	1,056	112

Total temporarily impaired available for sale securities	149	$118,601	$4,453	2	$1,056	$112	151	$119,657	$4,565

	Less Than 12 Months			12 Months or More			Total
(Dollars in thousands) December 31, 2015	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available for sale securities:
U.S. Treasury and U.S. government agencies	6	$6,259	$43	2	$1,383	$12	8	$7,642	$55
Mortgage-backed U.S. government agencies	13	12,759	124	11	6,282	104	24	19,041	228
State and political subdivision obligations	9	4,041	32	3	1,631	45	12	5,672	77
Corporate debt securities	1	990	10	0	—	—	1	990	10
Equity securities	0	—	—	2	615	33	2	615	33

Total temporarily impaired available for sale securities	29	$24,049	$209	18	$9,911	$194	47	$33,960	$403

Management evaluates securities for other-than-temporary impairment on a quarterly basis; and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near term prospects of the issuer. In addition, for debt securities, Mid Penn considers (a) whether management has the intent to sell the security, (b) it is more likely than not that management will be required to sell the security prior to its anticipated recovery, and (c) whether management expects to recover the entire amortized cost basis. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses.

The majority of the investment portfolio is comprised of mortgage-backed U.S. government agencies and state and political subdivision obligations. For the investment securities with an unrealized loss, Mid Penn has concluded, based on its analysis, that the unrealized losses in the investments are primarily caused by the movement of interest rates, and the contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment.

At December 31, 2016, Mid Penn had 149 debt securities and 2 equity securities with unrealized losses totaling $4,565,000 that depreciated 3.82% from their collective amortized cost basis. At December 31,

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

2016, the majority of the unrealized losses on securities in an unrealized loss position were attributed to state and political subdivision obligations and U.S. Treasury and government agencies. At December 31, 2015, Mid Penn had 45 debt securities and 2 equity securities with unrealized losses totaling $403,000 that depreciated 1.19% from their amortized cost basis. At December 31, 2015, the majority of the unrealized losses on securities in an unrealized loss position were attributed to mortgage-backed U.S. government agencies. Because Mid Penn does not intend to sell these investments and it is not likely it will be required to sell these investments before a recovery of fair value, which may be maturity, Mid Penn does not consider the securities with unrealized losses to be other-than-temporarily impaired as losses relate to changes in interest rates and not erosion of credit quality.

During 2016, Mid Penn realized gross gains on the sales of securities available for sale of $1,927,000 on 102 debt securities. Mid Penn also realized $881,000 in gross losses on the sales of 56 debt securities available for sale during 2016. Mid Penn realized gross gains of $325,000 and $168,000 on sales of securities available for sale during 2015 and 2014, respectively, while no gross losses were realized in 2015 and 2014.

The table below is the maturity distribution of investment securities at amortized cost and fair value at December 31, 2016.

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Fair Value
Due in 1 year or less	$1,293	$1,305
Due after 1 year but within 5 years	19,656	19,471
Due after 5 years but within 10 years	66,084	63,895
Due after 10 years	23,566	22,179

	110,599	106,850

Mortgage-backed securities	26,181	25,619
Equity securities	1,268	1,156

	$138,048	$133,625

(8)	Loans and Allowance for Loan and Lease Losses

The classes of the loan portfolio, summarized by the aggregate pass rating, net of deferred fees and costs of $196,000 and $178,000 as of December 31, 2016 and 2015, respectively, and the classified ratings of special mention, substandard, and doubtful within Mid Penn’s internal risk rating system as of December 31, 2016 and 2015, are noted below:

(Dollars in thousands) December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$170,780	$937	$801	$—	$172,518
Commercial real estate	437,592	1,683	7,249	—	446,524
Commercial real estate—construction	52,888	202	1,286	—	54,376
Lease financing	425	—	—	—	425
Residential mortgage	97,994	107	1,356	—	99,457
Home equity	37,242	142	224	—	37,608
Consumer	3,016	—		—	3,016

	$799,937	$3,071	$10,916	$—	$813,924

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$158,302	$1,289	$670	$—	$160,261
Commercial real estate	359,859	2,088	7,517	—	369,464
Commercial real estate—construction	65,665	2,403	—	—	68,068
Lease financing	727	—	—	—	727
Residential mortgage	101,507	475	1,361	—	100,665
Home equity	32,928	261	222	—	33,411
Consumer	3,917	—	—	—	3,917

	$722,905	$6,516	$9,770	$—	$736,513

Impaired loans by loan portfolio class as of December 31, 2016 and 2015 are summarized as follows:

	December 31, 2016			December 31, 2015
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial:
Commercial and industrial	$4	$9	$—	$14	$49	$—
Commercial real estate:
Commercial real estate	726	1,792	—	1,023	2,020	—
Acquired with credit deterioration*	842	842	—	931	931	—
Commercial real estate—construction:
Commercial real estate—construction	618	618	—	—	—	—
Residential mortgage:
Residential mortgage	848	882	—	1,329	1,434	—
Acquired with credit deterioration*	389	389	—	400	400	—
Home equity:
Home equity	111	129	—	115	137	—

With an allowance recorded:
Commercial and industrial	$56	$62	$6	$113	$128	$51
Commercial real estate	2,520	2,646	711	1,947	1,981	429
Commercial real estate—construction	242	242	72	—	—	—
Residential mortgage	68	68	68	32	32	23
Home equity	29	49	1	—	—	—

Total:
Commercial and industrial	$60	$71	$6	$127	$177	$51
Commercial real estate	4,088	5,280	711	3,901	4,001	429
Commercial real estate—construction	860	860	72	—	—	—
Residential mortgage	1,305	1,339	68	1,761	1,466	23
Home equity	140	178	1	115	137	—

*	Loans acquired with credit deterioration are presented net of credit fair value adjustment.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Average recorded investment of impaired loans and related interest income recognized for the years ended December 31, 2016, 2015, and 2014 are summarized as follows:

	December 31, 2016		December 31, 2015		December 31, 2014
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial:
Commercial and industrial	$9	$—	$19	$—	$72	$—
Acquired with credit deterioration	—	—	—	205	—	—
Commercial real estate:
Commercial real estate	820	—	1,051	14	1,966	346
Acquired with credit deterioration	810	164	926	350	—	—
Commercial real estate—construction:
Commercial real estate—construction	124	—	—	—	—	—
Residential mortgage:
Residential mortgage	821	21	816	8	541	—
Acquired with credit deterioration	378	4	400	—	—	—
Home equity:
Home equity	75	—	107	—	29	—
Acquired with credit deterioration	—	—	—	3	—	—

With an allowance recorded:
Commercial and industrial	$59	$—	$123	$—	$93	$—
Commercial real estate	2,177	—	1,721	—	6,823	—
Commercial real estate—construction	48	—	—	—	—	—
Residential mortgage	14	—	25	—	—	—
Home equity	32	—	—	—	76	—

Total:
Commercial and industrial	$68	$—	$142	$205	$165	$—
Commercial real estate	3,807	164	3,698	364	8,789	346
Commercial real estate—construction	172	—	—	—	—	—
Residential mortgage	1,213	25	1,241	8	541	—
Home equity	107	—	107	3	105	—

Nonaccrual loans by loan portfolio class as of December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands)	2016	2015
Commercial and industrial	$4	$66
Commercial real estate	2,939	2,607
Commercial real estate—construction	860	—
Residential mortgage	715	1,630
Home equity	140	115

	$4,658	$4,418

If nonaccrual loans and leases had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, Mid Penn would have recorded interest income on these loans of $666,000, $778,000, and $798,000, in the years ended December 31, 2016, 2015, and 2014, respectively. Mid Penn has no commitments to lend additional funds to borrowers with impaired or nonaccrual loans.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The performance and credit quality of the loan portfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The classes of the loan portfolio summarized by the past due status as of December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands) December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial:
Commercial and industrial	$164	$12	$4	$180	$172,338	$172,518	$—
Commercial real estate:
Commercial real estate	475	—	1,004	1,479	444,203	445,682	—
Acquired with credit deterioration	—	—	59	59	783	842	59
Commercial real estate—construction:
Commercial real estate—construction	—	404	84	488	53,888	54,376	—
Lease financing:
Lease financing	—	—	—	—	425	425	—
Residential mortgage:
Residential mortgage	548	124	237	909	98,159	99,068	—
Acquired with credit deterioration	—	—	238	238	151	389	—
Home equity:
Home equity	33	13	125	171	37,437	37,608	—
Consumer:
Consumer	—	—	—	—	3,016	3,016	—

Total	$1,220	$553	$1,751	$3,524	$810,400	$813,924	$59

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
Commercial and industrial:
Commercial and industrial	$55	$204	$66	$325	$159,936	$160,261	$—
Commercial real estate:
Commercial real estate	211	608	1,456	2,275	366,258	368,533	—
Acquired with credit deterioration	215	518	55	788	143	931	55
Commercial real estate—construction:
Commercial real estate—construction	—	—	—	—	68,068	68,068	—
Lease financing:
Lease financing	—	—	—	—	727	727	—
Residential mortgage:
Residential mortgage	694	550	778	2,022	98,243	100,265	—
Acquired with credit deterioration	12	—	222	234	166	400	—
Home equity:
Home equity	—	50	23	73	33,338	33,411	—
Consumer:
Consumer	10	5	—	15	3,902	3,917	—

Total	$1,197	$1,935	$2,600	$5,732	$730,781	$736,513	$55

Activity in the allowance for loan and lease losses for the years ended December 31, 2016, 2015, and 2014, and the recorded investment in loans receivable as of December 31, 2016, 2015, and 2014 are as follows:

(Dollars in thousands) December 31, 2016	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning balance	$1,393	$3,552	$153	$1	$534	$317	$12	$206	$6,168
Charge-offs	(820)	(216)	—	—	(4)	(25)	(42)	—	(1,107)
Recoveries	4	211	—	—	26	—	11	—	252
Provisions	1,003	776	(9)	—	(15)	87	22	6	1,870

Ending balance	1,580	4,323	144	1	541	379	3	212	7,183
Ending balance: individually evaluated for impairment	6	711	72	—	68	1	—	—	858

Ending balance: collectively evaluated for impairment	$1,574	$3,612	$72	$1	$473	$378	$3	$212	$6,325

Loans receivable:
Ending balance	$172,518	$446,524	$54,376	$425	$99,457	$37,608	$3,016	$—	$813,924
Ending balance: individually evaluated for impairment	60	3,246	860	—	916	140	—	—	5,222
Ending balance: acquired with credit deterioration	—	842	—	—	389	—	—	—	1,231

Ending balance: collectively evaluated for impairment	$172,458	$442,436	$53,516	$425	$98,152	$37,468	$3,016	$—	$807,471

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(Dollars in thousands) December 31, 2015	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning balance	$1,393	$3,925	$33	$2	$450	$653	$35	$225	$6,716
Charge-offs	(130)	(1,569)	—	—	(35)	(36)	(14)	—	(1,784)
Recoveries	12	75	—	—	44	29	11	—	171
Provisions	118	1,121	120	(1)	75	(329)	(20)	(19)	1,065

Ending balance	1,393	3,552	153	1	534	317	12	206	6,168
Ending balance: individually evaluated for impairment	51	429	—	—	23	—	—	—	503

Ending balance: collectively evaluated for impairment	$1,342	$3,123	$153	$1	$511	$317	$12	$206	$5,665

Loans receivable:
Ending balance	$160,261	$369,464	$68,068	$727	$100,665	$33,411	$3,917	$—	$736,513
Ending balance: individually evaluated for impairment	127	2,970	—	—	1,361	115	—	—	4,573
Ending balance: acquired with credit deterioration	—	931	—	—	400	—	—	—	1,331

Ending balance: collectively evaluated for impairment	$160,134	$365,563	$68,068	$727	$98,904	33,296	$3,917	$—	$730,609

(Dollars in thousands) December 31, 2014	Commercial and industrial	Commercial real estate	Commercial real estate - construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan and lease losses:
Beginning Balance	$1,187	$4,006	$9	$—	$581	$441	$72	$21	$6,317
Charge-offs	(62)	(1,057)	—	—	(133)	(43)	(33)	—	(1,328)
Recoveries	13	13	—	—	20	1	63	—	110
Provisions	255	963	24	2	(18)	254	(67)	204	1,617

Ending balance	1,393	3,925	33	2	450	653	35	225	6,716
Ending balance: individually evaluated for impairment	137	1,382	—	—	—	115	—	—	1,634

Ending balance: collectively evaluated for impairment	$1,256	$2,543	$33	$2	$450	$538	$35	$225	$5,082

Loans receivable:
Ending balance	$119,010	$297,357	$56,076	$1,121	$66,442	$28,506	$3,021	$—	$571,533
Ending balance: individually evaluated for impairment	618	8,925	—	—	1,146	240	—	—	10,929

Ending balance: collectively evaluated for impairment	$118,392	$288,432	$56,076	$1,121	$65,296	$28,266	$3,021	$—	$560,604

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The recorded investments in troubled debt restructured loans at December 31, 2016 and 2015 are as follows:

	Pre-Modification	Post-Modification
(Dollars in thousands) December 31, 2016	Outstanding Recorded Investment	Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$35	$5
Commercial real estate	4,569	4,031	2,871
Residential mortgage	759	757	639

	$5,368	$4,823	$3,515

	Pre-Modification	Post-Modification
(Dollars in thousands) December 31, 2015	Outstanding Recorded Investment	Outstanding Recorded Investment	Recorded Investment
Commercial and industrial	$40	$35	$15
Commercial real estate	3,634	3,117	2,235
Residential mortgage	733	727	555

	$4,407	$3,879	$2,805

At December 31, 2016, Mid Penn’s troubled debt restructured loans totaled $3,515,000, including five loans totaling $877,000 represented accruing impaired loans in compliance with the terms of the modification. Of the $877,000, four are accruing impaired residential mortgages to unrelated borrowers totaling $571,000 and the other one is an accruing impaired commercial real estate loan for $306,000. The remaining $2,638,000 of troubled debt restructured loans represent ten loans among four relationships, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. Two large relationships account for $2,170,000 of the $2,638,000 nonaccrual impaired troubled debt restructured loan total. As a result of the evaluation, a specific allocation and, subsequently, charge-offs have been taken as appropriate. As of December 31, 2016, there were no charge-offs associated with troubled debt restructured loans while under a forbearance agreement. As of December 31, 2016, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements. There were also no defaults on troubled debt restructured loans within twelve months of restructure during 2016. One forbearance agreement was negotiated during 2008, eight forbearance agreements were negotiated during 2009, two were negotiated during 2013, one was negotiated during 2014, and three were negotiated during 2016.

At December 31, 2015, Mid Penn’s troubled debt restructured loans totaled $2,805,000 of which four loans totaling $459,000 represented accruing impaired loans in compliance with the terms of the modification. Of the $459,000, three are accruing impaired residential mortgages to unrelated borrowers totaling $64,000 and the other one is an accruing impaired commercial real estate loan for $395,000. The remaining $2,346,000, representing nine loans among four relationships, are nonaccrual impaired loans, and resulted in a collateral evaluation in accordance with the guidance on impaired loans. One large relationship accounted for $1,370,000 of the $2,346,000 nonaccrual impaired troubled debt restructured loan total. As a result of the evaluation, a specific allocation and, subsequently, charge-offs have been taken as appropriate. As of December 31, 2015, there were no charge-offs associated with troubled debt restructured loans while under a forbearance agreement. As of December 31, 2015, there were no defaulted troubled debt restructured loans as all troubled debt restructured loans were current with respect to their associated forbearance agreements. There were also no defaults on troubled debt restructured loans within twelve months of restructure during 2015. One forbearance agreement was negotiated during 2008, nine forbearance agreements were negotiated during 2009, two were negotiated during 2013, and one was negotiated during 2014.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Mid Penn entered into forbearance agreements on all loans currently classified as troubled debt restructures and all of these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced and/or the loan will be repaid as collateral is sold.

There were three loans modified in 2016 and no loans modified in 2015 that resulted in troubled debt restructurings. The following table summarizes the loans whose terms have been modified resulting in troubled debt restructurings during the year ended December 31, 2016.

(Dollars in thousands) December 31, 2016	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Recorded Investment
Commercial real estate	2	$934	$914	$914
Residential mortgage	1	68	68	68

	3	$1,002	$982	$982

The following table provides activity for the accretable yield of purchased impaired loans for the year ended December 31, 2016.

(Dollars in thousands)
Accretable yield, January 1, 2016	$178
Accretable yield amortized to interest income	(141)
Reclassification from nonaccretable difference (a)	30

Accretable yield, December 31, 2016	$67

(a)	Reclassification from non-accretable difference represents an increase to the estimated cash flows to be collected on the underlying portfolio.

The Bank has granted loans to certain of its executive officers, directors, and their related interests. The aggregate amount of these loans was $17,594,000 and $10,657,000 at December 31, 2016 and 2015, respectively. During 2016, $14,479,000 of new loans and advances were extended and repayments totaled $7,542,000. None of these loans were past due, in nonaccrual status, or restructured at December 31, 2016.

(9)	Bank Premises and Equipment

At December 31, 2016 and 2015, bank premises and equipment are as follows:

(Dollars in thousands)	2016	2015
Land	$2,315	$2,906
Buildings	9,517	10,789
Furniture, fixtures, and equipment	8,184	8,742
Leasehold improvements	1,432	1,212
Construction in progress	89	18

Total cost	21,537	23,667
Less accumulated depreciation	(10,463)	(9,674)

Net book value of bank premises and equipment	11,074	13,993
Assets held for sale	1,894	—

Total bank premises and equipment	$12,968	$13,993

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Depreciation expense was $1,658,000 in 2016, $1,485,000 in 2015, and $1,235,000 in 2014.

As of December 31, 2016, assets held-for-sale consisted of three full service retail banking properties. These properties were transferred from land and buildings to assets held for sale due to Mid Penn’s intent to sell them during January 2017. An impairment charge of $142,000 was recorded on one of the properties at December 31, 2016 and included in other expenses on the Consolidated Statements of Income.

On January 20, 2017, Mid Penn consummated the sale of the three properties for an aggregate sale price of $2,240,000, which exceeded Mid Penn’s combined carrying value by approximately $346,000. Two of the properties are being leased back by Mid Penn for a period of at least 15 years, and the respective gains on the sales of those properties will be recognized over the life of the leases.

Operating Leases:

As of December 31, 2016, Mid Penn was obligated to utilize certain premises under certain non-cancelable operating leases, which expire at various dates through the year ending December 31, 2035. Many of these leases contain renewal options and certain leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in consumer or other price indices. Four of Mid Penn’s operating leases are with related parties. The rental expense paid to related parties was $348,000 in 2016, $279,000 in 2015, and $54,000 in 2014. The future minimum payments to related parties are $346,000 (2017), $302,000 (2018), $304,000 (2019), $305,000 (2020), $213,000 (2021), and $2,118,000 thereafter.

In 2016, Mid Penn entered into two subleasing agreements with escalation clauses to two unrelated parties. The first sublease agreement began on April 1, 2016, while the second sublease began on July 1, 2016. Both subleases end on March 31, 2021.

The following summary reflects the future minimum rental payments by year under Mid Penn’s operating leases as of December 31, 2016, including a breakdown of the sublease rental income and future minimum payments owed to related parties.

(Dollars in thousands)	Lease Obligation	Sublease Rental Income	Net Rental Expense
2017	$1,121	$74	$1,047
2018	1,115	79	1,036
2019	1,116	81	1,035
2020	793	81	712
2021	582	20	562
thereafter	5,666	—	5,666

	$10,393	$335	$10,058

Rental expense in connection with leases was $716,000 in 2016, $627,000 in 2015, and $151,000 in 2014.

(10)	Deposits

At December 31, 2016 and 2015, time deposits amounted to $182,595,000 and $160,849,000, respectively. Interest expense on certificates of deposit amounted to $2,156,000, $1,920,000, and $1,971,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The aggregate amount of demand deposit overdrafts that were reclassified as loans were $285,000 at December 31, 2016, compared to $567,000 as of December 31, 2015.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Time deposits at December 31, 2016, mature as follows:

	Time Deposits
(Dollars in thousands)	Less than $250,000	$250,000 or more
Maturing in 2017	$64,993	$16,760
Maturing in 2018	35,238	5,360
Maturing in 2019	20,094	3,209
Maturing in 2020	20,997	950
Maturing in 2021	13,953	303
Maturing thereafter	738	—

	$156,013	$26,582

Brokered deposits included in the time deposit totals equaled $13,567,000, at December 31, 2016 and $11,168,000 at December 31, 2015. Deposits and other funds from related parties held by Mid Penn at December 31, 2016 and 2015 amounted to $19,279,000 and $17,163,000, respectively.

(11)	Short-term Borrowings

Short-term borrowings generally have original terms of less than a week. Mid Penn’s short-term borrowings consist of federal funds purchased. There were no short-term borrowings at December 31, 2016, and $31,596,000 with a rate of 0.40% at December 31, 2015. The Bank also has short-term borrowing capacity from the FHLB up to the Bank’s unused borrowing capacity of $404,204,000 at December 31, 2016, upon satisfaction of any stock purchase requirements of the FHLB. The Bank also has unused overnight lines of credit with correspondent banks amounting to $15,000,000 at December 31, 2016.

(12)	Long-term Debt

The Bank is a member of the FHLB and through its membership, the Bank can access a number of credit products, which are utilized to provide liquidity. As of December 31, 2016 and 2015, the Bank had long-term debt outstanding in the amount of $13,581,000 and $40,305,000, respectively, consisting of:

	At December 31,
(Dollars in thousands)	2016	2015
Loans maturing in 2016 with rates ranging from 0.54% to 1.08%	$—	$26,521
Loans maturing in 2017 at a rate of 3.03%	1,016	1,016
Loan maturing in 2019 at a rate of 1.87%	10,000	10,000
Loan maturing in 2026 at a rate of 4.80%	2,504	2,703
Loan maturing in 2027 at a rate of 6.71%	61	65

	$13,581	$40,305

The aggregate principal amounts due on long-term debt subsequent to December 31, 2016 are $1,229,000 (2017), $223,000 (2018), $10,235,000 (2019), $246,000 (2020), $258,000 (2021), and $1,390,000 thereafter.

(13)	Subordinated Debt

On December 9, 2015, Mid Penn sold $7,500,000 aggregate principal amount of its Notes due 2025. The Notes are treated as Tier 2 capital for regulatory capital purposes.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The Notes bear interest at a rate of 5.15% per year for the first five years and then float at the Wall Street Journal’s Prime Rate plus 0.50%, provided that the interest rate applicable to the outstanding principal balance will at no times be less than 4.0%. Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, and began on January 1, 2016. The Notes will mature on December 9, 2025 and are redeemable in whole or in part, without premium or penalty, at any time on or after December 9, 2020, and prior to December 9, 2025. Additionally, Mid Penn may redeem the Notes in whole at any time, or in part from time to time, upon at least 30 days’ notice if: (i) a change or prospective change in law occurs that could prevent Mid Penn from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) Mid Penn becomes required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption.

Holders of the Notes may not accelerate the maturity of the Notes, except upon Mid Penn’s or Mid Penn Bank, its principal banking subsidiary’s, bankruptcy, insolvency, liquidation, receivership or similar event. As of December 31, 2016, related parties held $1,930,000 of the Notes.

(14)	Fair Value Measurement

Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This guidance provides additional information on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes information on identifying circumstances when a transaction may not be considered orderly.

Fair value measurement and disclosure guidance provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with the fair value measurement and disclosure guidance.

This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own belief about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. Fair value measurement and disclosure guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs	-	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Level 2 Inputs	-	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 Inputs	-	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

There were no transfers of assets between fair value Level 1 and Level 2 for the years ended December 31, 2016 or 2015. The following tables illustrate the assets measured at fair value on a recurring basis segregated by hierarchy fair value levels:

		Fair value measurements at December 31, 2016 using:
	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(Dollars in thousands)	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury and U.S. government agencies	$47,012	$1,864	$45,148	$—
Mortgage-backed U.S. government agencies	25,619	—	25,619	—
State and political subdivision obligations	58,838	—	58,838	—
Corporate debt securities	1,000	—	1,000	—
Equity securities	1,156	1,056	100	—

	$133,625	$2,920	$130,705	$—

		Fair value measurements at December 31, 2015 using:
	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(Dollars in thousands)	December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury and U.S. government agencies	$26,990	$1,861	$25,129	$—
Mortgage-backed U.S. government agencies	38,804	—	38,804	—
State and political subdivision obligations	66,617	—	66,617	—
Corporate debt securities	2,070	—	2,070	—
Equity securities	1,240	1,240	—	—

	$135,721	$3,101	$132,620	$—

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The following tables illustrate the assets measured at fair value on a nonrecurring basis segregated by hierarchy fair value levels.

		Fair value measurements at December 31, 2016 using:
(Dollars in thousands)	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired Loans	$2,404	$—	$—	$2,404
Foreclosed Assets Held for Sale	135	—	—	135
Mortgage Servicing Rights	144	—	—	144

		Fair value measurements at December 31, 2015 using:
(Dollars in thousands)	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired Loans	$2,088	$—	$—	$2,088
Foreclosed Assets Held for Sale	453	—	—	453
Mortgage Servicing Rights	174	—	—	174

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Mid Penn has utilized Level 3 inputs to determine the fair value.

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands) December 31, 2016	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$2,404	Appraisal of collateral (a)	Appraisal adjustments (b)	11% -70%	30%
Foreclosed Assets Held for Sale	135	Appraisal of collateral (a), (c)	Appraisal adjustments (b)	26% - 31%	27%
Mortgage Servicing Rights	144	Multiple of annual service fee	Estimated prepayment speed based on rate and term	210% - 400%	365%

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands) December 31, 2015	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$2,088	Appraisal of collateral (a)	Appraisal adjustments (b)	11% - 60%	30%
Foreclosed Assets Held for Sale	453	Appraisal of collateral (a), (c)	Appraisal adjustments (b)	17% - 27%	26%
Mortgage Servicing Rights	174	Multiple of annual service fee	Estimated prepayment speed based on rate and term	210% - 400%	360%

(a)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(b)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal. Higher downward adjustments are caused by negative changes to the collateral or conditions in the real estate market, actual offers or sales contracts received, or age of the appraisal.
(c)	Includes qualitative adjustments by management and estimated liquidation expenses.

The following methodologies and assumptions were used to estimate the fair value of certain assets and liabilities:

Cash and Cash Equivalents:

The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value.

Interest-bearing Balances with other Financial Institutions:

The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

Securities Available for sale:

The fair value of securities classified as available for sale is determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices.

Impaired Loans (included in “Net Loans and Leases” in the following tables):

Mid Penn’s rating system assumes any loans classified as substandard nonaccrual to be impaired, and most of these loans are considered collateral dependent; therefore, most of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate as soon as practically possible of the credit being classified as substandard nonaccrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however, no allowance recommendation will be made until Mid Penn is in receipt of the updated valuation.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary. Mid Penn considers the estimates used in its impairment analysis to be Level 3 inputs.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Loans:

For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. The fair value of other loans are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.

Foreclosed Assets Held for Sale:

Assets included in foreclosed assets held for sale are carried at fair value, less costs to sell, and accordingly is presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

Accrued Interest Receivable and Payable:

The carrying amount of accrued interest receivable and payable approximates their fair values.

Restricted Investment in Bank Stocks:

The carrying amount of required and restricted investment in correspondent bank stock approximates fair value, and considers the limited marketability of such securities.

Mortgage Servicing Rights:

The fair value of servicing rights is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date.

Deposits:

The fair value for demand deposits (e.g., interest and noninterest checking, savings, and money market deposit accounts) is by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair value for fixed-rate certificates of deposit was estimated using a discounted cash flow calculation by combining all fixed-rate certificates into a pool with a weighted average yield and a weighted average maturity for the pool and comparing the pool with interest rates currently being offered on a similar maturity.

Short-term Borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term Borrowings and Subordinated Debt:

The estimated fair values of long-term borrowings and subordinated debt were determined using discounted cash flow analysis, based on currently available borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Letters of Credit:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The following table summarizes the carrying value and fair value of financial instruments at December 31, 2016 and 2015.

(Dollars in thousands)	December 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$45,973	$45,973	$13,284	$13,284
Interest-bearing time balances with other financial institutions	—	—	4,317	4,317
Available for sale investment securities	133,625	133,625	135,721	135,721
Net loans and leases	806,741	824,293	730,345	738,773
Restricted investment in bank stocks	2,443	2,443	4,266	4,266
Accrued interest receivable	3,928	3,928	3,813	3,813
Mortgage servicing rights	144	144	174	174
Financial liabilities:
Deposits	$935,373	$935,075	$777,043	$777,320
Short-term borrowings	—	—	31,596	31,596
Long-term debt	13,581	13,614	40,305	39,626
Subordinated debt	7,414	7,534	7,500	7,500
Accrued interest payable	515	515	390	390
Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—
Financial standby letters of credit	—	—	—	—

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of Mid Penn’s financial instruments as of December 31, 2016 and 2015. Carrying values approximate fair values for cash and cash equivalents, interest-bearing time balances with other financial institutions, restricted investment in bank stocks, mortgage servicing rights, accrued interest receivable and payable, short-term borrowings, and subordinated debt. Other than cash and cash equivalents, which are considered Level 1 Inputs, these instruments are Level 2 Inputs. The following tables exclude financial instruments for which the placement in the fair value hierarchy has been disclosed elsewhere or for which the carrying amount approximates fair value.

			Fair Value Measurements
(Dollars in thousands) December 31, 2016	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments—assets
Net loans and leases	$806,741	$824,293	$—	$—	$824,293
Financial instruments—liabilities
Deposits	$935,373	$935,075	$—	$935,075	$—
Long-term debt	13,581	13,614	—	13,614	—

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

			Fair Value Measurements
(Dollars in thousands) December 31, 2015	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments—assets
Net loans and leases	$730,345	$738,773	$—	$—	$738,773
Financial instruments—liabilities
Deposits	$777,043	$777,320	$—	$777,320	$—
Long-term debt	40,305	39,626	—	39,626	—

(15)	Postretirement Benefit Plans

Mid Penn has an unfunded noncontributory defined benefit Plan for directors. The Plan provides defined benefits based on years of service.

Mid Penn also has other postretirement benefit Plans covering certain full-time employees. These health care and life insurance Plans are noncontributory.

The significant aspects of each Plan are as follows:

(a)	Health Insurance

For full-time employees who retire at age 55 or later, after completion of at least 20 years of service, Mid Penn will reimburse up to $5,000 in premiums for major medical insurance for a period ending on the earlier of the date the participant obtains other employment where major medical coverage is available or the date of the participant’s death; however, in all cases payment of medical premiums by Mid Penn will not exceed five years. If the retiree becomes eligible for Medicare within the five-year period beginning on his/her retirement date, the Bank will reimburse up to $5,000 in premiums for Medicare Advantage or a similar supplemental coverage. After the five-year period has expired, all Mid Penn paid benefits cease; however, the retiree may continue coverage through the Bank at his/her own expense. This Plan was amended in 2008 to encompass only those employees that had achieved ten years of full-time continuous service to Mid Penn as of January 1, 2008. Employees hired after that date and those that had not achieved the service requirements are not eligible for the Plan.

(b)	Life Insurance

For full-time employees who retire at age 55 or later, after completion of at least 20 years of service, Mid Penn will provide term life insurance. The amount of coverage prior to age 65 will be three times the participant’s annual salary at retirement or $50,000, whichever is less. After age 65, the life insurance coverage amount will decrease by 10% per year, subject to a minimum amount of $5,000.

(c)	Directors’ Retirement Plan

Mid Penn has an unfunded defined benefit retirement Plan for directors with benefits based on years of service. The adoption of this Plan generated unrecognized prior service cost of $274,000, which is being amortized over the expected future years of service of active directors. The unamortized balance at December 31, 2016, was $43,000.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Health and Life

The following tables provide a reconciliation of the changes in the Plan’s health and life insurance benefit obligations and fair value of Plan assets for the years ended December 31, 2016 and 2015, and a statement of the funded status at December 31, 2016 and 2015.

	December 31,
(Dollars in thousands)	2016	2015
Change in benefit obligations:
Benefit obligations, January 1	$572	$861
Service cost	4	13
Interest cost	23	32
Change in experience	2	(24)
Change in assumptions	13	(4)
Change due to plan amendment	—	(244)
Benefit payments	(74)	(62)

Benefit obligations, December 31	$540	$572

Change in fair value of plan assets:
Fair value of plan assets, January 1	$—	$—
Employer contributions	74	62
Benefit payments	(74)	(62)

Fair value of plan assets, December 31	$—	$—
Funded status at year end	$(540)	$(572)

Mid Penn has capped the benefit to future retirees under its post-retirement health benefit plan. Employees who had achieved ten years of service as of January 1, 2008 and subsequently retire after at least 20 years of service are eligible for reimbursement of major medical insurance premiums up to $5,000, if the employee has not yet reached age 65. Upon becoming eligible for Medicare, Mid Penn will reimburse up to $5,000 in premiums for Medicare Advantage or a similar supplemental coverage. The maximum reimbursement period will not exceed five years regardless of retirement age and will end upon the participant obtaining other employment where major medical coverage is available or the participant’s death.

The amount recognized in the consolidated balance sheet at December 31, 2016 and 2015, is as follows:

(Dollars in thousands)	2016	2015
Accrued benefit liability	$540	$572

The amounts recognized in accumulated other comprehensive (loss) income consist of:

	December 31,
(Dollars in thousands)	2016	2015
Net gain, pretax	$(31)	$(47)
Net prior service cost, pretax	(209)	(244)

The accumulated benefit obligation for health and life insurance plans was $540,000 and $572,000 at December 31, 2016 and 2015, respectively.

There will be $34,898 in estimated prior service costs amortized from accumulated other comprehensive income into net periodic benefit cost during 2017.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The components of net periodic postretirement (income) benefit cost for 2016, 2015 and 2014 are as follows:

(Dollars in thousands)	2016	2015	2014
Service cost	$4	$13	$13
Interest cost	23	32	38
Amortization of prior service cost	(35)	—	(1)

Net periodic postretirement (income) benefit cost	$(8)	$45	$50

Assumptions used in the measurement of Mid Penn’s benefit obligations at December 31, 2016 and 2015 are as follows:

	2016	2015
Weighted-average assumptions:
Discount rate	4.00%	4.25%
Rate of compensation increase	3.00%	3.25%

Assumptions used in the measurement of Mid Penn’s net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Weighted-average assumptions:
Discount rate	4.25%	4.00%	4.75%
Rate of compensation increase	3.25%	3.00%	3.75%

Assumed health care cost trend rates at December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Health care cost trend rate assumed for next year	6.00%	5.50%	6.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.50%	5.50%	5.50%
Year that the rate reaches the ultimate trend rate	2018	2016	2016

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care Plans. At December 31, 2016, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$—	$—
Effect on accumulated postretirement benefit obligation	3	3

Mid Penn expects to contribute $73,000 to its life and health benefit Plans in 2017. The following table shows the estimated benefit payments for future periods.

(Dollars in thousands)
1/1/2017 to 12/31/2017	$73
1/1/2018 to 12/31/2018	64
1/1/2019 to 12/31/2019	61
1/1/2020 to 12/31/2020	56
1/1/2021 to 12/31/2021	30
1/1/2022 to 12/31/2026	156

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Retirement Plan

The following tables provide a reconciliation of the changes in the directors’ defined benefit Plan’s benefit obligations and fair value of Plan assets for the years ended December 31, 2016 and 2015 and a statement of the status at December 31, 2016 and 2015. This Plan is unfunded.

	December 31,
(Dollars in thousands)	2016	2015
Change in benefit obligations:
Benefit obligations, January 1	$1,150	$1,186
Service cost	34	33
Interest cost	46	45
Actuarial gain	(13)	(8)
Change in assumptions	(4)	(16)
Benefit payments	(91)	(90)

Benefit obligations, December 31	$1,122	$1,150

Change in fair value of plan assets:
Fair value of plan assets, January 1	$—	$—
Employer contributions	91	90
Benefit payments	(91)	(90)

Fair value of plan assets, December 31	$—	$—
Funded status at year end	$(1,122)	$(1,150)

Amounts recognized in the consolidated balance sheet at December 31, 2016 and 2015 are as follows:

(Dollars in thousands)	2016	2015
Accrued benefit liability	$1,122	$1,150

Amounts recognized in accumulated other comprehensive income (loss) consist of:

	December 31,
(Dollars in thousands)	2016	2015
Net prior service cost, pretax	$43	$64
Net loss, pretax	60	77

The accumulated benefit obligation for the retirement Plan was $1,122,000 at December 31, 2016 and $1,150,000 at December 31, 2015.

The estimated prior service costs that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2017 is $21,525.

The components of net periodic retirement cost for 2016, 2015 and 2014 are as follows:

(Dollars in thousands)	2016	2015	2014
Service cost	$34	$33	$33
Interest cost	46	45	51
Amortization of prior-service cost	22	22	22

Net periodic retirement cost	$102	$100	$106

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Assumptions used in the measurement of Mid Penn’s benefit obligations at December 31, 2016 and 2015 are as follows:

	2016	2015
Weighted-average assumptions:
Discount rate	4.00%	4.25%
Change in consumer price index	2.00%	2.25%

Assumptions used in the measurement of Mid Penn’s net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Weighted-average assumptions:
Discount rate	4.25%	4.00%	4.75%
Change in consumer price index	2.25%	2.25%	2.75%

Mid Penn expects to contribute $94,000 to its retirement Plan in 2017. The following table shows the estimated benefit payments for future periods.

(Dollars in thousands)
1/1/2017 to 12/31/2017	$94
1/1/2018 to 12/31/2018	96
1/1/2019 to 12/31/2019	96
1/1/2020 to 12/31/2020	98
1/1/2021 to 12/31/2021	108
1/1/2022 to 12/31/2026	464

The Bank is the owner and beneficiary of insurance policies on the lives of certain officers and directors, which informally fund the retirement plan obligation. The aggregate cash surrender value of these policies was $3,834,000 and $3,764,000 at December 31, 2016 and 2015, respectively.

(16)	Other Benefit Plans

(a)	401(k) Plan

The Bank has a 401(k) plan that covers substantially all full-time employees. The Plan allows employees to contribute a portion of their salaries and wages to the Plan. The Plan provides for the Bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages. The Bank’s contribution to the Plan was $362,000, $321,000, and $216,000 for the years ending December 31, 2016, 2015, and 2014, respectively.

(b)	Defined-Contribution Plan

The Bank has a funded contributory defined-contribution plan covering substantially all employees. The Bank did not contribute to the Plan in 2016, 2015, or 2014.

(c)	Deferred Compensation Plans

The Bank has an executive deferred compensation plan, which allows executive officers to defer compensation for a specified period in order to provide future retirement income. The only participant in the Plan is a former executive officer. The Bank accrued a liability for the Plan of approximately $143,000 at December 31, 2016 and $160,000 at December 31, 2015. The expense related to the Plan was $6,000 in 2016, $9,000 in 2015, and $6,000 in 2014.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

The Bank also has a directors’ deferred compensation plan, which allows directors to defer receipt of fees for a specified period in order to provide future retirement income. At December 31, 2016 and 2015, the Bank accrued a liability of approximately $606,000 and $523,000, respectively, for this Plan. The expense related to the Plan was $21,000 in 2016, $17,000 in 2015, and $16,000 in 2014.

(d)	Salary Continuation Agreement

The Bank maintains a Salary Continuation Agreement (“Agreement”) for a former executive officer. The Agreement provides the former executive officer with a fixed annual benefit. The benefit is payable beginning at age 65 for a period of 15 years. At December 31, 2016 and 2015, the Bank accrued a liability of approximately $254,000 and $237,000, respectively, for the Agreement. The expense related to the Agreement was $17,000 for 2016, $16,000 for 2015, and $15,000 for 2014.

The Bank is the owner and beneficiary of an insurance policy on the life of the participating former executive officer, which supports the funding of the benefit obligation. The aggregate cash surrender value of this policy was approximately $1,284,000 and $1,253,000 at December 31, 2016 and 2015, respectively.

(e)	Split Dollar Life Insurance Arrangements

At December 31, 2016 and 2015, the Bank had Split Dollar Life Insurance arrangements with two former executives for which the aggregate collateral assignment and cash surrender values are approximately $1,801,000 and $1,806,000, respectively. Mid Penn also acquired Phoenix’s Split Dollar Life Insurance arrangements in 2015 on select employees, which had aggregate cash surrender value of $3,838,000 at December 31, 2016 and $3,749,000 at December 31, 2015.

(f)	Employee Stock Purchase Plan

Mid Penn has an Employee Stock Purchase Plan (“ESPP”) in which all employees are eligible to participate. The Plan allows employees to use a portion of their salaries and wages to purchase common shares of Mid Penn stock at the market value of shares at the end of each calendar quarter.

	2016	2015	2014
ESPP shares purchased	4,465	4,162	3,432
Average purchase price per share	$18.520	$15.865	$15.318

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(17)	Federal Income Taxes

The following temporary differences gave rise to the net deferred tax asset at December 31, 2016 and 2015.

(Dollars in thousands)	2016	2015
Deferred tax assets:
Allowance for loan and lease losses	$2,442	$2,097
Loan fees	82	79
Deferred compensation	906	313
Benefit plans	955	586
Unrealized loss on securities	1,504	—
Nonaccrual interest	—	554
Business combination adjustments	720	1,166
Other	177	170

	6,786	4,965

Deferred tax liabilities:
Depreciation	(1,175)	(1,074)
Bond accretion	(117)	(111)
Goodwill and intangibles	(500)	(472)
Unrealized gain on securities	—	(806)
Prepaid expenses	(312)	(240)
Business combination adjustments	(367)	(428)
Other	(29)	(13)

	(2,500)	(3,144)

Deferred tax asset, net	$4,286	$1,821

In assessing the realizability of federal or state deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and prudent, feasible and permissible as well as available tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Mid Penn will realize the benefits of these deferred tax assets.

The provision for income taxes consists of the following:

(Dollars in thousands)	2016	2015	2014
Current expense	$2,613	$647	$1,574
Deferred (benefit) expense	(336)	997	(112)

Total provision for income taxes	$2,277	$1,644	$1,462

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

A reconciliation of income tax at the statutory rate of 34% to Mid Penn’s effective rate is as follows:

(Dollars in thousands)	2016	2015	2014
Provision at the expected statutory rate	$3,428	$2,779	$2,435
Effect of tax-exempt income	(1,089)	(1,105)	(1,086)
Effect of investment in life insurance	(90)	(91)	(68)
Nondeductible interest	41	37	42
Nondeductible merger and acquisition expense	—	34	163
Other items	(13)	(10)	(24)

Provision for income taxes	$2,277	$1,644	$1,462

Mid Penn has no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. Mid Penn does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

No amounts for interest and penalties were recorded in income tax expense in the consolidated statement of income for the years ended December 31, 2016, 2015, or 2014. There were no amounts accrued for interest and penalties at December 31, 2016 or 2015.

Mid Penn and its subsidiaries are subject to U.S. federal income tax and income tax for the state of Pennsylvania. With limited exceptions, Mid Penn is no longer subject to examination by taxing authorities for years before 2013.

(18)	Regulatory Matters

Mid Penn Bancorp, Inc., is a bank holding company and, as such, chooses to maintain a well-capitalized status in its bank subsidiary. Quantitative measures established by regulation to ensure capital adequacy require Mid Penn to maintain minimum amounts and ratios (set forth below) of Tier 1 Capital to average assets and of Total Capital (as defined in the regulations) to risk-weighted assets. As of December 31, 2016 and December 31, 2015, Mid Penn met all capital adequacy requirements to which the Bank is subject, and the Bank is considered “well-capitalized”. However, future changes in regulations could increase capital requirements and may have an adverse effect on capital resources.

The federal banking agencies have substantially amended the regulatory risk-based capital rules applicable to Mid Penn. The amendments implemented the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The amended rules included new minimum risk-based capital and leverage ratios, which became effective in January 2015, with certain requirements to be phased in beginning in 2016, and refined the definition of what constitutes “capital” for purposes of calculating those ratios.

The new minimum capital level requirements applicable to Mid Penn include: (i) a new common equity Tier I capital ratio of 4.5%; (ii) a Tier I capital ratio of 6.0% (increased from 4.0%); (iii) a Total Capital ratio of 8.0% (unchanged from current rules); and (iv) a Tier I leverage ratio of 4.0% for all institutions. The amended rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and would result in the following minimum ratios: (i) a common equity Tier I capital ratio of 7.0%; (ii) a Tier I capital ratio of 8.5%; and (iii) a Total Capital ratio of 10.5%. The new capital conservation buffer requirement was phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The amount of dividends that may be paid in any calendar year is limited

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

to the current year’s net profits, combined with the retained net profits of the preceding two years. At December 31, 2016, $5,311,000 of undistributed earnings of the Bank included in the consolidated shareholders’ equity was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements below.

Mid Penn maintained the following regulatory capital levels, leverage ratios, and risk-based capital ratios as of December 31, 2016, and December 31, 2015, as follows:

	Capital Adequacy
	Actual		Minimum Capital Required		To Be Well-Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
Corporation
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$70,431	6.8%	$41,595	4.0%	$	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	34,807	4.5%		N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	70,431	9.1%	46,409	6.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	85,148	11.0%	61,879	8.0%		N/A	N/A

Bank
As of December 31, 2016
Tier 1 Capital (to Average Assets)	$77,026	7.4%	$41,568	4.0%		$51,960	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	34,781	4.5%		50,239	6.5%
Tier 1 Capital (to Risk Weighted Assets)	77,026	10.0%	46,374	6.0%		61,832	8.0%
Total Capital (to Risk Weighted Assets)	84,329	10.9%	61,832	8.0%		77,291	10.0%

Corporation
As of December 31, 2015
Tier 1 Capital (to Average Assets)	$64,089	7.3%	$35,098	4.0%	$	N/A	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	64,089	9.1%	31,731	4.5%		N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	64,089	9.1%	42,308	6.0%		N/A	N/A
Total Capital (to Risk Weighted Assets)	77,852	11.0%	56,410	8.0%		N/A	N/A

Bank
As of December 31, 2015
Tier 1 Capital (to Average Assets)	$70,351	7.8%	$36,245	4.0%		$45,306	5.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	70,351	10.0%	31,698	4.5%		45,786	6.5%
Tier 1 Capital (to Risk Weighted Assets)	70,351	10.0%	42,264	6.0%		56,352	8.0%
Total Capital (to Risk Weighted Assets)	76,614	10.9%	56,352	8.0%		70,440	10.0%

(19)	Concentration of Risk and Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for direct, funded loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The term of these standby letters of credit is generally one year or less. The amount of the liability as of December 31, 2016 and 2015 for guarantees under letters of credit issued is not material.

As of December 31, 2016, commitments to extend credit amounted to $201,749,000 and standby letters of credit amounted to $14,000,000. As of December 31, 2015, commitments to extend credit amounted to $157,338,000 and standby letters of credit amounted to $15,805,000.

Additionally, Mid Penn has sold loans to the FHLB as part of its Mortgage Partnership Finance Program (“Program). Under the terms of the Program, there is limited recourse back to Mid Penn for loans that do not perform in accordance with the terms of the loan agreement. Each loan that is sold under the Program is “credit enhanced” such that the individual loan’s rating is raised to “BBB”, as determined by the FHLB. The Program can be terminated by either the FHLB or Mid Penn, without cause, by giving notice to the other party. The FHLB has no obligation to commit to purchase any mortgage through, or from, Mid Penn. The total balance of loans sold under the Program was $9,206,000 and $5,958,000 for the years ended December 31, 2016 and 2015.

Significant concentration of credit risk may occur when obligations of parties engaged in similar activities occur and accumulate in significant amounts.

In analyzing the Bank’s exposure to significant concentration of credit risk, management set a parameter of 10% or more of the Bank’s total net loans outstanding as the threshold in determining whether the obligations of the same or affiliated parties would be classified as significant concentration of credit risk. Concentrations by industry, product line, type of collateral, etc., are also considered. U.S. Treasury securities, obligations of U.S. government agencies and corporations, and any assets collateralized by the same were excluded.

As of December 31, 2016, commercial real estate financing was the only similar activity that met the requirements to be classified as a significant concentration of credit risk. However, there is a geographical concentration in that most of the Bank’s business activity is with customers located in Central Pennsylvania, specifically within the Bank’s trading area made up of Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, and Schuylkill Counties.

The Bank’s highest concentrations of credit within the loan portfolio is in commercial real estate financing (48.8%) as of December 31, 2016.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(20)	Contingencies

Litigation:

Mid Penn is subject to lawsuits and claims arising out of its normal conduct of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of Mid Penn.

(21)	Common Stock

Dividend Reinvestment Plan

Under Mid Penn’s amended and restated dividend reinvestment plan (“DRIP”), 330,750 of Mid Penn’s authorized but unissued common stock are reserved for issuance. The DRIP also allows for voluntary cash payments within specified limits, for the purchase of additional shares.

Restricted Stock Plan

On June 25, 2014, the 2014 Restricted Stock Plan was registered under which awards shall not exceed, in the aggregate, 100,000 shares of common stock. The Plan was established for employees and directors of Mid Penn and the Bank, selected by the Compensation Committee of the Board of Directors, to advance the best interest of Mid Penn and its shareholders. The Plan provides those persons who have a responsibility for its growth with additional incentives by allowing them to acquire an ownership interest in Mid Penn and thereby encouraging them to contribute to the success of the company. Share-based compensation expense relating to restricted stock is recognized on a straight-line basis over the vesting periods of the awards and is a component of salaries and benefits expense. As of December 31, 2016, 16,045 shares have been granted under the Plan. Mid Penn granted 7,540 shares in 2016, 5,475 shares in 2015, and 3,500 shares in 2014. In 2016, 470 of the granted shares were cancelled due to the exit of a plan participant.

The following table presents compensation expense and related tax benefits for restricted stock awards recognized on the consolidated statement of income.

(Dollars in thousands)	2016	2015	2014
Compensation expense	$53	$28	$—
Tax benefit	(18)	(10)	—

Net income effect	$35	$18	$—

At December 31, 2016, there was $215,000 of unrecognized compensation cost related to all non-vested share-based compensation awards. This cost is expected to be recognized through July 2020.

The following table presents information regarding the non-vested restricted stock for the year ended December 31, 2016.

	Shares	Weighted- Average Grant Date Fair Value
Non-vested at January 1, 2016	8,100	$16.13
Vested	(2,115)	16.10
Cancelled	(470)	16.09
Granted	7,540	18.77

Non-vested at December 31, 2016	13,055	17.66

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(22)	Preferred Stock

Series B Preferred Stock

Between September 26, 2012 and January 3, 2013, Mid Penn issued, via a private placement, 5,000 shares of its 7% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B Preferred Stock, resulting in total gross proceeds of $5,000,000. On December 9, 2015, Mid Penn, using a portion of the proceeds from the offering of the Notes, redeemed all of its issued and outstanding shares of Series B Preferred Stock at a price equal to $1,024.67 per share, which is equal to $1,020 per share plus an amount equal to declared but unpaid dividends on December 9, 2015, for a total redemption price of $5,123,000.

Small Business Lending Fund Preferred Shares

On March 1, 2015, Mid Penn assumed all of the issued and outstanding shares of Phoenix with respect to 1,750 shares of Phoenix’s preferred stock issued to the Treasury in connection with the Small Business Lending Fund and issued 1,750 shares of SBLF Preferred Shares that had a $1,000 liquidation preference per share, to the Treasury. The SBLF Preferred Shares qualified as Tier 1 Capital and had terms and conditions identical to those shares of preferred stock issued by Phoenix to the Treasury. Mid Penn paid noncumulative dividends payable quarterly on January 1, April 1, July 1, and October 1. The dividend rate was 1.00% per annum for payment dates up to January 19, 2016.

On December 15, 2015, Mid Penn, using a portion of the proceeds from the offering of the Notes, redeemed all of the outstanding shares of its SBLF Preferred Shares, which were held by the Treasury for an aggregate redemption price of $1,754,000, including accrued but unpaid dividends.

(23)	Parent Company Statements

CONDENSED BALANCE SHEETS

	December 31,
(Dollars in thousands)	2016	2015
ASSETS
Cash and cash equivalents	$780	$564
Equity investments	545	626
Investment in subsidiaries	77,029	76,334
Other assets	40	14

Total assets	$78,394	$77,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$7,414	$7,414
Other liabilities	513	56
Shareholders’ equity	70,467	70,068

Total liabilities and shareholders’ equity	$78,394	$77,538

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Income
Dividends from subsidiaries	$2,871	$5,662	$2,325
Other income	33	19	—

Total Income	2,904	5,681	2,325
Expense
Other expenses	(606)	(695)	(716)

Total Expense	(606)	(695)	(716)
Income before income tax and equity in undistributed earnings (loss) of subsidiaries	2,298	4,986	1,609
Equity in undistributed earnings of subsidiaries	5,311	1,346	4,012

Income before income tax	7,609	6,332	5,621
Income tax benefit	195	196	80

Net income	7,804	6,528	5,701
Series B preferred stock dividends and redemption premium	—	473	350
Series C preferred stock dividends	—	17	—

Net income available to common shareholders	$7,804	$6,038	$5,351

Comprehensive income	$3,139	$6,827	$8,086

CONDENSED STATEMENTS OF CASH FLOWS

	For Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,804	$6,528	$5,701
Equity in undistributed earnings of subsidiaries	(5,311)	(1,346)	(4,012)
Decrease (increase) in other assets	59	(14)	8
Increase (decrease) in other liabilities	457	(665)	292

Net cash provided by operating activities	3,009	4,503	1,989

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash paid for acquisition	—	(2,949)	—

Net cash used in investing activities	—	(2,949)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(2,875)	(2,175)	(1,925)
Series B preferred stock redemption premium	—	(100)	—
Series B preferred stock redemption	—	(5,000)	—
Series C preferred stock redemption	—	(1,750)	—
Employee Stock Purchase Plan	82	66	53
Deferred financing fees paid for subordinated debt issuance	—	(85)	—
Subordinated debt issuance	—	7,500	—

Net cash used in financing activities	(2,793)	(1,544)	(1,872)

Net increase in cash and cash equivalents	216	10	117
Cash and cash equivalents, beginning of year	564	554	437

Cash and cash equivalents, end of year	$780	$564	$554

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

(24)	Recent Accounting Pronouncements

ASU 2017-04: The Financial Accounting Standards Board (“FASB”) issued ASU 2017-04; Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

The amendments in this ASU are required for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. To simplify the subsequent measurement of goodwill, the Update eliminates Step 2 from the goodwill impairment test. An entity should now perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with it carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unity. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.

The ASU eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment, and if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.

An entity should apply the amendments in this Update on a prospective basis. A public business entity should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

Mid Penn elected to early adopt this ASU as it currently complies by comparing its fair value to its carrying value. The adoption of this ASU did not have a material impact on Mid Penn’s consolidated financial statements.

ASU 2016-15: The FASB issued ASU 2016-15; Classification of Certain Cash Receipts and Cash Payments

The ASU clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are intended to reduce diversity in practice.

•	Cash payments for debt prepayment or extinguishment costs will be classified in financing activities.

•	Upon settlement of zero-coupon bonds and bonds with insignificant cash coupons, the portion of the payment attributable to imputed interest will be classified as an operating activity, while the portion of the payment attributable to principal will be classified as a financing activity.

•	Cash paid by an acquirer that isn’t soon after a business combination for the settlement of a contingent consideration liability will be separated between financing activities and operating activities. Cash payments up to the amount of the contingent consideration liability recognized at the acquisition date will be classified in financing activities; any excess will be classified in operating activities. Cash paid soon after the business combination will be classified in investing activities.

•	Cash proceeds received from the settlement of insurance claims will be classified on the basis of the related insurance coverage (that is, the nature of the loss). Cash proceeds from lump-sum settlements will be classified based on the nature of each loss included in the settlement.

•	Cash proceeds received from the settlement of corporate-owned life insurance (“COLI”) and BOLI policies will be classified as cash inflows from investing activities. Cash payments for premiums on COLI and BOLI may be classified as cash outflows for investing, operating, or a combination of both.

•	A transferor’s beneficial interest obtained in a securitization of financial assets will be disclosed as a noncash activity, and cash received from beneficial interests will be classified in investing activities.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

•	Distributions received from equity method investees will be classified using either a cumulative earnings approach or a look- through approach as an accounting policy election.

The ASU contains additional guidance clarifying when an entity should separate cash receipts and cash payments and classify them into more than one class of cash flows (including when reasonable judgment is required to estimate and allocate cash flows) versus when an entity should classify the aggregate amount into one class of cash flows on the basis of predominance.

The amendments are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.

Mid Penn is currently evaluating this ASU, particularly related to cash payments for debt prepayment costs and cash proceeds received from the settlement of BOLI policies as these areas might affect Mid Penn in the future. This ASU, however, is not expected to have a material impact on Mid Penn’s consolidated financial statements because the guidance only affects the classification within the statement of cash flows,

ASU 2016-13: The FASB issued ASU 2016-13; Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

The ASU requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (“CECL”) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same expected loss model described above.

Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. Certain incremental disclosures are required.

The Update has tiered effective dates, with early adoption permitted for all entities as of the fiscal year beginning after December 15, 2018. For public business entities that are SEC filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.

Mid Penn is currently evaluating the details of this ASU and the impact the guidance will have on Mid Penn’s consolidated financial statements. Mid Penn expects that it is possible that the ASU will result in an increase in the allowance for credit losses resulting from the change to expected losses for the estimated life

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

of the financial asset, including an allowance for debt securities. The amount of the increase in the allowance for credit losses resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption.

ASU 2016-09: The FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

The ASU introduces targeted amendments intended to simplify the accounting for stock compensation. Specifically, the ASU requires all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) to be recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assess the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. That is, off balance sheet accounting for net operating losses stemming from excess tax benefits would no longer be required and instead such net operating losses would be recognized when they arise. Existing net operating losses that are currently tracked off balance sheet would be recognized, net of a valuation allowance if required, through an adjustment to opening retained earnings in the period of adoption. Entities will no longer need to maintain and track an “APIC pool.” The ASU also requires excess tax benefits to be classified along with other income tax cash flows as an operating activity in the statement of cash flows.

In addition, the ASU elevates the statutory tax withholding threshold to qualify for equity classification up to the maximum statutory tax rates in the applicable jurisdiction(s). The ASU also clarifies that cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity. The ASU provides an optional accounting policy election (with limited exceptions), to be applied on an entity-wide basis, to either estimate the number of awards that are expected to vest (consistent with existing U.S. GAAP) or account for forfeitures when they occur.

The amendments are effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted.

Mid Penn currently provides share-based stock compensation to members of its Senior Management team who have a responsibility for its growth as disclosed in Note 21. Mid Penn expects the adoption of this ASU to have no material impact on its consolidated financial statements as the current.

ASU 2016-07: The FASB issued ASU 2016-07, Investments-Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.

The ASU requires an investor to initially apply the equity method of accounting from the date it qualifies for that method, i.e., the date the investor obtains significant influence over the operating and financial policies of an investee. It also eliminates the previous requirement to retroactively adjust the investment and record a cumulative catch up for the periods that the investment had been held, but did not qualify for the equity method of accounting.

The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the application of the equity method. Early adoption is permitted.

Mid Penn currently does not have a material volume of equity method or joint venture investments; therefore, this ASU is not expected to have a material impact on its consolidated financial statements.

ASU 2016-02: The FASB issued ASU 2016-02, Leases.

The new leases standard applies a right-of-use (“ROU”) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. For leases with a term of 12 months or less, a practical expedient is

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

available whereby a lessee may elect, by class of underlying asset, not to recognize an ROU asset or lease liability. At inception, lessees must classify all leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the statement of cash flows, differs depending on the lease classification.

The new leases standard requires a lessor to classify leases as either sales-type, direct financing or operating, similar to existing U.S. GAAP. Classification depends on the same five criteria used by lessees plus certain additional factors. The subsequent accounting treatment for all three lease types is substantially equivalent to existing U.S. GAAP for sales-type leases, direct financing leases, and operating leases. However, the new standard updates certain aspects of the lessor accounting model to align it with the new lessee accounting model, as well as with the new revenue standard under Topic 606.

Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The new leases standard addresses other considerations including identification of a lease, separating lease and non-lease components of a contract, sale and leaseback transactions, modifications, combining contracts, reassessment of the lease term, and remeasurement of lease payments. It also contains comprehensive implementation guidance with practical examples.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Specific transition requirements apply.

Mid Penn occupies certain offices under non-cancelable operating lease agreements, which currently are not reflected in its consolidated statement of condition. Mid Penn expects to recognize lease liabilities and ROU assets associated with these lease agreements; however, the extent of the impact on Mid Penn’s consolidated financial statements is currently under evaluation.

ASU 2016-01: The FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.

This ASU requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The ASU allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The ASU also requires public companies to use exit prices to measure the fair value of financial instruments, eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost, and requires separate presentation of financials assets and liabilities based on form and measurement category. In addition, for liabilities measured a fair value under the fair value option, the changes in fair value due to changes in instrument-specific credit risk should be recognized in OCI.

This ASU is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.

As of December 31, 2016, Mid Penn held $2,156,000 of equity investments (excluding restricted investments in bank stocks). Mid Penn does not expect to make significant increases in the volume of its equity investments; therefore, the adoption of this ASU is not expected to be material to Mid Penn’s consolidated financial statements.

ASU 2015-16: The FASB issued ASU 2015-16, Business Combination (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments).

The ASU requires adjustments to provisional amounts that are identified during the measurement period to be recognized in the reporting period in which the adjustment amounts are determined. This includes any

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

In addition, the amendments in the proposed ASU would require an entity to disclose (either on the face of the income statement or in the notes) the nature and amount of measurement-period adjustments recognized in the current period, including separately the amounts in current-period income statement line items that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The amendments in this ASU should be applied prospectively to measurement-period adjustments that occur after the effective date of this ASU.

Mid Penn early adopted this guidance in 2015. The adoption of this guidance was not material to the consolidated financial statements. See Note 4 “Mergers and Acquisitions” regarding business combinations.

ASU 2014-09: The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

The amendments in this Update establish a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU 2015-14, Revenue from contracts with Customers (Topic 606): Deferral of the Effective Date. This ASU defers the effective date of ASU 2014-09 for all entities by one year.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), as an amendment to ASU 2014-09 to improve Topic 606, by reducing: (i) the potential for diversity in practice arising from inconsistent and application of the principal versus agent guidance, and (ii) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, as an amendment to ASU 2014-09 to improve Topic 606, by reducing: (i) the potential for diversity in practice at initial applications, and (ii) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in this ASU do not change the core principles of Topic 606. These amendments affect only the narrow aspects of Topic 606: (i) Collectability Criterion, (ii) Presentation of Sales Taxes and Other Similar Taxes Collected from Customers, (iii) Noncash Consideration, (iv) Contract Modifications at Transition, and (v) Completed Contracts at Transition.

ASU 2014-09, including transition requirements for all amendments, is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the original effective date for interim and annual reporting periods in fiscal years beginning after December 15, 2016.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

Mid Penn’s implementation efforts include the identification of revenue within the scope of the guidance, particularly in regards to assessing collectability. Mid Penn’s review is ongoing, and it will continue to evaluate any impact as additional guidance is issued and as its internal assessment progresses.

ASU 2015-03: The FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

The ASU requires that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability, consistent with the presentation of debt discounts. Prior to the amendments, debt issuance costs were presented as a deferred charge (i.e., an asset) on the balance sheet. The ASU provides examples illustrating the balance sheet presentation of notes net of their related discounts and debt issuance costs. Further, the amendments require the amortization of debt issuance costs to be reported as interest expense. Similarly, debt issuance costs and any discount or premium are considered in the aggregate when determining the effective interest rate on the debt.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The amendments are effective for all other entities for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The amendments must be applied retrospectively. All entities have the option of adopting the new requirements as of an earlier date for financial statements that have not been previously issued.

Mid Penn adopted this ASU in March of 2016. The adoption of this guidance had no material impact on Mid Penn’s consolidated financial statements.

(25)	Summary of Quarterly Consolidated Financial Data (Unaudited)

The following table presents summarized quarterly financial data for 2016 and 2015.

	2016 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
Interest Income	$9,697	$9,859	$10,125	$10,531
Interest Expense	1,282	1,316	1,367	1,402

Net Interest Income	8,415	8,543	8,758	9,129
Provision for Loan and Lease Losses	340	395	585	550

Net Interest Income After Provision for Loan Losses	8,075	8,148	8,173	8,579
Noninterest Income	1,232	1,398	1,419	1,875
Noninterest Expense	6,982	6,931	7,165	7,740

Income Before Provision for Income Taxes	2,325	2,615	2,427	2,714
Provision for Income Taxes	520	593	526	638

Net Income Available to Common Shareholders	$1,805	$2,022	$1,901	$2,076

Per Share Data:
Basic Earnings Per Common Share	$0.43	$0.48	$0.45	$0.49
Cash Dividends Declared	0.22	0.12	0.12	0.22

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements

	2015 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
Interest Income	$8,158	$9,644	$9,339	$9,349
Interest Expense	1,120	1,158	1,150	1,179

Net Interest Income	7,038	8,486	8,189	8,170
Provision for Loan and Lease Losses	300	300	265	200

Net Interest Income After Provision for Loan Losses	6,738	8,186	7,924	7,970
Noninterest Income	949	1,093	1,085	960
Noninterest Expense	6,640	6,642	6,569	6,882

Income Before Provision for Income Taxes	1,047	2,637	2,440	2,048
Provision for Income Taxes	84	593	546	421

Net Income	963	2,044	1,894	1,627
Series B Preferred Stock Dividends and Redemption Premium	87	88	88	210
Series C Preferred Stock Dividends	—	4	4	9

Net Income Available to Common Shareholders	$876	$1,952	$1,802	$1,408

Per Share Data:
Basic Earnings Per Common Share	$0.23	$0.46	$0.43	$0.35
Cash Dividends Declared	0.10	0.10	0.12	0.12

MID PENN BANCORP, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands, except share data)	June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$25,246	$13,493
Interest-bearing balances with other financial institutions	2,813	2,003
Federal funds sold	1,120	30,477

Total cash and cash equivalents	29,179	45,973

Investment securities available for sale, at fair value	111,353	133,625
Investment securities held to maturity, at amortized cost (fair value $71,199 and $0)	71,096	—
Loans held for sale	2,369	1,959
Loans and leases, net of unearned interest	862,307	813,924
Less: Allowance for loan and lease losses	(7,713)	(7,183)

Net loans and leases	854,594	806,741

Bank premises and equipment, net	11,190	11,074
Bank premises and equipment held for sale	—	1,894
Cash surrender value of life insurance	12,911	12,780
Restricted investment in bank stocks	3,985	2,443
Foreclosed assets held for sale	—	224
Accrued interest receivable	3,991	3,928
Deferred income taxes	3,396	4,286
Goodwill	3,918	3,918
Core deposit and other intangibles, net	486	539
Other assets	3,408	3,215

Total Assets	$1,111,876	$1,032,599

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$140,837	$122,811
Interest-bearing demand	339,057	317,533
Money Market	240,107	252,271
Savings	63,232	60,163
Time	204,235	182,595

Total Deposits	987,468	935,373
Short-term borrowings	21,468	—
Long-term debt	13,467	13,581
Subordinated debt	7,419	7,414
Accrued interest payable	788	515
Other liabilities	5,630	5,249

Total Liabilities	1,036,240	962,132

Shareholders’ Equity:
Common stock, par value $1.00; authorized 10,000,000 shares; 4,235,237 and 4,233,297 shares issued and outstanding at June 30, 2017, and at December 31, 2016, respectively	4,235	4,233
Additional paid-in capital	40,775	40,688
Retained earnings	31,637	28,399
Accumulated other comprehensive loss	(1,011)	(2,853)

Total Shareholders’ Equity	75,636	70,467

Total Liabilities and Shareholders’ Equity	$1,111,876	$1,032,599

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
INTEREST INCOME
Interest and fees on loans and leases	$9,949	$8,905	$19,651	$17,712
Interest on interest-bearing balances	5	2	7	9
Interest and dividends on investment securities:
U.S. Treasury and government agencies	574	311	1,019	633
State and political subdivision obligations, tax-exempt	264	548	580	1,012
Other securities	64	78	107	172
Interest on federal funds sold	23	15	74	18

Total Interest Income	10,879	9,859	21,438	19,556

INTEREST EXPENSE
Interest on deposits	1,277	1,092	2,481	2,131
Interest on short-term borrowings	13	12	13	25
Interest on long-term and subordinated debt	179	222	359	452

Total Interest Expense	1,469	1,326	2,853	2,608

Net Interest Income	9,410	8,533	18,585	16,948
PROVISION FOR LOAN AND LEASE LOSSES	100	395	225	735

Net Interest Income After Provision for Loan and Lease Losses	9,310	8,138	18,360	16,213

NONINTEREST INCOME
Income from fiduciary activities	200	139	396	245
Service charges on deposits	174	158	379	313
Net gain on sales of investment securities	12	213	20	213
Earnings from cash surrender value of life insurance	66	65	131	135
Mortgage banking income	225	246	416	432
ATM debit card interchange income	232	209	456	409
Merchant services income	92	85	166	152
Net gain on sales of SBA loans	157	75	441	265
Other income	204	208	393	466

Total Noninterest Income	1,362	1,398	2,798	2,630

NONINTEREST EXPENSE
Salaries and employee benefits	4,159	3,723	8,389	7,446
Occupancy expense, net	593	499	1,241	1,046
Equipment expense	370	411	751	846
Pennsylvania bank shares tax expense	160	206	330	409
FDIC Assessment	194	147	388	300
Legal and professional fees	189	183	366	385
Marketing and advertising expense	131	139	238	223
Software licensing	370	334	699	665
Telephone expense	133	143	259	285
Loss on sale or write-down of foreclosed assets	6	28	88	132
Intangible amortization	24	34	53	71
Merger and acquisition expense	14	—	224	—
Other expenses	1,215	1,074	2,334	2,095

Total Noninterest Expense	7,558	6,921	15,360	13,903

INCOME BEFORE PROVISION FOR INCOME TAXES	3,114	2,615	5,798	4,940
Provision for income taxes	769	593	1,459	1,113

NET INCOME	$2,345	$2,022	$4,339	$3,827

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.55	$0.48	$1.02	$0.91
Cash Dividends Paid	$0.13	$0.12	$0.36	$0.34

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,
(Dollars in thousands)	2017	2016
Net income	$2,345	$2,022

Other comprehensive income:
Unrealized gains arising during the period on available-for-sale securities, net of income taxes of $763 and $955, respectively	1,480	1,854
Reclassification adjustment for net gain on sales of available-for-sale securities included in net income, net of income taxes of ($4) and ($73), respectively (a)	(8)	(140)
Change in defined benefit plans, net of income taxes of ($1) and ($1), respectively (b)	(1)	(2)

Total other comprehensive income	1,471	1,712

Total comprehensive income	$3,816	$3,734

	Six Months Ended June 30,
(Dollars in thousands)	2017	2016
Net income	$4,339	$3,827

Other comprehensive income:
Unrealized gains arising during the period on available-for-sale securities, net of income taxes of $958 and $1,144, respectively	1,859	2,220
Reclassification adjustment for net gain on sales of available-for-sale securities included in net income, net of income taxes of ($7) and ($73), respectively (a)	(13)	(140)
Change in defined benefit plans, net of income taxes of ($2) and ($60), respectively (b)	(4)	(116)

Total other comprehensive income	1,842	1,964

Total comprehensive income	$6,181	$5,791

(a)	Amounts are included in net gain on sales of investment securities on the Consolidated Statements of Income as a separate element within total noninterest income.
(b)	Amounts are included in the computation of net periodic benefit cost and are included in salaries and employee benefits on the Consolidated Statements of Income as a separate element within total noninterest expense.

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

For the Six Months Ended June 30, 2017 and 2016

(Dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
Balance, January 1, 2017	$4,233	$40,688	$28,399	$(2,853)	$70,467
Net income	—	—	4,339	—	4,339
Total other comprehensive income, net of taxes	—	—	—	1,842	1,842
Employee Stock Purchase Plan (1,940 shares)	2	50	—	—	52
Common stock dividends	—	—	(1,101)	—	(1,101)
Restricted stock activity	—	37	—	—	37

Balance, June 30, 2017	$4,235	$40,775	$31,637	$(1,011)	$75,636

Balance, January 1, 2016	$4,227	$40,559	$23,470	$1,812	$70,068
Net income	—	—	3,827	—	3,827
Total other comprehensive income, net of taxes	—	—	—	1,964	1,964
Employee Stock Purchase Plan (2,289 shares)	2	33	—	—	35
Common stock dividends	—	—	(1,437)	—	(1,437)
Restricted stock activity	—	17	—	—	17

Balance, June 30, 2016	$4,229	$40,609	$25,860	$3,776	$74,474

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(Dollars in thousands)	2017	2016
Operating Activities:
Net Income	$4,339	$3,827
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	225	735
Depreciation	715	820
Amortization of intangibles	53	71
Net (accretion) amortization of security discounts/premiums	(742)	11,330
Gain on sales of investment securities	(20)	(213)
Earnings on cash surrender value of life insurance	(131)	(135)
Mortgage loans originated for sale	(23,234)	(7,731)
Proceeds from sales of mortgage loans originated for sale	23,240	8,163
Gain on sale of mortgage loans	(416)	(432)
SBA loans originated for sale	(5,605)	(3,318)
Proceeds from sales of SBA loans originated for sale	6,046	3,583
Gain on sale of SBA loans	(441)	(265)
Loss on disposal of property, plant, and equipment	26	—
Loss on sale or write-down of foreclosed assets	88	132
Restricted stock compensation expense	37	17
Deferred income tax (benefit) expense	(65)	16
Increase in accrued interest receivable	(63)	(130)
(Increase) decrease in other assets	(193)	161
Increase in accrued interest payable	273	308
Increase in other liabilities	381	1,847

Net Cash Provided By Operating Activities	4,513	18,786

Investing Activities:
Net decrease in interest-bearing time deposits with other financial institutions	—	3,330
Proceeds from the sale of available-for-sale securities	37,667	38,501
Proceeds from the maturity or call of available-for-sale securities	3,579	6,264
Purchases of available-for-sale securities	(13,827)	(84,352)
Purchases of held-to-maturity securities	(72,684)	—
(Purchases) redemptions of restricted investment in bank stock	(1,542)	1,623
Net increase in loans and leases	(48,078)	(30,054)
Proceeds from the sale of bank premises and equipment held for sale	2,201	—
Purchases of bank premises and equipment	(1,164)	(319)
Proceeds from the sale of foreclosed assets	136	614

Net Cash Used In Investing Activities	(93,712)	(64,393)

Financing Activities:
Net increase in deposits	52,095	116,397
Net increase (decrease) in short-term borrowings	21,468	(31,596)
Common stock dividend paid	(1,101)	(1,437)
Employee Stock Purchase Plan	52	35
Long-term debt repayment	(109)	(10,116)

Net Cash Provided By Financing Activities	72,405	73,283

Net (decrease) increase in cash and cash equivalents	(16,794)	27,676
Cash and cash equivalents, beginning of period	45,973	13,284

Cash and cash equivalents, end of period	$29,179	$40,960

Supplemental Disclosures of Cash Flow Information:
Interest paid	$2,580	$2,300
Income taxes paid	$2,190	$565
Supplemental Noncash Disclosures:
Loan transfers to foreclosed assets held for sale	$—	$101

The accompanying notes are an integral part of these consolidated financial statements.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

(1)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Mid Penn Bancorp, Inc. (the “Company”) and its wholly-owned subsidiaries, Mid Penn Bank (the “Bank”), and the Bank’s former wholly-owned subsidiary, Mid Penn Insurance Services, LLC (collectively, “Mid Penn”). All material intercompany accounts and transactions have been eliminated in consolidation.

Effective March 1, 2016, Mid Penn Insurance Services, LLC, an immaterial subsidiary of the Bank, was liquidated.

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Mid Penn believes the information presented is not misleading and the disclosures are adequate. For comparative purposes, the June 30, 2016 and December 31, 2016 balances have been reclassified, when, and if necessary, to conform to the 2017 presentation. Such reclassifications had no impact on net income. The results of operations for interim periods are not necessarily indicative of operating results expected for the full year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

On March 29, 2017, Mid Penn announced the signing of a definitive merger agreement with The Scottdale Bank and Trust Company (“Scottdale”). Under the merger agreement, Scottdale will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving bank. Before the merger is completed, the shareholders of Mid Penn and Scottdale must approve and adopt the merger agreement, and customary regulatory approvals must be received. Refer to Note 12, Agreement and Plan of Merger, as well as Form 8-K filed on March 30, 2017, for more information.

Mid Penn has evaluated events and transactions occurring subsequent to the balance sheet date of June 30, 2017, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

(2)	Investment Securities

Securities to be held for indefinite periods, but not intended to be held to maturity, are classified as available-for-sale and carried at fair value. Securities held for indefinite periods include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to liquidity needs, changes in interest rates, resultant prepayment risk, pledging requirements, and other factors related to effective portfolio management. Securities to be held to maturity are carried at amortized cost.

Realized gains and losses on dispositions are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities are based on the difference between the amortized cost and fair value of each security as of the respective reporting date. Unrealized gains and losses are credited or charged to other comprehensive income, whereas realized gains and losses flow through Mid Penn’s consolidated statements of income for the respective period.

ASC Topic 320, Investments—Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess, in addition to the credit condition of the underlying issuer, whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

In instances when a determination is made that other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, this guidance changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Mid Penn had no securities considered by management to be other-than-temporarily impaired as of June 30, 2017, December 31, 2016, or June 30, 2016, and did not record any securities impairment charges in the respective periods ended on these dates. Mid Penn does not consider the securities with unrealized losses on the respective dates to be other-than-temporarily impaired as the unrealized losses were deemed to relate to changes in interest rates, and not erosion of credit quality.

The amortized cost, fair value, and unrealized gains and losses on investment securities at June 30, 2017 and December 31, 2016 are as follows:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
June 30, 2017
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$42,629	$—	$858	$41,771
Mortgage-backed U.S. government agencies	28,543	3	307	28,239
State and political subdivision obligations	39,539	70	514	39,095
Corporate debt securities	1,100	5	—	1,105
Equity securities	1,168	15	40	1,143

Total available-for-sale securities	112,979	93	1,719	111,353

Held-to-maturity securities:
U.S. Treasury and U.S. government agencies	10,984	24	5	11,003
Mortgage-backed U.S. government agencies	51,248	72	99	51,221
State and political subdivision obligations	8,864	120	9	8,975
Corporate debt securities	—	—	—	—
Equity securities	—	—	—	—

Total held-to-maturity securities	71,096	216	113	71,199

Total	$184,075	$309	$1,832	$182,552

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2016
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$48,520	$34	$1,542	$47,012
Mortgage-backed U.S. government agencies	26,181	17	579	25,619
State and political subdivision obligations	61,079	91	2,332	58,838
Corporate debt securities	1,100	—	—	1,100
Equity securities	1,168	—	112	1,056

Total available-for-sale securities	$138,048	$142	$4,565	$133,625

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

There were no held-to-maturity securities as of December 31, 2016.

Estimated fair values of debt securities are based on quoted market prices, where applicable. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, adjusted for differences between the quoted instruments and the instruments being valued. Please refer to Note (4)—Fair Value Measurement for more information on the fair value of investment securities.

Investment securities having a fair value of $126,032,000 at June 30, 2017 and $131,469,000 at December 31, 2016, were pledged to secure public deposits and certain other borrowings.

Mid Penn realized gross gains and losses of $77,000 and ($65,000), respectively, on sales of securities available for sale during the three months ended June 30, 2017, while gross gains and losses of $200,000 and ($180,000), respectively, were realized on sales of securities available for sale during the six months ended June 30, 2017. Mid Penn realized gross gains and losses of $450,000 and ($237,000), respectively, on sales of securities available for sale during the six months ended June 30, 2016.

The following tables present gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2017 and December 31, 2016.

	Less Than 12 Months			12 Months or More			Total
(Dollars in thousands)	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
June 30, 2017
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	21	$39,077	$852	1	$2,694	$6	22	$41,771	$858
Mortgage-backed U.S. government agencies	18	26,466	291	1	535	16	19	27,001	307
State and political subdivision obligations	48	24,121	381	7	3,845	133	55	27,966	514
Equity securities	0	—	—	1	550	40	1	550	40

Total temporarily impaired available- for-sale securities	87	89,664	1,524	10	7,624	195	97	97,288	1,719

Held-to-maturity securities:
U.S. Treasury and U.S. government agencies	2	4,991	5	0	—	—	2	4,991	5
Mortgage-backed U.S. government agencies	14	22,879	99	0	—	—	14	22,879	99
State and political subdivision obligations	3	1,536	9	0	—	—	3	1,536	9

Total temporarily impaired held-to-maturity securities	19	29,406	113	0	—	—	19	29,406	113

Total	106	$119,070	$1,637	10	$7,624	$195	116	$126,694	$1,832

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

	Less Than 12 Months			12 Months or More			Total
(Dollars in thousands)	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
December 31, 2016
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	23	$43,698	$1,542	0	$—	$—	23	$43,698	$1,542
Mortgage-backed U.S. government agencies	18	24,321	579	0	—	—	18	24,321	579
State and political subdivision obligations	108	50,582	2,332	0	—	—	108	50,582	2,332
Equity securities	0	—	—	2	1,056	112	2	1,056	112

Total temporarily impaired available-for-sale securities	149	$118,601	$4,453	2	$1,056	$112	151	$119,657	$4,565

There were no held-to-maturity securities as of December 31, 2016.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such additional evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than amortized cost and the financial condition and near term prospects of the issuer. In addition, for debt securities, Mid Penn considers (a) whether management has the intent to sell the security, (b) it is more likely than not that management will be required to sell the security prior to its anticipated recovery, and (c) whether management expects to recover the entire amortized cost basis. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses.

The majority of the investment portfolio is comprised of securities issued by U.S. government agencies and state and political subdivision obligations. For the investment securities with an unrealized loss, Mid Penn has concluded, based on its analysis, that the unrealized losses were primarily caused by the movement of interest rates and not due to an erosion of credit quality of the underlying issuers.

At June 30, 2017, the majority of the unrealized losses on available-for-sale securities in an unrealized loss position were attributed to obligations of state and political subdivisions and U.S. Treasury and government agencies, while the majority of the unrealized losses on held-to-maturity securities in an unrealized loss position were attributed to mortgage-backed U.S. government agencies. At December 31, 2016, the majority of the unrealized losses on securities in an unrealized loss position were attributed to state and political subdivision obligations and U.S. Treasury and government agencies.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The table below illustrates the maturity distribution of investment securities at amortized cost and fair value as of June 30, 2017.

	Available-for-sale		Held-to-maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
June 30, 2017
Due in 1 year or less	$1,293	$1,292	$—	$—
Due after 1 year but within 5 years	20,311	20,178	14,486	14,546
Due after 5 years but within 10 years	47,618	46,801	5,362	5,432
Due after 10 years	14,046	13,700	—	—

	83,268	81,971	19,848	19,978

Mortgage-backed securities	28,543	28,239	51,248	51,221
Equity securities	1,168	1,143	—	—

	$112,979	$111,353	$71,096	$71,199

(3)	Loans and Allowance for Loan and Lease Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans, generally being amortized over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate, commercial real estate-construction and lease financing. Consumer loans consist of the following classes: residential mortgage loans, home equity loans and other consumer loans.

For all classes of loans, the accrual of interest generally is discontinued when the contractual payment of principal or interest has become 90 days or more past due, or management has serious doubts about further collectability of principal or interest even though the loan is currently performing. A loan past due 90 days or more may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is credited to income. Interest received on nonaccrual loans, including impaired loans, is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Nonaccrual loans may be restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally, at least nine consecutive months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Commercial and industrial

Mid Penn originates commercial and industrial loans. Most of the Bank’s commercial and industrial loans have been extended to finance local and regional businesses and include short-term loans to finance machinery and equipment purchases, inventory, and accounts receivable. Commercial loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital in expanding companies.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Generally, the maximum term on non-mortgage lines of credit is one year. The loan-to-value ratio on such loans and lines of credit generally may not exceed 80 percent of the value of the collateral securing the loan. The Bank’s commercial business lending policy includes credit file documentation and analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Bank’s current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than other extensions of credit.

Commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself, which, in turn, is likely to be dependent upon the general economic environment. Mid Penn’s commercial and industrial loans are usually, but not always, secured by business assets and personal guarantees. However, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

Commercial real estate and commercial real estate—construction

Commercial real estate and commercial real estate construction loans generally present a higher level of risk than loans secured by one-to-four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Residential mortgage

Mid Penn offers a wide array of residential mortgage loans for both permanent structures and those under construction. The Bank’s residential mortgage originations are secured primarily by properties located in its primary market and surrounding areas. Residential mortgage loans have terms up to a maximum of 30 years and with loan-to-value ratios up to 100 percent of the lesser of the appraised value of the security property or the contract price. Private mortgage insurance is generally required in an amount sufficient to reduce the Bank’s exposure to at or below the 85 percent loan to value level. Residential mortgage loans generally do not include prepayment penalties.

In underwriting residential mortgage loans, the Bank evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid Penn are appraised by independent fee appraisers. The Bank generally requires borrowers to obtain title insurance and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by the Bank generally contain a “due on sale” clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

The Bank underwrites residential mortgage loans to the standards established by the secondary mortgage market, i.e., Fannie Mae, Ginnie Mae, Freddie Mac, or Pennsylvania Housing Finance Agency standards, with the intention of selling the majority of residential mortgages originated into the secondary market. In the event that the facts and circumstances surrounding a residential mortgage application do not meet all underwriting conditions of the secondary mortgage market, the Bank will evaluate the failed conditions and evaluate the potential risk of holding the residential mortgage in the Bank’s portfolio rather than rejecting

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

the loan request. In the event that the loan is held in the Bank’s portfolio, the interest rate on the residential mortgage would be increased to compensate for the added portfolio risk.

Consumer, including home equity

Mid Penn offers a variety of secured consumer loans, including home equity, automobile, and deposit secured loans. In addition, the Bank offers other secured and unsecured consumer loans. Most consumer loans are originated in Mid Penn’s primary market and surrounding areas.

The largest component of Mid Penn’s consumer loan portfolio consists of fixed rate home equity loans and variable rate home equity lines of credit. Substantially all home equity loans and lines of credit are secured by junior lien mortgages on principal residences. The Bank will lend amounts, which, together with all prior liens, typically may be up to 85 percent of the appraised value of the property securing the loan. Home equity term loans may have maximum terms up to 20 years while home equity lines of credit generally have maximum terms of five years.

Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Bank for consumer loans include an application, a determination of the applicant’s payment history on other debts, and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, in relation to the proposed loan amount.

Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Junior liens inherently have more credit risk by virtue of the fact that another financial institution may have a higher security position in the case of foreclosure liquidation of collateral to extinguish the debt. Generally, foreclosure actions could become more prevalent if the real estate market weakens and property values deteriorate.

Allowance for Loan and Lease Losses

The allowance for credit losses (“allowance”) consists of (i) the allowance for loan and lease losses, and (ii) the reserve for unfunded lending commitments. The allowance for loan and lease losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet. The reserve for unfunded lending commitments was $127,000 at June 30, 2017 and $120,000 at December 31, 2016. The allowance is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The allowance is maintained at a level considered by management to be adequate to provide for losses that can be reasonably anticipated. Management performs a monthly evaluation of the adequacy of the allowance. The allowance is based on Mid Penn’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan.

The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include changes in economic conditions, fluctuations in loan quality measures, changes in collateral values, changes in the experience of the lending staff and loan review systems, changes in lending policies and procedures (including underwriting standards), changes in the mix and volume of loans originated, the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio, shifting industry or portfolio concentrations, and other relevant factors.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

The unallocated component of the allowance for loan and lease losses covers several considerations that are not specifically measureable through either the specific and general components. For example, we believe that we could face increasing credit risks and uncertainties, not yet reflected in recent historical losses or qualitative factor assessments, associated with unpredictable changes in economic growth or business conditions in our markets or for certain industries in which we have commercial loan borrowers, or unanticipated stresses to the values of real estate held as collateral. Any or all of these additional issues can adversely affect our borrowers’ ability to timely repay their loans. Additionally, we have experienced continued strong commercial loan growth, including growth in newer markets where we have less of a loss history. Also, the unallocated component allocation recognizes the inherent imprecision in our allowance for loan and lease loss methodology, or any alternative methodology, for estimating specific and general loan losses, including the unpredictable timing and amounts of charge-offs, the fact that historical loss averages don’t necessarily correlate to future loss trends, and unexpected changes to specific-credit or general portfolio future cash flows and collateral values which could negatively impact unimpaired portfolio loss factors.

Mid Penn generally considers a commercial loan (consisting of commercial and industrial, commercial real estate, commercial real estate-construction, and lease financing loan classes) to be impaired when it becomes 90 days or more past due and not in the process of collection or sooner when it is probable that Mid Penn will be unable to collect all contractual principal and interest due. This methodology assumes the borrower cannot or will not continue to make additional payments. At that time the loan would generally be considered collateral dependent as the discounted cash flow method would generally indicate no operating income available for evaluating the collateral position; therefore, most impaired loans are deemed to be collateral dependent.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

In addition, Mid Penn’s rating system assumes any loans classified as nonaccrual, included in the substandard rating, to be impaired, and most of these loans are considered collateral dependent; therefore, most of Mid Penn’s impaired loans, whether reporting a specific allocation or not, are considered collateral dependent.

Mid Penn evaluates loans for charge-off on a monthly basis. Policies that govern the recommendation for charge-off are unique to the type of loan being considered. Commercial loans rated as substandard nonaccrual or lower will first have a collateral evaluation completed in accordance with the guidance on impaired loans. Once the collateral evaluation has been completed, a specific allocation of allowance is made based upon the results of the evaluation. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In the event the loan is unsecured, the loan would have been charged-off at the recognition of impairment. Commercial real estate loans rated as impaired will also have an initial collateral evaluation completed in accordance with the guidance on impaired loans. An updated real estate valuation is ordered and the collateral evaluation is modified to reflect any variations in value. A specific allocation of allowance is made for any anticipated collateral shortfall. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). The process of charging off a residential mortgage loan begins when a loan becomes delinquent for 90 days and is not in the process of collection. The existing appraisal is reviewed and a lien search is obtained to determine lien position and any instances of intervening liens. A new appraisal of the property will be ordered if deemed necessary by management and a collateral evaluation is completed. The loan will then be charged down to the value indicated in the evaluation. Consumer loans (including home equity loans and other consumer loans) are recommended for charge-off after reaching delinquency of 90 days and the loan is not well-secured or otherwise not probable for collection. The collateral shortfall of the consumer loan is recommended for charge-off at this point.

As noted above, Mid Penn assesses a specific allocation for commercial loans and commercial real estate loans. The remaining balance remains a nonperforming loan with the original terms and interest rate intact (not restructured). In addition, Mid Penn takes a preemptive step when any commercial loan becomes classified under its internal classification system. A preliminary collateral evaluation, in accordance with the guidance on impaired loans, is prepared using the existing collateral information in the loan file. This process allows Mid Penn to review both the credit and documentation files to determine the status of the information needed to make a collateral evaluation. This collateral evaluation is preliminary but allows Mid Penn to determine if any potential collateral shortfalls exist.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate as soon as practically possible of the credit being classified as substandard nonaccrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance issues; however, no allowance recommendation will be made until such time Mid Penn is in receipt of the updated valuation. The Asset Recovery department employs an electronic tracking system to monitor the receipt of and need for updated appraisals. To date, there have been no material time lapses noted with the above processes.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary.

For impaired loans with no valuation allowance required, Mid Penn’s practice of obtaining independent third party market valuations on the subject property as soon as practically possible of the credit being

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

placed on nonaccrual status sometimes indicates that the loan to value ratio is sufficient to obviate the need for a specific allocation in spite of significant deterioration in real estate values in Mid Penn’s primary market area. These circumstances are determined on a case by case analysis of the impaired loans.

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values over time or changing circumstances by some factor, either positive or negative, from the original values. All collateral values will be assessed by management at least every 12 months for possible revaluation by an independent third party.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Mid Penn does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the borrowers have been granted concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for nine consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Any loans not classified as noted above are rated pass.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Acquired Loans

Loans that Mid Penn acquires in connection with business combinations are recorded at fair value with no carryover of the existing related allowance for loan losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. These loans are accounted for under the ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The nonaccretable discount includes estimated

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require Mid Penn to evaluate the need for an additional allowance. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable discount which Mid Penn will then reclassify as accretable discount that will be recognized into interest income over the remaining life of the loan.

Loans acquired through business combinations that meet the specific criteria of ASC 310-30 are individually evaluated each period to analyze expected cash flows. To the extent that the expected cash flows of a loan have decreased due to credit deterioration, Mid Penn establishes an allowance.

Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30 are accounted for under ASC 310-20. These loans are initially recorded at fair value, and include credit and interest rate marks associated with acquisition accounting adjustments. Purchase premiums or discounts are subsequently amortized as an adjustment to yield over the estimated contractual lives of the loans. There is no allowance for loan losses established at the acquisition date for acquired performing loans. An allowance for loan losses is recorded for any credit deterioration in these loans subsequent to acquisition.

Acquired loans that met the criteria for impaired or nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent if Mid Penn expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, Mid Penn may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the nonaccretable difference portion of the fair value adjustment.

The classes of the loan portfolio, summarized by the pass rating (net of deferred fees and costs of $435,000 as of June 30, 2017 and $196,000 as of December 31, 2016), and the classified ratings of special mention, substandard, and doubtful within Mid Penn’s internal risk rating system as of June 30, 2017 and December 31, 2016, are as follows:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2017
Commercial and industrial	$175,700	$4,385	$1,283	$—	$181,368
Commercial real estate	473,078	1,757	7,306	—	482,141
Commercial real estate—construction	52,543	191	571	—	53,305
Lease financing	307	—	—	—	307
Residential mortgage	101,186	102	1,349	—	102,637
Home equity	38,154	124	393	—	38,671
Consumer	3,878	—	—	—	3,878

	$844,846	$6,559	$10,902	$—	$862,307

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2016
Commercial and industrial	$170,780	$937	$801	$—	$172,518
Commercial real estate	437,592	1,683	7,249	—	446,524
Commercial real estate—construction	52,888	202	1,286	—	54,376
Lease financing	425	—	—	—	425
Residential mortgage	97,994	107	1,356	—	99,457
Home equity	37,242	142	224	—	37,608
Consumer	3,016	—	—	—	3,016

	$799,937	$3,071	$10,916	$—	$813,924

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

Impaired loans by loan portfolio class as of June 30, 2017 and December 31, 2016 are summarized as follows:

	June 30, 2017			December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial	$—	$18	$—	$4	$9	$—
Commercial real estate:
Commercial real estate	900	1,390	—	726	1,792	—
Acquired with credit deterioration	573	573	—	842	842	—
Commercial real estate—construction	331	334		618	618
Residential mortgage:
Residential mortgage	902	931	—	848	882	—
Acquired with credit deterioration	324	324	—	389	389	—
Home equity	327	369	—	111	129	—

With an allowance recorded:
Commercial and industrial	$—	$—	$—	$56	$62	$6
Commercial real estate	2,751	2,915	893	2,520	2,646	711
Commercial real estate—construction	240	242	70	242	242	72
Residential mortgage	66	68	66	68	68	68
Home equity	—	—	—	29	49	1

Total Impaired Loans:
Commercial and industrial	$—	$18	$—	$60	$71	$6
Commercial real estate	4,224	4,878	893	4,088	5,280	711
Commercial real estate—construction	571	576	70	860	860	72
Residential mortgage	1,292	1,323	66	1,305	1,339	68
Home equity	327	369	—	140	178	1

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The average recorded investment of impaired loans and related interest income recognized for the three and six months ended June 30, 2017 and 2016 are summarized as follows:

	Three Months Ended
	June 30, 2017		June 30, 2016
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$36	$—	$11	$—
Commercial real estate:
Commercial real estate	644	—	960	—
Acquired with credit deterioration	644	110	943	—
Commercial real estate—construction	473	—	—	—
Lease financing	—
Residential mortgage:
Residential mortgage	860	7	831	7
Acquired with credit deterioration	326	2	377
Home equity:			66	—
Home equity	90	—	—	—
Acquired with credit deterioration	—	—	—	—
Consumer	—	—	—	—

With an allowance recorded:
Commercial and industrial	$—	$—	$59	$—
Commercial real estate	2,792	—	2,201	—
Commercial real estate—construction	240	—	—	—
Lease financing	—	—	—	—
Residential mortgage	66	—	—	—
Home equity	—	—	17	—
Consumer	—	—	—	—

Total Impaired Loans:
Commercial and industrial	$36	$—	$70	$—
Commercial real estate	4,080	110	4,104	—
Commercial real estate—construction	713	—	—	—
Lease financing	—	—	—	—
Residential mortgage	1,252	9	1,208	7
Home equity	90	—	83	—

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

	Six Months Ended
	June 30, 2017		June 30, 2016
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$18	$—	$14	$—
Commercial real estate:
Commercial real estate	524	279	1,001	—
Acquired with credit deterioration	738	110	934	—
Commercial real estate—construction	313	—	—	—
Lease financing	—	—	—	—
Residential mortgage:
Residential mortgage	843	18	777	9
Acquired with credit deterioration	350	—	375	4
Home equity	101	2	53	—
Consumer	—

With an allowance recorded:
Commercial and industrial	$—	$—	$61	$—
Commercial real estate	2,660	—	1,851	—
Commercial real estate—construction	144	—	—	—
Lease financing	—	—	—	—
Residential mortgage	40	—	—	—
Home equity	—	—	19	—
Consumer	—	—	—	—

Total Impaired Loans:
Commercial and industrial	$18	$—	$75	$—
Commercial real estate	3,922	389	3,786	—
Commercial real estate—construction	457	—	—	—
Lease financing	—	—	—	—
Residential mortgage	1,233	18	1,152	13
Home equity	101	2	72	—

Nonaccrual loans by loan portfolio class as of June 30, 2017 and December 31, 2016 are summarized as follows:

(Dollars in thousands)	June 30, 2017	December 31, 2016
Commercial and industrial	$—	$4
Commercial real estate	3,630	2,939
Commercial real estate—construction	571	860
Residential mortgage	690	715
Home equity	327	140

	$5,218	$4,658

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The classes of the loan portfolio summarized by the past due status as of June 30, 2017 and December 31, 2016 are summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
June 30, 2017
Commercial and industrial	$101	$4,083	$—	$4,184	$177,184	$181,368	$—
Commercial real estate:
Commercial real estate	250	43	2,502	2,795	478,773	481,568	—
Acquired with credit deterioration	516	—	57	573	—	573	57
Commercial real estate—construction	371	120	451	942	52,363	53,305	—
Lease financing	—	—	—	—	307	307	—
Residential mortgage:
Residential mortgage	174	—	299	473	101,840	102,313	—
Acquired with credit deterioration	32	—	226	258	66	324	—
Home equity	13	—	298	311	38,360	38,671	—
Consumer	—	—	—	—	3,878	3,878	—

Total	$1,457	$4,246	$3,833	$9,536	$852,771	$862,307	$57

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Receivable > 90 Days and Accruing
December 31, 2016
Commercial and industrial	$164	$12	$4	$180	$172,338	$172,518	$—
Commercial real estate:
Commercial real estate	475	—	1,004	1,479	444,203	445,682	—
Acquired with credit deterioration	—	—	59	59	783	842	59
Commercial real estate—construction	—	404	84	488	53,888	54,376	—
Lease financing	—	—	—	—	425	425	—
Residential mortgage:
Residential mortgage	548	124	237	909	98,159	99,068	—
Acquired with credit deterioration	—	—	238	238	151	389	—
Home equity	33	13	125	171	37,437	37,608	—
Consumer	—	—	—	—	3,016	3,016	—

Total	$1,220	$553	$1,751	$3,524	$810,400	$813,924	$59

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The following tables summarize the allowance and recorded investments in loans receivable.

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Commercial real estate— construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
As of, and for the three months ended, June 30, 2017
Allowance for loan and lease losses:
Beginning balance, April 1, 2017	$1,630	$4,715	$101	$1	$532	$364	$3	$274	$7,620
Charge-offs	—	(30)	—	—	—	—	(10)	—	(40)
Recoveries	3	22	—	—	2	5	1	—	33
Provisions	(5)	274	39	—	5	35	10	(258)	100

Ending balance, June 30, 2017	$1,628	$4,981	$140	$1	$539	$404	$4	$16	$7,713

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Commercial real estate— construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
As of, and for the six months ended, June 30, 2017
Allowance for loan and lease losses:
Beginning balance, January 1, 2017	$1,580	$4,323	$144	$1	$541	$379	$3	$212	$7,183
Charge-offs	(12)	(30)	—	—	(18)	—	(16)	—	(76)
Recoveries	7	361	—	—	4	5	4	—	381
Provisions	53	327	(4)	—	12	20	13	(196)	225

Ending balance, June 30, 2017	1,628	4,981	140	1	539	404	4	16	7,713
Ending balance: individually evaluated for impairment	—	893	70	—	66	—	—	—	1,029

Ending balance: collectively evaluated for impairment	$1,628	$4,088	$70	$1	$473	$404	$4	$16	$6,684

Loans receivables:
Ending balance	$181,368	$482,141	$53,305	$307	$102,637	$38,671	$3,878	$—	$862,307
Ending balance: individually evaluated for impairment	—	3,651	571	—	968	327	—	—	5,517
Ending balance: acquired with credit deterioration	—	573	—	—	324	—	—	—	897

Ending balance: collectively evaluated for impairment	$181,368	$477,917	$52,734	$307	$101,345	$38,344	$3,878	$—	$855,893

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Commercial real estate— construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
As of, and for the three months ended, June 30, 2016
Allowance for loan and lease losses:
Beginning balance, April 1, 2016	$1,427	$3,777	$119	$1	$516	$303	$9	$287	$6,439
Charge-offs	—	(54)	—	—	—	(25)	(7)	—	(86)
Recoveries	1	136	—	—	25	—	2	—	164
Provisions	(56)	382	1	—	(20)	47	5	36	395

Ending balance, June 30, 2016	$1,372	$4,241	$120	$1	$521	$325	$9	$323	$6,912

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Commercial real estate— construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
As of, and for the six months ended, June 30, 2016
Allowance for loan and lease losses:
Beginning balance, January 1, 2016	$1,393	$3,552	$153	$1	$534	$317	$12	$206	$6,168
Charge-offs	—	(150)	—	—	—	(25)	(10)	—	(185)
Recoveries	2	161	—	—	25	—	6	—	194
Provisions	(23)	678	(33)	—	(38)	33	1	117	735

Ending balance, June 30, 2016	1,372	4,241	120	1	521	325	9	323	6,912
Ending balance: individually evaluated for impairment	3	769	—	—	—	2	—	—	774

Ending balance: collectively evaluated for impairment	$1,369	$3,472	$120	$1	$521	$323	$9	$323	$6,138

Loans receivables:
Ending balance	$160,278	$410,786	$56,074	$565	$103,822	$34,579	$3,049	$—	$769,153
Ending balance: individually evaluated for impairment	68	3,657	—	—	824	81	—	—	4,630
Ending balance: acquired with credit deterioration	—	951	—	—	370	—	—	—	1,321

Ending balance: collectively evaluated for impairment	$160,210	$406,178	$56,074	$565	$102,628	$34,498	$3,049	$—	$763,202

(Dollars in thousands)	Commercial and industrial	Commercial real estate	Commercial real estate— construction	Lease financing	Residential mortgage	Home equity	Consumer	Unallocated	Total
December 31, 2016
Allowance for loan and lease losses:
Ending balance	$1,580	$4,323	$144	$1	$541	$379	$3	$212	$7,183
Ending balance: individually evaluated for impairment	6	711	72	—	68	1	—	—	858

Ending balance: collectively evaluated for impairment	$1,574	$3,612	$72	$1	$473	$378	$3	$212	$6,325

Loans receivable:
Ending balance	$172,518	$446,524	$54,376	$425	$99,457	$37,608	$3,016	$—	$813,924
Ending balance: individually evaluated for impairment	60	3,246	860	—	916	140	—	—	5,222
Ending balance: acquired with credit deterioration	—	842	—	—	389	—	—	—	1,231

Ending balance: collectively evaluated for impairment	$172,458	$442,436	$53,516	$425	$98,152	$37,468	$3,016	$—	$807,471

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The recorded investments in troubled debt restructured loans at June 30, 2017 and December 31, 2016 are as follows:

(Dollars in thousands)	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
June 30, 2017
Commercial real estate	$3,457	$4,003	$2,407
Residential mortgage	759	743	623

	$4,216	$4,746	$3,030

(Dollars in thousands)	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
December 31, 2016
Commercial and industrial	$40	$35	$5
Commercial real estate	4,569	4,031	2,871
Residential mortgage	759	757	639

	$5,368	$4,823	$3,515

Mid Penn entered into forbearance or modification agreements on all loans currently classified as troubled debt restructures and all of these agreements have resulted in additional principal repayment. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced and/or the loan will be repaid as collateral is sold.

Mid Penn had troubled debt restructured loans at June 30, 2017 totaling $3,030,000. Four loans totaling $557,000 represented accruing impaired residential loans to unrelated borrowers in compliance with the terms of the modification, with one loan comprising $503,000 of this total. The remaining $2,473,000 representing ten loans among four relationships are nonaccrual impaired loans based upon a collateral evaluation in accordance with the guidance on impaired loans. Two large relationships accounted for $2,057,000 of the total $2,473,000 in nonaccrual impaired troubled debt restructured loans.

At December 31, 2016, Mid Penn’s troubled debt restructured loans totaled $3,515,000, of which five loans totaling $877,000 represented accruing impaired loans in compliance with the terms of the modification. Of the $877,000, four are accruing impaired residential mortgages to unrelated borrowers totaling $571,000 and the other one is an accruing impaired commercial real estate loan for $306,000. The remaining $2,638,000 representing ten loans among four relationships are nonaccrual impaired loans based upon a collateral evaluation in accordance with the guidance on impaired loans. Two large relationships account for $2,170,000 of the $2,638,000 nonaccrual impaired troubled debt restructured loan total.

As a result of management evaluations at June 30, 2017, June 30, 2016, and December 31, 2016, any specific allocations and charge-offs have been taken as appropriate. During the periods ended June 30, 2017 and June 30, 2016, there were no charge-offs associated with troubled debt restructured loans under forbearance agreements. There were no troubled debt restructured loans that defaulted within twelve months of restructure during the three and six months ended June 30, 2017 and 2016.

There were no additional troubled debt restructured loans added during the three and six months ended June 30, 2017 and 2016.

As of June 30, 2017, Mid Penn had no residential real estate held in other real estate owned. There were three consumer mortgage loans secured by residential real estate properties totaling $140,000 for which formal foreclosure proceedings were in process. As of December 31, 2016, Mid Penn had $57,000 of residential real estate held in other real estate owned, and no loans for which formal foreclosure proceedings were in process.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The following tables provide activity for the accretable yield of acquired impaired loans for the three and six months ended June 30, 2017.

(Dollars in thousands)
Accretable yield, April 1, 2017	$80
Accretable yield amortized to interest income	(12)
Reclassification from nonaccretable difference (a)	—

Accretable yield, June 30, 2017	$68

(Dollars in thousands)
Accretable yield, January 1, 2017	$67
Accretable yield amortized to interest income	(22)
Reclassification from nonaccretable difference (a)	23

Accretable yield, June 30, 2017	$68

(a)	Reclassification from non-accretable difference represents an increase to the estimated cash flows to be collected on the underlying portfolio.

(4)	Fair Value Measurement

Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This guidance provides additional information on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes information on identifying circumstances when a transaction may not be considered orderly.

Fair value measurement and disclosure guidance provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with the fair value measurement and disclosure guidance.

This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

Inputs to valuation techniques refer to the assumptions that market participants would use in measuring the fair value of an asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own belief about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. Fair value measurement and disclosure guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. An asset’s or liability’s placement in the

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement or disclosure. The fair value hierarchy is as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 Inputs—Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 Inputs—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

There were no transfers of assets between fair value Level 1 and Level 2 for the six months ended June 30, 2017 and 2016.

The following tables illustrate the assets measured at fair value on a recurring basis segregated by hierarchy fair value levels.

		Fair value measurements at June 30, 2017 using:
(Dollars in thousands)	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
Assets:	June 30, 2017	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$41,771	$—	$41,771	$—
Mortgage-backed U.S. government agencies	28,239	—	28,239	—
State and political subdivision obligations	39,095	—	39,095	—
Corporate debt securities	1,105		1,105
Equity securities	1,143	1,143	—	—

Total	$111,353	$1,143	$110,210	$—

		Fair value measurements at December 31, 2016 using:
(Dollars in thousands)	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
Assets:	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities:
U.S. Treasury and U.S. government agencies	$47,012	$1,864	$45,148	$—
Mortgage-backed U.S. government agencies	25,619	—	25,619	—
State and political subdivision obligations	58,838	—	58,838	—
Corporate debt securities	1,100	—	1,100
Equity securities	1,056	1,056	—	—

Total	$133,625	$2,920	$130,705	$—

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following tables illustrate the assets measured at fair value on a nonrecurring basis segregated by hierarchy fair value levels.

		Fair value measurements at June 30, 2017 using:
(Dollars in thousands) Assets:	Total carrying value at June 30, 2017	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$2,061	$—	$—	$2,061
Foreclosed Assets Held for Sale	—	—	—	—
Mortgage Servicing Rights	135	—	—	135

		Fair value measurements at December 31, 2016 using:
(Dollars in thousands) Assets:	Total carrying value at December 31, 2016	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired Loans	$2,404	$—	$—	$2,404
Foreclosed Assets Held for Sale	135	—	—	135
Mortgage Servicing Rights	144	—	—	144

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Mid Penn has utilized Level 3 inputs to determine the fair value.

(Dollars in thousands)	Quantitative Information about Level 3 Fair Value Measurements
June 30, 2017	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$2,061	Appraisal of collateral (a)	Appraisal adjustments (b)	26% - 43%	35%
Foreclosed Assets Held for Sale	—	Appraisal of collateral (a), (c)	Appraisal adjustments (b)	0% - 0%	0%
Mortgage Servicing Rights	135	Multiple of annual service fee	Estimated prepayment speed based on rate and term	210% - 400%	365%

(Dollars in thousands)	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average
Impaired Loans	$2,404	Appraisal of collateral (a)	Appraisal adjustments (b)	11% - 70%	30%
Foreclosed Assets Held for Sale	135	Appraisal of collateral (a), (c)	Appraisal adjustments (b)	26% - 31%	27%
Mortgage Servicing Rights	144	Multiple of annual service fee	Estimated prepayment speed based on rate and term	210% - 400%	365%

(a)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.
(b)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal. Higher downward adjustments are caused by negative changes to the collateral or conditions in the real estate market, actual offers or sales contracts received, or age of the appraisal.
(c)	Includes qualitative adjustments by management and estimated liquidation expenses.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The following methodologies and assumptions were used to estimate the fair value of Mid Penn’s financial instruments:

Cash and Cash Equivalents:

The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value.

Interest-bearing Balances with other Financial Institutions:

The estimate of fair value was determined by comparing the present value of quoted interest rates on like deposits with the weighted average yield and weighted average maturity of the balances.

Securities Available for Sale:

The fair value of securities classified as available-for-sale is determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices.

Held-to-Maturity Securities:

The fair values of held-to-maturity securities are based on a market approach using observable inputs such as benchmark yields and securities, reported trades, issuer spreads, current bids and offers, monthly payment information and collateral performance.

Loans Held for Sale:

The fair values of mortgage loans originated and intended for sale in the secondary market are carried at fair value, as determined by outstanding commitments from investors.

Impaired Loans (included in “Net Loans and Leases” in the following tables):

Mid Penn’s rating system assumes any loans classified as substandard and nonaccrual to be impaired, and all of these loans are considered collateral dependent; therefore, all of Mid Penn’s impaired loans, whether reporting a specific allowance allocation or not, are considered collateral dependent.

It is Mid Penn’s policy to obtain updated third party valuations on all impaired loans collateralized by real estate within 30 days of the credit being classified as substandard nonaccrual. Prior to receipt of the updated real estate valuation Mid Penn will use any existing real estate valuation to determine any potential allowance for loan loss issues; however no allowance recommendation will be made until Mid Penn is in receipt of the updated valuation.

In some instances Mid Penn is not holding real estate as collateral and is relying on business assets (personal property) for repayment. In these circumstances a collateral inspection is performed by Mid Penn personnel to determine an estimated value. The value is based on net book value, as provided by the financial statements, and discounted accordingly based on determinations made by management. Occasionally, Mid Penn will employ an outside service to provide a fair estimate of value based on auction sales or private sales. Management reviews the estimates of these third parties and discounts them accordingly based on management’s judgment, if deemed necessary. Mid Penn considers the estimates used in its impairment analysis to be Level 3 inputs.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

Mid Penn actively monitors the values of collateral on impaired loans. This monitoring may require the modification of collateral values, either in a positive or negative way, due to the passage of time or some other change in one or more valuation inputs. Collateral values for impaired loans will be reassessed by management at least every 12 months for possible revaluation by an independent third party.

Loans:

For variable rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. The fair value of other loans are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.

Foreclosed Assets Held for Sale:

Certain assets included in foreclosed assets held for sale are carried at fair value and accordingly is presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

Accrued Interest Receivable and Payable:

The carrying amount of accrued interest receivable and payable approximates their fair values.

Restricted Investment in Bank Stocks:

The carrying amount of required and restricted investment in correspondent bank stock approximates fair value, and considers the limited marketability of such securities.

Mortgage Servicing Rights:

The fair value of servicing rights is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date.

Deposits:

The fair value for demand deposits (e.g., interest and noninterest checking, savings, and money market deposit accounts) is, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair value for fixed-rate certificates of deposit was estimated using a discounted cash flow calculation by combining all fixed-rate certificates into a pool with a weighted average yield and a weighted average maturity for the pool and comparing the pool with interest rates currently being offered on a similar maturity.

Short-term Borrowings:

Because of time to maturity, the estimated fair value of short-term borrowings approximates the book value.

Long-term and Subordinated Debt:

The estimated fair values of long-term and subordinated debt were determined using discounted cash flow analysis, based on currently available borrowing rates for similar types of borrowing arrangements.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

Commitments to Extend Credit and Letters of Credit:

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

The following table summarizes the carrying value and fair value of financial instruments at June 30, 2017 and December 31, 2016.

(Dollars in thousands)	June 30, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$29,179	$29,179	$45,973	$45,973
Available-for-sale investment securities	111,353	111,353	133,625	133,625
Held-to-maturity investment securities	71,096	71,199	—	—
Loans held for sale	2,369	2,369	1,959	1,959
Net loans and leases	854,594	874,192	806,741	824,293
Restricted investment in bank stocks	3,985	3,985	2,443	2,443
Accrued interest receivable	3,991	3,991	3,928	3,928
Mortgage servicing rights	135	135	144	144

Financial liabilities:
Deposits	$987,468	$988,200	$935,373	$935,075
Short-term borrowings	21,468	21,468	—	—
Long-term debt	13,467	12,149	13,581	13,614
Subordinated debt	7,419	7,420	7,414	7,534
Accrued interest payable	788	788	515	515
Off-balance sheet financial instruments:
Commitments to extend credit	$—	$—	$—	$—
Financial standby letters of credit	—	—	—	—

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The following tables present the carrying amount, fair value, and placement in the fair value hierarchy of Mid Penn’s financial instruments as of June 30, 2017 and December 31, 2016. Carrying values approximate fair values for cash and cash equivalents, interest-bearing time balances with other financial institutions, loans held for sale, restricted investment in bank stocks, mortgage servicing rights, accrued interest receivable and payable, and short-term borrowings. Other than cash and cash equivalents, which are considered Level 1 Inputs and mortgage servicing rights, which are Level 3 Inputs, these instruments are Level 2 Inputs. These tables exclude financial instruments for which the carrying amount approximates fair value, not previously disclosed.

			Fair Value Measurements
(Dollars in thousands) June 30, 2017	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments—assets
Held-to-maturity investment securities	$71,096	$71,199	$—	$71,199	$—
Net loans and leases	854,594	874,192	—	—	874,192

Financial instruments—liabilities
Deposits	$987,468	$988,200	$—	$988,200	$—
Short-term borrowings	21,468	21,468		21,468
Long-term debt	13,467	12,149	—	12,149	—
Subordinated debt	7,419	7,420	—	7,420	—

			Fair Value Measurements
(Dollars in thousands) December 31, 2016	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial instruments—assets
Net loans and leases	$806,741	$824,293	$—	$—	$824,293

Financial instruments—liabilities
Deposits	$935,373	$935,075	$—	$935,075	$—
Long-term debt	13,581	13,614	—	13,614	—
Subordinated debt	$7,414	$7,534		$7,534

(5)	Guarantees and Commitments

In the normal course of business, Mid Penn makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. The commitments include various guarantees and commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Mid Penn evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit and financial guarantees written are conditional commitments to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Mid Penn had $23,595,000 and $14,000,000 standby letters of credit outstanding as of June 30, 2017 and December 31, 2016,

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

respectively. Mid Penn does not anticipate any losses because of these transactions. The amount of the liability as of June 30, 2017 and December 31, 2016 for payment under standby letters of credit issued was not material.

As of June 30, 2017, Mid Penn had entered into fixed asset acquisition commitments related to (i) purchasing a commercial building in Harrisburg, PA for $2,100,000; (ii) purchasing two vacant and undeveloped lots adjacent to the commercial building for approximately $462,000; and (iii) purchasing vacant land in Halifax, PA for approximately $504,000. The commercial building and adjacent lots in Harrisburg, PA will be renovated at some future time to serve as an administrative center for the Company. The Halifax land will be the site upon which Mid Penn Bank will construct a new retail office (the Company has received all required bank regulatory approvals for this branch). The purchase of the building and lots were closed and settlement payments made in July 2017. The properties are not expected to have related construction or renovations and improvements completed until late 2017 or possibly beginning in 2018; therefore, any additional costs incurred related to these properties in 2017 are not expected to have a material impact on the 2017 financial statements.

(6)	Subordinated Debt

On December 9, 2015, Mid Penn sold $7,500,000 aggregate principal amount of Subordinated Debt (“Notes”) due 2025. The Notes are treated as Tier 2 capital for regulatory capital purposes.

The Notes bear interest at a rate of 5.15% per year for the first five years and then float at the Wall Street Journal’s Prime Rate plus 0.50%, provided that the interest rate applicable to the outstanding principal balance will at no time be less than 4.0%. Interest will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2016. The Notes will mature on December 9, 2025 and are redeemable in whole or in part, without premium or penalty, at any time on or after December 9, 2020, and prior to December 9, 2025. Additionally, Mid Penn may redeem the Notes in whole at any time, or in part from time to time, upon at least 30 days’ notice if: (i) a change or prospective change in law occurs that could prevent Mid Penn from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) Mid Penn becomes required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption.

Holders of the Notes may not accelerate the maturity of the Notes, except upon Mid Penn’s or Mid Penn Bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

ASC Subtopic 835-30, Simplifying the Presentation of Debt Issuance Costs, requires that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability. The unamortized debt issuance costs associated with the Notes were $81,000 at June 30, 2017 and $86,000 at December 31, 2016.

(7)	Defined Benefit Plans

Mid Penn has an unfunded noncontributory defined benefit retirement plan for directors. The plan provides defined benefits based on years of service. In addition, Mid Penn sponsors a defined benefit health care plan that provides post-retirement medical benefits and life insurance to qualifying full-time employees. These health care and life insurance plans are noncontributory. A December 31 measurement date for the plans is used.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The components of net periodic benefit costs from these defined benefit plans are as follows:

	Three Months Ended June 30,
(Dollars in thousands)	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Service cost	$9	$8	$1	$1
Interest cost	11	11	5	5
Amortization (accretion) of prior service cost	4	8	(6)	6

Net periodic benefit cost	$24	$27	$—	$12

	Six Months Ended June 30,
(Dollars in thousands)	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Service cost	$18	$17	$2	$2
Interest cost	22	23	10	11
Amortization (accretion) of prior service cost	7	25	(12)	91

Net periodic benefit cost	$47	$65	$—	$104

(8)	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of taxes, are as follows:

(Dollars in thousands)	Unrealized Loss on Securities	Defined Benefit Plans	Accumulated Other Comprehensive Loss
Balance—June 30, 2017	$(1,073)	$62	$(1,011)

Balance—December 31, 2016	$(2,919)	$66	$(2,853)

(9)	Common Stock

On June 25, 2014, the 2014 Restricted Stock Plan (the “Plan”) provides awards that shall not exceed, in the aggregate, 100,000 shares of common stock. Awards under the Plan are limited to employees and directors of the Company and the Bank selected by the Compensation Committee of the Board of Directors, to advance the best interest of Mid Penn and its shareholders.

Share-based compensation expense relating to restricted stock is recognized on a straight-line basis over the vesting periods of the awards and is a component of salaries and benefits expense. As of June 30, 2017, a total of 16,045 restricted shares were granted under the plan, with 2,990 of the granted shares being vested, while the remaining 13,055 granted shares remain unvested. The Plan grants and vesting resulted in $19,000 in compensation expense for the three months ended June 30, 2017, while $8,000 expense was recorded for the three months ended June 30, 2016. Compensation expense related to the Plan was $37,000 for the six months ended June 30, 2017, while it was $17,000 for the same period in 2016.

(10)	Earnings per Common Share

Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during each of the years presented. The following data show the amounts used in computing basic earnings per common share.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The computations of basic earnings per common share follow:

(Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$2,345	$2,022	$4,339	$3,827
Weighted average common shares outstanding	4,234,291	4,227,992	4,234,525	4,227,362
Basic earnings per common share	$0.55	$0.48	$1.02	$0.91

Mid Penn had no dilutive instruments outstanding during the periods ended June 30, 2017 and 2016.

(11)	Recent Accounting Pronouncements

ASU 2017-08: The Financial Accounting Standards Board (“FASB”) issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities.

The ASU shortens the amortization period for premiums on purchased callable debt securities to the earliest call date (i.e., yield-to-earliest call amortization), rather than amortizing over the full contractual term, but does not change the accounting for securities held at a discount.

The ASU applies to callable debt securities with explicit, noncontingent call features that are callable at fixed prices and on preset dates. If a security may be prepaid based upon prepayments of the underlying loans, not because the issuer exercised a date specific call option, it is excluded from the scope of the new standard. However, for instruments with contingent call features, once the contingency is resolved and the security is callable at a fixed price and preset date, the security is within the scope of the amendments. Further, it applies to all premiums on callable debt securities, regardless of how they were generated.

The ASU requires companies to reset the effective yield using the payment terms of the debt security if the call option is not exercised on the earliest call date. If the security has additional future call dates, any excess of the amortized cost basis over the amount repayable by the issuer at the next call date should be amortized to the next call date.

It is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those years. For all other entities, the amendments are effective for annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

Mid Penn has early adopted this standard, and the financial statements as of and for the three month and six month periods ended June 30, 2017, reflect the impact of premium amortization on callable debt securities to the earliest call date.    The adoption of this ASU did not have a material impact on Mid Penn’s consolidated financial statements.

ASU 2017-07: The FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

The ASU requires that an employer disaggregate the service cost component from the other components of net benefit cost. Service cost must be presented in the same line item(s) as other employee compensation costs. These costs are generally included within income from continuing operations, but in some cases may be eligible for capitalization, if certain criteria are met. All other components of net benefit cost must be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. These generally include interest cost, actual return on plan assets, amortization of prior service cost included in accumulated other comprehensive income, and gains or

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

losses from changes in the value of the projected benefit obligation or plan assets. If a separate line item is used to present the other components of net benefit cost, it must be appropriately described. If a separate line item is not used, an entity must disclose the line item(s) in the income statement that includes the other components of net benefit cost. The ASU clarifies that these costs are not eligible for capitalization.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those years. For other entities, the amendments are effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted as of the beginning of an annual period.

As disclosed in Note 7, Defined Benefit Plans, Mid Penn does disclose the service cost component of net benefit cost, but the related amounts are not material. Accordingly, when this ASU is implemented as required, the impact to reported salaries and employee benefits expense for interim and annual periods is expected to be immaterial.

ASU 2017-05: The FASB issued ASU 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets.

The ASU was issued to clarify the scope of Subtopic 610-20 and to add guidance for partial sales of nonfinancial assets, including partial sales of real estate. Historically, U.S. GAAP contained several different accounting models to evaluate whether the transfer of certain assets qualified for sale treatment. Moving forward, the new standard reduces the number of potential accounting models that might apply and clarifies which model does apply in various circumstances. Specifically, it clarifies the scope of Subtopic 610-20 by defining the term “in substance nonfinancial asset”. If substantially all of the fair value of the assets (recognized and unrecognized) promised to a counterparty in a contract is concentrated in nonfinancial assets, a financial asset in the same arrangement would still be considered part of an in substance nonfinancial asset. Also, nonfinancial assets may include nonfinancial assets contained within a legal entity that is transferred to a counterparty (e.g., through transfer of ownership interest). It clarifies also that derecognition of a business is not in scope of Subtopic 610-20, but rather, is governed by Topic 810.

In addition, the ASU indicates an entity should identify each distinct nonfinancial asset (e.g., real estate and inventory) or in substance nonfinancial asset promised to a counterparty and derecognize each asset when a counterparty obtains control of it.

Finally, the ASU adds guidance on accounting for partial sales of nonfinancial assets. It requires an entity to derecognize a distinct nonfinancial asset or distinct in substance nonfinancial asset in a partial sale transaction when two criteria are met: 1) the entity does not have (or ceases to have) a controlling financial interest in the legal entity that holds the asset in accordance with Topic 810, and 2) the entity transfers control of the asset in accordance with Topic 606.

The effective date and transition requirements for the ASU are the same as the effective date and transition requirements of Topic 606, and must be applied at the same date that Topic 606 is initially applied. That is, the amendments are effective for public entities for annual reporting periods beginning after December 15, 2017, including interim periods within those periods, and for nonpublic entities for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. Consistent with Topic 606, early adoption is permitted but no earlier than annual reporting periods beginning after December 15, 2016 for all entities.

Mid Penn has evaluated this ASU and does not anticipate the adoption to have a material impact on its consolidated financial statements since Mid Penn typically does not engage in partial sale transactions.

ASU 2017-04: The FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.

The amendments in this ASU are required for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

subsequent measurement of goodwill. To simplify the subsequent measurement of goodwill, the Update eliminates Step 2 from the goodwill impairment test. An entity should now perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.

The ASU eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment, and if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.

An entity should apply the amendments in this Update on a prospective basis. A public business entity should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

Mid Penn plans to early adopt this ASU for its annual goodwill impairment test at the end of 2017 by comparing its fair value to its carrying value. The adoption of this ASU is not expected to have a material impact on Mid Penn’s consolidated financial statements.

ASU 2016-15: The FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments.

The ASU clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are intended to reduce diversity in practice.

•	Cash payments for debt prepayment or extinguishment costs will be classified in financing activities.

•	Upon settlement of zero-coupon bonds and bonds with insignificant cash coupons, the portion of the payment attributable to imputed interest will be classified as an operating activity, while the portion of the payment attributable to principal will be classified as a financing activity.

•	Cash paid by an acquirer that isn’t soon after a business combination for the settlement of a contingent consideration liability will be separated between financing activities and operating activities. Cash payments up to the amount of the contingent consideration liability recognized at the acquisition date will be classified in financing activities; any excess will be classified in operating activities. Cash paid soon after the business combination will be classified in investing activities.

•	Cash proceeds received from the settlement of insurance claims will be classified on the basis of the related insurance coverage (that is, the nature of the loss). Cash proceeds from lump-sum settlements will be classified based on the nature of each loss included in the settlement.

•	Cash proceeds received from the settlement of corporate-owned life insurance (“COLI”) and BOLI policies will be classified as cash inflows from investing activities. Cash payments for premiums on COLI and BOLI may be classified as cash outflows for investing, operating, or a combination of both.

•	A transferor’s beneficial interest obtained in a securitization of financial assets will be disclosed as a noncash activity, and cash received from beneficial interests will be classified in investing activities.

•	Distributions received from equity method investees will be classified using either a cumulative earnings approach or a look- through approach as an accounting policy election.

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

The ASU contains additional guidance clarifying when an entity should separate cash receipts and cash payments and classify them into more than one class of cash flows (including when reasonable judgment is required to estimate and allocate cash flows) versus when an entity should classify the aggregate amount into one class of cash flows on the basis of predominance.

The amendments are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.

Mid Penn is currently evaluating this ASU, particularly related to cash payments for debt prepayment costs and cash proceeds received from the settlement of BOLI policies as these areas might affect Mid Penn in the future. This ASU, however, is not expected to have a material impact on Mid Penn’s operating results and consolidated financial statements because the guidance only affects the classification within the statement of cash flows.

ASU 2016-13: The FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

The ASU requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (“CECL”) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”) should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same expected loss model described above.

Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. Certain incremental disclosures are required.

The Update has tiered effective dates, with early adoption permitted for all entities as of the fiscal year beginning after December 15, 2018. For public business entities that are SEC filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.

Mid Penn is currently evaluating the details of this ASU and the impact the guidance will have on Mid Penn’s consolidated financial statements. Mid Penn expects that it is possible that the ASU will result in an increase in the allowance for credit losses resulting from the change to expected losses for the estimated life of the financial asset, including an allowance for debt securities. The amount of the increase in the

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

allowance for credit losses resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption.

ASU 2016-09: The FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

The ASU introduces targeted amendments intended to simplify the accounting for stock compensation. Specifically, the ASU requires all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) to be recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assess the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. That is, off balance sheet accounting for net operating losses stemming from excess tax benefits would no longer be required and instead such net operating losses would be recognized when they arise. Existing net operating losses that are currently tracked off balance sheet would be recognized, net of a valuation allowance if required, through an adjustment to opening retained earnings in the period of adoption. Entities will no longer need to maintain and track an “APIC pool.” The ASU also requires excess tax benefits to be classified along with other income tax cash flows as an operating activity in the statement of cash flows.

In addition, the ASU elevates the statutory tax withholding threshold to qualify for equity classification up to the maximum statutory tax rates in the applicable jurisdiction(s). The ASU also clarifies that cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity. The ASU provides an optional accounting policy election (with limited exceptions), to be applied on an entity-wide basis, to either estimate the number of awards that are expected to vest (consistent with existing U.S. GAAP) or account for forfeitures when they occur.

The amendments are effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted.

As disclosed in Note 9, Common Stock, Mid Penn currently provides share-based stock compensation to employees and directors of the Company and the Bank selected by the Compensation Committee of the Board of Directors, to advance the best interest of Mid Penn and its shareholders. Mid Penn adopted this ASU in the first quarter of 2017 and the adoption had no material impact on Mid Penn’s consolidated financial statements.

ASU 2016-02: The FASB issued ASU 2016-02, Leases.

The new leases standard applies a right-of-use (“ROU”) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. For leases with a term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize an ROU asset or lease liability. At inception, lessees must classify all leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the statement of cash flows, differs depending on the lease classification.

The new leases standard requires a lessor to classify leases as either sales-type, direct financing or operating, similar to existing U.S. GAAP. Classification depends on the same five criteria used by lessees plus certain additional factors. The subsequent accounting treatment for all three lease types is substantially equivalent to existing U.S. GAAP for sales-type leases, direct financing leases, and operating leases. However, the new standard updates certain aspects of the lessor accounting model to align it with the new lessee accounting model, as well as with the new revenue standard under Topic 606.

Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

new leases standard addresses other considerations including identification of a lease, separating lease and non-lease components of a contract, sale and leaseback transactions, modifications, combining contracts, reassessment of the lease term, and remeasurement of lease payments. It also contains comprehensive implementation guidance with practical examples.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Specific transition requirements apply.

Mid Penn occupies certain offices under non-cancelable operating lease agreements, which currently are not reflected in its consolidated statement of condition. Mid Penn expects to recognize lease liabilities and ROU assets associated with these lease agreements as required by the ASU; however, the extent of the prospective impact on Mid Penn’s consolidated financial statements and the materiality will be dependent upon the extent and type of lease arrangements involving Mid Penn at the time of the adoption of this standard.

ASU 2016-01: The FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.

This ASU requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The ASU allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The ASU also requires public companies to use exit prices to measure the fair value of financial instruments, eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost, and requires separate presentation of financial assets and liabilities based on form and measurement category. In addition, for liabilities measured at fair value under the fair value option, the changes in fair value due to changes in instrument-specific credit risk should be recognized in OCI.

This ASU is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.

As of June 30, 2017, Mid Penn held $1,171,000 of equity investments (excluding restricted investments in bank stocks). Mid Penn does not expect to make significant increases in the volume of its equity investments; therefore, the adoption of this ASU is not expected to be material to Mid Penn’s consolidated financial statements.

ASU 2014-09: The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

The amendments in this Update establish a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU 2015-14, Revenue from contracts with Customers (Topic 606): Deferral of the Effective Date. This ASU defers the effective date of ASU 2014-09 for all entities by one year.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), as an amendment to ASU 2014-09 to improve Topic 606, by reducing: (i) the potential for diversity in practice arising from

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

inconsistent and application of the principal versus agent guidance, and (ii) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, as an amendment to ASU 2014-09 to improve Topic 606, by reducing: (i) the potential for diversity in practice at initial applications, and (ii) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in this ASU do not change the core principles of Topic 606. These amendments affect only the narrow aspects of Topic 606: (i) Collectability Criterion, (ii) Presentation of Sales Taxes and Other Similar Taxes Collected from Customers, (iii) Noncash Consideration, (iv) Contract Modifications at Transition, and (v) Completed Contracts at Transition.

ASU 2014-09, including transition requirements for all amendments, is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the original effective date for interim and annual reporting periods in fiscal years beginning after December 15, 2016.

Mid Penn’s implementation efforts include the identification of revenue within the scope of the guidance, particularly in regards to assessing collectability. Mid Penn’s review is ongoing, and it will continue to evaluate any prospective impact as additional guidance is issued and as its internal assessment progresses.

(12)	Agreement and Plan of Merger

On March 29, 2017, Mid Penn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Scottdale Bank and Trust Company. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Scottdale will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving bank (the “Merger”).

If the merger is completed, Scottdale shareholders will have the right to receive for each share of Scottdale common stock they own, at their election, (i) $1,166 in cash or (ii) a fraction of a share (the “exchange ratio”) of Mid Penn common stock determined by dividing (y) $1,166 by (z) the 10 trading day per share volume-weighted average price for Mid Penn common stock ending on the date that is five business days prior to the closing of the merger (the “Average Price”), provided that in no event may the exchange ratio be less than 38.88 or greater than 44.86, respectively. Scottdale shareholders may also elect to receive a combination of cash and Mid Penn common stock. The Merger Agreement provides that not less than 90% of the outstanding shares of Scottdale common stock will be converted into the right to receive shares of Mid Penn common stock and the remainder of the outstanding shares of Scottdale common stock will be converted into the right to receive cash. However, the percentage of Scottdale common stock converted to the right to receive Mid Penn common stock could be adjusted down to 85% in the event that shareholders perfecting their dissenters’ rights reach 15% of the outstanding shares of Scottdale common stock.

Completion of the Merger is subject to a number of customary conditions, including, among others, (i) the approval of the Merger Agreement by the shareholders of both Scottdale and Mid Penn, (ii) the effectiveness of the registration statement to be filed by Mid Penn with the SEC relating to the Mid Penn common stock to be issued in the Merger, (iii) approval of the listing on The Nasdaq Stock Market of the shares of Mid Penn common stock to be issued in the Merger, (iv) the absence of any order or other legal restriction prohibiting the closing of the Merger, (v) receipt of required regulatory approvals without the imposition of any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Mid Penn or Scottdale, materially and adversely affect the business, operations,

MID PENN BANCORP, INC.	Notes to Consolidated Financial Statements (Unaudited)

financial condition, property or assets of the combined enterprise or materially impair the value of Scottdale to Mid Penn or the value of Mid Penn to Scottdale, and (vi) Lawrence J Kiefer and Mid Penn Bank entering into a mutually acceptable employment agreement effective as of the closing. Each party’s obligations to complete the Merger is also subject to certain additional customary conditions, including: (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) performance in all material respects by the other party of its obligations under the Merger Agreement, (c) not more than 15% of the outstanding shares of Scottdale common stock have properly effected their dissenters rights, (d) the absence of any material adverse effect (as such term is defined in the Merger Agreement) with respect to the other party, and (e) the receipt by each party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

The Scottdale Bank and Trust Company

Report on the Financial Statements

We have audited the accompanying financial statements of The Scottdale Bank and Trust Company which comprise the balance sheet as of December 31, 2016 and 2015; the related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Scottdale Bank and Trust Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Cranberry Township, Pennsylvania

June 15, 2017

S.R. Snodgrass, P.C. 2009 • Mackenzie Way, Suite 340 • Cranberry Township, Pennsylvania 16066 • Phone: 724-934-0344 • Fax: 724-934-0345

THE SCOTTDALE BANK AND TRUST COMPANY

BALANCE SHEET

	December 31,
	2016	2015
ASSETS
Cash and due from banks	$7,160,045	$10,227,473
Interest-bearing deposits in banks	97,545	16,653,196
Federal funds sold	9,384,000	347,000

Total cash and cash equivalents	16,641,590	27,227,669
Certificates of deposit	2,750,000	2,250,000
Investment securities available for sale	77,281,942	66,858,556
Investment securities held to maturity (fair value of $100,018,587 and $102,456,869)	100,558,182	101,683,363
Loans	63,379,178	59,209,642
Less allowance for loan losses	553,105	755,994

Net loans	62,826,073	58,453,648
Premises and equipment	1,286,220	1,326,356
Regulatory bank stock	99,500	97,100
Other real estate owned	387,383	2,287,747
Accrued interest receivable and other assets	1,644,623	2,049,682

TOTAL ASSETS	$263,475,513	$262,234,121

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$44,310,556	$41,447,508
Interest-bearing demand deposits	20,541,709	18,039,531
Savings and money market deposits	145,279,835	148,918,513
Time deposits	5,853,114	5,984,161

Total deposits	215,985,214	214,389,713
Defined benefit pension liability	2,121,486	1,898,480
Accrued interest payable and other liabilities	85,999	184,351

TOTAL LIABILITIES	218,192,699	216,472,544

STOCKHOLDERS’ EQUITY
Common stock—authorized, 200,000 shares of $2.50 par value; 53,950 shares issued as of December 31, 2016 and 2015; 50,718 shares outstanding as of December 31, 2016 and 2015	134,875	134,875
Surplus	1,200,000	1,200,000
Retained earnings	44,130,212	45,101,888
Accumulated other comprehensive income	1,587,977	1,095,064
Treasury stock—at cost, 3,232 shares as of December 31, 2016 and 2015	(1,770,250)	(1,770,250)

TOTAL STOCKHOLDERS’ EQUITY	45,282,814	45,761,577

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$263,475,513	$262,234,121

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF INCOME

	Year Ended December 31,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,271,309	$3,232,484
Investment securities:
Taxable	1,391,232	1,125,363
Exempt from federal income tax	1,973,067	2,183,787
Interest-bearing deposits in banks	61,957	44,810
Federal funds sold	41,662	2,508

Total interest and dividend income	6,739,227	6,588,952
INTEREST EXPENSE ON DEPOSITS	520,042	688,948

NET INTEREST INCOME	6,219,185	5,900,004
Credit provision for loan losses	(200,000)	—

NET INTEREST INCOME AFTER
CREDIT PROVISION FOR LOAN LOSSES	6,419,185	5,900,004

OTHER INCOME
Service fees on deposit accounts	340,433	290,554
Gains on investment securities	84,231	196,903
Other	62,398	61,527

Total other income	487,062	548,984

OTHER EXPENSE
Salaries	2,820,944	2,804,689
Pension and other employee benefits	768,861	704,671
Occupancy and equipment	417,390	464,453
PA shares tax	36,012	41,627
Charitable contributions	493,625	493,084
Federal deposit insurance assessment	117,500	141,000
Professional fees	154,740	221,628
Computer services	100,612	118,272
Loss (gain) on sale of other real estate owned	781,638	(5,907)
Other	562,243	560,043

Total other expense	6,253,565	5,543,560

Income before income tax	652,682	905,428
Income tax expense	102,818	29,115

NET INCOME	$549,864	$876,313

EARNINGS PER SHARE	$10.84	$19.39

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015
Net income	$549,864	$876,313
Components of other comprehensive income (loss):
Unrealized gain on available-for-sale investment securities	1,160,983	(207,686)
Tax effect	(394,735)	70,614
Reclassification adjustment for gains realized in income	(84,231)	(196,903)
Tax effect	28,638	66,947
Change in unrecognized pension costs	(329,914)	(76,323)
Tax effect	112,172	25,950

Total other comprehensive income (loss)	492,913	(317,401)

Total comprehensive income	$1,042,777	$558,912

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, December 31, 2014	$134,875	$1,200,000	$44,682,037	$1,412,465	$(1,770,250)	$45,659,127
Net income	—	—	876,313	—	—	876,313
Other comprehensive loss	—	—	—	(317,401)	—	(317,401)
Cash dividends ($ 9.00 per share)	—	—	(456,462)	—	—	(456,462)
Balance, December 31, 2015	134,875	1,200,000	45,101,888	1,095,064	(1,770,250)	45,761,577
Net income	—	—	549,864	—	—	549,864
Other comprehensive income	—	—	—	492,913	—	492,913
Cash dividends ($ 30.00 per share)	—	—	(1,521,540)	—	—	(1,521,540)

Balance, December 31, 2016	$134,875	$1,200,000	$44,130,212	$1,587,977	$(1,770,250)	$45,282,814

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$549,864	$876,313
Adjustments to reconcile net income to net cash provided by operating activities:
Credit provision for loan losses	(200,000)	—
Depreciation	122,178	108,983
Net amortization on investments	1,254,675	1,210,498
Deferred income taxes	102,819	8,639
Gains on investment securities	(84,231)	(196,903)
Net loss (gain) on sale of other real estate owned	781,638	(5,907)
Increase in accrued interest receivable	(26,083)	(5,393)
(Decrease) increase in accrued interest payable	(84)	938
Other, net	(413,896)	(128,172)

Net cash provided by operating activities	2,086,880	1,868,996

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities and calls	13,760,275	17,439,383
Purchases	(23,619,470)	(29,502,306)
Investment securities held to maturity:
Proceeds from maturities	17,593,669	24,129,724
Purchases	(17,126,371)	(11,240,627)
Purchase of certificate of deposits	(500,000)	(750,000)
Proceeds from sale of other real estate owned	1,427,778	29,159
Purchase of regulatory bank stock	(2,400)	—
Redemption of regulatory bank stock	—	1,800
Net (increase) decrease in loans	(4,198,359)	585,690
Purchase of premises and equipment	(82,042)	(723,017)

Net cash used for investing activities	(12,746,920)	(30,194)

FINANCING ACTIVITIES
Net increase in deposits	1,595,501	2,194,122
Cash dividends paid	(1,521,540)	(456,462)

Net cash provided by financing activities	73,961	1,737,660

(Decrease) increase in cash and cash equivalents	(10,586,079)	3,576,462
CASH AND CASH EQUIVALENTS AT	27,227,669	23,651,207

CASH AND CASH EQUIVALENTS AT	$16,641,590	$27,227,669

See accompanying notes to the financial statements.

THE SCOTTDALE BANK AND TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

The Scottdale Bank and Trust Company (the “Bank”) is a full-service commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. The Bank’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

Ownership

Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 25,804 shares, or 50.87 percent, of the Bank’s outstanding stock as of December 31, 2016 and 2015.

Use of Estimates

In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the Balance Sheet date and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, defined benefit pension liability, fair value of financial instruments, valuation of deferred tax assets, other-than-temporary impairment of securities, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities

All investments in debt and equity securities are to be classified into three categories. Securities which management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount, computed on a level-yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as net of income taxes as a separate component of stockholders’ equity until realized. At this time, management has no intention of establishing a trading securities classification.

Interest and dividends on securities are reported as interest income. Gains and losses realized on sales of securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Securities are evaluated on a periodic basis and determine whether a decline in their value is other than temporary. For debt securities, management considers whether the present value of cash flow expected to be collected is less than the security’s amortized cost basis (the difference defined as the credit loss), the

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

magnitude and duration of the decline, the reasons underlying the decline, and the Bank’s intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in fair value, to determine whether the loss in value is other than temporary. Once a decline in fair value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Regulating Bank Stock

Common stock of the Federal Home Loan Bank (“FHLB”) and Atlantic Community Bancshares, Inc represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as regulatory bank stock on the Balance Sheet.

The Bank is a member of the FHLB of Pittsburgh and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost, and evaluated for impairment as needed. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. There was no impairment of the FHLB stock as of December 31, 2016 or 2015.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due, unless the credit is well secured and in the process of collection or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses  (Continued)

The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans and leases.

Supplementary Cash Flow Information

For purposes of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Therefore, all cash and due from banks, interest-bearing deposits in banks, and federal funds sold are classified as cash equivalents for purposes of the Statements of Cash Flows. Federal funds are purchased or sold for one-day periods. Cash payments for interest were $520,126 and $688,010 for the years ended December 31, 2016 and 2015, respectively. There were no income tax payments in 2016 and 2015.

Advertising

The Bank expenses advertising costs as incurred. Advertising expense was $54,355 and $65,893 for the years ended December 31, 2016 and 2015, respectively, which is included in other expense on the Statements of Income.

Premises and Equipment

Land is carried at cost. Premises and equipment, which include leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which consist of 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for office buildings and improvements. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the related leases or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate Owned (“OREO”)

Real estate acquired in satisfaction of a loan is reported in other real estate owned on the Balance Sheet.

Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at fair value less estimated costs to sell. Initial write-downs recorded when properties are transferred to OREO are recorded as reductions of the allowance for loan losses. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the property, and subsequent gains and losses attributable to their disposal are included in other income and expenses.

Trust Department

Assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying Balance Sheets since such items are not assets of the Bank. In accordance with industry practice, fees are recorded on a cash basis and approximate the fees which would have been recognized on the accrual basis.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Bank uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share

Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. The weighted-average number of shares outstanding was 50,718 for the years ended December 31, 2016 and 2015.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such classifications had no effect on net income or stockholders’ equity.

Comprehensive Income

The Bank is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized gains and losses on the available-for-sale securities portfolio and the change in the unrecognized pension cost.

2.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale, at December 31, are summarized as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,998,083	$2,112	$(898)	$2,999,297
U.S. government agency securities	10,256,851	20,821	(29,070)	10,248,602
Corporate securities	57,818,220	90,996	(563,430)	57,345,786

Total debt securities	71,073,154	113,929	(593,398)	70,593,685
Equity securities—financial institutions	930,296	5,757,961	—	6,688,257

Total	$72,003,450	$5,871,890	$(593,398)	$77,281,942

2.	INVESTMENT SECURITIES (Continued)

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,997,004	$—	$(10,792)	$2,986,212
U.S. government agency securities	14,288,319	38,998	(42,003)	14,285,314
Corporate securities	44,441,197	110,096	(339,439)	44,211,854

Total debt securities	61,726,520	149,094	(392,234)	61,483,380
Equity securities—financial institutions	930,296	4,444,880	—	5,375,176

Total	$62,656,816	$4,593,974	$(392,234)	$66,858,556

The amortized cost, gross unrealized gains and losses, and fair value of investment securities held to maturity, at December 31, are summarized as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$100,558,182	$237,863	$(777,458)	$100,018,587

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$101,683,363	$909,213	$(135,707)	$102,456,869

The following table shows the Bank’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31:

	2016
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of states and political subdivisions	$38,317,854	$(570,781)	$23,720,794	$(206,677)	$62,038,648	$(777,458)
U.S. treasury securities	—	—	999,102	(898)	999,102	(898)
U.S. government agency securities	1,980,839	(19,161)	3,745,127	(9,909)	5,725,966	(29,070)
Corporate securities	21,431,301	(486,774)	16,963,490	(76,656)	38,394,791	(563,430)

Total	$61,729,994	$(1,076,716)	$45,428,513	$(294,140)	$107,158,507	$(1,370,856)

2.	INVESTMENT SECURITIES (Continued)

	2015
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of states and political subdivisions	$8,207,399	$(28,187)	$17,113,698	$(107,520)	$25,321,097	$(135,707)
U.S. treasury securities	1,991,524	(5,480)	994,688	(5,312)	2,986,212	(10,792)
U.S. government agency securities	1,989,350	(10,650)	4,236,860	(31,353)	6,226,210	(42,003)
Corporate securities	18,131,834	(261,301)	9,068,191	(78,138)	27,200,025	(339,439)

Total	$30,320,107	$(305,618)	$31,413,437	$(222,323)	$61,733,544	$(527,941)

The Bank reviews its position quarterly and asserts that at December 31, 2016, the declines outlined in the previous table represent temporary declines and the Bank does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. At December 31, 2016, the Bank had 202 investment securities that were in an unrealized loss position.

For debt securities that are not deemed to be credit impaired, management performs additional analysis to assess whether it intends to sell or would more likely than not be required to sell the investment before the expected recovery of the amortized cost basis. Management has asserted that is has no intent to sell and that it believes it is more likely than not that it will not be required to sell the investment before recovery of its amortized cost basis. Similarly, for equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.

For debt securities, a critical component of the evaluation for other-than-temporary impairment is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. Where management deems the security to be other-than-temporarily impaired based upon the above factors and the duration and extent to which the fair value has been less than cost, the inability to forecast a recovery in fair value, and other factors concerning the issuers in the pooled security, the decline is recorded in earnings.

The Bank has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes, sector credit ratings changes, or Bank-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2016, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$6,031,014	$6,044,914	$15,753,299	$15,790,389
Due after one year through five years	50,839,184	50,653,743	71,877,812	71,635,717
Due after five years through ten years	14,202,956	13,895,028	12,927,071	12,592,481

Total	$71,073,154	$70,593,685	$100,558,182	$100,018,587

2.	INVESTMENT SECURITIES (Continued)

There were no sales of investment securities during the years ended December 31, 2016 or 2015. The Bank recorded gross gains from investment calls and proceeds received on securities for which it had previously recorded other-than-temporary impairment charges of $84,231 and $196,903 at December 31, 2016 and 2015, respectively.

Investment securities with a carrying value of $10,765,582 and $9,504,383 at December 31, 2016 and 2015, respectively, were pledged for fiduciary powers, to secure public deposits and for other purposes as provided by law.

3.	LOANS

The Bank grants mortgage, commercial, and installment loans, which are the primary loan portfolio segments to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Southwestern Pennsylvania. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Major classifications of loans are summarized as follows as of December 31:

	2016	2015
Real estate:
Residential	$31,640,599	$30,955,094
Commercial	27,150,871	23,987,647
Commercial	3,015,337	2,409,093
Installment	1,572,371	1,857,808

	63,379,178	59,209,642
Less allowance for loan losses	553,105	755,994

Net loans	$62,826,073	$58,453,648

4.	ALLOWANCE FOR LOAN LOSSES

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are evaluated solely based on delinquency and assessed a specific reserve by management. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value, if the loan is considered to be collateral-dependent) of the impaired loan is lower than the carrying amount of that loan. The general component covers current loans and is based on historical loss experience adjusted for qualitative factors. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the residential real estate portfolio; (ii) the commercial real estate portfolio; (iii) the commercial portfolio; (iv) the installment portfolio; and (v) the unallocated portion. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

During 2016, the activity in the allowance as noted below corresponds with the increases and decreases in each respective portfolio. There were no changes in qualitative or historical loss factors during the year.

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the allowance for loan losses by portfolio segment as of December 31 are as follows:

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2016	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994
Provision	5,424	33,013	4,683	2,437	(245,557)	(200,000)
Charge-offs	—	—	—	(9,552)	—	(9,552)
Recoveries	—	—	—	6,663	—	6,663

Ending balance at December 31, 2016	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2015	$219,712	$261,370	$14,598	$21,999	$237,029	$754,708
Provision	12,478	(21,494)	747	(5,546)	13,815	—
Charge-offs	—	—	—	(8)	—	(8)
Recoveries	—	—	—	1,294	—	1,294

Ending balance at December 31, 2015	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994

The following is a table that segregates the allowance for loan losses and loan portfolio by portfolio segment into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2016 and 2015:

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2016
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$237,614	$272,889	$20,028	$17,287	$5,287	$553,105

Loans:
Ending balance: collectively evaluated for impairment	$31,640,599	$26,856,453	$2,936,639	$1,572,371		$63,006,062
Ending balance: individually evaluated for impairment	—	294,418	78,698	—		373,116

Ending balance	$31,640,599	$27,150,871	$3,015,337	$1,572,371		$63,379,178

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2015
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$232,190	$239,876	$15,345	$17,739	$250,844	$755,994

Loans:
Ending balance: collectively evaluated for impairment	$30,955,094	$23,341,545	$2,409,093	$1,857,808		$58,563,540
Ending balance: individually evaluated for impairment	—	646,102	—	—		646,102

Ending balance	$30,955,094	$23,987,647	$2,409,093	$1,857,808		$59,209,642

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either their present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Information with respect to impaired loans as of and for the years ended December 31, 2016 and 2015, is as follows:

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$—	$—	$294,418	$294,418	$594,176	$22,864
Commercial	—	—	78,698	78,698	26,198	—

	$—	$—	$373,116	$373,116	$620,374	$22,864

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
Commercial real estate	$—	$—	$646,102	$646,102	$161,308	$23,749

	$—	$—	$646,102	$646,102	$161,308	$23,749

Credit Quality Information

The following table includes an aging analysis of the recorded investment of past-due financing receivables as of December 31:

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2016
Residential real estate	$30,512,920	$258,853	$511,086	$357,740	$31,640,599	$228,389
Commercial real estate	26,461,894	—	394,559	294,418	27,150,871	—
Commercial	2,936,639	—	—	78,698	3,015,337	70,000
Installment	1,565,450	6,921	—	—	1,572,371	—

Total	$61,476,903	$265,774	$905,645	$730,856	$63,379,178	$298,389

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2015
Residential real estate	$30,262,045	$461,682	$73,899	$157,468	$30,955,094	$157,468
Commercial real estate	23,341,545	—	—	646,102	23,987,647	567,358
Commercial	2,424,875	56,520	—	8,698	2,490,093	8,698
Installment	1,848,122	3,560	—	6,126	1,857,808	6,126

Total	$57,876,587	$521,762	$73,899	$818,394	$59,290,642	$739,650

The following is a table of nonaccrual loans by portfolio segment as of December 31, 2016:

Nonaccrual
December 31, 2016
Residential real estate	$129,351
Commercial real estate	294,418
Commercial	8,698

Total	$432,467

The following is a table of nonaccrual loans by portfolio segment as of December 31, 2015:

Nonaccrual
December 31, 2015
Commercial real estate	$48,744

Total	$48,744

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The nonperforming classification is based solely on delinquency levels. Nonperforming loans include loans that are on nonaccrual or loans that are contractually past due 90 days or more on interest or principal payments.

	Performing	Nonperforming	Total
December 31, 2016
Residential real estate	$31,282,859	$357,740	$31,640,599
Commercial real estate	26,856,453	294,418	27,150,871
Commercial	2,936,639	78,698	3,015,337
Installment	1,572,371	—	1,572,371

Ending balance	$62,648,322	$730,856	$63,379,178

	Performing	Nonperforming	Total
December 31, 2015
Residential real estate	$30,797,626	$157,468	$30,955,094
Commercial real estate	23,341,545	646,102	23,987,647
Commercial	2,481,395	8,698	2,490,093
Installment	1,851,682	6,126	1,857,808

Ending balance	$58,472,248	$818,394	$59,290,642

Troubled Debt Restructuring (“TDR”)

Consistent with accounting and regulatory guidance, the Bank recognizes a TDR when the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that would not normally be considered. Regardless of the form of concession granted, the Bank’s objective in offering a TDR is to increase the probability of repayment of the borrower’s loan.

To be considered a TDR, both of the following criteria must be met:

•	The borrower must be experiencing financial difficulties; and

•	The Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered.

The Bank did not have any TDRs in 2016 or 2015 nor did it have any TDRs within the last year where a concession had been made that then defaulted in 2016 or 2015.

5.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows as of December 31:

	2016	2015
Land	$269,514	$269,514
Buildings and improvements	2,429,134	2,429,134
Furniture, fixtures, and equipment	1,985,983	2,138,514

	4,684,631	4,837,162
Less accumulated depreciation	3,398,411	3,510,806

Total	$1,286,220	$1,326,356

Depreciation charged to operations was $122,178 and $108,983 in 2016 and 2015, respectively.

6.	DEPOSITS

The scheduled maturities of time deposits at December 31, 2016, are as follows:

2017	$2,974,012
2018	1,235,202
2019	1,643,900

Total	$5,853,114

At December 31, 2016 and 2015, the aggregate of all time deposit accounts with a minimum denomination in greater than or equal to the federally insured limit of $250,000 or more amounted to $2,465,000 and $2,465,000, respectively.

7.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments to extend credit that are not reflected in the accompanying Balance Sheet and represent financial instruments with off-balance sheet risk. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of commitments to extend credit totaling approximately $8,135,337 and $2,873,427 at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, off-balance sheet commitments also included standby letters of credit totaling $82,303 and $82,303, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of mortgage loan originations, credit cards, and lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

8.	INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

	2016	2015
Current	$(1)	$20,476
Deferred	102,819	8,639

Total	$102,818	$29,115

8.	INCOME TAXES (Continued)

The deferred tax assets and deferred tax liabilities recorded on the Balance Sheet as of December 31, 2016 and 2015, are as follows:

	2016	2015
Deferred tax assets:
Allowance for loan losses	$77,607	$145,607
Alternative minimum tax credits	938,895	938,895
Pension liability	976,637	864,467
Charitable contribution carryforward	802,893	766,318
Net operating loss carryover	1,074,917	647,778
Other	183,525	181,330

Gross deferred tax assets	4,054,474	3,544,395
Deferred tax valuation allowance	(1,877,810)	(1,414,096)

Total deferred tax assets	2,176,664	2,130,299

Deferred tax liabilities:
Pension expense	(255,332)	(218,983)
Premises and equipment	(38,416)	(37,751)
Net unrealized gain on investment securities available for sale	(1,794,687)	(1,428,592)

Total deferred tax liabilities	(2,088,435)	(1,685,326)

Net deferred tax assets	$88,229	$444,973

Included in the table above is a deferred tax asset related to charitable contributions made by the Bank in prior years that began to expire during 2012 as the Bank was unable to generate sufficient taxable income to deduct the contributions. The charitable contribution amounts of $386,052 and $251,295 expired during 2016 and 2015, respectively. As such, management has established a valuation allowance against this deferred tax asset as of December 31, 2016 and 2015, in the amount of $802,893 and $766,318, respectively.

The Bank also has a net operating loss (“NOL”) carryforward that will begin to expire in 2030 of which a valuation allowance against this deferred tax asset was established in the amount of $1,074,917 and $647,778 as of December 31, 2016 and 2015, respectively. The alternative minimum tax (“AMT”) credits have an indefinite carryforward period.

The reconciliation between the federal statutory rate and the Bank’s effective income tax rate is as follows:

	2016		2015
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$221,912	34.0%	$307,846	34.0%
Effect of tax-exempt income	(697,438)	(106.9)	(731,583)	(80.8)
Valuation allowance	463,714	71.1	395,408	43.7
Other	114,630	17.6	57,444	6.3

Total expense for income taxes and effective rate	$102,818	15.8%	$29,115	3.2%

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-

8.	INCOME TAXES (Continued)

than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statements of Income. The Bank’s federal and PA shares tax returns for taxable years through 2013 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

9.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive income by component, net of tax, as of December 31, 2016 and 2015:

	Net Unrealized Gain on Securities	Net Unrecognized Pension Costs	Total
Accumulated other comprehensive income (loss), January 1, 2015	$3,040,175	$(1,627,710)	$1,412,465
Other comprehensive loss before reclassification	(137,072)	(148,473)	(285,545)
Amounts reclassified	(129,956)	98,100	(31,856)

Accumulated other comprehensive income (loss), December 31, 2015	2,773,147	(1,678,083)	1,095,064
Other comprehensive income (loss) before reclassification	766,248	(334,400)	431,848
Amounts reclassified	(55,593)	116,658	61,065

Accumulated other comprehensive income (loss), December 31, 2016	$3,483,802	$(1,895,825)	$1,587,977

The following table presents the amounts reclassified out of accumulated other comprehensive income for the years ended December 31, 2016 and 2015.

Details About Accumulated Other Comprehensive Income	Amount Reclassified From Accumulated Other Comprehensive Income		Affected Line on the Statements of Income
	2016	2015
Realized gain on available-for-sale securities	$(84,231)	$(196,903)	Gains on investment securities
	28,638	66,947	Income tax expense

	$(55,593)	$(129,956)

Net unrecognized pension costs	$176,754	$148,636	Pension and other employee benefits
	(60,096)	(50,536)	Income tax benefit

	$116,658	$98,100

10.	EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank offers a noncontributory defined benefit pension plan (the “Plan”) covering all eligible employees. The Bank’s policy is to fund pension benefits as accrued. The Plan’s assets are primarily invested in corporate equity securities; the valuations of which are subject to market fluctuations.

The following table sets forth the Plan’s funded status and amounts recognized in the Bank’s Balance Sheet at December 31:

	2016	2015
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$8,074,241	$7,875,586
Service cost	273,688	268,338
Interest cost	340,342	312,566
Benefit payments	(17,053)	(74,645)
Actuarial (gain) loss	409,903	(307,604)

Projected benefit obligation at end of year	9,081,121	8,074,241

Change in Plan assets:
Fair value of Plan assets at beginning of year	6,175,761	5,903,567
Return on Plan assets	350,927	(103,161)
Benefit payments	(17,053)	(74,645)
Employer contribution	450,000	450,000

Fair value of Plan assets at end of year	6,959,635	6,175,761

Funded status	(2,121,486)	(1,898,480)
Unrecognized actuarial loss	2,872,462	2,531,579
Unrecognized prior service cost	—	10,970

Accrued pension cost	$750,976	$644,069

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2016	2015
Unrecognized actuarial loss	2,872,462	2,531,579
Unrecognized prior service cost	$—	$10,970
Amount recognized, end of year	$2,872,462	$2,542,549

Amounts recognized in the year-end Balance Sheet consist of:

	2016	2015
Accrued benefit cost	$750,976	$644,069
Accumulated other comprehensive income	(2,872,462)	(2,542,549)

Net amount recognized	$(2,121,486)	$(1,898,480)

The accumulated benefit obligation for the Plan was $7,659,843 and $6,463,583 at December 31, 2016 and 2015, respectively.

10.	EMPLOYEE BENEFITS (Continued)

Components of Net Periodic Pension Cost

Amounts included in the net periodic pension cost are as follows for the years ended December 31:

	Year Ended December 31,
	2016	2015
Service cost—benefits earned during the period	$273,688	$268,338
Interest cost on projected benefit obligation	340,342	312,566
Expected return on Plan assets	(447,691)	(429,402)
Net amortization and deferral	10,970	12,763
Recognized actuarial loss	165,784	135,873

Total pension cost	$343,093	$300,138

Assumptions

The weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31 consist of:

	2016	2015
Discount rate	4.00%	4.00%
Expected long-term return on Plan assets	7.00	7.00
Rate of compensation increase	4.00	4.00

The weighted-average assumptions used to determine benefit obligations at December 31 consist of:

	2016	2015
Discount rate	4.00%	4.25%
Expected long-term return on Plan assets	7.00	7.00
Rate of compensation increase	4.00	4.00

The Plan’s weighted-average asset allocations by investment category as of December 31 are as follows:

	2016	2015
Cash and cash equivalents	42.34%	38.40%
Common stocks	57.66	61.60

	100.00%	100.00%

The Plan’s funds are managed and held in trust by the Bank’s Trust Division. The investment objective and strategy for investing Plan assets call for a “Moderate Growth Income Objective.” This objective provides for a preservation of the principal’s purchasing power and moderate income. The investment policies of the Plan trustees prohibit the use of derivatives. In addition, the Plan’s assets are diversified appropriately across different sections.

10.	EMPLOYEE BENEFITS (Continued)

Assumptions (Continued)

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31:

	December 31, 2016
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$2,946,723	$—	$—	$2,946,723
Common stocks:
Communications	592,417	—	—	592,417
Food and kindred	342,080	—	—	342,080
Pharmaceuticals and healthcare	1,019,554	—	—	1,019,554
Information technology	555,733	—	—	555,733
Petroleum refining	262,066	—	—	262,066
Other	1,241,062	—	—	1,241,062

Total assets at fair value	$6,959,635	$—	$—	$6,959,635

	December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Cash and cash equivalents	$2,371,580	$—	$—	$2,371,580
Common stocks:
Communications	505,443	—	—	505,443
Food and kindred	352,108	—	—	352,108
Pharmaceuticals and healthcare	1,160,227	—	—	1,160,227
Information technology	469,029	—	—	469,029
Petroleum refining	237,925	—	—	237,925
Other	1,079,449	—	—	1,079,449

Total assets at fair value	$6,175,761	$—	$—	$6,175,761

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2016.

Cash and Cash Equivalents

Valued at carrying amount, which approximates fair value.

Common Stocks

Valued at the closing price reported on the active market on which the individual securities are traded.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

10.	EMPLOYEE BENEFITS (Continued)

Cash Flows

The Bank expects to contribute $450,000 to the Plan in 2017. Also, the actuarial net loss that will be amortized as a component of net periodic benefit cost in 2017 is $206,123.

Expected benefit payments for the next ten years:

2017	$131,601
2018	158,060
2019	178,264
2020	316,378
2021	343,194
2022 - 2026	2,681,700

$3,809,197

401(k) Plan

The Bank has a 401(k) plan that covers substantially all employees. The plan provides for employer-matching contributions of 25 percent of employee contributions. The Bank paid required employer-matching contributions of $49,314 and $39,983 for the years ended December 31, 2016 and 2015, respectively.

11.	REGULATORY MATTERS

Cash Requirements

The Federal Reserve Bank requires the Bank to maintain certain average reserve balances. The balance of these reserves, which is included in cash and due from banks on the Balance Sheet, is a required reserve as of December 31, 2016 and 2015, of $1,289,000 and $1,163,000, respectively.

Loans

The Bank does not have outstanding borrowings with any institution as of December 31, 2016 or 2015. Sources of credit used by the Bank throughout the year for operational purposes are the Federal Reserve Bank discount window borrowings and funds available through credit line arrangements with the FHLB. An FHLB line of credit of $10,000,000 is available to the Bank and is subject to annual renewal. This line of credit is secured by a blanket security agreement on qualifying residential mortgages and the Bank’s investment in FHLB stock. At December 31, 2016 and 2015, the Bank did not have a maximum borrowing capacity established with the FHLB.

Dividends

The Bank is subject to legal limitations on the amount of dividends that can be paid to the stockholders. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, the Bank is required to maintain minimum amounts and ratios of total common equity Tier 1, and Tier 1 capital to

11.	REGULATORY MATTERS (Continued)

Capital Requirements (Continued)

risk-weighted assets and of Tier 1 capital to average total assets. Management believes, as of December 31, 2016, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2016 and 2015, the Bank was considered to be well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, as of December 31, 2016, total risk-based, Tier 1 risk-based, common equity Tier 1 capital, and Tier 1 leverage capital ratios must be at least 10 percent, 8 percent, 6.5 percent, and 5 percent, respectively.

The following table sets forth the Bank’s capital position and minimum requirements as of December 31, 2016 and 2015.

	2016		2015
	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Actual	$46,839,023	31.34%	$47,386,394	35.53%
For capital adequacy purposes	11,957,120	8.00	10,670,560	8.00
To be well capitalized	14,946,400	10.00	13,338,200	10.00
Tier 1 capital (to risk-weighted assets)
Actual	$43,694,837	29.23%	$44,666,513	33.49%
For capital adequacy purposes	8,967,840	6.00	8,002,920	6.00
To be well capitalized	11,957,120	8.00	10,670,560	8.00
Common equity Tier 1 capital (to risk-weighted assets)
Actual	$43,694,837	29.23%	$44,666,513	33.49%
For capital adequacy purposes	6,725,880	4.50	6,002,190	4.50
To be well capitalized	9,715,160	6.50	8,669,830	6.50
Tier 1 capital (to average assets)
Actual	$43,694,837	16.58%	$44,666,513	17.12%
For capital adequacy purposes	10,539,800	4.00	10,435,640	4.00
To be well capitalized	13,174,750	5.00	13,044,550	5.00

12.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

12.	FAIR VALUE MEASUREMENTS (Continued)

The following table presents the assets reported on the Balance Sheet at their fair value on a recurring as of December 31, 2016 and 2015, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2016
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,999,297	$—	$2,999,297
U.S. government agency securities	—	10,248,602	—	10,248,602
Corporate securities	—	57,345,786	—	57,345,786
Equity securities—financial institutions	6,688,257	—	—	6,688,257

Total	$6,688,257	$70,593,685	$—	$77,281,942

	December 31, 2015
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,986,212	$—	$2,986,212
U.S. government agency securities	—	14,285,314	—	14,285,314
Corporate securities	—	44,211,854	—	44,211,854
Equity securities—financial institutions	5,375,176	—	—	5,375,176

Total	$5,375,176	$61,483,380	$—	$66,858,556

Securities

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique which is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark-quoted securities.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments at December 31 are as follows:

	2016
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$16,641,590	$16,641,590	$16,641,590	$—	$—
Investment securities:
Available for sale	77,281,942	77,281,942	6,688,257	70,593,685	—
Held to maturity	100,558,182	100,018,587	—	100,018,587	—
Net loans	62,826,073	64,168,925	—	—	64,168,925
Accrued interest receivable	1,356,995	1,356,995	1,356,995	—	—
Regulatory bank stock	99,500	99,500	99,500	—	—
Financial liabilities:
Deposits	$215,985,214	$216,096,216	$210,132,100	$—	$5,964,116
Accrued interest payable	7,633	7,633	7,633	—	—

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	2015
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$27,227,669	$27,227,669	$27,227,669	$—	$—
Investment securities:
Available for sale	66,858,556	66,858,556	5,375,176	61,483,380	—
Held to maturity	101,683,363	102,456,869	—	102,456,869	—
Net loans	58,453,648	60,504,364	—	—	60,504,364
Accrued interest receivable	1,330,912	1,330,912	1,330,912	—	—
Regulatory bank stock	97,100	97,100	97,100	—	—
Financial liabilities:
Deposits	$214,389,713	$214,374,713	$208,405,552	$—	$5,969,161
Accrued interest payable	7,717	7,717	7,717	—	—

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

Cash and Cash Equivalents, Accrued Interest Receivable, and Accrued Interest Payable

The carrying amount is a reasonable estimate of the fair value.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

The Bank utilizes a third-party source to determine the fair value of its fixed income securities. The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases, and trading desk quotes.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Regulatory Bank Stock

The carrying amount is a reasonable estimate of fair value because it is a restricted investment and its value is determined by the ultimate recoverability of the par value.

Deposits

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

Off-Balance Sheet Commitments

The carrying amount is a reasonable estimate of fair value.

14.	SUBSEQUENT EVENTS

On March 29, 2017, the Bank executed a definitive agreement with Mid-Penn Bancorp, Inc., in which Mid-Penn Bancorp, Inc. will merge with the Bank. Mid-Penn Bancorp, Inc. will purchase the stock of the Bank at which point the Bank will merge into Mid-Penn Bancorp, Inc. The Bank will then operate as Scottdale Bank and Trust, a division of Mid Penn Bank. The merger is subject to the approval of regulatory authorities and the affirmative vote of the shareholders of the Bank. The merger is expected to close in the third quarter of 2017.

The Bank has reviewed events occurring through June 15, 2017, the date the financial statements were issued. Except for the merger agreement referred to, no other subsequent events have occurred requiring accrual or disclosure.

The Scottdale Bank and Trust Company

Unaudited Balance Sheets

(dollars in thousands)	June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$10,218	$7,160
Interest-bearing deposits in banks	—	98
Federal funds sold	7,232	9,384

Total cash and cash equivalents	17,450	16,642

Certificates of deposit	2,750	2,750
Investment securities available for sale	79,309	77,282
Investment securities held to maturity (fair value of $92,951 and $100,019)	92,697	100,558
Loans	64,320	63,379
Less allowance for loan losses	(542)	(553)

Net loans	63,778	62,826
Premises and equipment	1,254	1,286
Regulatory bank stock	97	100
Other real estate owned	385	387
Accrued interest receivable and other assets	1,358	1,645

TOTAL ASSETS	$259,078	$263,476

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$45,357	$44,310
Interest-bearing demand deposits	19,197	20,542
Savings and money market deposits	140,848	145,280
Time deposits	5,497	5,853

Total deposits	210,899	215,985
Accrued interest payable and other liabilities	1,935	2,208

TOTAL LIABILITIES	212,834	218,193

STOCKHOLDERS’ EQUITY
Common stock—authorized, 200,000 shares of $2.50 par value; 53,950 shares issued as of June 30, 2017 and December 31, 2016; 50,718 shares outstanding as of June 30, 2017 and December 31, 2016	135	135
Surplus	1,200	1,200
Retained earnings	44,661	44,130
Accumulated other comprehensive income	2,018	1,588
Treasury stock—at cost, 3,232 shares as of June 30, 2017 and December 31, 2016	(1,770)	(1,770)

TOTAL STOCKHOLDERS’ EQUITY	46,244	45,283

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$259,078	$263,476

See Notes to Unaudited Consolidated Financial Statements.

The Scottdale Bank and Trust Company

Unaudited Consolidated Income Statements—Six Months

(dollars in thousands)	June 30, 2017	June 30, 2016
INTEREST AND DIVIDEND INCOME
Loans, including fees	$1,645	$1,606
Investment securities:
Taxable	774	755
Exempt from federal income tax	785	957
Interest-bearing deposits in banks	28	34
Federal funds sold	42	14

Total interest and dividend income	3,274	3,366
INTEREST EXPENSE ON DEPOSITS	253	258

NET INTEREST INCOME	3,021	3,108
Provision for loan losses	—	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,021	3,108

OTHER INCOME
Service fees on deposit accounts	127	129
Gains on investment securities	86	17
Other income	60	44

Total other income	273	190

OTHER EXPENSE
Salaries and employee benefits	1,481	1,429
Premises and fixed assets	355	357
Other	227	246
Pennsylvania bank shares tax	26	16
Charitable contributions	29	215
FDIC assessment	39	75
Professional fees	64	46
Computer services	67	63
Merger and acquisition expense	201	—
Other expenses	237	263

Total other expense	2,726	2,710

Income before income tax expense (benefit)	568	588
Income tax expense (benefit)	37	(40)

NET INCOME	$531	$628

EARNINGS PER SHARE	$10.47	$12.38

See Notes to Unaudited Consolidated Financial Statements.

The Scottdale Bank and Trust Company

Unaudited Statements of Comprehensive Income—Six Months

	For the six months ended June 30,
(dollars in thousands)	2017	2016
Net income	$531	$628
Components of other comprehensive income:
Unrealized gain on available-for-sale investment securities	738	582
Tax effect	(251)	(198)
Reclassification adjustment for gains realized in income	(86)	17
Tax effect	29	(6)

Total other comprehensive income	430	395

Total comprehensive income	$961	$1,023

See Notes to Unaudited Consolidated Financial Statements.

The Scottdale Bank and Trust Company

Unaudited Statements of Changes in Stockholders’ Equity—Six Months

(dollars in thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, January 1, 2017	135	1,200	44,130	1,588	(1,770)	45,283
Net income	—	—	531	—	—	531
Other comprehensive income	—	—	—	430	—	430

Balance, June 30, 2017	$135	$1,200	$44,661	$2,018	$(1,770)	$46,244

Balance, January 1, 2016	$135	$1,200	$45,102	$1,095	$(1,770)	$45,762
Net income	—	—	628	—	—	628
Other comprehensive income	—	—	—	395	—	395

Balance, June 30, 2016	$135	$1,200	$45,730	$1,490	$(1,770)	$46,785

The Scottdale Bank and Trust Company

Unaudited Statement of Cash Flows

(dollars in thousands)	Six Months Ended
	June 30, 2017	June 30, 2016
OPERATING ACTIVITIES
Net income	$531	$628
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	—
Depreciation	60	60
Amortization of discounts, premiums (net)	724	596
Security gains, net	(86)	(17)
Deferred income taxes	—	—
Decrease (increase) in accrued interest receivable and other assets	52	(38)
Decrease in accrued interest payable and other liabilities	(139)	—
Other, net	(121)	(43)

Net cash provided by operating activities	1,021	1,186
INVESTING ACTIVITIES
Investment securities available for sale
Proceeds from calls, maturities and principal repayments	2,948	8,067
Purchases	(4,590)	(14,677)
Investment securities held to maturity
Proceeds from calls, maturities and principal repayments	8,225	9,515
Purchases	(735)	(10,115)
Loan originations, net	(952)	(3,881)
Redemption (purchase) of regulatory stock	3	(2)
Proceeds from sale of other real estate owned	2	—
Purchase of premises and equipment	(28)	(102)

Net cash provided by (used in) investing activities	4,873	(11,115)
FINANCING ACTIVITIES
Net decrease in deposits	(5,086)	(1,576)

Net cash used for financing activities	(5,086)	(1,576)
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	808	(11,505)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,642	29,477
CASH AND CASH EQUIVALENTS AT END OF PERIOD	17,450	17,972

See Notes to Unaudited Consolidated Financial Statements.

The Scottdale Bank and Trust Company

Notes to (Unaudited) Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

The Scottdale Bank and Trust Company (the “Bank”) is a full-service commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five offices located in Southwestern Pennsylvania. The Bank’s primary deposit products are noninterest and interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities.

Ownership

Lawrence Keister & Co., a Pennsylvania general partnership and related party, owned 25,804 shares, or 50.87 percent, of the Bank’s outstanding stock as of June 30, 2017.

Use of Estimates

In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the Balance Sheet date and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, defined benefit pension liability, fair value of financial instruments, valuation of deferred tax assets, other-than-temporary impairment of securities, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities

All investments in debt and equity securities are to be classified into three categories. Securities which management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount, computed on a level-yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as net of income taxes as a separate component of stockholders’ equity until realized. At this time, management has no intention of establishing a trading securities classification.

Interest and dividends on securities are reported as interest income. Gains and losses realized on sales of securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Securities are evaluated on a periodic basis and determine whether a decline in their value is other than temporary. For debt securities, management considers whether the present value of cash flow expected to be collected is less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline, and the Bank’s intent to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in fair value, to determine whether the loss in value is other than temporary. Once a decline in fair value is determined to be other than temporary, if the investor does not intend to sell the security, and it is more likely than not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Regulating Bank Stock

Common stock of the Federal Home Loan Bank (“FHLB”) and Atlantic Community Bancshares, Inc. represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as regulatory bank stock on the Balance Sheet.

The Bank is a member of the FHLB of Pittsburgh and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost, and evaluated for impairment as needed. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB, and (d) the liquidity position of the FHLB. There was no impairment of the FHLB stock as of June 30, 2017.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due, unless the credit is well secured and in the process of collection or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to absorb losses inherent in the portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans and leases.

Advertising

The Bank expenses advertising costs as incurred. Advertising expense was $25,000 and $29,000 for the six months ended June 30, 2017 and 2016, respectively, and is included in other expense on the Statements of Income.

Premises and Equipment

Land is carried at cost. Premises and equipment, which include leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which consist of 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for office buildings and improvements. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the related leases or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate Owned (“OREO”)

Real estate acquired in satisfaction of a loan is reported in other real estate owned on the Balance Sheet.

Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at fair value less estimated costs to sell. Initial write-downs recorded when properties are transferred to OREO are recorded as reductions of the allowance for loan losses. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the property, and subsequent gains and losses attributable to their disposal are included in other income and expenses.

Trust Department

Assets held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying Balance Sheets since such items are not assets of the Bank. In accordance with industry practice, fees are recorded on a cash basis and approximate the fees which would have been recognized on the accrual basis.

Income Taxes

The Bank uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share

Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. The weighted-average number of shares outstanding was 50,718 for the six months ended June 30, 2017.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior period may have been reclassified to conform to current-year classifications. Such classifications had no effect on net income or stockholders’ equity.

Comprehensive Income

The Bank is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized gains and losses on the available-for-sale securities portfolio and the change in the unrecognized pension cost.

Note 2. Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale, at June 30, 2017 and December 31, 2016, are summarized as follows:

	June 30, 2017
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,999	$—	$(5)	$2,994
U.S. government agency securities	10,248	15	(26)	10,237
Corporate securities	59,202	449	(488)	59,163

Total debt securities	72,449	464	(519)	72,394
Equity securities—financial institutions	930	5,985	—	6,915

Total	$73,379	$6,449	$(519)	$79,309

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$2,998	$2	$(1)	$2,999
U.S. government agency securities	10,257	21	(29)	10,249
Corporate securities	57,818	91	(563)	57,346

Total debt securities	71,073	114	(593)	70,594
Equity securities—financial institutions	930	5,758	—	6,688

Total	$72,003	$5,872	$(593)	$77,282

The amortized cost, gross unrealized gains and losses, and fair value of investment securities held to maturity, at June 30, 2017 (unaudited) and December 31, 2016 (audited), are summarized as follows:

	June 30, 2017
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$92,697	$494	$(240)	$92,951

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$100,558	$238	$(777)	$100,019

The Bank reviews its position quarterly and asserts that at June 30, 2017, the declines outlined in the previous tables represent temporary declines and the Bank does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. At June 30, 2017, the Bank had 131 investment securities that were in an unrealized loss position.

For debt securities that are not deemed to be credit impaired, management performs additional analysis to assess whether it intends to sell or would more likely than not be required to sell the investment before the expected recovery of the amortized cost basis. Management has asserted that is has no intent to sell and that it believes it is more likely than not that it will not be required to sell the investment before recovery of its amortized cost basis. Similarly, for equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.

For debt securities, a critical component of the evaluation for other-than-temporary impairment is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. Where management deems the security to be other-than-temporarily impaired based upon the above factors and the duration and extent to which the fair value has been less than cost, the inability to forecast a recovery in fair value, and other factors concerning the issuers in the pooled security, the decline is recorded in earnings.

The Bank has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes, sector credit ratings changes, or Bank-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities at June 30, 2017 (unaudited), by contractual maturity, are shown below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Available for Sale		Held to Maturity
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$9,273	$9,271	$20,824	$20,961
Due after one year through five years	62,322	62,060	68,574	68,826
Due after five years	1,784	7,978	3,299	3,164

Total	$73,379	$79,309	$92,697	$92,951

There were no sales of investment securities during the six months ended June 30, 2017 or 2016. Scottdale recorded gross securities gains of $86,000 and $17,000 for the six months ended June 30, 2017 and 2016, respectively, with such gains resulting from investment calls and proceeds received on securities for which Scottdale, in previous years, had recorded other-than-temporary impairment charges.

Investment securities with a carrying value of $10,753,000 and $10,766,000 at June 30, 2017 and December 31, 2016, respectively, were pledged for fiduciary powers, to secure public deposits and for other purposes as provided by law.

Note 3. Loans

The Bank grants mortgage, commercial, and installment loans, which are the primary loan portfolio segments to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Southwestern Pennsylvania. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Major classifications of loans are summarized as follows as of June 30, 2017 and December 31 2016:

(dollars in thousands)	June 30, 2017	December 31, 2016
Real estate:
Residential	$31,332	$31,641
Commercial	24,514	27,151
Commercial	2,647	3,015
Installment	5,827	1,572

	64,320	63,379
Less allowance for loan losses	(542)	(553)

Net loans	$63,778	$62,826

Note 4. Allowance for Loan Losses

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are evaluated solely based on delinquency and assessed a specific reserve by management. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value, if the loan is considered to be collateral-dependent) of the impaired loan is lower than the carrying amount of that loan. The general component covers current loans and is based on historical loss experience adjusted for qualitative factors. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the residential real estate portfolio; (ii) the commercial real estate portfolio; (iii) the commercial portfolio; (iv) the installment portfolio; and (v) the unallocated portion. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

During 2016, the activity in the allowance as noted below corresponds with the increases and decreases in each respective portfolio. There were no changes in qualitative or historical loss factors during the year.

Changes in the allowance for loan losses by portfolio segment for the periods ended June 30, 2017 and June 30, 2016 are as follows:

(dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2017	$238	$273	$20	$17	$5	$553
Provision	(4)	(30)	—	36	(2)	—
Charge-offs	—	(11)	—	—	—	(11)
Recoveries	—	—	—	—	—	—

Ending balance at June 30, 2017	$234	$232	$20	$53	$3	$542

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
Beginning balance at January 1, 2016	$232	$240	$15	$18	$251	$756
Provision	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	1	—	1

Ending balance at June 30, 2016	$232	$240	$15	$19	$251	$757

The following is a table that segregates the allowance for loan losses and loan portfolio by portfolio segment into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2017 and December 31, 2016:

(dollars in thousands)	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
June 30, 2017
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$234	$232	$20	$53	$3	$542
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$234	$232	$20	$53	$3	$542

Loans:
Ending balance: collectively evaluated for impairment	$31,332	$24,291	$2,647	$5,827		$64,097
Ending balance: individually evaluated for impairment	—	223	—	—		223

Ending balance	$31,332	$24,514	$2,647	$5,827		$64,320

	Residential Real Estate	Commercial Real Estate	Commercial	Installment	Unallocated	Total
December 31, 2016
Allowance for loan losses:
Ending balance: collectively evaluated for impairment	$238	$273	$20	$17	$5	$553
Ending balance: individually evaluated for impairment	—	—	—	—	—	—

Ending balance	$238	$273	$20	$17	$5	$553

Loans:
Ending balance: collectively evaluated for impairment	$31,641	$26,857	$2,936	$1,572		$63,006
Ending balance: individually
evaluated for impairment	—	294	79	—		373

Ending balance	$31,641	$27,151	$3,015	$1,572		$63,379

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either their present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Information with respect to impaired loans as of and for the six months ended June 30, 2017 and 2016, the twelve months ended December 31, 2016, is as follows:

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
(dollars in thousands)	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
June 30, 2017
Commercial real estate	$—	$—	$223	$223	$223	$—
Commercial	—	—	—	—	—	—

	$—	$—	$223	$223	$223	$—

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$—	$—	$294	$294	$594	$23
Commercial	—	—	79	79	26	—

	$—	$—	$373	$373	$620	$23

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Unpaid Principal Balance	Average Recorded Investment	Interest Income Recognized
June 30, 2016
Commercial real estate	$—	$—	$646	$646	$646	$—
Commercial	—	—	—	—	—	—

	$—	$—	$646	$646	$646	$—

Credit Quality Information

The following table includes an aging analysis of the recorded investment of past-due financing receivables as of June 30, 2017 and December 31, 2016:

(dollars in thousands)	Current	30-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
June 30, 2017
Residential real estate	$30,344	$432	$556	$31,332	$427
Commercial real estate	23,912	379	223	24,514	—
Commercial	2,647	—	—	2,647	—
Installment	5,756	57	14	5,827	5

Total	$62,659	$868	$793	$64,320	$432

	Current	30-89 Days Past Due	90 Days + Past Due	Total Loans	90 Days + Past Due and Still Accruing
December 31, 2016
Residential real estate	$30,513	$770	$357	$31,640	$228
Commercial real estate	26,462	395	294	27,151	—
Commercial	2,937	—	79	3,016	70
Installment	1,565	7	—	1,572	—

Total	$61,477	$1,172	$730	$63,379	$298

The following is a table of nonaccrual loans by portfolio segment as of June 30, 2017 (unaudited) and December 31, 2016 (audited):

(dollars in thousands)	June 30, 2017	December 31, 2016
June 30, 2017
Residential real estate	$129	$129
Commercial real estate	223	294
Commercial	9	9

Total	$361	$432

The nonperforming classification is based solely on delinquency levels. Nonperforming loans include loans that are on nonaccrual or loans that are contractually past due 90 days or more on interest or principal payments.

(dollars in thousands)	Performing	Nonperforming	Total
June 30, 2017
Residential real estate	$30,776	$556	$31,332
Commercial real estate	24,291	223	24,514
Commercial	2,647	—	2,647
Installment	5,813	14	5,827

Ending balance	$63,527	$793	$64,320

	Performing	Nonperforming	Total
December 31, 2016
Residential real estate	$31,283	$357	$31,640
Commercial real estate	26,857	294	27,151
Commercial	2,937	79	3,016
Installment	1,572	—	1,572

Ending balance	$62,649	$730	$63,379

Troubled Debt Restructuring (“TDR”)

Consistent with accounting and regulatory guidance, the Bank recognizes a TDR when the Bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that would not normally be considered. Regardless of the form of concession granted, the Bank’s objective in offering a TDR is to increase the probability of repayment of the borrower’s loan.

To be considered a TDR, both of the following criteria must be met:

•	The borrower must be experiencing financial difficulties; and

•	The Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would not otherwise be considered.

As of June 30, 2017 and December 31, 2016, the Bank did not have any TDRs, nor did it have any TDRs within the last year where a concession had been made that then defaulted.

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows as of June 30, 2017 and December 31, 2016:

(dollars in thousands)	June 30, 2017	December 31, 2016
Land	$270	$270
Buildings and improvements	2,457	2,429
Furniture, fixtures, and equipment	1,986	1,986

	4,713	4,685
Less accumulated depreciation	(3,459)	(3,399)

Total	$1,254	$1,286

Depreciation charged to operations was $60,000 for each of the six months ended June 30, 2017 and 2016.

Note 6. Deposits

The scheduled maturities of time deposits at June 30, 2017, are as follows:

(dollars in thousands)	Time deposits
Scheduled maturity in one year or less	$2,371
Scheduled maturity after one year through three years	3,126
Scheduled maturity after three years	—

Total	$5,497

Note 7. Commitments and Contingencies

In the normal course of business, there are various outstanding commitments to extend credit that are not reflected in the accompanying Balance Sheet and represent financial instruments with off-balance sheet risk. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of commitments to extend credit of approximately $20,608,000 and standby letters of credit totaling $82,000 as of June 30, 2017.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of mortgage loan originations, credit cards, and lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

Note 8. Income Taxes

The provision for income taxes consists of the following:

(dollars in thousands)	June 30, 2017	June 30, 2016
Current expense (benefit)	$37	$(40)
Deferred	—	—

Total	$37	$(40)

The deferred tax assets and deferred tax liabilities recorded on the Balance Sheet as of June 30, 2017 and December 31, 2016, are as follows:

(dollars in thousands)	June 30, 2017	December 31, 2016
Deferred tax assets:
Allowance for loan losses	$78	$78
Alternative minimum tax credits	939	939
Pension liability	977	977
Charitable contribution carryforward	803	803
Net operating loss carryover	1,075	1,075
Other	183	183

Gross deferred tax assets	4,055	4,055
Deferred tax valuation allowance	(1,878)	(1,878)

Total deferred tax assets	2,177	2,177

Deferred tax liabilities:
Pension expense	(255)	(255)
Premises and equipment	(39)	(39)
Net unrealized gain on investment securities available for sale	(2,016)	(1,795)

Total deferred tax liabilities	(2,310)	(2,089)

Net deferred tax (liability) asset	$(133)	$88

Included in the table above is a deferred tax asset related to charitable contributions made by the Bank in prior years that began to expire during 2012 as the Bank was unable to generate sufficient taxable income to deduct the contributions, and will fully expire in 2021. As such, management has established a valuation allowance against this deferred tax asset as of June 30, 2017 and December 31, 2016, in the amount of $803,000.

The Bank also has a net operating loss (“NOL”) carryforward that will begin to expire in 2030, and will fully expire in 2036, of which a valuation allowance against this deferred tax asset was established in the amount of $1,075,000 as of June 30, 2017 and December 31, 2016. The alternative minimum tax (“AMT”) credits have an indefinite carryforward period.

For purposes of consistent presentation, and given the large valuation allowance, the deferred tax amount is included in other assets on the balance sheet.

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Statements of Income. The Bank’s federal and PA shares tax returns for taxable years through 2013 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

Note 9. Accumulated Other Comprehensive Income

The following table presents the changes in accumulated other comprehensive income by component, net of tax, as of June 30, 2017:

(dollars in thousands)	Net Unrealized Gain on Securities	Net Unrecognized Pension Costs	Total
Accumulated other comprehensive income (loss), January 1, 2017	$3,484	$(1,896)	$1,588
Other comprehensive income (loss) before
reclassification	487	—	487
Amounts reclassified	(57)	—	(57)

Accumulated other comprehensive income (loss), June 30, 2017	$3,914	$(1,896)	$2,018

The following table presents the amounts reclassified out of accumulated other comprehensive income for the six months ended June 30, 2017:

Amount Reclassified Details About Accumulated Other Comprehensive Income	Amount Reclassified From Accumulated Other Comprehensive Income
	June 30, 2017	Affected Line on the Statements of Income
Unrealized gain on available-for-sale securities	$(86)	Gains on investment security calls
	29	Income tax expense

	$(57)	Net of tax

Note 10. Employee Benefits

Defined Benefit Plan

The Bank offers a noncontributory defined benefit pension plan (the “Plan”) covering all eligible employees. The Bank’s policy is to fund pension benefits as accrued. The Plan’s assets are primarily invested in corporate equity securities; the valuations of which are subject to market fluctuations.

The Plan’s funds are managed and held in trust by the Bank’s Trust Division. The investment objective and strategy for investing Plan assets call for a “Moderate Growth Income Objective.” This objective provides for a preservation of the principal’s purchasing power and moderate income. The investment policies of the Plan trustees prohibit the use of derivatives. In addition, the Plan’s assets are diversified appropriately across different sections.

The following table sets forth the Plan’s funded status and amounts recognized as of the most recent actuarial evaluation date of December 31, 2016:

(dollars in thousands)	December 31, 2016
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$8,074
Service cost	274
Interest cost	340
Benefit payments	(17)
Actuarial (gain) loss	410

Projected benefit obligation at end of period	9,081

Change in Plan assets:
Fair value of Plan assets at beginning of year	6,176
Return on Plan assets	351
Benefit payments	(17)
Employer contribution	450

Fair value of Plan assets at end of period	6,960

Funded status	(2,121)
Unrecognized actuarial loss	2,872
Unrecognized prior service cost	—

Accrued pension cost	$751

401(k) Plan

The Bank has a 401(k) plan that covers substantially all employees. The plan provides for employer-matching contributions of 25 percent of employee contributions.

Note 11. Regulatory Matters

Cash Requirements

The Federal Reserve Bank requires the Bank to maintain certain average reserve balances. The balance of these reserves is included in cash and due from banks on the Balance Sheet.

Loans

The Bank does not have outstanding borrowings with any institution as of June 30, 2017. Sources of credit used by the Bank throughout the year for operational purposes are the Federal Reserve Bank discount window borrowings and funds available through credit line arrangements with the FHLB. An FHLB line of credit of $10,000,000 is available to the Bank and is subject to annual renewal. This line of credit is secured by a blanket security agreement on qualifying residential mortgages and the Bank’s investment in FHLB stock. At June 30, 2017, the Bank did not have a maximum borrowing capacity established with the FHLB.

Dividends

The Bank is subject to legal limitations on the amount of dividends that can be paid to the stockholders. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, the Bank is required to maintain minimum amounts and ratios of total common equity Tier 1, and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets. Management believes, as of June 30, 2017, that the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2017, the Bank was considered to be well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, as of June 30, 2017, total risk-based, Tier 1 risk-based, common equity Tier 1 capital, and Tier 1 leverage capital ratios must be at least 10 percent, 8 percent, 6.5 percent, and 5 percent, respectively.

The following table sets forth the Bank’s capital position and minimum requirements as of June 30, 2017 and December 31, 2016.

(dollars in thousands)	June 30, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Actual	$47,471	32.30%	$46,839	31.34%
For capital adequacy purposes	11,755	8.00	11,957	8.00
To be well capitalized	14,693	10.00	14,946	10.00

Tier 1 capital (to risk-weighted assets)
Actual	$44,226	30.10%	$43,695	29.23%
For capital adequacy purposes	8,816	6.00	8,968	6.00
To be well capitalized	11,755	8.00	11,957	8.00

Common equity Tier 1 capital (to risk-weighted assets)
Actual	$44,226	30.10%	$43,695	29.23%
For capital adequacy purposes	6,612	4.50	6,726	4.50
To be well capitalized	9,551	6.50	9,715	6.50

Tier 1 capital (to average assets)
Actual	$44,226	16.92%	$43,695	16.58%
For capital adequacy purposes	10,454	4.00	10,540	4.00
To be well capitalized	13,067	5.00	13,175	5.00

Note 12. Fair Value Measurements

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels defined by U.S. generally accepted accounting principles are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Balance Sheet at their fair value on a recurring as of June 30, 2017 and December 31, 2016, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2017
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,994	$—	$2,994
U.S. government agency securities	—	10,237	—	10,237
Corporate securities	—	59,163	—	59,163
Equity securities—financial institutions	6,915	—	—	6,915

Total	$6,915	$72,394	$—	$79,309

	December 31, 2016
	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
Investment securities available for sale:
U.S. treasury securities	$—	$2,999	$—	$2,999
U.S. government agency securities	—	10,249	—	10,249
Corporate securities	—	57,346	—	57,346
Equity securities—financial institutions	6,688	—	—	6,688

Total	$6,688	$70,594	$—	$77,282

Securities

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique which is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark-quoted securities.

The estimated fair values of the Bank’s financial instruments as of June 30, 2017 and December 31, 2016 are as follows:

	June 30, 2017
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$17,450	$17,450	$17,450	$—	$—
Investment securities:
Available for sale	79,309	79,309	6,915	72,394	—
Held to maturity	92,697	92,951	—	92,951	—
Net loans	63,778	65,131	—	—	65,131
Accrued interest receivable	1,305	1,305	1,305	—	—
Regulatory bank stock	97	97	97	—	—

Financial liabilities:
Deposits	$210,899	$210,985	$205,402	$—	$5,583
Accrued interest payable	8	8	8	—	—

	December 31, 2016
	Carrying Value	Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$16,642	$16,642	$16,642	$—	$—
Investment securities:
Available for sale	77,282	77,282	6,688	70,594	—
Held to maturity	100,558	100,019	—	100,019	—
Net loans	62,826	64,169	—	—	64,169
Accrued interest receivable	1,357	1,357	1,357	—	—
Regulatory bank stock	100	100	100	—	—

Financial liabilities:
Deposits	$215,985	$216,096	$210,132	$—	$5,964
Accrued interest payable	8	8	8	—	—

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

Cash and Cash Equivalents, Accrued Interest Receivable, and Accrued Interest Payable

The carrying amount is a reasonable estimate of the fair value.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

The Bank utilizes a third-party source to determine the fair value of its fixed income securities. The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases, and trading desk quotes.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Regulatory Bank Stock

The carrying amount is a reasonable estimate of fair value because it is a restricted investment and its value is determined by the ultimate recoverability of the par value.

Deposits

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

Off-Balance Sheet Commitments

The carrying amount is a reasonable estimate of fair value.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

MID PENN BANK

AND

THE SCOTTDALE BANK & TRUST COMPANY

dated as of

March 29, 2017

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 29, 2017, is made by Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), Mid Penn Bank, a Pennsylvania banking institution (“Mid Penn Bank”), and The Scottdale Bank & Trust Company, a Pennsy lvania bank and trust company (“Scottdale”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn, Mid Penn Bank and Scottdale (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved this Agreement; and

2. In accordance with the terms of this Agreement, Scottdale will merge with and into Mid Penn Bank (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of Lawrence Keister & Co., a Pennsylvania general partnership, (the “Partnership”), the directors and executive officers of Scottdale has executed a letter agreement in favor of Mid Penn, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Scottdale Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Scottdale Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn, has executed a letter agreement in favor of Scottdale, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Scottdale Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Ambassador” shall have the meaning set forth in Section 4.14.

“Articles of Merger” shall mean the articles of merger to be executed by Mid Penn Bank and Scottdale and filed with the PDB and the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Average Price” means the Volume Weighted Average Price (as defined below) of Mid Penn Common Stock ending on the fifth Business Day immediately before the Closing.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or Scottdale, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, Treasury, the FDIC, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule , together with subsequent regulations promulgated thereafter.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Candidate” shall have the meaning set forth in Section 7.8(b).

“Certificates” or “Scottdale Certificates” shall mean certificates evidencing shares of Scottdale Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“COBRA Reimbursement” means, if a Person timely elect continued coverage under COBRA for such Person and any covered dependents under a group health plan maintained by Scottdale prior to the Effective Time or by Mid Penn after the Effective Time, then Mid Penn will reimburse such Person an amount sufficient for such Person to purchase (on an after-tax basis) such COBRA coverage until the earliest to occur of (a) such Person’s sixty-fifth birthday; and (b) the date such Person becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment following the Effective Time. If such Person becomes entitled to the COBRA Reimbursement and Mid Penn, in its sole discretion, determines that it cannot provide the company-paid COBRA Reimbursement without potentially violating applicable Law or because no Mid Penn group health plans are in effect during such period, Mid Penn will, in lieu thereof, provide to such Person during such period bi-weekly cash payments (on an after-tax basis) equal to the COBRA premiums for such period that such Person would be required to pay to continue such Person’s group health coverage in effect on the last date of employment with Scottdale or Mid Penn, as applicable (which amount will be based on the premium for the first month of COBRA coverage). Such amounts shall be payable in the same manner as salaries paid to other employees of Mid Penn.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” means 5:00 p.m., Eastern Time, on a date mutually agreed upon by Mid Penn and Scottdale, provided that such date will be no later than five Business Days prior to the anticipated Closing Date.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment , generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to Scottdale, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of Scottdale Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(g).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(e).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia or the Federal Reserve Bank of Cleveland.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“Kiefer Shareholders” shall have the meaning set forth in Section 7.8(b).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge, after reasonable inquiry, of, with respect to Mid Penn and the Mid Penn Subsidiaries, the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and, with respect to Scottdale, Donald F. Kiefer, Lawrence J Kiefer, David W. Powell, and Marilyn K. Andras, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other written notice or correspondence from any other Governmental Entity received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Mid Penn or Scottdale, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or Scottdale, respectively, or (ii) does or would materially impair the ability of either Scottdale, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direct ion of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(e).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 349 Union Street, Millersburg, Pennsylvania 17061. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to Scottdale specifically referring to the appropriate section of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 1.1.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2016 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.18.

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“No Recommendation Notice” shall have the meaning set forth in Section 7.8(b)(i).

“Nominating Committee” shall have the meaning set forth in Section 7.8(b)(i).

“Nominee List” shall have the meaning set forth in Section 7.8(b)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“Partnership” shall have the meaning set forth in the Recitals to this Agreement.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of Scottdale Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Replacement Director” shall have the meaning set forth in Section 7.8(b).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 5.14.

“Scottdale” shall mean Scottdale Bank & Trust Company, a Pennsylvania bank and trust company, with its principal office located at 150 Pittsburgh Street, Scottdale, Pennsylvania 15683.

“Scottdale Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Scottdale Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Scottdale Affiliate Letters” shall have the meaning set forth in the Recitals.

“Scottdale Bank Division” shall have the meaning set forth in Section 7.13.

“Scottdale Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Scottdale Common Stock” shall mean the common stock of Scottdale.

“Scottdale Disclosure Schedule” shall mean a written disclosure schedule delivered by Scottdale to Mid Penn specifically referring to the appropriate section of this Agreement.

“Scottdale Financial Statements” shall mean (i) the audited consolidated financial statements of Scottdale as of December 31, 2015, and for the two years ended December 31, 2015 and December 31, 2014, including the notes thereto, (ii), when available, the audited consolidated financial statements of Scottdale as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (iii) the unaudited interim consolidated financial statements of Scottdale as of the end of each calendar quarter following December 31, 2015 and for the periods then ended, including the notes thereto.

“Scottdale Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Scottdale Recommendation” shall have the meaning set forth in Section 8.1(a).

“Scottdale Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Scottdale Regulatory Reports” means the Call Reports of Scottdale and accompanying schedules, as filed with the FDIC and the FRB, as applicable, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB by Scottdale from December 31, 2016 through the Closing Date.

“Scottdale Representative” shall have the meaning set forth in Section 6.8(a).

“Scottdale Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Scottdale Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Scottdale Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Scottdale, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Scottdale or on the basis of a “debt previously contracted.” “SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean March 31, 2018.

“Trading Day” means a day on which Nasdaq is open for trading.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Volume Weighted Average Price” means, for the ten Trading Day period, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service mutually agreed to by Mid Penn and Scottdale) page “DVA EQUITY VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the first Trading Day immediately prior to such period until the close of trading on the Trading Day of such period (or if such volume-weighted average price is unavailable, the market price of one share of Mid Penn Common Stock over such Trading Day determined using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with Mid Penn or Scottdale) retained for this purpose by Mid Penn).

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Scottdale shall merge with and into Mid Penn Bank, with Mid Penn Bank as the resulting or surviving bank; and (b) the separate existence of Scottdale shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Scottdale shall be vested in and assumed by Mid Penn Bank in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Scottdale Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III. As a result of the Merger, Mid Penn Bank will acquire “substantially all,” within the meaning of Section 368(a)(2)(D) of the Code, of the property, assets and goodwill of Scottdale.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBC. The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Articles of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, P.C., 17 North Second Street, 16th Floor, Harrisburg, Pennsylvania 17101, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and Scottdale mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and Scottdale the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) Subject to Section 2.4(e), the directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed.

(e) Effective as of the Closing, Mid Penn shall cause Donald F. Kiefer to be elected or appointed as members of the Board of Directors of each of Mid Penn and Mid Penn Bank. Such director shall be appointed to the class of Mid Penn directors whose terms expire in 2020.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBC.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of organization.” From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn, Scottdale nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and Scottdale each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and Scottdale, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of Scottdale which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Scottdale Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to Scottdale shareholders as a result of such modification or structure. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, Scottdale or the holders of any of the shares of Scottdale Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of Scottdale Common Stock held in the treasury of Scottdale (“Treasury Stock”) and each share of Scottdale Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Scottdale Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and shares of Scottdale Common Stock that are owned by Scottdale shareholders properly exercising their dissenters rights pursuant to Section 1222 of the PBC (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.2) into the Merger Consideration.

(d) Each holder of Scottdale Common Stock who owns a Cash Election Share (that is not reallocated as a Common Stock Election Share pursuant to Section 3.2(e)(i)(B)) will receive in the Merger cash equal to $1,166 in exchange for each such share (the “Per Share Cash Consideration”). The number of Cash Election Shares plus the number of Dissenter Shares shall, in the aggregate, not exceed 10% of the shares of Scottdale Common Stock outstanding as of the Effective Time, subject to adjustment pursuant to this Section 3.1. For purposes of this Agreement, the “Aggregate Cash Consideration” shall be an amount up to $5,913,719 (subject to adjustment pursuant to this Section 3.1), which assumes that each Dissenter Share shall receive the Per Share Cash Consideration.

(e) Each holder of Scottdale Common Stock who owns a Common Stock Election Share will receive in the Merger that number of shares of Mid Penn Common Stock equal to the Exchange Ratio in exchange for each such share (the “Per Share Common Stock Consideration”). The number of Common Stock Election Shares shall equal not less than 90% of the shares of Scottdale Common Stock outstanding as of the Effective Time, subject to adjustment pursuant to this Section 3.1.

The “Exchange Ratio” will be equal to $ 1,166 divided by the Average Price; provided, however, that in no event may the Exchange Ratio be less than 38.88 or greater than 44.86. If the Exchange Ratio would otherwise be less than 38.88 or more than 44.86, then 38.88 or 44.86, respectively, shall be used. The Exchange Ratio will be rounded down to the nearest one-hundredth.

The “Aggregate Common Stock Consideration” is that number of shares of Mid Penn Common Stock equal to the Exchange Ratio multiplied by the Common Stock Election Shares, which shall not be less than 90% of the total number of shares of Scottdale Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment pursuant to this Section 3.1 and provided that in no case will the Aggregate Common Stock Consideration be less than 1,774,724 shares of Mid Penn Common Stock or more than 2,275,209 shares of Mid Penn Common Stock.

The Per Share Cash Consideration and the Per Share Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Aggregate Cash Consideration together with the Aggregate Common Stock Consideration is sometimes referred to herein as the “Aggregate Consideration.” The Aggregate Consideration shall comprise the total consideration to be paid in the Merger.

(f) After the Effective Time, shares of Scottdale Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(g) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Scottdale Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(h) Notwithstanding anything to the contrary contained herein, in the event that the number of Dissenter Shares shall, in the aggregate, exceed 10%, but be less than 15%, of the shares of Scottdale Common Stock outstanding as of the Effective Time, then (i) the amount of the Aggregate Cash Consideration shall proportionately increase by such excess but shall not exceed $8,870,579 and (ii) the minimum amount of the Aggregate Common Stock shall proportionately decrease by a corresponding amount.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distri bution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of Scottdale Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of a share of Mid Penn Common Stock reported on Nasdaq on the trading day immediately preceding the C losing Date. For purposes of determining any fractional share interest, all shares of Scottdale Common Stock owned by a Scottdale shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such Scottdale shareholder.

3.2. Procedures for Exchange of Scottdale Common Stock.

(a) Conversion Alternatives. Subject to Sections 3.1(i) and 3.3 concerning fractional shares and Dissenter Shares and Section 3.2(e) concerning allocations, each share of Scottdale Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and, except for Mid Penn Owned Shares, shall be converted into the right to receive, at the election of the holder thereof, the Per Share Cash Consideration or the Per Share Common Stock Consideration as set forth in this Section 3.2.

(b) Election Procedures. An Election Form, together with a letter of transmittal and instructions for use in effecting the surrender of the Scottdale Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”), and any other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Scottdale Certificates shall pass, only upon proper delivery of such Scottdale Certificates to the Exchange Agent), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Effective Date or on such earlier date as Mid Penn and Scottdale shall mutually agree (the “Mailing Date”), to each holder of record of Scottdale Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), pursuant to which holders of Scottdale Common Stock will:

(i) elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of Scottdale Common Stock (collectively, the “Common Stock Election Shares”);

(ii) elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of Scottdale Common Stock (collectively, the “Cash Election Shares”); or

(iii) make a Non-Election with respect to their shares of Scottdale Common Stock.

Nominee record holders who hold Scottdale Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

Mid Penn and Scottdale shall direct the Exchange Agent to make the Election Form available to all persons who become holders of Scottdale Common Stock during the period between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline upon such holders’ request.

(c) Mixed Election. Subject to the immediately following sentence, each record holder of shares of Scottdale Common Stock prior to the Election Deadline shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of Scottdale Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of Scottdale Common Stock (a “Mixed Election”). With respect to each holder of Scottdale Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 3.2(e) below, the shares of Scottdale Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d) Effective Election. Any holder of Scottdale Common Stock’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Mid Penn or the Exchange Agent, accompanied by the Scottdale Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such Scottdale Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Scottdale Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If a holder of Scottdale Common Stock (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, (iii) makes a Non-Election, or (iv) otherwise fails to make an Election pursuant to this Section 3.2, then the shares of Scottdale Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all Scottdale Certificates returned, if the Exchange Agent is notified in writing by Mid Penn and Scottdale that this Agreement has been terminated.

Mid Penn shall cause the Scottdale Certificate or Scottdale Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.

Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Mid Penn, Scottdale nor the E xchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Allocation. Subject and after giving effect to Section 3.2(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of Scottdale Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Cash Consideration Oversubscribed. If the number of Cash Election Shares is more than 10%, as such percentage may be adjusted pursuant to Section 3.1, of the total number of shares of Scottdale Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), then:

(A) each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger;

(B) each Dissenter Share shall be treated as converted into the right to receive the Per Share Cash Consideration in the Merger; and

(C) the Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Cash Election Shares (excluding Dissenter Shares) into Common Stock Election Shares such that the number of Cash Election Shares is equal to the Stock Conversion Number, and each such reallocated Cash Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

(f) Cancellation of Certain Common Stock. Notwithstanding any other provision of this Section 3.2, at the Effective Time, each share of Scottdale Common Stock that is owned, directly or indirectly, by Mid Penn or any Mid Penn Subsidiary (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) (“Mid Penn Owned Shares”) shall cease to exist and certificates representing such shares shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

(g) Subject to the other provisions of this Article III, on or immediately prior to the Closing Date, Mid Penn shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of Scottdale Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Aggregate Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 3.1(i) (such cash and certificates for shares of Mid Penn Common Stock being hereinafter referred to as the “Exchange Fund”).

(h) As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that Scottdale has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Scottdale Certificate who has not previously surrendered such Scottdale Certificate with a letter of transmittal, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Scottdale Certificate shall pass, only upon delivery of the Scottdale Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Scottdale Certificates in exchange for the Merger Consideration as provided for in this Agreement. Each holder of Scottdale Common Stock, upon proper surrender of Scottdale Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Mid Penn Common Stock to which such holder of Scottdale Common Stock shall have become entitled pursuant to the provisions of Section 3.2, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each Scottdale Certificate so surrendered shall be cancelled. Until so surrendered, each Scottdale Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any holder of Scottdale Common Stock is unable to locate any Scottdale

Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and Mid Penn.

(i) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the later of receipt by the Exchange Agent of the applicable Scottdale Certificate(s) and duly executed Letters of Transmittal and the Closing.

(j) No dividends or other distributions declared with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Scottdale Certificate until the holder thereof shall surrender such Scottdale Certificate(s) in accordance with Section 3.2(b) and Section 3.2(h). Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a Scottdale Certificate in accordance with Section 3.2(b) and Section 3.2(h), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Scottdale Certificate.

(k) If the Person surrendering a Scottdale Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, or if any certificate representing shares of Mid Penn Common Stock is to be issued in a name other than that in which a Scottdale Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment of the Merger Consideration that: (i) such Scottdale Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Scottdale Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Scottdale Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(l) From and after the Effective Time, there shall be no transfers on the stock transfer books of Scottdale of the shares of Scottdale Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Scottdale Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(m) The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of Scottdale Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Scottdale Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(n) Any portion of the Exchange Fund that remains unclaimed by the holders of Scottdale Common Stock for six months after the Effective Time shall be paid to Mid Penn. Any holders of Scottdale Common Stock who have not theretofore complied with this Section 3.2(n) shall thereafter look only to Mid Penn for payment of the Merger Consideration deliverable in respect of each share of Scottdale Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, Scottdale, Mid Penn, the Exchange Agent or any other person shall not be liable to any former holder of Scottdale Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(o) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(p) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the ma king of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such person of a bond in such amount as Mid Penn may reasonably direct as indemnity against an y claim that may be made against it with respect to such Certificate (provided that unless otherwise required by law or Mid Penn’s transfer agent, in no event shall the required bond be in an amount greater than 1% of the product of (i) the number of share s evidenced by the lost Certificate, and (ii) $1,166.00), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(q) No Liability. None of Mid Penn, Scottdale any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(r) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the Scottdale shareholders in accordance with this Article  III.

3.3. Dissenting Shareholders.

Any holder of shares of Scottdale Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Section 1222 of the PBC and Sections 1571 through 1580 of the PBCL shall be entitled to receive from Mid Penn, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Mid Penn the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Scottdale fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Mid Penn shall issue and deliver the consideration to which such holder of shares of Scottdale Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of Scottdale Common Stock held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SCOTTDALE

Scottdale represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Scottdale Disclosure Schedule delivered by Scottdale to Mid Penn on the date hereof. Scottdale has made a good faith effort to ensure that the disclosure on each schedule of the Scottdale Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Scottdale Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

4.1. Organization.

(a) Scottdale is a Pennsylvania-chartered bank and trust company duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. The Partnership is a general partnership duly formed and existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Scottdale has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Scottdale are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Scottdale when due. Scottdale is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b) No Scottdale Subsidiary exists.

(c) The minute book of Scottdale accurately records, in all material respects, all material corporate actions of its shareholders and board of directors (including all committees thereof).

(d) Prior to the date of this Agreement, Scottdale has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of Scottdale, as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Scottdale consists of 200,000 shares of common stock, $2.50 par value per share. As of the date of this Agreement, there are (a) 50,718 shares of Scottdale Common Stock issued and outstanding, (b) 3,232 shares of Scottdale Common Stock held by Scottdale as Treasury Stock, and (c) no other shares of capital stock or other voting securities of Scottdale issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Scottdale Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Scottdale, nor any trust preferred or subordinated debt securities of Scottdale, are issued or outstanding. Except as set forth on Scottdale Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Scottdale, or otherwise obligating Scottdale to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Scottdale Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Scottdale Common Stock or other equity interests of Scottdale.

(b) Scottdale does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolio of Scottdale, equity interests held by Scottdale in a fiduciary capacity, and equity interests held in connection with the lending activities of Scottdale, including stock in the FHLB and Atlantic Community Bankers Bank.

(c) To Scottdale’s Knowledge, except as set forth on Scottdale Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Scottdale Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Scottdale to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Scottdale Disclosure Schedule 4.2(d).

4.3. Authority; No Violation.

(a) Scottdale has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Scottdale’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Scottdale and the consummation by Scottdale of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Scottdale, and no other corporate proceedings on the part of Scottdale, except for the approval of the Scottdale shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Scottdale and, subject to (i) approval by the shareholders of Scottdale, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of Scottdale, enforceable against Scottdale in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Scottdale’s and Mid Penn’s shareholders and Scottdale’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Scottdale, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Scottdale with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Scottdale, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Scottdale or any of its properties or assets, or (C) except as set forth in Scottdale Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Scottdale under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Scottdale is a party, or by which Scottdale or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Scottdale, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Scottdale and (b) the completion by Scottdale of the transactions contemplated hereby. As of the date of this Agreement, Scottdale (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Scottdale to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) Scottdale has previously made available, or will make available, to Mid Penn the Scottdale Regulatory Reports. Except as set forth on Scottdale Disclosure Schedule 4.5(a), the Scottdale Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Scottdale as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Scottdale has previously made available, or will make available, to Mid Penn the Scottdale Financial Statements. Except as set forth on Scottdale Disclosure Schedule 4.5(b), the Scottdale Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Scottdale as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the Scottdale Financial Statements, Scottdale has not had, or will not have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Scottdale Financial Statements or Scottdale Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of Scottdale are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Scottdale (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Scottdale (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Scottdale, is made known to the chief executive officer and the chief financial officer of Scottdale by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Scottdale’s outside auditors and the audit committee of Scottdale’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Scottdale’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Scottdale’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Scottdale’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2015, (i) neither Scottdale nor any director or executive officer of Scottdale has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Scottdale or its internal accounting controls, including any material complaint, allegation, assertion or claim that Scottdale has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Scottdale, whether or not employed by Scottdale, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Scottdale or any of its officers, directors, employees or agents to the Board of Directors of Scottdale or any committee thereof or to any director or officer of Scottdale.

4.6. Taxes.

(a) Except as set forth on Scottdale Disclosure Schedule 4.6(a), Scottdale has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Scottdale on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Except as set forth on Scottdale Disclosure Schedule 4.6(a), Scottdale has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth on Scottdale Disclosure Schedule 4.6(a), as of the date of this Agreement, Scottdale has received no written notice of, and to Scottdale’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Scottdale, and no written claim has been made by any Governmental Entity in a jurisdiction where Scottdale does not file Tax returns that Scottdale is subject to taxation in that jurisdiction. Scottdale has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Scottdale has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Scottdale, to Scottdale’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Scottdale is not a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, a “Tax Agreement”) with any Person other than Tax Agreements involving Scottdale.

(b) Except as set forth on Scottdale Disclosure Schedule 4.6(b),Scottdale will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7. No Material Adverse Effect.

Except as set forth in Schedule 4.7, Scottdale has not suffered any Material Adverse Effect since December 31, 2015, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Scottdale.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on Scottdale Disclosure Schedule 4.8(a), Scottdale is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Scottdale, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Scottdale; (iii) any collective bargaining agreement with any labor organization relating to employees of Scottdale; (iv) any agreement which by its terms limits the payment of dividends by Scottdale; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Scottdale is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Scottdale for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Scottdale (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Scottdale Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Scottdale. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Scottdale Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Scottdale is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Scottdale Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and Scottdale (nor, to the Knowledge of Scottdale, any other party to any Scottdale Material Contract) has not materially breached any provision of, or is in default in any respect under any term of, any Scottdale Material Contract. Except as listed on Scottdale Disclosure Schedule 4.8(c), no party to any Scottdale Material Contract will have the right to terminate any or all of the provisions of any such Scottdale Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on Scottdale Disclosure Schedule 4.8(d), since December 31, 2015, through and including the date of this Agreement, Scottdale has not (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Scottdale Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Scottdale Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Scottdale, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Scottdale affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e) As of the date of this Agreement, none of the deposits of Scottdale is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) Scottdale has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Scottdale in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Scottdale Regulatory Reports and in the Scottdale Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Scottdale Financial Statements (together “Scottdale Permitted Liens”). Such securities are valued on the books of Scottdale a in accordance with GAAP. Scottdale, as lessee, has the right under valid and existing leases of real and personal properties used by Scottdale in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them. Scottdale is not in default in any material respect under any lease for any real or personal property to which Scottdale is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Scottdale.

(b) With respect to all agreements pursuant to which Scottdale has purchased securities subject to an agreement to resell, if any, Scottdale has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Scottdale employs investment, securities risk management and other policies, practices and procedures that Scottdale believes are prudent and reasonable in the context of such businesses.

(c) Scottdale currently maintains insurance considered by Scottdale to be reasonable for their respective operations in accordance with industry practice. Scottdale has not received notice during the past five (5) years from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided in Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Scottdale under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Scottdale has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Scottdale Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Scottdale as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Scottdale is not a party to any, and there are no pending or, to Scottdale’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Scottdale, (b) to which Scottdale’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Scottdale to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Scottdale is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Scottdale employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and Scottdale has not received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scottdale. The Board of Directors of Scottdale has adopted, and Scottdale has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 35 2 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Scottdale has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scottdale; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2014, Scottdale has not received any written notification or any other communication from any Bank Regulator (i) asserting that Scottdale is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Scottdale; (iii) requiring, or threatening to require, Scottdale, or indicating that Scottdale may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Scottdale, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Scottdale, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Scottdale Regulatory Agreement”). Scottdale has not consented to or entered into any Scottdale Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Scottdale as to compliance with the CRA is satisfactory or better.

(d) Scottdale is well capitalized within the meaning of the regulations of the FDIC and Scottdale does not know of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FDIC in determining whether to approve the Merger. Scottdale knows of no reason why it would not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12. Employee Benefit Plans.

(a) Scottdale Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Scottdale has any present or future right to benefits or under which Scottdale has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Scottdale Benefit Plans.”

(b) With respect to each Scottdale Benefit Plan, Scottdale has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Scottdale Benefit Plan which is required to file such annual return/report.

(c) (i) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Scottdale Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Scottdale Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Scottdale, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Scottdale, no event has occurred and no condition exists that is reasonably likely to subject Scottdale, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Scottdale Disclosure Schedule 4.12, no Scottdale Benefit Plan provides, and Scottdale has no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) all contributions required to be made under the terms of any Scottdale Benefit Plan have been timely made or, if not yet due, have been properly reflected in Scottdale’s financial statements in accordance with GAAP.

(d) Except as set forth in Scottdale Disclosure Schedule 4.12(d), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Scottdale to be incurred with respect to any Scottdale Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Scottdale Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Scottdale or any entity which is considered one employer with Scottdale under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”), and no condition exists that presents a material risk to Scottdale of inc urring a liability under such title. To the Knowledge of Scottdale, except as set forth on Scottdale Disclosure Schedule 4.12(d), no Scottdale Defined Benefit Plan had an “accumulated funding deficiency” (as defined in

Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth on Scottdale Disclosure Schedule 4.12(d), the fair market value of the assets of each Scottdale Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Scottdale Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Scottdale Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Scottdale Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Scottdale Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth on Scottdale Disclosure Schedule 4.12(d), Scottdale has not provided, nor is required to provide, security to any Scottdale Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of Scottdale, and except as set forth on Scottdale Disclosure Schedule 4.12(d), there is no pending investigation or enforcement action by any Governmental Entity with respect to any Scottdale Benefit Plan or any ERISA Affiliate Plan. Neither Scottdale nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined by Section 3(37) of ERISA.

(e) With respect to any Scottdale Benefit Plan, the assets of any trust under such Scottdale Benefit Plan, Scottdale Benefit Plan sponsor, Scottdale Benefit Plan fiduciary or Scottdale Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Scottdale, threatened and (ii) to the Knowledge of Scottdale, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on Scottdale Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Scottdale to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Scottdale Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. Except as set forth in Scottdale Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Scottdale Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Scottdale.

(h) Scottdale has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Scottdale Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

4.13. Environmental Matters.

To the Knowledge of Scottdale, with respect to Scottdale:

(a) Neither (i) the conduct nor operation of the business of Scottdale nor (ii) any condition of any property currently or previously owned or operated by Scottdale (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Scottdale. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Scottdale by reason of any Environmental Laws. Scottdale during the past five years has not received any written notice from any Person or Governmental Entity that Scottdale or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by Scottdale (including any Other Real Estate Owned or property pledged as collateral for any loan held by Scottdale) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Scottdale;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Scottdale’s Knowledge, threatened, before any court, Governmental Entity or other forum against Scottdale (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Scottdale; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Scottdale, and no underground storage tanks have been closed or removed from any properties owned or operated by Scottdale except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither Scottdale, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. (“Ambassador”) by Scottdale and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in Scottdale’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on Scottdale’s balance sheets for periods ending after December 31, 2015 was, or will be, adequate, as of the date thereof, under GAAP.

(b) Scottdale Disclosure Schedule 4.15(b) sets forth a listing, as of February 28, 2017, by account, of: (i) all loans (including loan participations) of Scottdale that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Scottdale which have been terminated by Scottdale during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Scottdale during the past twelve months of, or has asserted against Scottdale, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Scottdale, each borrower, customer or other party which has given Scottdale any oral notification of, or orally asserted to or against Scottdale, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Scottdale as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Scottdale Disclosure Schedule 4.15(b), all loans of Scottdale have been classified as of February 28, 2017 in accordance with the loan policies and procedures of Scottdale.

(c) Except as set forth on Scottdale Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Scottdale arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Scottdale’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Scottdale, the loans, discounts and the accrued interest reflected on the books of Scottdale are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Scottdale free and clear of any Liens other than Scottdale Permitted Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Scottdale Disclosure Schedule 4.15(e) sets forth, as of February 28, 2017, a schedule of all executive officers and directors of Scottdale who have outstanding loans from Scottdale, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Scottdale, no shares of Scottdale Common Stock were purchased with the proceeds of a loan made by Scottdale.

4.16. Related Party Transactions.

Except as set forth in Scottdale Disclosure Schedule 4.16, Scottdale is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Scottdale. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth in Scottdale Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Scottdale is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Scottdale has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Scottdale is inappropriate. Except as set forth in Scottdale Disclosure Schedule 4.16, no shareholder or Affiliate of Scottdale owns any material property or asset used in the conduct of the business of Scottdale.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Except as set forth on Scottdale Disclosure Schedule 4.17(a), Scottdale does not originate, maintain or administer credit card accounts.

(b) Merchant Processing. Scottdale does not provide, or has not provided, merchant credit card processing services to any merchants.

4.18. Required Vote.

The affirmative vote of two-thirds of the outstanding shares of Scottdale Common Stock is required to approve this Agreement and the Merger under Scottdale’s articles of incorporation and applicable law.

4.19. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Scottdale’s own account, or for the account of its customers (all of which are set forth in Scottdale Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Scottdale , enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Scottdale , nor to the Knowledge of Scottdale any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20. Fairness Opinion.

The board of directors of Scottdale has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Ambassador to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Scottdale shareholders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21. Fiduciary Accounts.

Scottdale has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Scottdale, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.22. Intellectual Property.

Scottdale owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Scottdale’s business, and Scottdale has not received any notice of conflict with respect thereto that asserts the rights of others. Scottdale has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Scottdale’s Knowledge, the conduct of the business of Scottdale as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23. Labor Matters.

There are no labor or collective bargaining agreements to which Scottdale is a party. To the Knowledge of Scottdale , there is no activity involving Scottdale seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to Mid Penn employees), work slowdown, stoppage or lockout pending or threatened against Scottdale . There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Scottdale , threatened against Scottdale (other than routine employee grievances that are not related to Scottdale employees). Scottdale is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.24. Scottdale Information Supplied.

None of the information supplied or to be supplied by Scottdale for inclusion or incorporation by reference in the Proxy Statement-Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Scottdale or at the time Scottdale shareholders vote on the matters at the Scottdale Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Scottdale in this Section 4.24 with respect to statements made or incorporated by reference therein based on information supplied by Mid Penn in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other documents. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Scottdale which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Scottdale shall promptly so inform Mid Penn.

4.25. Takeover Laws.

The adoption and approval by the board of directors of Scottdale of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Scottdale in connection with the execution, delivery or performance of this Agreement.

4.26. Reorganization.

Scottdale has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27. Quality of Representations.

The representations made by Scottdale in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.28. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Scottdale in this Article IV, neither Scottdale nor any other Person makes any express or implied representation or warranty with respect to Scottdale, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of Scottdale, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Scottdale hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Scottdale acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to Scottdale or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to Scottdale that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to Scottdale on the date hereof, (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31 , 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) . Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to Scottdale true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank and each other Mid Penn Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) 10,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 4,233,297 shares were issued and outstanding and (b) 5,000 shares of preferred stock, having a par value of $1.00 per share (“Mid Penn Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plan”). As of the date of this Agreement, except pursuant to (i) this Agreement and (ii) the Mid Penn Employee Stock Purchase Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. Mid Penn Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options or other rights to purchase, and securities convertible or exchangeable into Mid Penn Common Stock or Mid Penn Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by Scottdale, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and Scottdale’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn and (b) the completion by Mid Penn of the transactions contemplated hereby. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to Scottdale the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available or will make available to Scottdale the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to Scottdale.

(e) Since December 31, 2015, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such

Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.

(b) Mid Penn is in “control,” within the meaning of Sections 368(a)(2)(D) and 368(c) of the Code, of Mid Penn Bank.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2015, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9. Legal Proceedings.

(a) Except as set forth in Mid Penn Disclosure Schedule 5.9, neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.10. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Scottdale employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended , and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2014, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are well capitalized within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why they both will not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.11. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”), each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP.

(b) Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.12. Environmental Matters.

(a) To the knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court,

Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary; and

5.13. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners,  L.P. (“Sandler”) and the fee payable pursuant thereto.

5.14. Loan Matters.

The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

5.15. No Scottdale Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of Scottdale Common Stock, or any options, warrants or other rights to acquire any Scottdale Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.16. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2015 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section  302 or 906 of the Sarbanes-Oxley Act.

5.17. Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the Mid Penn Shareholders’ Meeting by the holders of shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and applicable law.

5.18. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.19. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers (all of which are set forth in Mid Penn Disclosure Schedule 5.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.20. Fairness Opinion.

The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21. Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.22. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement—Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Scottdale specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23. Reorganization.

Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.24. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.25. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.26. No Other Representations or Warranties

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Scottdale or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither Scottdale nor any other person has made or is making any representations or warranties relating to Scottdale whatsoever, express or implied, beyond those expressly given by Scottdale in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Scottdale furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF SCOTTDALE

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, Scottdale will, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Scottdale agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Scottdale Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Scottdale will not:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of Scottdale capital stock, including any shares that are held as Treasury Stock as of the date of this

Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or, except as set forth in Scottdale Disclosure Schedule 6.1(b)(2), declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3) enter into, amend in any material respect or terminate any Scottdale Material Contract (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) except as set forth in Scottdale Disclosure Schedule 6.1(b)(5)(i), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Scottdale Disclosure Schedule 4.8(a), Scottdale Disclosure Schedule 4.8(d), and/or Scottdale D is closure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) title or position which do not result in a change in compensation (except as otherwise permitted by 6.1(b)(5)(i) and (ii)), (iv) the payment of bonuses for services performed on or after January 1, 2017 pursuant to the bonus plans set forth in Scottdale Disclosure Schedule 4.8(a), and (v) as required by statute, regulations or regulatory guidance. Scottdale shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 except as set forth in Scottdale Disclosure Schedule 6.1(b)(5)(ii), provided that Scottdale may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on Scottdale Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as set forth on Scottdale Disclosure Schedule 6.1(b)(7), merge or consolidate Scottdale with any other corporation; sell or lease all or any substantial portion of the assets or business of Scottdale; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Scottdale and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as set forth on Scottdale Disclosure Schedule 6.1(b)(8), sell or otherwise dispose of the capital stock of Scottdale or sell or otherwise dispose of any asset of Scottdale other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of Scottdale to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of Scottdale set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Scottdale, or Scottdale’s independent accounting firm;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Scottdale is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Scottdale Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000 with the aggregate of all purchases not exceeding the amount of all scheduled maturities and all unscheduled calls of securities in Scottdale’s investment securities portfolio;

(13) issue or sell any equity or debt securities of Scottdale;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e. , at a value below the fair market value thereof as determined by Scottdale), except (i) in accordance with past practice pursuant to policies approved by the Scottdale Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from Scottdale of such relationship does not exceed $500,000 and for any existing borrower such aggregate amount of the increase does not exceed $250,000;

(15) except as set forth on the Scottdale Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) except as set forth on Scottdale Disclosure Schedule 6.1(b)(16), enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exp osure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than the payment of wages and bonuses in the ordinary course of business;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Scottdale Employee Plan;

(21) except as set forth in Scottdale Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in Scottdale Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth in Scottdale Disclosure Schedule 6.1(b)(23) or as set forth in Section 6.1(b)(12), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by Scottdale of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Scottdale; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on Scottdale Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Scottdale may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

(25) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, Scottdale will furnish to Mid Penn copies of each annual, interim or special audit of the books of Scottdale made by its independent auditors and copies of all internal control reports submitted to Scottdale by such auditors in connection with each annual, interim or special audit of the books of Scottdale made by such auditors.

(b) Scottdale will furnish to Mid Penn copies of all documents, statements and reports as it shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 25 days after the end of each month, Scottdale will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Except as prohibited by law, Scottdale will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Scottdale.

(d) With reasonable promptness, Scottdale will furnish to Mid Penn such additional financial data that Scottdale possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Scottdale Regulatory Reports.

6.3. Maintenance of Insurance.

Scottdale shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, Scottdale will promptly supplement or amend the Scottdale Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Scottdale Disclosure Schedule or that is necessary to correct any information in such Scottdale Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Scottdale Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

Scottdale shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Scottdale agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Scottdale.

6.7. Failure to Fulfill Conditions.

In the event that Scottdale determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Scottdale shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates, shareholders owning fifteen percent or more of the outstanding shares of Scottdale (including their family members and beneficial owners, as applicable) and other agents (collectively, the “Scottdale Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Scottdale Acquisition Proposal; (ii) respond to any inquiry relating to a Scottdale Acquisition Proposal or a Scottdale Acquisition Transaction; (iii) recommend or endorse a Scottdale Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Scottdale Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any information or data with respect to Scottdale or otherwise relating to a Scottdale Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Scottdale is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Scottdale Acquisition Proposal or approve or resolve to approve any Scottdale Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Scottdale Acquisition Proposal. Any violation of the foregoing restrictions by Scottdale or any Scottdale Representative, whether or not such Scottdale Representative is so authorized and whether or not such Scottdale Representative is purporting to act on behalf of Scottdale or otherwise, shall be deemed to be a breach of this Agreement by Scottdale. Scottdale shall, and shall cause each of the Scottdale Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Scottdale Acquisition Proposal. Scottdale shall notify Mid Penn immediately if any such discuss ions or negotiations are sought to be initiated with Scottdale by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “Scottdale Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Scottdale Acquisition Transaction. For purposes of this Agreement, “Scottdale Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Scottdale; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Scottdale representing, in the aggregate, fifteen percent (15%) or more of the assets of Scottdale on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of Scottdale; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of Scottdale; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), Scottdale may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if but only if, (i) Scottdale has received a bona fide unsolicited written Scottdale Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Scottdale Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Scottdale Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Scottdale has provided Mid Penn with at least one Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Scottdale or otherwise relating to a Scottdale Acquisition Proposal, Scottdale receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement and provides a copy of the same to Mid Penn. Scottdale shall promptly provide to Mid Penn any non-public information regarding Scottdale provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no l ater than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Scottdale Acquisition Transaction on terms that the Scottdale Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Scottdale Common Stock or all, or substantially all, of the assets of Scottdale on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Scottdale Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Scottdale’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Scottdale than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Scottdale shall promptly (and in any event within twenty-four (24) hours) notify Mid Penn in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Scottdale or any Scottdale Representatives, in each case in connection with any Scottdale Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Scottdale agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to 6.8(e), neither the Scottdale Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger) , the Scottdale Recommendation, or make any statement, filing or release, in connection with the Scottdale Shareholders’ Meeting or otherwise, inconsistent with the Scottdale Recommendation (it being understood that taking a neutral position or no position with respect to a Scottdale Acquisition Proposal shall be considered an adverse modification of the Scottdale Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Scottdale Acquisition Proposal; or (iii) enter into (or cause Scottdale to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Scottdale Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Scottdale to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of Scottdale Shareholders’ Meeting, the Scottdale Board of Directors may approve or recommend to the shareholders of Scottdale a Superior Proposal and withdraw, qualify or modify the Scottdale Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Scottdale Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from Scottdale advising Mid Penn that the Scottdale Board of Directors has decided that a bona fide unsolicited written Scottdale Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Scottdale shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Scottdale proposes to accept and the subsequent notice period shall be five (5) Business Days) if, but only if, (i) the Scottdale Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Scottdale’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Scottdale Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Scottdale Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Scottdale or the Scottdale Board of Directors from (i) complying with Scottdale’s obligations under Rule 14d-9 (as if such rule were applicable to Scottdale) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to Scottdale that the failure to make such disclosure to Scottdale’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9. Reserves and Merger-Related Costs.

Scottdale agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and Scottdale shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to Scottdale that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

Scottdale shall have available at its offices a copy of any Scottdale board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of Scottdale or any committee thereof, as the case may be, with, at Mid Penn’s option, a copy sent to Mid Penn by overnight mail following such meeting, and Scottdale shall give Mid Penn prior notice of, and shall permit representatives of Mid Penn (no more than two) to attend in-person or telephonically (to the extent practicable), any meeting of the board of directors of Scottdale or the Executive and Loan Committees thereof as an observer, provided that Scottdale shall not be required to permit the Mid Penn representatives to copy Mid Penn on any documents with respect to, or permit the Mid Penn representative to remain present during, any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Scottdale or during any other matter that the respective board of directors has been advised of by outside counsel that such distribution to, or participation by Mid Penn would violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of Scottdale’s attorney-client privilege.

6.11. Affiliate Letters.

Scottdale shall deliver to Mid Penn, concurrently with the execution of this Agreement, the Scottdale Affiliate Letters.

6.12. Meeting with Significant Investors.

After the date hereof, Scottdale shall, at Mid Penn’s written request, use commercially reasonable efforts to schedule meetings with those holders who beneficially own at least ten percent of the issued and outstanding shares of Scottdale Common Stock identified by Mid Penn and representatives of both Mid Penn and Scottdale.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Scottdale (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by Scottdale in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Scottdale Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4) take any action requiring shareholder approval, other than election of directors, “say-on-pay” vote and approval of Mid Penn’s independent accountants and matters to be considered at the Mid Penn Shareholders’ Meeting, without first obtaining the consent of Scottdale, which will not be unreasonably withheld; or

(5) agree to or make any commitment to, take, or adopt any resolutions of board of directors of Mid Penn in support of, any of the actions prohibited by this Section 7.1(b).

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn

Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Scottdale.

7.7. Affiliate Letters.

Mid Penn shall deliver to Scottdale, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.8. Mid Penn Board.

(a) Effective as of the Closing, Mid Penn shall cause Donald F. Kiefer to be elected or appointed as a member of each of the board of directors of Mid Penn and Mid Penn Bank.

(b) Mid Penn and Scottdale agree that if Donald F. Kiefer is unable to serve as a director, resigns as a director, reaches the retirement age set forth in the retirement policy applicable to all non-employee directors of Mid Penn or is removed as a director, and the shareholders of Scottdale identified in Schedule 7.8(b) (the “Kiefer Shareholders”) shall beneficially own at least ten percent of the issued and outstanding shares of Mid Penn Common Stock, the Kiefer Shareholders shall have the ability to recommend a Candidate for approval by the board of directors of Mid Penn (the “Board”) pursuant to the process described in this Section 7.8, in good faith after exercising its fiduciar y duties, which approval shall not be unreasonably withheld, to serve as a replacement on the Board for Mr. Kiefer or any successor to Mr. Kiefer’s Board seat appointed pursuant to this Section 7.8 (the “Replacement Director”).

(i) Within a reasonable period of time following such occurrence, the Kiefer Shareholders shall supply the nominating committee of the Board (the “Nominating Committee”) with a list of not less than three persons for consideration by the Nominating Committee for appointment to the Board (the “Nominee List”). The Nominating Committee shall, within fifteen (15) business days after receipt of the Nominee List, consider each Candidate included in the Nominee List in good faith and either recommend a Candidate for appointment by the Board or inform the Kiefer Shareholders by written notice that it has no such recommendation for the Board (a “No Recommendation Notice”).

(ii) Upon receipt of a No Recommendation Notice, the Kiefer Shareholders may, within a reasonable period of time following receipt of such No Recommendation Notice, supply the Nominating Committee with a second Nominee List. The Nominating Committee shall, within fifteen (15) business days after receipt of a second Nominee List, consider and make a determination in the same manner described in clause (i) above to either recommend a Candidate from such Nominee List for appointment by the Board or deliver to the Kiefer Shareholders a No Recommendation Notice.

(iii) Upon receipt of a second No Recommendation Notice, the Kiefer Shareholders shall, within a reasonable period of time following receipt of such No Recommendation Notice, supply the Nominating Committee with a third Nominee List. The Nominating Committee shall, within fifteen (15) business days after receipt of a third Nominee List, consider and make a determination in the same manner described in clause (i) above to either recommend a Candidate from such Nominee List for appointment by the Board or deliver to the Kiefer Shareholders a No Recommendation Notice.

(iv) Within fifteen (15) business days after receipt of a third No Recommendation Notice, the Kiefer Shareholders and Mid Penn shall request a list of at least five (5) persons qualified to be a Candidate from the National Association of Corporate Directors. The Kiefer Shareholders shall choose at least three (3) of the persons supplied by the National Association of Corporate Directors and include them in a final Nominee List submitted to the Nominating Committee. The Nominating Committee shall, within fifteen (15) business days after receipt of the Nominee List, consider each Candidate included in the final Nominee List in the same manner described in clause (i) above and shall recommend a Candidate from the final Nominee List for appointment by the Board.

(v) The Board shall vote on the appointment of a Candidate recommended by the Nominating Committee to the Board as the Replacement Director no later than ten (10) business days after receipt of the Nominating Committee’s recommendation of such Candidate; provided, however, that if the Board does not elect such Replacement Director to the Board, the parties shall continue to follow the procedures of this Section 13(b) until a Replacement Director is elected to the Board.

The Kiefer Shareholders shall not include any candidate (a “Candidate”) on any Nominee List furnished pursuant to this Section 7.8 unless (A) such Candidate has business experience appropriate for service on the board of directors of a banking institution and a public company, (B) such Candidate is an individual of high caliber and reputation, (C) such Candidate would, to the Kiefer Shareholders’ knowledge, be an “independent director” as defined in the applicable NASDAQ Marketplace Rule and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (D) such Candidate would not require disclosure of any agreement or arrangement pursuant to Nasdaq Marketplace Rule 5250(b)(3). No person shall be on any Nominee List if any member of the Kiefer Shareholders has reason to believe that it is unlikely that such person would serve as a director if requested.

(c) Mid Penn Bank will appoint the Replacement Director appointed to the Board to the board of directors of Mid Penn Bank.

7.9. Employee Matters.

(a) During the period commencing at the Effective Time, Mid Penn shall, and shall cause each of the Mid Penn Subsidiaries to, provide the employees of Scottdale who remain employed immediately after the Effective Time with (i) base compensation that is no less favorable to the base compensation provided by Scottdale on the date of this Agreement and (ii) employee benefits that are provided to similarly situated employees of Mid Penn and the Mid Penn Subsidiaries. Additionally, commencing at the Effective Time, Mid Penn shall provide Donald F. Kiefer with health insurance under a Mid Penn Benefit Plan until his sixty-fifth birthday or pay him a COBRA Reimbursement and shall include the same commitment in its employment agreement with Lawrence J Keifer.

(b) After the Closing Date, the Scottdale Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Mid Penn shall amend the Scottdale 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Scottdale employees in the applicable Mid Penn 401(k) plan. Following such action, Mid Penn will continue to maintain the individual participant accounts under the Scottdale 401(k) plan until such time as the Scottdale 401(k) plan assets are merged with and into the applicable Mid Penn 401(k) plan in accordance with the requirements of Code Section 414(1). In all events, Scottdale 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(c) Employees of Scottdale who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of Scottdale or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Scottdale who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(d) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e) In the event of any termination of any Scottdale health plan or consolidation of any Scottdale health plan with any Mid Penn health plan, Mid Penn shall make available to employees of Scottdale and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of Scottdale affirmatively terminates coverage under a Scottdale health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of Scottdale or their dependents shall terminate under any of the Scottdale health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any Scottdale health plan, terminated Scottdale employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of Scottdale, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the Scottdale health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of Scottdale in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(f) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of Scottdale (other than employees of Scottdale who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement, and immediately prior to the Effective Time (each such employee, a “Scottdale Continuing Employee”), or (ii) such Scottdale Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with Scottdale, with a minimum severance benefit of two (2) weeks and a maximum severance benefit of twenty-six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between Scottdale and Mid Penn.

(g) Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Scottdale Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law. Mid Penn will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on Scottdale Disclosure Schedule 4.8(a).

(h) Mid Penn shall establish a retention bonus pool up to $50,000 for employees designated in writing by Mid Penn after the date hereof, based upon recommendations by Scottdale (other than employees of Scottdale who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Scottdale, except as provided on Scottdale Disclosure Schedule 4.8(a)), in order to help retain key employees and shall establish the amount of the retention bonus for each such employee in its sole discretion. Following such designations by Mid Penn, representatives of Mid Penn and Scottdale shall, at a mutually convenient time, jointly present such retention bonus opportunity to such designated employees of Scottdale. Such bonuses shall be payable after the Effective Date on a date determined by Mid Penn in the event that the designated employee remains employed by Scottdale, Mid Penn or Mid Penn Bank, as the case may be, until the Effective Date or a date thereafter determined by Mid Penn; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date.

(i) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Scottdale or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10. Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Scottdale (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Scottdale if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Scottdale under the PBC and under Scottdale’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Scottdale under the PBC and under Scottdale’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by Mid Penn, one of it s Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Mid Penn and the Indemnified Party. Nothing contained in this Section 7.10 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Scottdale may have under applicable law or regulation or Scottdale’s articles of incorporation, bylaws, or the equivalent documents of any Subsidiary of Scottdale, as applicable, in each case as in effect on the date hereof, which Mid Penn agrees to honor in accordance with their terms.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c) The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.11. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Exchange Listing.

Prior to the Effective Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.13. Scottdale Bank Division.

Upon completion of the Merger and for three (3) years immediately thereafter, Mid Penn and Mid Penn Bank shall cause Mid Penn Bank to operate Scottdale as a separate division of Mid Penn Bank under the name “Scottdale Bank & Trust, a Division of Mid Penn Bank” (the “Scottdale Bank Division”). Upon Closing or promptly thereafter, Mid Penn Bank shall form an advisory board and invite all members of the board of directors of Scottdale, as of the date hereof to join such advisory board on further terms and conditions to be determined by Mid Penn prior to Closing.

7.14. Ongoing Charitable Commitment.

For at least four years following the Effective Time, Mid Penn shall, or shall cause Mid Penn Bank to, maintain the $75,000 annual donation to the Marilyn K. Kiefer Foundation for so long as such foundation exists and donates at levels (as a percentage of its fundraising), and to those types of charities, consistent with the three years prior to the date of this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) Scottdale will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Scottdale Shareholders’ Meeting”), for the purpose of considering this Agreement and the

Merger, and for such other purposes as may be, in Scottdale’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Scottdale shareholders (the “Scottdale Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of Scottdale Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Scottdale Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and Scottdale shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Scottdale shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Mid Penn and Scottdale shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Scottdale and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the Scottdale shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Scottdale shall furnish all information concerning Scottdale and the holders of Scottdale Common Stock as may be reasonably re quested in connection with any such action.

(b) Scottdale shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify Scottdale promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Scottdale promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give Scottdale and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Scottdale and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and Scottdale agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Scottdale Common Stock entitled to vote at the Scottdale Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.

(c) Scottdale and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Scottdale shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and Scottdale shall mail an amended Proxy Statement-Prospectus to the Scottdale shareholders and Mid

Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, Scottdale shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Scottdale, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Scottdale and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within 45 days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Scottdale and Mid Penn will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Scottdale or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Scottdale shall have the right to review and approve in advance all characterizations of the information relating to Scottdale which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give Scottdale and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Scottdale and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify Scottdale promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and Scottdale shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Scottdale and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and Scottdale shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of Scottdale prior to the Effective Time; provided, however, neither Mid Penn nor Scottdale shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) Scottdale shall provide Mid Penn Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Scottdale shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. To the extent requested by Mid Penn, Scottdale shall provide Mid Penn copies of minutes of meetings of the Board of Directors and the committees thereof.

(c) Each of Mid Penn and Scottdale shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Scottdale shall afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Scottdale will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Scottdale.

(c) In addition, Scottdale shall permit employees of Mid Penn reasonable access to matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Scottdale, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of Scottdale on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

8.6. Employment Agreement.

(a) Prior to the Effective Time, Mid Penn Bank shall negotiate in good faith with Lawrence J Kiefer an employment agreement and offer to enter into and shall execute and deliver to Scottdale such agreement with Mr. Kiefer that is mutually acceptable to both Mid Penn Bank and Mr. Kiefer.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Scottdale and by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Scottdale or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Scottdale, Mid Penn Bank, and Mid Penn or materially impair the value of Scottdale to Mid Penn or of Mid Penn and Mid Penn Bank to Scottdale.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Stevens & Lee, P.C., and Scottdale shall have received an opinion of Tucker Arensberg, P.C. each reasonably acceptable in form and substance to Mid Penn and Scottdale, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368( a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and Scottdale and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Scottdale shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(g) Employment Agreement.  Lawrence J Kiefer and Mid Penn Bank shall have executed a mutually acceptable employment agreement.

9.2.  Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Scottdale (other than in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Scottdale pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Scottdale, (ii) each of the representations and warranties of Scottdale set forth in Section 4.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Scottdale set forth in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Scottdale shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Scottdale shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Scottdale.

(e) Appraisal Rights. Not more than 15% of the outstanding shares of the Scottdale Common Stock shall constitute Dissenter Shares.

(f) Officer’s Certificate. Scottdale shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of Scottdale under this Agreement.

The obligations of Scottdale under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a) (1 st three sentences only), 5.1(b) (1 st two sentences only), 5.1(c), 5.2, 5.3 and 5.6) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and 5.6 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Scottdale with a certificate evidencing such delivery.

(f) Officer’s Certificate. Mid Penn shall have delivered to Scottdale a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Scottdale:

(a) at any time by the mutual written agreement of Mid Penn and Scottdale;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Scottdale) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Scottdale) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and Scottdale ; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of Scottdale fail to approve the transactions contemplated by this Agreement at the Scottdale Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if Scottdale has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Scottdale Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of Scottdale if Scottdale has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Scottdale Board of Directors has made a determination to accept such Superior Proposal; or

(i) by Scottdale, if the Board of Directors of Scottdale so determines by a majority vote of its members, at any time during the two (2) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) the Average Price shall be less than $19.50; and

(ii) (A) the quotient obtained by dividing the Average Price by $26.00 shall be less than (B) the Index Ratio minus 0.20; subject, however, to the following: if Scottdale elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Mid Penn and Mid Penn shall, for a period of two (2) Business Days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Scottdale Common Stock, in the form of Mid Penn Common Stock, cash, or a combination of Mid Penn Common Stock and cash (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the Average Price, equals the lesser of (x) $874.77 or (y) the product of $1,166 and the amount equal to the Index Ratio minus 0.20. If within such two (2) Business Day period, Mid Penn delivers written notice to Scottdale that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the fifth Business Day immediately before the Closing.

“Final Index Price” means the closing price of the Index Group as of the Determination Date.

“Index Group” means the NASDAQ Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Index Group as of the last trading day before the date of this Agreement.

If Mid Penn or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Mid Penn Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Sections 10.1(i).

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Mid Penn or Scottdale pursuant to Section 10.1(e)(i) following failure of the shareholders of Scottdale to approve the transactions contemplated by this Agreement, Scottdale shall pay to Mid Penn the Mid Penn Expense Reimbursement Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payment shall be made by wire transfer of immediately available funds.

(iv) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by Scottdale pursuant to Section 10.1(h), Scottdale shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(v) In the event that Scottdale enters into a definitive agreement relating to a Scottdale Acquisition Proposal or consummates a Scottdale Acquisition Proposal within twelve (12) months after the occurrence of any of the following the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by Scottdale; or (ii) by Mid Penn or Scottdale pursuant to Section 10.1(e)(i) following failure of the shareholders of Scottdale to approve the transactions contemplated by this Agreement, Scottdale shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor, with Mid Penn receiving a credit for an amount equal to the previously paid Mid Penn Expense Reimbursement upon the occurrence of the event described in clause (ii). Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, (i) the “Mid Penn Expense Reimbursement Fee” shall mean the lesser of (a) the amount of Mid Penn’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (b) $500,000; and (ii) the “Mid Penn Termination Fee” shall mean $2,365,500.

(d) The right to receive payment of the Mid Penn Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Scottdale), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Scottdale and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Scottdale’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and Scottdale mutually agree to be bound by the terms of the confidentiality agreement dated February 27, 2017 (the “Confidentiality Agreement”) previously executed by the parties hereto and Bruce Kiefer, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

Scottdale and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Scottdale nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.13.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, Pennsylvania 17061

With required copies (which shall not constitute notice) to:	Christopher M. Cicconi, Esq. Stevens & Lee, P.C. 17 N. 2nd Street Harrisburg, Pennsylvania 17101 Fax: (610) 371-7363

If to Scottdale, to:	Donald F. Kiefer Chairman, President and Chief Executive Officer The Scottdale Bank & Trust Company 150 Pittsburgh Street Scottdale, Pennsylvania 15683

With required copies (which shall not constitute notice) to:	William T. Harvey Tucker Arensburg, P.C. 1500 One PPG Place Pittsburgh, Pennsylvania 15222 Fax:

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.12(b) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any Scottdale Disclosure Schedule shall be deemed to be a disclosure under all Scottdale Disclosure Schedules.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the

Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, Mid Penn, Mid Penn Bank and Scottdale have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

MID PENN BANK

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

THE SCOTTDALE BANK & TRUST COMPANY

By:	/s/ Donald F. Kiefer
Name: Donald F. Kiefer
Title: President

Annex B

March 29, 2017

Board of Directors

The Scottdale Bank & Trust Company

150 Pittsburgh Street

Scottdale, Pennsylvania 15683

Dear Board of Directors,

This letter sets forth the opinion of Ambassador Financial Group, Inc. (“Ambassador”) as to the fairness, from a financial point of view, to the holders of the common stock of The Scottdale Bank & Trust Company (“Scottdale”) of Scottdale, Pennsylvania of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (as defined below) in connection with the merger of Scottdale with and into Mid Penn Bank (“Mid Penn Bank”), the bank subsidiary of Mid Penn Bancorp, Inc. (“Mid Penn”) (such merger, the “Merger”). In the Merger, each share of the common stock of Scottdale (“Scottdale Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted, at the election of the holder thereof (subject to proration and reallocation as set forth in the Merger Agreement, as to which we express no opinion), either (i) $1,166 in cash (the “Cash Consideration”) or (ii) that number (the “Exchange Ratio”) of shares of the common stock, par value $1.00, of Mid Penn (“Mid Penn Common Stock”) equal to the quotient of (a) $1,166, divided by (b) the Average Price (the “Stock Consideration”); provided that the Merger Agreement provides that the total percentage of outstanding shares of Scottdale Common Stock receiving the Cash Consideration will not exceed 10% and the total percentage of outstanding shares of Scottdale Common Stock receiving the Stock Consideration will not be less than 90%; and provided further that the Merger Agreement provides that the Stock Consideration is subject to an Exchange Ratio collar (as to which collar we express no opinion). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we:

•	Reviewed a draft dated March 27, 2017 of the Agreement and Plan of Merger to be entered into by Scottdale, Mid Penn and Mid Penn Bank (the “Merger Agreement”);

•	Reviewed Scottdale’s audited financial statements as of or for the fiscal years ended December 31, 2016 and December 31, 2015;

•	Reviewed Mid Penn’s Form 10-K for the fiscal years ended December 31, 2016 and December 31, 2015, including the financial statements contained therein;

•	Reviewed Scottdale’s and Mid Penn Bank’s respective quarterly call reports for December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016;

•	Reviewed other publicly available information regarding Scottdale and Mid Penn.

•	Reviewed certain non-public information provided to us by or on behalf of Scottdale and Mid Penn, regarding Scottdale and Mid Penn (including financial projections and forecasts for Scottdale and Mid Penn provided to us by the respective managements of Scottdale and Mid Penn) and projected cost savings anticipated by the management of Mid Penn to be realized from the Merger;

•	Reviewed recently reported stock prices and trading activity of Mid Penn Common Stock;

•	Discussed the past and current operations, financial condition and future prospects of Scottdale and Mid Penn with senior executives of Scottdale and Mid Penn, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of Scottdale and Mid Penn;

•	Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of Scottdale;

•	Considered Mid Penn’s financial and capital position and certain potential pro forma financial effects of the Merger on Mid Penn;

•	Considered the results of the process conducted by or on behalf of Scottdale, with our assistance, to solicit indications of interest from third parties with respect to a possible sale of Scottdale;

•	Conducted other analyses and reviewed other information we considered necessary or appropriate; and

•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of Scottdale and Mid Penn (“Materials Received”) and publicly available information used in our analyses. Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. With respect to the financial projections and forecasts for Scottdale and Mid Penn reviewed by us and other non-public information related to projected cost savings referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Scottdale and Mid Penn, as the case may be, as to the future financial performance of Scottdale and Mid Penn and such cost savings and that the financial results reflected in such projections and forecasts as well as such cost savings will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any of the foregoing financial projections and forecasts, other non-public information reviewed by us or the assumptions on which they are based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of Scottdale and Mid Penn has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Scottdale, Mid Penn or any other party, and we have not been furnished with any such valuation or appraisal.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador expresses no opinion as to the actual value of Mid Penn Common Stock when issued in the Merger or the prices at which Scottdale Common Stock or Mid Penn Common Stock might trade at any time.

In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Scottdale, Mid Penn or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Merger or any related transaction. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Scottdale might engage or the merits of the underlying decision by Scottdale to engage in the Merger. Ambassador expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise.

Ambassador’s fairness committee has approved the issuance of this fairness opinion letter.

Scottdale has engaged the services of Ambassador to act as its financial advisor in connection with the Merger and has agreed to pay Ambassador a fee for such services, a portion of which is payable upon presentation of this opinion and a significant portion of Ambassador’s fee is contingent upon the closing of the Merger. In addition, portions of Ambassador’s fee became payable upon the signing of our engagement agreement, upon approval by Scottdale of a confidential information memorandum regarding Scottdale and its business provided to third parties and upon the execution of an exclusivity agreement between Scottdale and Mid Penn, and a portion of Ambassador’s fee will be payable upon the mailing of Scottdale’s proxy statement to its shareholders regarding the Merger.

We are an approved broker-dealer for Mid Penn Bank and periodically purchase and sell securities to Mid Penn Bank.

Over the past two years, we have not provided investment banking or other consulting services to Scottdale or Mid Penn for which we have received compensation from Scottdale or Mid Penn. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Scottdale and/or Mid Penn, but none have been discussed or contemplated.

Our opinion is for the benefit of the Board of Directors of Scottdale (in its capacity as such) and our opinion is rendered to the Board of Directors of Scottdale in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, that the Merger Consideration to be received by the holders of Scottdale Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Respectfully submitted,

Ambassador Financial Group, Inc.

/s/ Ambassador Financial Group, Inc.

Annex C

March 29, 2017

Board of Directors

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA 17061

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”), Mid Penn Bank, a subsidiary of Mid Penn (“Mid Penn Bank”), and The Scottdale Bank & Trust Co. (“Scottdale”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Scottdale will merge with and into Mid Penn Bank with Mid Penn Bank being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of Scottdale common stock (“Scottdale Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Scottdale Common Stock as specified in the Agreement, shall be converted at the election of the holder thereof into: (a) $1,166.00 in cash (the “Per Share Cash Consideration”); or (b) a certain number of shares of Mid Penn common stock, par value $1.00 per share (the “Per Share Common Stock Consideration”) equal to the Exchange Ratio. As set forth in the Agreement, the Exchange Ratio shall be an amount equal to $1,166.00 divided by the Average Price, rounded down to the nearest one-hundredth; provided, however, that in no event may the Exchange Ratio be less than 38.88 or greater than 44.86. If the Exchange Ratio would otherwise be less than 38.88 or more than 44.86, then 38.88 or 44.86, respectively, shall be used. The Per Share Cash Consideration and the Per Share Common Stock Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of not more than 10% of Scottdale Common Stock being converted into the right to receive the Per Share Cash Consideration and not less than 90% of Scottdale Common Stock being converted into the right to receive the Per Share Common Stock Consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Mid Penn.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 27, 2017; (ii) certain publicly available financial statements and other historical financial information of Mid Penn and Mid Penn Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Scottdale and its banking subsidiary that we deemed relevant; (iv) internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn; (v) financial projections for Scottdale for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn; (vi) the pro forma financial impact of the Merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn; (vii) the publicly reported historical price and trading activity for Mid Penn common stock, including a comparison of certain stock market information for Mid Penn common stock and certain stock indices, as well as similar publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Mid Penn and Scottdale with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with certain members of the senior management of Scottdale regarding the business, financial condition, results of operations and prospects of Scottdale.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Mid Penn or Scottdale, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Mid Penn and Scottdale that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or Scottdale, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Mid Penn or Scottdale or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or Scottdale, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Mid Penn or Scottdale. We have assumed, with your consent, that the respective allowances for loan losses for both Mid Penn and Scottdale are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Mid Penn for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn, as well as financial projections for Scottdale for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Mid Penn. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain balance sheet restructuring transactions, as provided by the senior management of Mid Penn. With respect to the foregoing information, the senior management of Mid Penn confirmed to us that such information reflected the best currently available projections, estimates and judgments of the senior management of Mid Penn and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Mid Penn’s or Scottdale’s (or any of their respective subsidiaries’) assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Mid Penn and Scottdale will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mid Penn, Scottdale or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Mid Penn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Mid Penn Common Stock or Scottdale Common Stock at any time or what the value of Mid Penn Common Stock will be once it is actually received by the holders of Scottdale Common Stock.

We have acted as Mid Penn’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Mid Penn has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Mid Penn in the two years preceding the date of this opinion. Sandler O’Neill has not provided any investment banking services to Scottdale in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Mid Penn, Scottdale and their respective affiliates. We may also actively trade the equity and debt securities of Mid Penn and Scottdale or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Mid Penn in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Mid Penn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Mid Penn and does not address the underlying business decision of Mid Penn to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Mid Penn or Scottdale officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Mid Penn from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Chapter 15 Subchapter C, 15 PA. CONS. STAT. § 333

§ 333. Approval of merger.

(a) Approval by domestic entities.—A plan of merger shall not be effective unless it has been approved in both of the following ways:

(1) The plan is approved by a domestic entity that is a merging association in accordance with the applicable provisions of Subchapter B (relating to approval of entity transactions).

(2) The plan is approved in record form by each interest holder, if any, of a domestic entity that is a merging association that will have interest holder liability for debts, obligations and other liabilities that arise after the merger becomes effective, unless, as to an interest holder that does not approve the plan, both of the following apply:

(i) The organic rules of the domestic entity provide in record form for the approval of a merger in which some or all of its interest holders become subject to interest holder liability by the vote or consent of fewer than all the interest holders.

(ii) The interest holder consented in record form to or voted for that provision of the organic rules or became an interest holder after the adoption of that provision.

(b) Approval by foreign associations.—A merger under this subchapter in which a foreign association is a merging association is not effective unless the merger is approved by the foreign association in accordance with the laws of its jurisdiction of formation.

(c) Approval by domestic banking institutions.—A merger under this subchapter in which a domestic banking institution that is not a domestic entity is a merging association is not effective unless the merger is approved by the domestic banking institution in accordance with the requirements in its organic laws and organic rules for approval of a merger.

(d) Dissenters rights.—

(1) Except as provided in paragraph (2), if a shareholder of a domestic business corporation that is to be a merging association objects to the plan of merger and complies with Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to dissenters rights to the extent provided in that subchapter.

(2) Except as provided under section 317 (relating to contractual dissenters rights in entity transactions), dissenters rights shall not be available to shareholders of a domestic business corporation that is a merging association in a merger described in section 321(d)(1)(i) or (4) (relating to approval by business corporation).

(3) If a shareholder of a domestic banking institution that is to be a merging association objects to the plan of merger and complies with section 1222 of the act of November 30, 1965 (P.L.847, No.356), known as the Banking Code of 1965, the shareholder shall be entitled to the rights provided in that section.

(4) See section 329 (relating to special treatment of interest holders).

Subchapter 15 Subchapter D—Dissenters Rights, 15 PA. CONS. STAT. §§ 1571-1580

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

THE PENNSYLVANIA BANKING CODE OF 1965, AS AMENDED

Excerpt from Chapter 12—Shares and Shareholders, Act of November 30, 1965 (P.L. 847, No. 356), as amended

Section 1222. Rights of Dissenting Shareholders

If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.